Exhibit 96.1

M3-PN240322
July 7, 2025
Revision 0

ARCHITECTURE
ENGINEERING
CONSTRUCTION MANAGEMENT

Richmond Hill Project

S-K 1300 Initial Assessment Technical Report

Lawrence County, South Dakota

Matthew Sletten, P.E.
Benjamin Bermudez, P.E.
Michael Hester, FAusIMM.
Jeffrey L. Woods, SME MMSA QP
Thomas Dyer, P.E.
Crystal Hocking, P.E. P.G.

Prepared For:

DAKOTA GOLD

Richmond Hill Project

S-K 1300 Technical Report Summary

DATE AND SIGNATURES PAGES

This report is current as of July 7, 2025.

“Signed”

M3 Engineering & Technology Corp.

-	Matthew Sletten, P.E. – Sections 1, 1.11, 2, 15, 15.1-15.3, 16, 21, 22, 22.1, 22.3, 22.4, 23, 23.1, 23.6, 24, and 25.
-	Benjamin Bermudez, P.E. – Sections 1.8-1.10, 14, 18, 18.1-18.3, 18.5, 18.6, and 19.

“Signed”

Independent Mining Consultants, Inc.

-	Michael Hester, FAusIMM. – Sections 1.1-1.3, 1.5, 3-8, 9.1, 11, and 20.

“Signed”

Woods Process Services, LLC

-	Jeffrey L. Woods, SME MMSA QP – Sections 1.4, 9.2, 10, 22.2, 23.2, and 23.3.

“Signd”

RESPEC Company, LLC

-	Thomas Dyer, P.E. – Sections 1.6, 12-13, 15.4, 18.4, 18.7, and 23.5.
-	Crystal Hocking, P.E. P.G. – Sections 1.7, 17, and 23.4.

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Richmond Hill Project

S-K 1300 Technical Report Summary

RICHMOND HILL PROJECT

S-K 1300 Technical Report Summary

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S-K 1300 Technical Report Summary

	3.5	Surface Rights		26
	3.6	Water Rights		26
	3.7	Royalties		26
	3.8	Permitting		34
		3.8.1	Existing Permitting	34
		3.8.2	Future Permitting	35
	3.9	Potential Significant Encumbrances		37
	3.10	Violation and Fines		37
	3.11	Significant Factors and Risks That May Affect Access, Title or Work Programs		37
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography			38
	4.1	Topography, Elevation, and Vegetation		38
	4.2	Property Access		39
	4.3	Climate		39
	4.4	Local Resources and Infrastructure		39
5	History			41
	5.1	Explorations		41
	5.2	Mining		44
	5.3	Dakota Gold Corp		45
6	Geological Setting, Mineralization, and Deposit			46
	6.1	Local Geology		46
	6.2	Regional Geology		53
	6.3	Lithology		55
	6.4	Landforms and Structures		60
	6.5	Deposit Type		60
	6.6	Mineralization		60
7	Exploration			63
	7.1	Airborne Geophysics		63
	7.2	Gravity Compilation and Survey		64
	7.3	Induced Polarization Survey		65
	7.4	Geological Mapping		67
	7.5	Drilling		69
		7.5.1	Summary	69
		7.5.2	Freeport (1981 – 1983)	71
		7.5.3	St. Joe, Bond Gold, and Homestake (1984 – 1994)	71
		7.5.4	Coeur (2019 – 2020)	71

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S-K 1300 Technical Report Summary

		7.5.5	Dakota Gold (2022 – 2024)	72
		7.5.6	Opinion	74
	7.6	Hydrogeology and Geotechnical		74
8	Sample Preparation, Analyses and Security			76
	8.1	Drilling Programs		76
	8.2	Procedures for Historical Drilling Programs from 1981 to 1994		76
		8.2.1	Freeport (1981-1983)	76
		8.2.2	St. Joe, Bond Gold, and Homestake (1984-1994)	76
	8.3	Procedures for Drilling Programs from 2019 to 2020		78
		8.3.1	Drilling Programs	78
		8.3.2	Sampling, Sample Preparation, Analysis, and Security	78
		8.3.3	Quality Assurance and Quality Control Procedures	79
	8.4	Procedures for Drilling Programs from 2022 to 2024		79
		8.4.1	Drilling Programs	79
		8.4.2	Sampling, Sample Preparation, Analysis, and Security	79
		8.4.3	Quality Assurance and Quality Control Procedures	80
	8.5	Summary		88
9	Data Verification			93
	9.1	Drillhole Sampling Data		93
		9.1.1	Dakota Gold Drilling	93
		9.1.2	Coeur Drilling	93
		9.1.3	St. Joe/Bond Gold, LAC and Homestake Drilling	93
		9.1.4	Other Reviews	94
	9.2	Mineral Processing		97
10	Mineral Processing and Metallurgical Testing			98
	10.1	Preliminary Geometallurgical Data Model Development		98
	10.2	Historical Oxide and Mixed Metallurgical Testing		99
		10.2.1	Historical Bottle Roll Tests	99
		10.2.2	Historical Metallurgical Testing: Oxide & Transition Heap Leach	102
	10.3	Sulfide and Mixed Metallurgical Testing		104
		10.3.1	Historical Metallurgical Reports: Sulfide & Mixed Flotation	104
		10.3.2	Metallurgical Report – BL1244	105
		10.3.3	Metallurgical Report – BL1346	108
	10.4	Richmond Hill Historical Operating Data		113
	10.5	Recovery Estimates		114
	10.6	Summary and Recommendations		114
11	Mineral Resource Estimates			115
	11.1	Mineral Resource		115

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	11.2	Price Sensitivity		117
	11.3	Mineral Resource Parameters		119
	11.4	Additional Information		121
	11.5	Description of the Block Model		121
		11.5.1	General	121
		11.5.2	Drilling Data	121
		11.5.3	Geologic Controls	124
		11.5.4	Cap Grades and Compositing	129
		11.5.5	Summary Statistics	130
		11.5.6	Variogram Analysis	134
		11.5.7	Block Grade Estimation	143
		11.5.8	Resource Classification	148
		11.5.9	Bulk Density	153
	11.6	Reconciliation of January 2025 and October 2023 Mineral Resources		154
		11.6.1	Leach Mineral Resource	154
		11.6.2	Mill Resource	155
		11.6.3	Reconciliation Summary	164
12	Mineral Reserve Estimates			165
13	Mining Methods			166
	13.1	Economic Parameters & Cutoff Grades		166
	13.2	Cutoff Grades		167
	13.3	Pit Optimization		168
	13.4	Pit Design		169
		13.4.1	Road and Ramp Design	169
		13.4.2	Slope Parameters	170
		13.4.3	Pit Configuration	170
	13.5	Waste Rock Storage Design		178
	13.6	Production Schedule		178
	13.7	Equipment Requirements		180
	13.8	Mine Personnel		182
	13.9	Pit Dewatering		184
	13.10	Groundwater Considerations		184
		13.10.1	Groundwater Levels	185
		13.10.2	Recharge and Discharge	185
	13.11	Groundwater Inflow Estimates		186
	13.12	Groundwater Inflow Results		186
		13.12.1	Preliminary Dewatering Design	187
		13.12.2	Recommendations for Future Studies	187

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S-K 1300 Technical Report Summary

14	Processing and Recovery Methods			188
	14.1	Mine Production Schedule		188
	14.2	Process Design		188
	14.3	Heap Leach Operation		188
		14.3.1	Heap Leach Crushing Plant and Agglomeration	192
		14.3.2	Stacking and Heap Leaching	192
		14.3.3	Heap Leach Production Forecasting	194
	14.4	Merril-Crowe Plant and Refinery		195
	14.5	Reagents		196
		14.5.1	Sodium Cyanide	196
		14.5.2	Lime	196
		14.5.3	Cement	196
		14.5.4	Zinc	196
		14.5.5	Lead Nitrate	197
		14.5.6	Diatomaceous Earth	197
		14.5.7	Flux	197
		14.5.8	Antiscalant	197
	14.6	Water Consumption		198
	14.7	Blowers and Compressors		198
	14.8	Power Consumption		198
	14.9	Control Systems		198
	14.10	Assay and Metallurgical Laboratories		199
15	Infrastructure			200
	15.1	Site Access Road		200
	15.2	Power Supply		200
	15.3	Project Buildings		201
		15.3.1	Security Building at Access Gate	201
		15.3.2	Heap Leach Crushing Plant and Agglomeration	201
		15.3.3	Merrill-Crowe Plant	202
		15.3.4	Administration Building	202
		15.3.5	Truck Shop Building	202
		15.3.6	Laboratory	202
	15.4	Water Management Infrastructure		203
		15.4.1	Water Supply	203
		15.4.2	Surface Water Management	203
		15.4.3	Ground Water Management	204
		15.4.4	Water Treatment	205
16	Market Studies			206

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17	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups			207
	17.1	Baseline Environmental Study Requirements		207
	17.2	Results of Environmental Studies		208
	17.3	Requirements and Plans for Waste Storage, Site Monitoring, and Water Management During Operations and After Mine Closure		210
	17.4	Project Permitting Requirements, Permit Application Status, and Requirements to Post Performance or Reclamation Bonds		211
	17.5	Mine Closure, Remediation, and Reclamation Plans, and Associated Costs		212
	17.6	Plans, Negotiations, or Agreements with Local Individuals or Groups		214
	17.7	Qualified Person’s Opinion on the Adequacy of Current Plans to Address Any issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups		214
	17.8	Descriptions of Any Commitments to Ensure Local Procurement and Hiring		214
18	Capital and Operating Costs			215
	18.1	Process Capital		216
	18.5	Process Operating Cost Summary		224
		18.7.1	Mine General Services	228
		18.7.2	Mine Maintenance	230
		18.7.3	Drilling	232
		18.7.4	Blasting	234
		18.7.5	Loading	236
		18.7.6	Hauling	238
		18.7.7	Mine Support	240
19	Economic Analysis			242
	19.1	Mining Physicals		242
	19.2	Process Plant Production Statistics		242
	19.3	Smelter Return Factors		245
	19.4	Capital Expenditure		245
	19.5	Revenue		247
	19.6	Total Production Cost		247
	19.7	Depreciation		247
	19.8	Royalties		247
	19.9	Government Fees		247
	19.10	Taxation		247
	19.11	Project Financing		248
	19.12	Economic Indicators		248
	19.13	Sensitivity Analysis		249
	19.14	Detailed Financial Model		249

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S-K 1300 Technical Report Summary

20	Adjacent Properties		261
	20.1	The Homestake Mine	261
	20.2	Wharf Mine	261
21	Other Relevant Data and Information		263
	21.1	Homestake Mine Facilities	263
	21.2	Sanford Underground Research Facility	263
	21.3	Mining Methods – M+I Scenario	263
	21.4	Production Schedule	263
	21.5	Equipment Requirements	265
	21.6	Mine Personnel	265
	21.7	Operating Costs	268
	21.8	Capital Costs	270
22	Interpretation and Conclusions		272
	22.1	Mineral Resources	272
	22.2	Processing	273
	22.3	Mineral Tenure	274
	22.4	Summary Conclusion	274
23	Recommendations		275
	23.1	Initial Assessment with Economic Analysis	275
	23.2	Metallurgical Testing and Process Design	276
	23.3	Additional Drilling	275
	23.4	Permitting and Environmental Data Collection	279
	23.5	Geotechnical Surveys and Evaluation	279
	23.6	Engineering Studies to Feasibility Level	279
24	References		280
25	Reliance on Information Provided by the Registrant		286
	25.1	Legal Matters	286
	25.2	Tenure	286
	25.3	Significant Encumbrances and Permitting	286
	25.4	History	286
	25.5	Exploration	286
	25.6	Environment	286

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S-K 1300 Technical Report Summary

List of Figures and Illustrations

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S-K 1300 Technical Report Summary

Figure 10-7:	Richmond Hill Oxide Column Test KPIs: Calculated Gold Head Grades Distribution (Au opt)	102

Figure 10-8:	Richmond Hill Oxide Column Test KPIs: Calculated Silver Head Grades Distribution (Ag opt)	103

Figure 10-9:	Richmond Hill Oxide Column Test KPIs: Silver to Gold Ratio (Ag:Au)	103

Figure 10-10:	Richmond Hill Oxide Column Test KPIs: Gold Recovery (Au%)	104

Figure 10-11:	Richmond Hill Column Test KPIs: Silver Recovery (Ag%)	104

Figure 10-12:	Rougher Flotation Flowsheet—BaseMet 2023, BL1244	106

Figure 10-13:	Rougher Mass vs. Gold Recovery—BaseMet 2023, BL1244	107

Figure 10-14:	Diagnostic Leach Test Flowsheet – BaseMet 2023, BL1244	108

Figure 10-15:	Gold Rougher Concentrate Recovery vs. Mass Recovery – BaseMet 2023, BL1346	110

Figure 10-16:	Gold Rougher Concentrate Recovery vs. Mass Recovery – BaseMet 2023, BL1346	111

Figure 10-17:	Gold Recovery vs. Sulfur Head Grade – BaseMet 2023, 1346	112

Figure 10-18:	Gold Recovery vs. Gold Head Grade - BaseMet 2023, BL1346	113

Figure 10-19:	Historical Richmond Hill Heap Leach KPI’s Au and Ag Recovery, Recovered Ag:Au Ratio	114

Figure 11-1:	Constraining Shell for Mineral Resource Estimate	117

Figure 11-2:	Drillhole Locations by Company	123

Figure 11-3:	Rock Types on the Resource Shell	125

Figure 11-4:	Rock Types on Cross Section A-A’	126

Figure 11-5:	Rock Types on Section B-B’	127

Figure 11-6:	Oxidation Zones on the Resource Shell	129

Figure 11-7:	Probability Plot of Gold by Rock Type – 10 ft Composites (IMC, 2024)	132

Figure 11-8:	Probability Plot of Silver by Rock Type – 10 ft Composites (IMC, 2024)	133

Figure 11-9:	Variogram for Tertiary Breccia – Azimuth 90°, Dip 85°	135

Figure 11-10:	Variogram for Tertiary Breccia – Azimuth 22°, Dip -2°	136

Figure 11-11:	Variogram for Precambrian Greenstone – Azimuth 292°, Dip 67°	137

Figure 11-12:	Variogram for Precambrian Greenstone – Azimuth 202°, Dip 0°	138

Figure 11-13:	Variogram for Precambrian Flagrock – Azimuth 45° - Dip 0°	139

Figure 11-14:	Variogram for Precambrian Flagrock – Azimuth 135° – Dip 45°	140

Figure 11-15:	Variogram for Cambrian Deadwood – Azimuth 0° – Dip 12°	141

Figure 11-16:	Variogram for Cambrian Deadwood – Azimuth 270° – Dip 0°	142

Figure 11-17:	Gold Grade on Cross Section A-A’ (See Figure 11-2)	145

Figure 11-18:	Gold Grades on Cross Section B-B’ (See Figure 11-2)	146

Figure 11-19:	Silver Grades on Cross Section A-A’ (See Figure 11-2)	147

Figure 11-20:	Probability Plot of Average Distance to Nearest 3 and 4 Holes – Tertiary Breccia	149

Figure 11-21:	Probability Plot of Average Distance to Nearest 3 and 4 Holes – Cambrian Deadwood	150

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S-K 1300 Technical Report Summary

Figure 11-22:	Resource Classification on Cross Section A-A’	151

Figure 11-23:	Resource Classification on Cross Section B-B’	152

Figure 13-1:	Ultimate Pit Design	171

Figure 13-2:	Phase 1	172

Figure 13-3:	Phase 2	173

Figure 13-4:	Phase 3	174

Figure 13-5:	Phase 4	175

Figure 13-6:	Phase 5	176

Figure 13-7:	Phase 6	177

Figure 14-1:	Simplified Flow Sheet of the Richmond Hill Project Heap Leach Facility	190

Figure 14-2:	General Layout of the Richmond Hill Project Process Facilities	191

Figure 15-1:	End of Mine Life Surface Water Management	204

Figure 17-1:	Proposed Groundwater Sample Locations	209

Figure 17-2:	LAC’s Reclamation Liability Release Map (SDBME, 2016)	213

Figure 23-1:	Recommended Richmond Hill 2024 Diamond Drill-Hole Locations	278

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S-K 1300 Technical Report Summary

List of Tables

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Table 11-3:	Mineral Resource at Various Prices – Mill Resources	119

Table 11-4:	Economic Parameters for Mineral Resource Estimate	120

Table 11-5:	Drilling by Company in Model Limits	122

Table 11-6:	Model Rock Types	124

Table 11-7:	Model Oxidation Zones	128

Table 11-8:	Cap Grades and Number of Assays Capped	130

Table 11-9:	Summary Statistics of Assays	130

Table 11-10:	Summary Statistics of 10 ft Composites	131

Table 11-11:	Estimation Parameters	144

Table 11-12:	Specific Gravity Measurements	153

Table 11-13:	Reconciliation of January 2025 and October 2023 Mineral Resources – Leach Resource	158

Table 11-14:	Reconciliation of January 2025 and October 2023 Mineral Resources – Mill Resource	161

Table 11-15:	Summary of Reconciliation Analysis for Contained Gold Ounces	164

Table 13-1:	Economic Parameters	167

Table 13-2:	Cutoff Grades (Oz AuEq/ton)	168

Table 13-3:	Pit Optimizations	169

Table 13-4:	Geotechnical Design Criteria by Lithology	170

Table 13-5:	Production Schedule MI&I	179

Table 13-6:	Yearly Equipment Requirements	181

Table 13-7:	Mining Personnel by Time Period	183

Table 13-8:	Estimated HSUs within the Project Area	185

Table 13-9:	Summary of Parameters Utilized for the Groundwater Inflow Calculation	186

Table 13-10:	Estimated LOM Groundwater inflows to the Proposed Richmond Hill Open	187

Table 14-1:	Heap Leach Major Design Criteria	189

Table 14-2:	List of Main Mechanical Equipment for the Heap Leach Crushing Plant	192

Table 14-3:	List of Conveying and Stacking Equipment for the Heap Leach Pad	193

Table 14-4:	Heap Leach Gold and Silver Production Forecasts for M&I Case	194

Table 14-5:	Heap Leach Gold and Silver Production Forecasts for MI&I Case	195

Table 14-6:	Main Process Reagents and Consumables	197

Table 14-7:	List of Blowers and Compressors for Supply Plant and Instrument Air	198

Table 14-8:	Summary of Connected Power for Heap Leach Operations	198

Table 18-1:	Capital Cost Summary for M&I Case	215

Table 18-2:	Capital Cost Summary for MI&I Case	215

Table 18-3:	Operating Cost Summary for M&I Case	216

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S-K 1300 Technical Report Summary

Table 18-4:	Operating Cost Summary for MI&I Case	216

Table 18-5:	Initial Capital Process Plant Cost Summary	217

Table 18-6:	Up Front Capital Costs	220

Table 18-7:	Equipment Costs by Year	221

Table 18-8:	Capital Costs by Year	223

Table 18-9:	Process Consumables Average Annual Consumptions	225

Table 18-10:	Mine Operations Cost Summary	227

Table 18-11:	Cost Estimate by Period for General Mine Services	229

Table 18-12:	Mine Maintenance Costs	231

Table 18-13:	Drilling Costs, Consumables, and Maintenance	233

Table 18-14:	Blasting Costs	235

Table 18-15:	Loading Costs	237

Table 18-16:	Haul Costs	239

Table 18-17:	Mine Support Costs	241

Table 19-1:	Yearly Mine & Process Physicals for M&I Case	243

Table 19-2:	Yearly Mine & Process Physicals for MI&I Case	244

Table 19-3:	Life of Mine Process Statistics	245

Table 19-4:	Capital Expenditure Schedule for M&I Case	246

Table 19-5:	Capital Expenditure Schedule for MI&I Case	246

Table 19-6:	LOM Operating Costs	247

Table 19-7:	Key Economic Results for M&I Case	248

Table 19-8:	Key Economic Results for MI&I Case	248

Table 19-9:	Sensitivity Analysis for M&I Case	249

Table 19-10:	Sensitivity Analysis for MI&I Case	249

Table 19-11:	Detailed Financial Model for M&I Case	250

Table 19-12:	Detailed Financial Model for MI&I Case	254

Table 21-1:	Production Schedule	264

Table 21-2:	Yearly Equipment Requirements	265

Table 21-3:	Mining Personnel by Time Period	267

Table 21-4:	Mine Operations Cost Summary	269

Table 21-5:	Capital Purchases by Year	270

Table 21-6:	Capital Costs by Year	271

Table 22-1:	Mineral Resource	272

Table 23-1:	Budget for Recommended Work	275

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S-K 1300 Technical Report Summary

1	Executive Summary

The Project property is comprised of more than 3,000 acres of private surface and mineral rights (the Property). The Project includes the past-producing Richmond Hill mine and the historical mines of the Carbonate District, as well as multiple prospective areas where gold has been drill-intersected.

The Project is in the western portion of Lawrence County, South Dakota (Figure 2-1), approximately 4.5 miles northwest of Lead, South Dakota. The former Richmond Hill mine is approximately 44° 22’ 45” N latitude and 103° 51’ 30” W longitude.

In 2021, Dakota Territory Resources Corp, now DTRC LLC, entered into a three-year option agreement (the Option) with Barrick subsidiaries Homestake Mining Company of California and LAC Minerals (for convenience referred to collectively at times as Barrick) to acquire their interests in the Richmond Hill Project area. In 2022, the Option was amended to extend the Option period until March 7, 2026. The Option was again amended in February 2025, extending the option until December 31, 2028. Most parcels in the Option area include both surface and mineral rights, but in some instances the Option only includes mineral rights, as discussed further in Section 3 of this Report. Under the Option, Dakota Gold is obligated to file a 1% royalty against the Option properties upon exercise of the Option. Certain portions of the Project are subject to additional royalties, as described further in Section 3 of this Report.

1.1	Geology and Mineralization

The Project is near the northwest end of the Black Hills which is an oval-shaped north-northwest-striking mountain range approximately 45 miles by 90 miles in extent along the western side of South Dakota and extending into Wyoming. The Black Hills is a domal uplift where erosion has exposed a window of Precambrian igneous and metamorphic rocks flanked by a 6,500 to 7,000 ft deep sequence of Paleozoic to Mesozoic-aged sedimentary rocks dipping off in all directions on the margin of the uplift, all subjected to intrusive activity in the Tertiary.

The Project is located on the northwestern portion of the Lead dome, a subsidiary dome north of the main Black Hills uplift. The Lead dome developed in response to a major Tertiary intrusive event that also led to development of the Tertiary-aged gold deposits. These Tertiary intrusive rocks have a wide range of compositions and occur as stocks, sills, dikes, laccoliths, and breccia pipes. The Property forms a circular area approximately 2 miles in diameter.

Two major terranes underlie the claims. Precambrian metamorphic rocks outcrop on the southern portions of the Property and consist of metamorphosed volcanic and sedimentary rocks. The western portion of this terrane contains primarily extrusive metavolcanic rocks that appear to be mostly mafic in composition. The metasedimentary rocks on the eastern side consist of phyllite, iron formations, and quartzites. Overlying the Precambrian rock on the north end of the Property is a nearly complete Paleozoic section, which includes the Cambro-Ordovician Deadwood Formation; Ordovician to Mississippian Englewood and the Whitewood and Winnipeg Formations; Mississippian Pahasapa Limestone; and the Pennsylvanian Minnelusa Formation. Tertiary igneous rocks of varying composition have intruded extensively into both terranes.

Several gold–silver deposits and prospective areas exist within the Project boundary. Within the Precambrian terrane, Tertiary-aged mineralization occurs within breccia pipes and altered Precambrian rocks, with minor mineralization in the Tertiary intrusive rocks. Examples include the Richmond Hill deposit, Twin Tunnels, Turnaround, Richmond Hill North, West Thumb, Huskie West, Cleveland, Calvin P, Cole Creek Heights, and Earle.

Within the Paleozoic terrane, mineralization occurs in the Cambro-Ordovician Deadwood Formation along two primary horizons containing the most consistent mineralization. Examples within the Deadwood Formation are Cole Creek in the upper portion and MW-3 Main, MW-3 East, and Chism Gulch in the lower portion. Localized gold mineralization also occurs in the Pahasapa Limestone but is limited to narrow veins and structures in the old Carbonate Camp area.

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1.2	Exploration, Development, and Operations

Prior to Dakota Gold’s tenure, the Property was drilled by at least 1,056 rotary, RC, and core holes testing multiple prospective areas within the claim boundary. Several of these holes are excluded from the final database due to missing collar coordinates, downhole surveys, or other issues. Since optioning the Property in 2021 to the effective date of this report, Dakota Gold has included an additional 148 diamond drill holes in this resource estimate, representing 157,504 ft of core drilling. As of the date of this Report, the Project remains open in multiple directions and Dakota Gold continues to conduct exploratory drilling of the Property.

Prior to entering into the Option agreement for the Property, Dakota Gold also flew a high-resolution helicopter-borne magnetic and gamma-ray spectrometric survey over the Homestake District. The survey covered an area of 962.4 km2 and included the Project area, with the objective of mapping Precambrian lithologies and structure as well as Tertiary intrusive rocks and associated alteration in outcrop, subsurface, and beneath cover. The results of this survey are not publicly available.

1.3	Sample Preparation, Analysis, Security, and Data Verification

From 1984 to 1994, project drilling was completed by St. Joe, Bond Gold, and Homestake. Current industry QA/QC standards were not part of these programs. However, IMC has compared historical drilling data against more recent data using current QA/QC protocols and found that the two populations of historical and current data are similar with no evident errors or biases.

From 2019 to the present, current industry standards for QA/QC have been followed. It is the opinion of the QP for this section that the Richmond Hill assay database of historical and current data is adequate for the estimation of mineral resources and subsequent mineral reserves.

1.4	Mineral Processing and Metallurgy

Historical oxide metallurgical testing was conducted primarily at St. Joe’s Technical Center and on-site at the Richmond Hill Metallurgical Testing laboratory. Additional work was conducted at Dawson Metallurgical Laboratories, Bondar-Clegg, Kappes Cassiday & Associates and Heinen Lindstrom and Associates. This data was used to support the design and engineering of the production processing facility at Richmond Hill which operated from 1988 to 1993. Recent metallurgical testing focused on froth flotation of the transition and sulfide material and was completed at BaseMet laboratories in 2024.

The metallurgical test work shows that Richmond Hill oxide material is amenable to cyanide heap processing for the recovery of precious metals. Oxide heap leach recoveries are projected at 89% and 30% for gold and silver respectively. Testing of the transition material indicates it is possible to process low sulfide transition material via heap leaching with gold and silver recoveries of 65% gold and 18% for silver.

Additional metallurgical test work is planned to further define geometallurgical domains, associated metallurgical response, processing requirements and facilitate development of the Richmond Hill process geometallurgical model.

1.5	Mineral Resource Estimate

The mineral resource estimate for Richmond Hill includes mineral resources amenable to heap leaching and mineral resources amenable to milling. The mineral resource amenable to heap leaching consists of the oxide and transition material types, and the mineral resource amenable to milling consists of the sulfide material. Table 1-1 presents the mineral resource estimate. The measured and indicated mineral resource amenable to leaching amounts to 269.8 million tons at 0.0135 oz/t gold and 0.141 oz/t silver for 3.65 million ounces of contained gold and 38.1 million ounces of contained silver. Inferred mineral resource amenable to leaching is an additional 254.2 million tons at 0.0103 oz/t gold and 0.090 oz/t silver for 2.61 million ounces of contained gold and 22.8 million ounces of contained silver.

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The measured and indicated mineral resource amenable to milling amounts to 69.6 million tons at 0.0141 oz/t gold and 0.139 oz/t silver for 982,100 ounces of contained gold and 9.68 million ounces of contained silver. Inferred mineral resource amenable to milling is an additional 202.2 million tons at 0.0121 oz/t gold and 0.145 oz/t silver for 2.45 million ounces of contained gold and 29.3 million ounces of contained silver.

The measured and indicated mineral resource for leach and mill material amounts to 339.4 million tons at 0.0137 oz/t gold and 0.141 oz/t silver for 4.64 million ounces of contained gold and 47.8 million ounces of contained silver. Inferred mineral resource for leach and mill material is an additional 456.4 million tons at 0.0111 oz/t gold and 0.114 oz/t silver for 5.06 million ounces of contained gold and 52.1 million ounces of contained silver.

Table 1-1: Mineral Resource Estimate

Resource Category	AuEq Cut off Grade (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)
Leach Resource:
Measured Mineral Resource		113,748	0.0164	0.0158	0.160	1,793.4	18,208
Oxide	0.0026	94,537	0.0165	0.0158	0.167	1,493.7	15,788
Transition	0.0041	19,211	0.0161	0.0156	0.126	299.7	2,421
Indicated Mineral Resource		156,019	0.0125	0.0119	0.128	1,860.0	19,884
Oxide	0.0026	127,237	0.0122	0.0117	0.128	1,488.7	16,286
Transition	0.0041	28,783	0.0134	0.0129	0.125	371.3	3,598
Meas/Indic Mineral Resource		269,768	0.0141	0.0135	0.141	3,653.3	38,092
Oxide	0.0026	221,774	0.0140	0.0134	0.145	2,982.4	32,074
Transition	0.0041	47,994	0.0145	0.0140	0.125	671.0	6,018
Inferred Mineral Resource		254,186	0.0106	0.0103	0.090	2,613.4	22,787
Oxide	0.0026	211,994	0.0101	0.0098	0.085	2,077.5	18,019
Transition	0.0041	42,192	0.0131	0.0127	0.113	535.8	4,768
Mill Resource (Sulfides):
Measured Mineral Resource	0.0050	20,703	0.0184	0.0165	0.151	341.6	3,126
Indicated Mineral Resource	0.0050	48,893	0.0147	0.0131	0.134	640.5	6,552
Meas/Indic Mineral Resource	0.0050	69,596	0.0158	0.0141	0.139	982.1	9,678
Inferred Mineral Resource	0.0050	202,221	0.0139	0.0121	0.145	2,446.9	29,322
Leach and Mill Mineral Resource:
Measured Mineral Resource		134,452	0.0167	0.0159	0.159	2,135.0	21,334
Indicated Mineral Resource		204,912	0.0130	0.0122	0.129	2,500.5	26,436
Meas/Indic Mineral Resource		339,364	0.0145	0.0137	0.141	4,635.4	47,770
Inferred Mineral Resource		456,407	0.0121	0.0111	0.114	5,060.3	52,109

Notes:

1. The Mineral Resource estimate has an effective date of February 3, 2025.

2. All figures are rounded to reflect the relative accuracy of the estimate and therefore numbers may not appear to add precisely.

3. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

4. Mineral Resources are based on prices of $2000/oz gold and $25/oz silver.

5. Mineral Resources for leach material are based on a gold equivalent cut-off of 0.0026 oz/t for oxide material and 0.0041 oz/t for transition material. Mineral Resources for mill material are based on a gold equivalent cut-off of 0.0050 oz/t.

6. The gold equivalent value for each material is as follows:

Oxide (Leach): Gold equivalent (oz/t) = gold (oz/t) + 0.00418 x silver (oz/t), based on gold recovery of 89% and silver recovery of 30%.

Transition (Leach): Gold equivalent = gold (oz/t) + 0.00382 x silver (oz/t), based on gold recovery of 65% and silver recovery of 20%.

Sulfide (Mill): Gold equivalent = gold (oz/t) + 0.0127 x silver (oz/t), based on gold recovery of 85% and silver recovery of 85%.

7. The gold equivalent values account for metal recoveries, treatment charges, refining costs, and refinery payable percentages.

8. Table 11-4 accompanies this Mineral Resource statement and shows all relevant parameters for mineral resources.

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9. Includes a preliminary estimated royalty rate of 3.8% averaged across the Project property. The QP has determined that the resource is not sensitive to nominal changes in the royalty rate but has recommended that this estimate be updated for the Project economic and cash flow analysis.

10. Mineral Resources are reported in relation to a conceptual constraining pit shell to demonstrate reasonable prospects for economic extraction, as required by the definition of Mineral Resource in S-K 1300; mineralization lying outside of the pit shell is excluded from the Mineral Resource.

11. The Mineral Resource estimate is also constrained by the Richmond Hill Project Boundary. Only mineralization inside this boundary is included in the Mineral Resource Estimate, though waste removal outside the boundary is allowed.

12. The Mineral Resources reported are contained on mineral titles owned or controlled by Dakota Gold.

13. The Mineral Resources are reported in-situ without any dilution or loss considerations, as a point of reference.

Table 1-2 presents a reconciliation of the January 2025 mineral resource estimate with the S-K 1300 Initial Assessment published in April 2024 (analysis dated current as of October 5, 2023) estimate for mineral resources amenable to leaching. This includes the oxide and transition material. Notable changes include conversion of hard grade estimation boundaries to soft boundaries based on additional data and analysis and updated domains for oxide, transition, and sulfide materials. Updates to cut off grade, recovery rates, costs, gold price, and addition of silver also positively impacted the model.

Table 1-2: Summary of Reconciliation Analysis for Contained Gold Ounces

	Oxide/Transition (Leach)		Sulfide (Mill)		All Mineral Resource
Parameter	Meas/Indic Au (koz)	Inferred Au (koz)	Meas/Indic Au (koz)	Inferred Au (koz)	Meas/Indic Au (koz)	Inferred Au (koz)
Start - October 2023 Mineral Resource	859	836	469	296	1,328	1,132
Due to Updated Oxide/Transition/Sulfide Domains	453	461	(302)	(197)	151	264
Due to Internal versus Breakeven Cut-off Grade	35	69	10	6	45	75
Due to Updated Recoveries	5	37	65	138	70	175
Due to $2,000/oz Price	11	47	1.6	5	13	53
Due to Dakota Gold Costs	51	182	(0.4)	(10)	51	172
Due to Updated Resource Model (Note 1)	2,215	910	698	1,855	2,914	2,765
Due to Silver (Note 2)	24	72	41	353	64	425
Cumulative Change for All Parameters	2,794	1,778	513	2,151	3,307	3,929
Final - January 2025 Mineral Resource	3,653	2,613	982	2,447	4,635	5,060

Note 1: Only gold used to develop resource shell.

Note 2: Silver economics allowed to contribute to resource shell

1.6	Mining Methods

The Initial Assessment (IA) presented in this report considers open-pit mining of the Richmond Hill gold deposit in the Black Hills region of South Dakota. Mining will utilize a 29 cubic yard hydraulic shovel with support of a 30 cubic yard front end loader, which will load 150-ton haul trucks. Haul trucks will transport both ore and waste material to designated locations, including waste rock storage facilities (WRSFs) and process facilities. Waste rock will be deposited in a WRSF located north of the pit or used for progressive backfilling of mined out phases to reduce the disturbance footprint and haul distances. Additionally, spent leach material will be moved from the leach pads to the pits as backfill.

Mine planning and design were completed using Geovia Whittle™ (Lerchs-Grossman algorithm) and Surpac™ (version 2024) software. Pit optimization was conducted at a base case metal price of $2,200/oz Au and $25/oz Ag, with designs developed for six mining phases. Production scheduling was completed using MineSched™ software, targeting 10.95 million tons per year of ore delivered to the heap leach facility. Backfilling of pits with leached ore and waste material will commence after completion of Phase 1 and continue through the mine life, with additional regrading and closure activities extending through Year 31.

Open-pit slope designs incorporate 40 ft high benches with 20 ft catch benches, achieving inter-ramp slope angles between 46 and 49 degrees depending on lithology. Haul roads have been designed for two-way traffic using 150-ton haul trucks and include 103 ft road widths and 5.5 ft high safety berms. Roads external to the pit are designed to 120 ft to accommodate dual berms.

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Mining operations will be performed using an owner-operated fleet of primarily leased equipment. Peak production will require up to 16 haul trucks, two blasthole drills, two water trucks, two 600 hp dozers, and a suite of support and maintenance equipment. Up to 186 personnel will be employed during peak operations, including mine operations, maintenance, engineering, and technical support staff, working 24/7 in rotating shifts.

The IA assumes owner-operated mining, and equipment productivity factors, performance curves, and first principles calculations were used to derive required equipment hours, from which operating costs were derived. Operating costs and reflect leased equipment with associated maintenance and labor costs. Mining costs are based on a detailed cost model incorporating consumables, labor, fuel, and maintenance.

Dewatering of the pits will focus on managing meteoric water only, as groundwater inflows will be intercepted and removed through perimeter wells prior to mining. Sumps will be in low points of the pit and surface water management infrastructure will direct contact water to the onsite water treatment plant (WTP).

Cutoff grades for material routing considered the internal cutoff grade. While the economic internal break-even cutoff grade of 0.003 oz/ton of equivalent gold was developed using economic and recovery parameters, 0.005 oz/ton of equivalent gold was applied to prioritize higher-grade material and enhance project economics. Gold equivalent grades were calculated considering both gold and silver values using recovery and metal price assumptions.

1.7	Environmental

In the 1980s and 1990s, considerable environmental baseline information was collected to support historical mine permitting and to support reclamation and closure activities. This information, along with new and additional or updated data, will be required to support future mine development and permitting efforts.

Dakota Gold collects select environmental baseline information required to support planned exploration permitting and assist with reclamation of disturbed sites. Key environmental baseline disciplines required to support exploration drilling permitting include: vegetation, wildlife, cultural, archaeology, and historical. Dakota Gold will also be negotiating additional baseline requirements with South Dakota Department of Agriculture and Natural Resources (SDDANR) as part of its permitting process for a new mine at Richmond Hill.

As part of LAC’s closure program at Richmond Hill Mine, all material classified as acid generating was removed from the Spruce Gulch waste dump and placed in truck compacted lifts back into the historical Richmond Hill mining area. Following placement of that material, the material was capped with clay to minimize oxygen and water infiltration into the compacted potentially acid-generating material. LAC also used this method to remediate the ore material on the heap leach pads, isolating the pads with a similar clay cap. The leach pad and backfilled historical Richmond Hill mining area impoundment covers have met or exceeded original design specifications for limiting infiltration.

Any potentially impacted groundwater from the former process area, pit impoundment, or Spruce Gulch waste dump facility is actively managed by two on-site water management and treatment systems that have continued to operate throughout the post-closure period. Continued water treatment at these sites would be the responsibility of Dakota Gold once the Option is exercised. The associated costs are subject to post-closure bonding, the obligation for which would be assumed by Dakota Gold upon exercise of the Option.

1.8	Capital Cost Summary

Capital costs were developed for the mine by RESPEC, for the heap leach facility by Welsh Hagan, and for the process plant by M3. Table 1-3 shows the estimated capital costs for the project under the Measured & Indicated (M&I) case. This includes $384 million in Year -1 and $220 million for sustaining capital. Total capital costs are estimated at $604 million.

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Table 1-3: Capital Cost Summary for M&I Case

Category	Units	Initial	Sustaining	Total
Mine Capital including Pre-Production	K USD	$49,428	$71,163	$120,591
Process Plant including Heap Leach Pad	K USD	$334,661	$148,457	$483,118
TOTAL CAPITAL COST	K USD	$384,088	$219,620	$603,708

Table 1-4 shows the estimated capital costs for the project under the Measured, Indicated, & Inferred (MI&I) case. This includes $383 million in Year -1 and $233 million for sustaining capital. Total capital costs are estimated at $616 million.

Table 1-4: Capital Cost Summary for MI&I Case

Category	Units	Initial	Sustaining	Total
Mine Capital including Pre-Production	K USD	$48,718	$84,106	$132,591
Process Plant including Heap Leach Pad	K USD	$334,661	$148,457	$483,118
TOTAL CAPITAL COST	K USD	$383,379	$232,563	$615,942

1.9	Operating Cost Summary

Operating costs include mine operations, process plant operations, general and administrative costs, and refining charges. Table 1-5 shows the estimated operating costs for the project LOM under the M&I case. Operating costs were estimated at $2.0 billion for the LOM. This is equivalent to $10.73 per ton processed or $764 per ounce of payable gold.

Table 1-5: Operating Cost Summary for M&I Case

		Production Cost
Category	K USD	$ / ton Processed	$ / Au oz Payable
Mining Costs	$887,322	$4.78	$341
Process Plant	$874,490	$4.71	$336
G&A	$201,722	$1.09	$77
Refining	$26,068	$0.14	$10
TOTAL OPERATING COST	$1,989,602	$10.73	$764

Table 1-6 shows the estimated operating costs for the project LOM under the MI&I case. Operating costs were estimated at $3.3 billion for the LOM. This is equivalent to $10.82 per ton processed or $924 per ounce of payable gold.

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Table 1-6: Operating Cost Summary for MI&I Case

		Production Cost
Category	K USD	$ / ton Processed	$ / Au oz Payable
Mining Costs	$1,464,004	$4.85	$414
Process Plant	$1,427,042	$4.73	$404
G&A	$332,248	$1.10	$94
Refining	$39,856	$0.13	$11
TOTAL OPERATING COST	$3,263,151	$10.82	$924

1.10	Economic Analysis Summary

The economic analyses for the project under the M&I case are summarized in Table 1-7 below. The base case metal prices are $2,350 per ounce of gold and $29 per ounce of silver.

Table 1-7: Key Economic Results for M&I Case

Indicators	Before-Tax	After-Tax
LOM Cash Flow ($000)	$3,409,526	$2,605,557
NPV @ 5% ($000)	$2,093,385	$1,622,071
NPV @ 10% ($000)	$1,359,054	$1,060,048
IRR	61.4%	55.0%
Payback (years)	1.6	1.7

The economic analyses for the project under the MI&I case are summarized in Table 1-8 below. The base case metal prices are $2,350 per ounce of gold and $29 per ounce of silver.

Table 1-8: Key Economic Results for MI&I Case

Indicators	Before-Tax	After-Tax
LOM Cash Flow ($000)	$5,387,903	$4,205,852
NPV @ 5% ($000)	$2,691,729	$2,112,725
NPV @ 10% ($000)	$1,558,857	$1,225,667
IRR	66.5%	59.4%
Payback (years)	1.5	1.5

1.11	Conclusion and Recommendations

Under the assumptions presented in this Initial Assessment Technical Report, and based on the available data, the Mineral Resource Estimates show reasonable prospects of economic extraction. In addition, due to the nature of the Project and the ability to advance Richmond Hill towards production, the recommendation section also outlines an estimate for a complete feasibility level work program.

The recommended program is for the company to complete a Feasibility Study.

The following are recommendations for the next stages of work to advance the Project:

•	Advance the Project to a Feasibility Study level.

•	Additional metallurgical testwork and process design.

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•	Additional drilling to infill the current mineral resource and test additional prospective areas. This will also improve definition of geological domains and provide material for metallurgical testing.

•	Continue advancement of baseline environmental data collection and planned permit engineering analyses to support initiation of Project permitting.

Table 1-9 summarizes the budget cost for these items.

Table 1-9: Budget for Recommended Work

Item	2025	2026	2027	Total
1. Program to Feasibility Study	$1,000,000	$2,000,000	$1,000,000	$4,000,000
2. Program For Feasibility Study Metallurgy and Environmental
- Metallurgy Program Phase I, Flowsheet Confirmation	$1,200,000	$1,200,000	-	$2,400,000
- Metallurgy Program Phase II, Spatial Variability Testing	-	$450,000	$450,000	$900,000
- Metallurgy Program Phase III, Payback Period Annual Composites	-	$270,000	$270,000	$540,000
- Metallurgy Program: ROM Heap Leach	-	$250,000	-	$250,000
- Monitoring Wells	$1,650,000	-		$1,650,000
- Environmental Geochemistry	$150,000	$150,000	$150,000	$450,000
- Environmental Samples/Analytics	$930,000	$730,000		$1,660,000
- Environmental Studies/Modeling/Other	$513,240	$973,225	$190,000	$1,676,465
3. Drilling Program
- Metallurgical	$864,500	$532,000	-	$1,396,500
- Condemnation	$2,660,000	$3,391,500	-	$6,051,500
- Infill	$4,721,500	$7,049,000	-	$11,770,500
- Geotech	-	$2,660,000	-	$2,660,000
- Exploration	-	$1,330,000	-	$1,330,000
Total	$13,689,240	$20,985,725	$2,060,000	$36,734,965

It is anticipated that these items would be performed over the next two years. Given the robust nature of the resource identified, Dakota Gold may choose to defer some portion of additional exploration drilling.

Based on the findings of the initial assessment study, the authors are of the opinion that the Richmond Hill property represents a project of significant merit. The results indicate sufficient potential to justify proceeding with the proposed exploration and development program, along with the associated level of expenditures previously outlined. This program should specifically target the gold-bearing zones within the Richmond Hill portion of the property, which have shown favorable indications of economic viability.

To progress the project toward a feasibility-level study, the authors recommend the implementation of a comprehensive and strategically phased program. The recommended scope of work includes, but is not limited to, advanced exploration activities, environmental and regulatory permitting processes, metallurgical testing and analysis, engineering design, and preliminary development planning. The objective of this multi-disciplinary approach is to further delineate the resource, assess technical and economic parameters, and address the critical components required to support a future decision on project development and potential production.

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The authors believe that this next phase of work is both justified and necessary, given the encouraging results of the initial assessment and the prospective nature of the Richmond Hill property.

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2	Introduction

M3 Engineering and Technology Corp. (M3) has prepared this technical report on the Richmond Hill Project (“Richmond Hill”, the “Richmond Hill Mine”, or the “Project”), located in Lawrence County, South Dakota, for Dakota Gold. The purpose of this report is to disclose the results of an updated Mineral Resource estimate. This report, with an effective date of July 7, 2025 (the “Effective Date”), conforms to S-K 1300 Standards of Disclosure for Mineral Projects. The Mineral Resource estimate presented in this Technical Report supersedes all prior resource estimates for the Project.

2.1	Registrant

Dakota Gold Corp. (Dakota Gold) is a Delaware-incorporated company traded on the NYSE American and with a head office in Lead, South Dakota. Dakota Gold is focused on revitalizing the Homestake District in South Dakota. Dakota Gold has multiple gold mineral projects surrounding the historical Homestake mine, including the Richmond Hill Gold Project, which is the subject of this technical report summary. The Project hosts the former Richmond Hill gold mine that operated from 1988 to 1993 as an open pit mine with heap leach facilities. The Project location is shown in Figure 2-1.

2.2	Project Scope and Terms of Reference

The scope of this study encompasses a comprehensive review and evaluation of relevant technical reports and datasets supplied by Dakota Gold. These materials pertain to the general project setting, geological framework, historical context, exploration activities and their corresponding results, methodologies employed, quality assurance and quality control (QA/QC) measures, interpretive analyses, drilling programs, metallurgical testing, and estimates of mineral resources at the Richmond Hill property.

In conducting this assessment, the authors have relied primarily on data and information provided by Dakota Gold and, where applicable, by its predecessor. A significant portion of the information utilized in this study originates from historical records and technical work conducted directly by these entities.

The authors have thoroughly reviewed the available documentation and performed on-site inspections to assess the veracity and reliability of the underlying data. In cases where data were determined to be inadequate, inconsistent, or otherwise unreliable, such data were either excluded from the analysis or adjusted for through modifications in methodology to mitigate potential impacts on the conclusions drawn.

Where necessary and appropriate, the authors have undertaken independent verification and investigations in accordance with industry best practices and professional standards. These efforts were made to ensure the accuracy and defensibility of the interpretations, findings, and conclusions presented herein.

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EXPLANATION
Outcrop of Madison Limestone
Outcrop of Minnelusa Formation
Approximate extent of the Black Hills area, represented by generalized outer extent of the the outcrop of Inyan Kara Group
Richmond Hill Property
N
104°
45'
103°30'
15'
103°
44°45'
30'
15'
44°
45'
30'
43°15'
BELLE FOURCHE
Belle Fourche Reservoir
BELLE FOURCHE RIVER
REDWATER RIVER
Cox Lake
Newell
Nisland
Vale
BUTTE CO
LAWRENCE CO
MEADE CO
Saint Onge
Spearfish
Whitewood
STURGIS
Tinton
Central City
DEADWOOD
Lead
Cheyenne Crossing
Roubaix
Tilford
Piedmont
Nemo
Blackhawk
Ellsworth Air Force Base
Box Elder
RAPID CITY
Rochford
Pactola Reservoir
Deerfield Reservoir
LIMESTONE PLATEAU
Hill City
Sheridan Lake
Mt. Rushmore National Memorial
Keystone
Rockerville
Hayward
Harney Peak
Iron Mountain
PENNINGTON CO
CUSTER CO
Hermosa
CUSTER
Cedar Creek
Jewel Cave National Monument
CUSTER STATE PARK
Fairburn
Pringle
Wind Cave National Park
Dewey
Buffalo Gap
WYOMING
SOUTH DAKOTA
FALL RIVER CO
HOT SPRINGS
Minnekahta
Oral
Cascade Springs
CHEYENNE RIVER
Edgemont
Angostura Reservoir
Igloo
Provo
SOUTH DAKOTA
Black Hills
Area shown
Oahe Reservoir
Missouri River
Base modified from U.S. Geological Survey digital data, 1:100,000, 1977, 1979, 1981, 1983, 1985
Rapid City, Office of City Engineer map, 1:18,000, 1996
Universal Transverse Mercator projection, zone 13
0 10 20 MILES
0 10 20 KILOMETERS

Source: Carter et al. (2002)

Figure 2-1: Property Location

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2.3	Qualified Persons

Table 2-1 shows the Qualified Persons (QPs) for this technical report and their respective areas of responsibility.

Table 2-1: Qualified Persons Responsibilities

Qualified Person	Company	Report Section(s) of Responsibility
Matthew Sletten, P.E.	M3	1, 1.11, 2, 15, 15.1-15.3, 16, 21, 22, 22.1, 22.3, 22.4, 23, 23.1, 23.6, 24, 25
Benajmin Bermudez, P.E.	M3	1.8-1.10, 14, 18, 18.1-18.3, 18.5, 18.6, 19
Michael G. Hester, FAusIMM	IMC	1.1-1.3, 1.5, 3-8, 9.1, 11, 20
Jeffrey L. Woods, SME MMSA QP	WPS	1.4, 9.2, 10, 22.2, 23.2, 23.3
Thomas Dyer, P.E.	RESPEC	1.6, 12-13, 15.4, 18.4, 18.7, 23.5
Crystal Hocking, P.E. P.G.	RESPEC	1.7, 17, 23.4

*Wherever there is a section listed, as well as subsections, the section number refers to the introductory content before the subsections.

•	Matthew Sletten visited the Property on February 21, 2025, to review site conditions.

•	Benjamin Bermudez has not visited the site.

•	Michael G. Hester visited the Property on January 16 and 17, 2025 to review site conditions and interview site personnel. This included the core logging, processing and storage facilities.

•	Jeffrey L. Woods visited the Property on April 23, 2025. There is currently no on-site process-related infrastructure to examine.

•	Thomas Dyer visited the Property on April 23, 2025.

•	Crystal Hocking visited the Property on September 11, 2024, to review site conditions.

2.4	Date

Information in this Report is current as of July 7, 2025.

2.5	Sources of Information

The main sources of information for this technical report include:

•	The drillhole database was compiled and maintained by Dakota Gold.
•	Various geologic and ore type solids developed by Dakota Gold and Woods personnel.
•	The report “S-K 1300 Initial Assessment and Technical Report Summary – Richmond Hill Gold Project, South Dakota, U.S.A” dated April 30, 2024.
•	Reports and documents cited in Sections 24 and 25 were used to support the preparation of this Report.

2.6	Previous Technical Report Summaries

The Registrant filed a technical report summary on the Project, dated February 3, 2025 that included an Initial Assessment and mineral resource estimate. There was also a technical report summary dated April 30, 2024, that included a maiden mineral resource estimate for the Project.

2.7	Acronyms and Abbreviations

$	U.S. dollar
3D	three-dimensional
AAS	atomic absorption spectroscopy

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Ag	silver
AKF	AKF Mining Services Inc.
AOI	Area of Interest
ARD	acid-rock drainage
ARSD	Administrative Rules of South Dakota
Au	gold
Aueq	Gold equivalent
BC	Bondar-Clegg
B.C.	British Columbia
Barrick	Barrick Gold Corporation
BaseMet	Base Metallurgical Laboratories
BLK	blank
BLM	Bureau of Land Management
BMA	bulk mineral analysis
BVMM	Bureau Veritas Metals and Minerals
BWi	Bond ball mill work index
CC	Cole Creek
CDP	crushed duplicate
CF	Chism Flat
CG	Chism Gulch
CN	Cyanide
COd	Cambro-Ordovician Deadwood Formation
COdcs	Deadwood Formation basal conglomerate-sandstone
COG	Cut off Grade
Core	Central Crystalline Core
CP	Calvin Point
CRM	certified reference material
Cu	copper
CUP	Conditional Use Permit
CV	Cleveland
Dakota Gold	Dakota Gold Corp.
DO	dissolved oxygen
DTRC	Dakota Territory Resource Corp.
DUP	duplicate
ERM	Environmental Resources Management
EXNI	Exploration Notice of Intent
Fe	iron
Freeport	Freeport Exploration Company
GRG	gravity-recoverable gold
HARD	Half Absolute Relative Deviation
Homestake	Homestake Mining Company of California
HRD	Half Relative Deviation
ICP-ES	inductively coupled plasma-emission spectroscopy
ID2	inverse distance squared
IMC	Independent Mining Consultants, Inc.
IP	induced polarization

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Richmond Hill Project

S-K 1300 Technical Report Summary

IRR	internal rate of return
JV	joint venture
Koz	1000 troy ounces
K-Met	K-Met Consultants Inc.
LAC	LAC Minerals
LDL	lower detection limit
Magee	Magee Geophysical Surveys LLC
MC	master composite
Mia	coarse ore index
MRE	mineral resource estimate
MTO	material take-off
NaCN	sodium cyanide
NPV	net present value
NOI	Notice of Intent
NSR	net smelter return
NWS	National Weather Service
OK	ordinary kriging
P80	80% passing
PAX	potassium amyl xanthate
pC	undivided Precambrian
PDP	pulp duplicate
PEA	preliminary economic assessment
Pef	Precambrian Ellison
Pfl	Precambrian Flagrock
Pgn	Precambrian Greenstone
POX	pressure oxidation
Property	Richmond Hill Gold Project
QA/QC	quality assurance and quality control
Q/C	quality control
QP	qualified person
RC	reverse circulation
RH	Richmond Hill
RHN	Richmond Hill North
RO	reverse osmosis
RQD	rock quality designation
S	sulfur
SAG	semi-autogenous grinding
SCSE	SAG circuit specific energy
SD	standard deviation
SDBME	South Dakota Board of Minerals & Environment
SDCL	South Dakota Codified Law
SDDANR	South Dakota Department of Agriculture & Natural Resources
SDDENR	South Dakota Department of Environment & Natural Resources
SDP	sample duplicate
SD SHPO	South Dakota State Historic Preservation Office
SMC	SAG mill comminution

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Richmond Hill Project

S-K 1300 Technical Report Summary

SMP	Scale Mine Permit
St. Joe	St. Joe Gold Corporation
SURF	Sanford Underground Research Facility
SWD	surface water discharge
SWPPP	Stormwater Pollution Prevention Plan
TA	Turn Around
Tbx	Tertiary hydrothermal breccia
Tbx RH	Richmond Hill Tertiary hydrothermal breccia
Tbx RHN-NN	Richmond Hill North No Name Tertiary hydrothermal breccia
TCC	total constructed cost
Tdk	Tertiary dike
Ti	Tertiary intrusive
Tsl	Tertiary sill
TT	Twin Tunnels
U.S.	United States of America
USFS	United States Forest Service
Viable	Viable Resources Inc.
WOL	whole ore leach
WPS	Woods Process Services
WRSF	Waste Rock Storage Facility

Units of Measure

μm	micrometer (micron)
°	degrees azimuth
°F	degrees Fahrenheit
%	percent
$	United States dollar
cy	cubic yard
ft	foot
ft3/ton	cubic feet per US ton
g	gram
g/cm3	grams per cubic meters
g/mt	grams per tonne
Ga	giga-annum (billion years)
gal/min	U.S. gallons per minute
h	hour
kg	kilogram
kg/t	kilogram per tonne
km2	kilometer squared
kton	1000 US tons
ktonne	1000 metric tonnes
kV	kilovolt
kW	kilowatt
kWh/m3	kilowatt hours per cubic meter
kWh/t	kilowatt hour per tonne
L	liter

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Richmond Hill Project

S-K 1300 Technical Report Summary

m3	cubic meter
m	meter
Ma	mega-annum (one million years)
mg	milligram
mg/L	milligram per liter
ml	milliliter
mm	millimeter
Moz	million ounces
ms	millisecond
Mton	megaton (one million tons)
Opt	ounces per short ton
oz	troy ounce
oz/t	ounces per short ton
oz/ton	ounces per short ton
ppm	parts per million
t	tonne
ton	short ton
ton/ft3	tons per cubic foot
t/m3	tonnes per cubic meter
wt%	weight percentage

2.8 UNITS OF MEASURE AND METRIC EQUIVALENTS

Currency

Currency is expressed in United States dollars ($).

Units of Measure and Metric Equivalents

All units of measure used in this Report are United States (US) customary units unless otherwise noted.

Linear Measure

1 centimeter	= 0.3937 inches
1 meter	= 3.2808 feet	= 1.0936 yards
1 kilometer	= 0.6214 miles

Area Measure

1 hectare	= 2.471 acres	= 0.0039 square miles

Capacity Measure (liquid)

1 liter	= 0.2642 United States (US) gallons

Weight

1 tonne	= 1.1023 tons	= 2,205 pounds
1 kilogram	= 2.205 pounds
1 troy ounce (oz)	= 31.1034768 grams

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Richmond Hill Project

S-K 1300 Technical Report Summary

3	Property Description

Dakota Gold’s Richmond Hill Gold Project comprises 3,002.07 acres, including 3,000.62 acres of private surface and mineral rights. The Project includes the past-producing Richmond Hill mine and the historical mines of the Carbonate District, as well as multiple prospective areas where gold has been drill-intersected.

3.1	Project Location

The Project is in the western portion of Lawrence County, South Dakota approximately 4.5 miles northwest of Lead, South Dakota.

The center of the main claim block for the Project is at approximately 44° 23’ N latitude and 103° 51’ W longitude. The former Richmond Hill mine is approximately 44° 22’ 45” N latitude and 103° 51’ 30” W longitude.

3.2	Ownership

St. Joe Gold Corporation (St. Joe) developed the former Richmond Hill gold mine in 1987. Bond Gold Corporation (Bond Gold) acquired the St. Joe Gold Corporation gold division in 1988. The mine was permitted, and construction of the mine facilities began in April 1988 under the ownership of Bond Gold.

In November 1989, LAC Minerals Ltd. Acquired Bond Gold. After the merger, the Project was held by the LAC subsidiary Richmond Hill Inc. In 1993, Richmond Hill Inc merged into LAC Minerals (USA) Inc. LAC Minerals (USA) Inc. converted to LAC Minerals (USA) LLC in 1999. Barrick Gold Corporation (Barrick) acquired LAC Minerals Ltd., the parent of LAC Minerals (USA) LLC in November 1994.

The Homestake Mining Company was acquired by Barrick in 2001. LAC Minerals (USA) LLC (hereafter “LAC”) and Homestake Mining Company of California (hereafter “Homestake”), a subsidiary of Homestake Mining Company, merged in October 2023, with Homestake as the surviving entity. Homestake is the current owner of the properties formerly held separately by LAC and Homestake.

Dakota Territory Resources Corp, now DTRC LLC, entered into a three-year Option agreement with Homestake and LAC (for convenience referred to collectively at times as Barrick) in 2021 to acquire the Homestake/LAC interests in the Richmond Hill Project area, with the mineral tenure primarily held in the names of LAC and Homestake (see discussion in Section 3.3 and 3.4). In 2022, the Option was amended to extend the Option period until March 7, 2026. In February 2025, the Option was again amended to extend the Option until December 31, 2028.

In addition to the optioned Property, DTRC LLC, acquired ~324 acres of private property in the Richmond Hill Project area of which ~76 acres are of surface interest only on Property included in the Richmond Hill Option Agreement.

3.3	Mineral Tenure Holdings

Within the western portion of Lawrence County, South Dakota, the Property covers portions of Sections 9 to 11, 13 to 16, 21 to 24, 26 to 28, and 33 to 35, Township 5 North, Range 2 East, Black Hills Meridian, plus portions of Sections 1, 3, 4, 12, and 13, Township 4 North, Range 2 East, Black Hills Meridian, and a portion of Section 31, Township 5 North, Range 3 East, Black Hills Meridian, plus portions of Sections 6 and 7, Township 4 North, Range 3 East, Black Hills Meridian (Dakota Gold n.d. c 2023) (Table 3-1). The Property is contiguous with Dakota Gold’s West Corridor and Blind Gold Properties and is approximately two and a half miles north of the producing Wharf Gold mine owned by Coeur Mining.

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Richmond Hill Project

S-K 1300 Technical Report Summary

The Richmond Hill Project consists of both property subject to the Option (further discussed below) comprising of 94 Lawrence County, South Dakota, Land parcels and two unpatented mining claims as well as 3 additional Lawrence County, South Dakota, Land Parcels owned by DTRC LLC. The 94 land parcels of the Option agreement comprise 246 mineral survey patented lode claims, purchased government lots, and subdivided lots. Twenty-nine (29) parcels consist only of the mineral rights, with the surface belonging to various owners. The 3 additional land parcels comprise 16 mineral survey patented lode claims. Table 3-1 contains a claims listing.

In October 2023, LAC and Homestake merged, and Homestake now owns or controls the entire Option property. At the Report date, Homestake and LAC remain listed in the agreement as owning their respective claims.

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Richmond Hill Project

S-K 1300 Technical Report Summary

Richmond Hill Mine
Wharf Mine
Golden Reward Mine
T5N R2E
T5N R3E
T4N R2E
T4N R3E
Kirk
Terry Peak
Spearfish Canyon Rd
US Highway 14A
14A
44.4
-103.9
-103.8
44.35
44.325
588,000 mE
589,000 mE
590,000 mE
591,000 mE
592,000 mE
593,000 mE
594,000 mE
595,000 mE
596,000 mE
597,000 mE

Dakota Gold Corp. Richmond Hill Project

Confidential

Date: 1/17/2025
Time: 2:45am
Author: Taylor Ballert

N

0 — 1 miles

Scale 1:50,000

- DTRC LLC: Surface and Minerals
- RH Option: Surface and Minerals
- RH Option: Minerals
- RH Option: Minerals & DTRC LLC: Surface
- Unpatented Lode Claim
- Open Pit Mine (Active & Historical)

DAKOTA GOLD

Projection: UTM NAD 83: Zone 13

Lat/Long WGS Reference

Figure 3-1: Richmond Hill Project Location and Ownership

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Richmond Hill Project

S-K 1300 Technical Report Summary

Table 3-1: Richmond Hill Gold Property Claims

Map ID	County Tax Parcel ID	Mineral Property Type	Mineral Survey #	Patented Lode or Government Lot	Property Owner
1	16000-00502-110-10	Patented Mineral Properties		Govt. Lot 10	Homestake Mining Company of California
2	16000-00502-130-12	Patented Mineral Properties		Govt. Lot 12	Homestake Mining Company of California
3	16000-00502-140-02	Patented Mineral Properties		Govt. Lot 2	Homestake Mining Company of California
				Govt. Lot 3
				Govt. Lot 4
				Govt. Lot 7
				Govt. Lot 8
				Govt. Lot 9
				Govt. Lot 10
4	16000-00502-150-00	Patented Mineral Properties		Govt. Lot 3	LAC Minerals (USA) LLC
				Govt. Lot 9
				Govt. Lot 10
				Govt. Lot 12
				Govt. Lot 13
5	16000-00502-150-10	Patented Mineral Properties		Tract 0102-A	LAC Minerals (USA) LLC
				Tract 0102-B
				Tract 0103-B
				Tract 0103-A
6	16000-00502-220-01	Patented Mineral Properties		Govt. Lot 1	LAC Minerals (USA) LLC
7	16000-00502-220-04	Patented Mineral Properties		Govt. Lot 2	LAC Minerals (USA) LLC
				Govt. Lot 4
8	16000-00502-220-10	Patented Mineral Properties		Govt. Lot 5	LAC Minerals (USA) LLC
9	16000-00502-230-00	Patented Mineral Properties		Govt. Lot 9	LAC Minerals (USA) LLC
				Govt. Lot 10
10	16000-00502-230-01	Patented Mineral Properties		Govt. Lot 1	Homestake Mining Company of California
				Govt. Lot 2
				Govt. Lot 3
				Govt. Lot 4
				Govt. Lot 5
				Govt. Lot 6
				Govt. Lot 7
				Govt. Lot 8
11	16000-00502-240-12	Patented Mineral Properties		Govt. Lot 12	Homestake Mining Company of California
				Govt. Lot 13
				Govt. Lot 14
12	26280-00348-000-00	Minerals Only	348	Old Reliable	Homestake Mining Company of California
13	26280-00407-000-00	Patented Mineral Properties	407	Enterprise	LAC Minerals (USA) LLC
14	26280-00408-000-10	Patented Mineral Properties	408	Surprise	LAC Minerals (USA) LLC
15	26280-00417-000-00	Patented Mineral Properties	417	Carbonate	LAC Minerals (USA) LLC
16	26280-00425-000-00	Patented Mineral Properties	425	Jay Gould	LAC Minerals (USA) LLC
17	26280-00426-000-00	Patented Mineral Properties	426	Garfield	LAC Minerals (USA) LLC
18	26280-00428-000-00	Patented Mineral Properties	428	Far West	LAC Minerals (USA) LLC
19	26280-00437-000-00	Patented Mineral Properties	437	Katie	LAC Minerals (USA) LLC
20	26280-00438-000-00	Patented Mineral Properties	438	Arthur	LAC Minerals (USA) LLC
21	26280-00440-000-00	Patented Mineral Properties	440	Hartshorn	LAC Minerals (USA) LLC
22	26280-00441-000-00	Patented Mineral Properties	441	Minnie	LAC Minerals (USA) LLC
23	26280-00442-000-00	Patented Mineral Properties	442A	Ultimo	LAC Minerals (USA) LLC
24	26280-00443-000-00	Patented Mineral Properties	443	Tidiout	LAC Minerals (USA) LLC
25	26280-00447-000-00	Patented Mineral Properties	447A	Utica	LAC Minerals (USA) LLC

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Richmond Hill Project

S-K 1300 Technical Report Summary

Map ID	County Tax Parcel ID	Mineral Property Type	Mineral Survey #	Patented Lode or Government Lot	Property Owner
26	26280-00448-000-00	Patented Mineral Properties	448A	Antietam	LAC Minerals (USA) LLC
27	26280-00449-000-10	Patented Mineral Properties	449	Blue Bird	LAC Minerals (USA) LLC
28	26280-00450-000-00	Patented Mineral Properties	450	Carbonate Fraction #1	LAC Minerals (USA) LLC
29	26280-00451-000-00	Patented Mineral Properties	451	Carbonate Fraction #2	LAC Minerals (USA) LLC
30	26280-00465-000-00	Patented Mineral Properties	465	Mutual	LAC Minerals (USA) LLC
31	26280-00466-000-00	Patented Mineral Properties	466	Washington	LAC Minerals (USA) LLC
32	26280-00473-000-00	Patented Mineral Properties	473	May Queen	LAC Minerals (USA) LLC
33	26280-00474-000-00	Patented Mineral Properties	474	Hercules	LAC Minerals (USA) LLC
34	26280-00489-000-00	Patented Mineral Properties	489	Adelphi	LAC Minerals (USA) LLC
35	26280-00675-000-00	Minerals Only	675	General Grant	Homestake Mining Company of California
36	26280-00679-000-00	Patented Mineral Properties	679	Spanish	LAC Minerals (USA) LLC
37	26280-00680-000-00	Patented Mineral Properties	680	Richmond	LAC Minerals (USA) LLC
38	26340-00839-000-00	Minerals Only	839	Boss	Homestake Mining Company of California
39	26340-00874-000-00	Patented Mineral Properties	874	Brooklyn	LAC Minerals (USA) LLC
40	26340-00930-000-00	Minerals Only	930	Big Sam	Homestake Mining Company of California
			930	Francis
			930	Marseillase
			930	Minnie
			930	Ruby Hill
			930	Glenwood
41	26340-00935-000-20	Minerals Only	935	South Lyon	Homestake Mining Company of California; Parcel # 26340-00935-000-20 excludes Gov’t Lot 5.
44	26342-00935-010-00
45	26342-00935-020-00
42	26340-00977-000-00	Patented Mineral Properties	977	J.M.	LAC Minerals (USA) LLC
			977	Todd
			977	Earle
			977	Minnie C
			977	Lyda B
			977	Sister
			977	Arthur L
			977	Cass
			977	Newell
			977	Calvin P
			977	Emma
			977	Virginia
			977	Juliett
			977	Donald W
			977	Helen
			977	Atwood
			977	Little Bonanze
			977	Ella
			977	Ralph K

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S-K 1300 Technical Report Summary

Map ID	County Tax Parcel ID	Mineral Property Type	Mineral Survey #	Patented Lode or Government Lot	Property Owner
43	26340-01022-000-00	Patented Mineral Properties	1022	Chloride Fr.	LAC Minerals (USA) LLC
			1022	Calkins
			1022	Logan
			1022	Anis
46	26380-01043-000-00	Patented Mineral Properties	1043	Rattler	LAC Minerals (USA) LLC
			1043	Gilroy
47	26380-01092-000-00	Minerals Only	1092	Dakota	Homestake Mining Company of California & Willis Aye
			1092	Granite
			1092	Columbia
			1092	Union
48	26380-01109-000-00	Minerals Only	1109	Argenta	Homestake Mining Company of California
			1109	Oro
			1109	Oro Fraction
49	26380-01109-000-05	Minerals Only	1109	Glyn	Homestake Mining Company of California
50	26380-01109-000-10	Minerals Only	1109	Lemans	Homestake Mining Company of California
51	26380-01114-000-00	Minerals Only	1114	West Wedge Fraction	Homestake Mining Company of California
			1114	West End
			1114	Jackson
			1114	Moonlight
			1114	Sunrise
			1114	Sunset Fraction
			1114	Lizzie
52	26420-01141-000-20	Minerals Only	1141	Camden	Homestake Mining Company of California
			1141	Ford
			1141	Georgia
53	26460-01168-000-00	Patented Mineral Properties	1168	Blue	Homestake Mining Company of California & Dakota Gold Corp. (DTRC LLC) Surface
			1168	Rocklyn
54	26540-01247-000-00	Minerals Only	1247	White House	Homestake Mining Company of California
			1247	Congress
			1247	China Fraction
			1247	Japan Fraction
55	26540-01278-000-00	Patented Mineral Properties	1278	Nanki-Poo	LAC Minerals (USA) LLC
			1278	Dalaunay
56	26540-01283-000-10	Minerals Only	1283	May	Homestake Mining Company of California
57	26540-01283-000-20	Minerals Only	1283	Deadwood	Homestake Mining Company of California
58	26540-01283-000-30	Minerals Only	1283	Buffalo	Homestake Mining Company of California
			1283	Link Fraction
59	26540-01288-000-10	Minerals Only	1288	Longpoint Fraction	Homestake Mining Company of California
60	26540-01288-000-20	Minerals Only	1288	Cardinal	Homestake Mining Company of California
61	26540-01289-000-05	Minerals Only	1289	Ames	Homestake Mining Company of California
			1289	Ames Fraction
62	26540-01289-000-10	Minerals Only	1289	Cloud	Homestake Mining Company of California
			1289	Dick
			1289	Lightning
			1289	Thunder
63	26540-01289-000-15	Minerals Only	1289	Ester	Homestake Mining Company of California
64	26580-01349-000-00	Minerals Only	1349	James G. Blaine	Homestake Mining Company of California
65	26580-01376-000-88	Patented Mineral Properties	1376	Tract PR2	LAC Minerals (USA) LLC

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S-K 1300 Technical Report Summary

Map ID	County Tax Parcel ID	Mineral Property Type	Mineral Survey #	Patented Lode or Government Lot	Property Owner
66	26580-01376-000-90	Patented Mineral Properties	1376	Aliance	LAC Minerals (USA) LLC
			1376	Sucker
			1376	Little Ellen
			1376	Black Bird
			1376	Golden Eagle No. 2
			1376	Rubicon
			1376	Rubicon No. 2
			1376	Rubicon No. 4
			1376	Dakota
			1376	Darboy
			1376	Havana No. 1
			1376	Havana No. 3
67	26580-01382-000-00	Leased Mineral Rights	1382	Rubicon	PETERSON, JAMES E
			1382	Cleveland
			1382	Lizzie Johnson
			1382	Standard
68	26580-01382-000-10	Leased Mineral Rights	1382	Grayback	PETERSON, JAMES E
69	26580-01398-000-00	Patented Mineral Properties	1398	Independent	LAC Minerals (USA) LLC
			1398	Independent No. 1
			1398	Republik
70	26620-01406-000-00	Patented Mineral Properties	1406	Yankee Boy	Homestake Mining Company of California
			1406	Yankee Boy No. 3
			1406	Yankee Boy No. 4
			1406	Alliance No 2
			1406	Little Bonanza No. 2
			1406	Magna Charta
			1406	General Joe Hooker
71	26620-01406-000-10	Minerals Only	1406	Arthur No. 1	Homestake Mining Company of California
			1406	Little Hill
			1406	Little Hill No. 2
72	26620-01436-000-00	Patented Mineral Properties	1436	Joplin No. 1	LAC Minerals (USA) LLC
			1436	Joplin No. 2
			1436	Joplin No. 3
			1436	Julia-Etta
			1436	Magnetic
73	26620-01440-000-00	Patented Mineral Properties	1440	Crest	LAC Minerals (USA) LLC
			1440	Samoa
			1440	Co-moa
			1440	Sylvanite No. 1
			1440	Sylvanite No. 2
			1440	Grove
			1440	Volt
			1440	Seven-B
			1440	Storm King
			1440	Vigor
74	26620-01468-000-00	Minerals Only	1468	Loyd	Homestake Mining Company of California
75	26620-01469-000-00	Patented Mineral Properties	1469	Cashier	LAC Minerals (USA) LLC
			1469	LaPlata

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S-K 1300 Technical Report Summary

Map ID	County Tax Parcel ID	Mineral Property Type	Mineral Survey #	Patented Lode or Government Lot	Property Owner
76	26620-01529-000-00	Patented Mineral Properties	1529	Maryland	LAC Minerals (USA) LLC
			1529	Baltimore
			1529	Maverick
			1529	Badger
			1529	North Side Fraction
77	26680-01569-000-00	Patented Mineral Properties	1569	Lola	LAC Minerals (USA) LLC
78	26680-01616-000-60	Minerals Only	1616	Genessee	Homestake Mining Company of California
			1616	Grenada
			1616	Peerless
79	26680-01616-000-70	Minerals Only	1616	Trenton	Homestake Mining Company of California
80	26680-01617-000-00	Patented Mineral Properties	1617	Los Angeles No. 1	Homestake Mining Company of California
			1617	Los Angeles No. 2
			1617	Los Angeles No. 3
81	26680-01643-000-00	Minerals Only	1643	Snorter	Homestake Mining Company of California
			1643	Snorter Fraction
82	26680-01655-000-10	Patented Mineral Properties	1655	Zelpha Mable	LAC Minerals (USA) LLC
			1655	Josephine
			1655	St. Cloud No. 1
			1655	St. Cloud No. 3
			1655	Comstock
			1655	Victor Fraction #3
			1655	Grand Deposit No. 2
			1655	Tartar
			1655	Red Cloud
			1655	Red Cloud Frac.
			1655	Valley Frac.
83	26680-01655-000-20	Patented Mineral Properties	1655	St. Cloud No. 5	LAC Minerals (USA) LLC
84	26680-01659-000-20	Minerals Only	1659	Maid of Erin	Homestake Mining Company of California
			1659	Telegram
			1659	Gannon
			1659	B&M Fraction
85	26680-01673-000-00	Patented Mineral Properties	1673	Belligerent	Homestake Mining Company of California & Dakota Gold Corp. (DTRC LLC) Surface
			1673	Belligerent Fraction
			1673	Belligerent No. 3
			1673	Belligerent No. 4
			1673	Bull Hill
86	26760-01769-000-00	Patented Mineral Properties	1769	Edmonia	LAC Minerals (USA) LLC
87	26760-01792-000-00	Minerals Only	1792	Marconi	Homestake Mining Company of California
88	26760-01822-000-00	Minerals Only	1822	Bessie	Homestake Mining Company of California
			1822	Cross No. 1
			1822	Dixie
			1822	Geneva
			1822	Hattie
			1822	Tan
89	26760-01829-000-10	Patented Mineral Properties	1829	Tract 1	Homestake Mining Company of California
90	26760-01851-000-00	Patented Mineral Properties	1851	Mars No. 1	LAC Minerals (USA) LLC
91	26760-01862-000-00	Patented Mineral Properties	1862	Stella No. 3	Homestake Mining Company of California
			1862	Stella No. 5
			1862	Margarite No. 6
			1862	Margarite No. 7

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S-K 1300 Technical Report Summary

Map ID	County Tax Parcel ID	Mineral Property Type	Mineral Survey #	Patented Lode or Government Lot	Property Owner
92	26760-01872-000-00	Patented Mineral Properties	1872	Legal Tender	LAC Minerals (USA) LLC
			1872	Diamond Point
			1872	Joe Craig
			1872	Gremmel No. 1
			1872	Cotton Tail Frac.
93	26800-01910-000-00	Patented Mineral Properties	1910	Dante	LAC Minerals (USA) LLC
			1910	Creston
			1910	Morning Glory
			1910	Vindicator
94	26880-02033-000-00	Patented Mineral Properties	2033	Bison	LAC Minerals (USA) LLC
			2033	Trent
95	N/A	Unpatented Mining Lodes	N/A	L&O No. 1	St. Joe Minerals
96	N/A	Unpatented Mining Lodes	N/A	NJB 7	Bond Gold Richmond
97	26620-01401-000-00	Patented Mineral Properties	1401	Mammouth	Dakota Gold Corp. (DTRC LLC)
98	26680-01709-000-20	Patented Mineral Properties	1709	Dague #1	Dakota Gold Corp. (DTRC LLC)
				Dague #2
99	26760-01862-000-10	Patented Mineral Properties	1862	Stella	Dakota Gold Corp. (DTRC LLC)
				Stella #1
				Stella #2
				Stella #4
				Stella #6
				Stella #7
				Margarite
				Margarite #1
				Margarite #2
				Margarite #3
				Margarite $4
				Margarite #5
				Margarite #8

Notes: LAC = Homestake; as of early October 2023, LAC Minerals (USA) LLC and Homestake merged, and the Option property interests are now owned or controlled entirely by Homestake.

3.4	Richmond Hill Option Agreement

On October 14, 2021, Dakota Territory Resource Corp (now DTRC, LLC) entered into an Option agreement with Barrick to acquire the Richmond Hill Gold Project jointly held in the names of Barrick’s wholly owned subsidiaries, LAC and Homestake. Under the terms of the Option agreement, DTRC LLC was provided a three-year option to acquire the surface and mineral rights with attendant facilities comprising the Richmond Hill Project.

On signing, Dakota Territory Resources Corp. issued 400,000 shares to Barrick and agreed to make three $100,000 payments (all paid) during the Option period. The Option could be exercised at any time before September 7, 2024, by assuming all the liabilities and bonds currently held by LAC and Homestake for the Richmond Hill Gold Project. In addition, upon exercise of the Option, Dakota Gold will issue Barrick an additional 400,000 shares and grant Barrick a 1% net smelter return (NSR) concerning any gold recovered from the Project.

On September 8, 2022, Dakota Gold announced an amendment to the original Richmond Hill Option agreement whereby the Option period was extended by 18 months to March 7, 2026. In addition, more than 560 acres of 100% mineral rights owned by Homestake were added to the properties subject to the Option, and Dakota Gold issued an additional 180,000 shares to Barrick. All other terms and obligations under the original Option agreement remained unchanged. The Option was again amended on February 3, 2025, extending the Option period until December 31, 2028, in return for Dakota Gold agreeing to make three annual payments of $170,000, with the first of these due on March 1, 2026.

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S-K 1300 Technical Report Summary

The current Richmond Hill Option agreement (as amended) is summarized as follows:

•	Option to purchase all of the mineral rights, surface rights, attendant facilities, and patented properties owned by Homestake or Lac in the Project area.

•	Issue an aggregate of 980,000 Dakota Gold shares to Barrick through a combination of shares issued at signing and upon exercise of the Option (580,000 shares have been issued to date).

•	Assume all property liabilities and bonds upon exercise of Option.

•	Issue a 1% NSR upon executing the Option to Barrick from any gold production from the Option property.

•	Three annual payments of $100,000 have been paid previously. Dakota Gold will make three additional annual payments $170,000 to Barrick beginning on March 1, 2026.

•	Unless further extended, the Option period extends until December 31, 2028.

Dakota Gold was current with all Option agreement terms and conditions as of the Report date.

3.5	Surface Rights

The Option agreement included surface rights to many of the properties included in the Project area. Table 3-2 details parcels that include mineral rights, surface rights, or both. Pursuant to SDCL 45-5-1, surface rights are subservient to the development of mineral rights.

3.6	Water Rights

Dakota Gold and its subsidiaries do not own any water rights in the Project area. Water for exploration drilling programs has been sourced locally and either pumped or trucked to the drills. One of three wells that supplied water to the Richmond Hill mine is still active, and Homestake maintains the water right.

3.7	Royalties

In addition to the 1% NSR that Dakota Gold must grant to Barrick, several claims have underlying royalties. Table 3-2 lists the claims and any extra royalties payable to underlying claim owners. Figure 3-2 identifies claims with underlying royalties.

The document numbers for deeds, warranty deeds, agreements, and others refer to documents recorded at the Lawrence County Court House in Deadwood, South Dakota. The following information regarding royalties is extracted from these public documents (Dakota Gold, pers. Comm.):

Aye/Gali Royalty

The original Aye/Gali royalty is defined in Warranty Deed, 82-05846, dated June 2, 1976, between Iwalana L. Gali (Grantor, formally Aye, a married woman) and Homestake Mining (Grantee). The 5% Gross Royalty on all minerals produced is calculated less sales, severance and other similar taxes, charges for transportation from mine to treatment, smelting and/or refining, as well as cost for treatment, smelting and/or refining. In the event royalties are paid, the aggregate paid to the Grantor shall not exceed the sum of $200.00 per acre times the total number of acres conveyed by the Grantor to the Grantee. Dakota Gold calculated a total 416.8 acres are under the Aye (Gali) royalty agreement in 8 land parcels. At $200.00 cap per acre, that would mean the maximum royalty would be $83,360.00 if all parcels were impacted.

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S-K 1300 Technical Report Summary

Bohlen/Hoffman Royalty

The Bohlen/Hoffman royalty is defined in a Grant, Bargain and Sale Deed, 2014-01458, dated April 11, 2014, between Sharlene J. Hoffman and Earl D. and Helen L. Bohlen (Grantor) and Homestake Mining (Grantee). The 4% Net Smelter Returns Royalty on all minerals produced is calculated less refining and delivery costs and taxes but does not allow for deduction of costs related to trading activities or mining, milling, leaching, or any other on-site processing costs.

Fillmore Royalty

The Fillmore royalty is defined in a Mining Deed, 84-01176, dated May 24, 1968, between Fillmore and Company, Inc, W. O. and Lillian G. Filmore (Grantor) and Congo Uranium Company (Grantee). The Filmore Royalty is a 5% Net Smelter Returns Royalty on all minerals produced. Under earlier agreements, the royalty was initially established at 10% but was bought down to 5% in 1974.

Peterson Royalty

The Peterson royalty is defined in a First Amendment to Lease Agreement, dated November 15, 1984, between James E. and Arlene Peterson (Grantor) and St. Joe American Corporation (Grantee). The 5% Net Smelter Returns Royalty on all minerals produced is due within 30 days of each calendar quarter end, and is calculated less any weighing, sampling, penalty, processing, or other charges assessed by purchaser, selling charges, any sales, severance, gross production, privilege or similar taxes assessed or in connection with the ore measured by the value thereof, and less cost of transportation. The cost of leaching or other solution techniques shall be also deducted from the selling price.

Whitehouse Royalty

The Whitehouse royalties are defined by two agreements, Mining Deed, 76-01230, dated June 1, 1976, and Warranty Deed, 76-01231, dated June 1, 1976, between White House Congress, Inc. (Grantor) and Homestake Mining (Grantee). The 5% Gross Royalty on all minerals produced is calculated less sales, severance and other similar taxes, charges for transportation from mine to treatment, smelting and/or refining, as well as cost for treatment, smelting and/or refining. In the event royalties are paid, the aggregate paid to the Grantor shall not exceed the sum of $200 per acre times the total number of acres conveyed by the Grantor to the Grantee. The property subject to the Whitehouse Royalty currently sits outside of the resource evaluated in this Initial Assessment. The claims under the Whitehouse Royalty are scattered and mostly not contiguous. There are approximately 27 parcels for a total of 486.26 acres at $200 cap per acre, the maximum royalty would be $97,252 if all parcels were impacted.

Orion Future Royalty

Upon the exercise of the Richmond Hill Option, a 1% NSR Royalty shall come into effect in favor of OMF Fund IV SPV A LLC, a Delaware limited liability company, for the lode claims in Mineral Surveys 1406 and 1822 (Chism Gulch).

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S-K 1300 Technical Report Summary

Table 3-2: Richmond Hill Project Parcels with Holding Costs and Royalties

Map ID	County Parcel ID Number	Mineral Property Type	Legal Description	Property Owner	Annual Property Maintenance	2024 Taxes Paid	Other Cost	First Royalty Owner	Royalty %	Second Royalty Owner	Royalty %	Third Royalty Owner	Royalty %	Royalty % Total	Comments
1	16000-00502-110-10	Patented Mineral Properties	Lot 10 11-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$12.68		HMC	1					1
2	16000-00502-130-12	Patented Mineral Properties	Lot 12 13-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$2.34		HMC	1					1
3	16000-00502-140-02	Patented Mineral Properties	Lots 2, 3, 4, 7, 8, 9 &10 14-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$165.12		HMC	1					1
4	16000-00502-150-00	Patented Mineral Properties	Govt Lots 3, 9, 10,12 & 13 15-005-02	LAC Minerals(USA) LLC	Annual Lawrence Co. property tax	$23.48		HMC	1					1
5	16000-00502-150-10	Patented Mineral Properties	Tracts 0102-A & 0102-B of NE1/4, Tract 0103-B of NW1/4 & Tract 103A of NW1/4 15-	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$11.40		HMC	1					1
6	16000-00502-220-01	Patented Mineral Properties	Govt Lot 1 22-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$4.42		HMC	1
7	16000-00502-220-04	Patented Mineral Properties	Govt Lots 2 & 4 22-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$29.22		HMC	1					1
8	16000-00502-220-10	Patented Mineral Properties	Govt Lot 5 22-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$20.34		HMC	1					1
9	16000-00502-230-00	Patented Mineral Properties	Govt Lots 9 & 1023-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$0.48		HMC	1					1
10	16000-00502-230-01	Patented Mineral Properties	Lots 1, 2, 3, 4, 5, 6,7 & 8 23-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$153.06		HMC	1					1
11	16000-00502-240-12	Patented Mineral Properties	Lots 12, 13 & 14 24-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$23.94		HMC	1					1
12	26280-00348-000-00	Minerals Only	M.S. 348 Old Reliable Lode 14-005-02	Homestake Mining Company of California				HMC	1	Aye/Gali	5			6	Capped Royalty
13	26280-00407-000-00	Patented Mineral Properties	M.S. 407 Enterprise Lode 10-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$8.04		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
14	26280-00408-000-10	Patented Mineral Properties	M.S. 408 pt Surprise Lode 10-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$12.46		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
15	26280-00417-000-00	Patented Mineral Properties	M.S. 417 Carbonate Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$12.22		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
16	26280-00425-000-00	Patented Mineral Properties	M.S. 425 Jay Gould Lode 10-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$13.48		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
17	26280-00426-000-00	Patented Mineral Properties	M.S. 426 Garfield Lode 10-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$11.30		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
18	26280-00428-000-00	Patented Mineral Properties	M.S. 428 Far West Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$9.36		HMC	1					1
19	26280-00437-000-00	Patented Mineral Properties	M.S. 437 Katie Lode10-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$13.08		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
20	26280-00438-000-00	Patented Mineral Properties	M.S. 438 Arthur Lode 10-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$13.08		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
21	26280-00440-000-00	Patented Mineral Properties	M.S. 440 Hartshorn Lode 09-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$11.20		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
22	26280-00441-000-00	Patented Mineral Properties	M.S. 441 Minnie Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$9.36		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
23	26280-00442-000-00	Patented Mineral Properties	M.S. 442ª Ultimo Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$13.38		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes

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S-K 1300 Technical Report Summary

Map ID	County Parcel ID Number	Mineral Property Type	Legal Description	Property Owner	Annual Property Maintenance	2024 Taxes Paid	Other Cost	First Royalty Owner	Royalty %	Second Royalty Owner	Royalty %	Third Royalty Owner	Royalty %	Royalty % Total	Comments
24	26280-00443-000-00	Patented Mineral Properties	M.S. 443 Tidiout Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$12.58		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
25	26280-00447-000-00	Patented Mineral Properties	M.S. 447ª Utica Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$14.60		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
26	26280-00448-000-00	Patented Mineral Properties	M.S. 448A Antietam Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$14.32		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
27	26280-00449-000-10	Patented Mineral Properties	M.S. 449 Blue Bird Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$2.62		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
28	26280-00450-000-00	Patented Mineral Properties	M.S. 450 Carbonate Fraction #1 Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$2.12		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
29	26280-00451-000-00	Patented Mineral Properties	M.S. 451 Carbonate Fraction #2 Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$0.60		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
30	26280-00465-000-00	Patented Mineral Properties	M.S. 465 Mutual Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$10.64		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
31	26280-00466-000-00	Patented Mineral Properties	M.S. 466 Washington Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$8.90		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
32	26280-00473-000-00	Patented Mineral Properties	M.S. 473 May Queen Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$6.56		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
33	26280-00474-000-00	Patented Mineral Properties	M.S. 474 Hercules Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$4.14		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
34	26280-00489-000-00	Patented Mineral Properties	M.S. 489 Adelphi Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$13.96		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
35	26280-00675-000-00	Minerals Only	M.S. 675 General Grant Lode 01-004-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
36	26280-00679-000-00	Patented Mineral Properties	M.S. 679 Spanish Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$10.86		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
37	26280-00680-000-00	Patented Mineral Properties	M.S. 680 Richmond Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$11.80		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
38	26340-00839-000-00	Minerals Only	M.S. 839 Boss Lode 06-004-03	Homestake Mining Company of California				HMC	1					1
39	26340-00874-000-00	Patented Mineral Properties	M.S. 874 Brooklyn Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$11.86		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
40	26340-00930-000-00	Minerals Only	M.S. 930 Big Sam Lode etc. 07-004-03	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
41	26340-00935-000-20	Minerals Only	M.S. 935 Tract 1 pt of South Lyon Lode	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty; Excluding Govt Lot 5 being a part of Tract 1
42	26340-00977-000-00	Patented Mineral Properties	M.S. 977 Donald W, Ella & Virginia Lodes Etal 22-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$239.02		HMC	1					1
43	26340-01022-000-00	Patented Mineral Properties	M.S. 1022 Chloride Fraction Lode Etal 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$15.18		HMC	1					1	Subject to potential reversion of property if not used for mining purposes
44	26342-00935-010-00	Minerals Only	M.S. 935 Lost Irishman Lot 1	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
45	26342-00935-020-00	Minerals Only	M.S. 935 Lost Irishman Lot 2	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
46	26380-01043-000-00	Patented Mineral Properties	M.S. 1043 Rattler & Gilroy Lodes 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$15.68		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes

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S-K 1300 Technical Report Summary

Map ID	County Parcel ID Number	Mineral Property Type	Legal Description	Property Owner	Annual Property Maintenance	2024 Taxes Paid	Other Cost	First Royalty Owner	Royalty %	Second Royalty Owner	Royalty %	Third Royalty Owner	Royalty %	Royalty % Total	Comments
47	26380-01092-000-00	Minerals Only	M.S. 1092 Union Lode Etal 14-005-02	Homestake Mining Company of California				HMC	1	Aye/Gali	5			6	Capped Royalty
48	26380-01109-000-00	Minerals Only	M.S. 1109 Oro, Oro Frac. & Argenta Lodes 12-004-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
49	26380-01109-000-05	Minerals Only	M.S. 1109 Glyn Lode 12-004-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
50	26380-01109-000-10	Minerals Only	M.S. 1109 Lemars Lode 12-004-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
51	26380-01114-000-00	Minerals Only	M.S. 1114 Jackson Lode etc. 12-004-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
52	26420-01141-000-20	Minerals Only	M.S. 1141 Camden, Ford & Georgie, etc.	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
53	26460-01168-000-00	Patented Mineral Properties	M.S. 1168 Rocklyn & Blue Lodes 34-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$19.20		HMC	1	Whitehouse	5			6	Capped Royalty
54	26540-01247-000-00	Minerals Only	M.S. 1247 Whitehouse & Congress Lodes Etal 14-005-02	Homestake Mining Company of California				HMC	1	Aye/Gali	5			6	Capped Royalty
55	26540-01278-000-00	Patented Mineral Properties	M.S. 1278 Delaunay & Nanki- Poo Lodes 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$25.34		HMC	1					1	Subject to potential reversion of property if not used for mining purposes
56	26540-01283-000-10	Minerals Only	M.S. 1283 May Lode 33-005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
57	26540-01283-000-20	Minerals Only	M.S. 1283 Deadwood Lode 33-005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
58	26540-01283-000-30	Minerals Only	M.S. 1283 Buffalo & Link Frac. Lodes 33- 005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
59	26540-01288-000-10	Minerals Only	M.S. 1288 Long Point Frac Lode 35-005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
60	26540-01288-000-20	Minerals Only	M.S. 1288 Cardinal Lode 35-005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
61	26540-01289-000-01	Minerals Only	M.S. 1289 Cloud, Thunder, Lighting & Dick Lodes	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
62	26540-01289-000-05	Minerals Only	M.S. 1289 Ames & Ames Frac. Lodes	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
63	26540-01289-000-15	Minerals Only	M.S. 1289 Ester Lode 27-005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
64	26580-01349-000-00	Minerals Only	M.S. 1349 James g. Blain Lode 34-005-02	Homestake Mining Company of California				HMC	1					1
65	26580-01376-000-88	Patented Mineral Properties	M.S. 1376 Tract PR2 of Porto Rico #2 & Porto Rico Lodes 10, 11, 14, & 15- 005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$22.28		HMC	1					1
66	26580-01376-000-90	Patented Mineral Properties	M.S. 1376 Darboy Rubicon & Dakota Lodes Etal 14-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$5202.04		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
67	26580-01382-000-00	Leased Mineral Rights	M.S. 1382 Cleveland & Rubicon Lodes Etal 23-005-02	PETERSON, JAMES E		$1647.36	$4,000.00	HMC	1	Peterson	5			6	Lease Term 10 years (1984) $4000 annual extended by payment. See comments in parcel #26580-01382-000-10
68	26580-01382-000-10	Leased Mineral Rights	M.S. 1382 Grayback Lode 23-005-02	PETERSON, JAMES E		$299.72		HMC	1	Peterson	5			6	Lease Term 10 years (1984) $4000 annual extended by payment. This annual cost is already calculated in parcel #26580-01382-000-00

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S-K 1300 Technical Report Summary

Map ID	County Parcel ID Number	Mineral Property Type	Legal Description	Property Owner	Annual Property Maintenance	2024 Taxes Paid	Other Cost	First Royalty Owner	Royalty %	Second Royalty Owner	Royalty %	Third Royalty Owner	Royalty %	Royalty % Total	Comments
69	26580-01398-000-00	Patented Mineral Properties	M.S. 1398 Independent Lode Etal 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$71.00		HMC	1	Fillmore	5			6	Subject to potential reversion of property if not used for mining purposes
70	26620-01406-000-00	Patented Mineral Properties	M.S. 1406 Yankee Boy, Yankee Boy #3 & #4, Manga Charta, Alliance #2, Little Bonanza #2 & General Joe Hooker Lodes 14-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$97.00		HMC	1	Aye/Gali	5	OMF Fund	1	7	Capped Royalty
71	26620-01406-000-10	Minerals Only	M.S. 1406 Little Hill, Little Hill #2 & Arthur #1 Lodes 14-005-02	Homestake Mining Company of California				HMC	1	Aye/Gali	5	OMF Fund	1	7	Capped Royalty
72	26620-01436-000-00	Patented Mineral Properties	M.S. 1436 Julie Ette Lode Etal 22-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$75.72		HMC	1			1	Subject to potential reversion of property if not used for mining purposes
73	26620-01440-000-00	Patented Mineral Properties	M.S. 1440 Vigor Lode Etal 21-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$137.16		HMC	1			1	Subject to potential reversion of property if not used for mining purposes
74	26620-01468-000-00	Minerals Only	M.S. 1468 Loyd Lode 33-005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5	6	Capped Royalty
75	26620-01469-000-00	Patented Mineral Properties	M.S. 1469 Cashier & La Plata Lodes 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$17.00		HMC	1			1
76	26620-01529-000-00	Patented Mineral Properties	M.S. 1529 Badger Lode Etal 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$66.02		HMC	1	Fillmore	5	6	Subject to potential reversion of property if not used for mining purposes
77	26680-01569-000-00	Patented Mineral Properties	M.S. 1569 Lola Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$24.78		HMC	1	Fillmore	5	6	Subject to potential reversion of property if not used for mining purposes
78	26680-01616-000-60	Minerals Only	M.S. 1616 Grenada, Genesee & Peerless Lodes 03-004-02	Homestake Mining Company of California				HMC	1	Whitehouse	5	6	Capped Royalty
79	26680-01616-000-70	Minerals Only	M.S. 1616 Phonolite & Trenton Lodes 03-004-02	Homestake Mining Company of California				HMC	1	Whitehouse	5	6	Capped Royalty; Excludes Phonolite lode in this parcel #.
80	26680-01617-000-00	Patented Mineral Properties	M.S. 1617 Los Angeles #1, #2 & #3 Lodes 23-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$62.86		HMC	1	Aye/Gali	5	6	Capped Royalty
81	26680-01643-000-00	Minerals Only	M.S. 1543 Snorter & Snorter Frc Lodes 33-005-02	Homestake Mining Company of California				HMC	1	Whitehouse	5	6	Capped Royalty
82	26680-01655-000-10	Patented Mineral Properties	M.S. 1655 Victor #3 Lode Etal 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$166.42		HMC	1	Fillmore	5	6	Subject to potential reversion of property if not used for mining purposes
83	26680-01655-000-20	Patented Mineral Properties	M.S. 1655 pt St. Cloud #5 Lode 22-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$17.04		HMC	1	Fillmore	5	6	Subject to potential reversion of property if not used for mining purposes
84	26680-01659-000-20	Minerals Only	M.S. 1659 Telegram, Maid of Erin, Gannon etc	Homestake Mining Company of California				HMC	1	Whitehouse	5			6	Capped Royalty
85	26680-01673-000-00	Patented Mineral Properties	M.S. 1673 Blue Hill Frac, Belligerent, etc.	Homestake Mining Company of California	Annual Lawrence Co. property tax	$54.80		HMC	1	Whitehouse	5			6	Capped Royalty

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S-K 1300 Technical Report Summary

Map ID	County Parcel ID Number	Mineral Property Type	Legal Description	Property Owner	Annual Property Maintenance	2024 Taxes Paid	Other Cost	First Royalty Owner	Royalty %	Second Royalty Owner	Royalty %	Third Royalty Owner	Royalty %	Royalty % Total	Comments
86	26760-01769-000-00	Patented Mineral Properties	M.S. 1769 Edmonia Lode 14-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$21.24		HMC	1					1
87	26760-01792-000-00	Minerals Only	M.S. 1792 Marconi #2 Lode 31-005-03	Homestake Mining Company of California				HMC	1					1
88	26760-01822-000-00	Minerals Only	M.S. 1822 Hattie Lode Etal 14-005-02	Homestake Mining Company of California				HMC	1	Aye/Gali	5	OMF Fund	1	7	Capped Royalty
89	26760-01829-000-10	Patented Mineral Properties	M.S. 1829 Tract 1 27-005-02 Plat 2014-01022	Homestake Mining Company of California	Annual Lawrence Co. property tax	$47.16		HMC	1	Bohlen/Hoffman	4			5
90	26760-01851-000-00	Patented Mineral Properties	M.S. 1851 Mars #1 Lode 15-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$14.44		HMC	1					1	Subject to potential reversion of property if not used for mining purposes
91	26760-01862-000-00	Patented Mineral Properties	M.S. 1862 Stella #3 & #5 & Margarite #6 & #7 Lodes 26-005-02	Homestake Mining Company of California	Annual Lawrence Co. property tax	$72.32		HMC	1
92	26760-01872-000-00	Patented Mineral Properties	M.S. 1872 Cotton Tail Fraction Lode Etal 22-05-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$53.06		HMC	1					1	Subject to potential reversion of property if not used for mining purposes
93	26800-01910-000-00	Patented Mineral Properties	M.S. 1910 Dante, Creston, Morning Glory & Vindicator Lodes 23-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$56.18		HMC	1					1	Subject to potential reversion of property if not used for mining purposes
94	26880-02033-000-00	Patented Mineral Properties	M.S. 2033 Bison & Trent Lodes 10-005-02	LAC Minerals (USA) LLC	Annual Lawrence Co. property tax	$35.96		HMC	1					1	Subject to potential reversion of property if not used for mining purposes
95	N/A	Unpatented Mining Lodes	L&O No. 1 – BLM SN MMC74914 sec. 15	St. Joe Minerals	Annual BLM maintenance fee		$200.00	HMC	1					1
96	N/A	Unpatented Mining Lodes	NJB 7 – BLM SN MMC165019 sec. 15	Bond Gold Richmond	Annual BLM maintenance fee		$200.00	HMC	1					1
97	26680-01709-00-20	Patented Mineral Properties	M.S. 1401 Mammouth Lode 22-005-02	Dakota Gold Corp. (DTRC LLC)	Annual Lawrence Co. property tax	$224.24
98	26680-01709-000-20	Patented Mineral Properties	M.S. 1709 Dague #1 & Dague #2 Lodes 22-005-02	Dakota Gold Corp (DTRC LLC)	Annual Lawrence Co. property tax	$305.12
99	26760-01862-000-10	Patented Mineral Properties	M.S. 1862 Stella, Stella #1, #2, #4, #6, & #7, Margarite, Margarite #1, #2, #3, #4, #5, & #8 Lodes 26-005-02	Dakota Gold Corp (DTRC LLC)	Annual Lawrence Co. property tax	$237.22		HMC	2					2

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S-K 1300 Technical Report Summary

Richmond Hill Mine
Wharf Mine
Golden Reward Mine
T5N R2E
T5N R3E
T4N R2E
T4N R3E
Kirk
Terry Peak
Spearfish Canyon Rd
US Highway 14A
-103.9
-103.8
44.4
44.35
44.325
Confidential
Date: 1/20/2025
Time: 3:45pm
Author: Taylor Ballert
DAKOTA GOLD
N
0
1
miles
Scale 1:50,000
Aye/Gali 5% (Option)
Bohlen/Hoffman 4% (Option)
Fillmore 5% (Option)
HMC 2% (Tyler)
HMC/LAC 1% (Option)
DMF Fund 1% (Option)
Peterson 5% (Option)
Whitehouse 5% (Option)
Open Pit Mine (Active & Historical)
Projection: UTM NAD 83: Zone 13
Lat/Long WGS Reference

Dakota Gold Corp. Richmond Hill Project - Royalties

Figure 3-2: Richmond Hill Project Royalties

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Richmond Hill Project

S-K 1300 Technical Report Summary

3.8	Permitting

Dakota Gold, through its subsidiary DTRC LLC, has proposed to develop a new mining operation in the area of the existing Richmond Hill Mine in Lawrence County, South Dakota. With recent success in the advancement of the Resource, Dakota Gold seeks to evaluate the permitting of a large-scale mining operation in the area of the former Richmond Hill Mine. The final permit footprint is assumed to be located entirely on private land and excludes disturbance to U.S. Forest Service (USFS) or Bureau of Land Management (BLM) land.

3.8.1	Existing Permitting

3.8.1.1	Exploration Notices of Intent

Table 3-3 includes all currently active permits required by the South Dakota Department of Agriculture and Natural Resources (SDDANR) for conducting exploration activities at the Richmond Hill site under current approved Exploration Notice(s) of Intent(s) (EXNI) permits.

Table 3-3: Current Exploration Permits

Permit	Name	Authority	Program
EXNI-440	Richmond Hill 1	SDDANR	Minerals and Mining Program
EXNI-444	Richmond Hill 2	SDDANR	Minerals and Mining Program
EXNI-446	Richmond Hill 3	SDDANR	Minerals and Mining Program
EXNI-456	Richmond Hill 4	SDDANR	Minerals and Mining Program
EXNI-457	Richmond Hill 5	SDDANR	Minerals and Mining Program
EXNI-460	Richmond Hill 6	SDDANR	Minerals and Mining Program

DTRC LLC’s current requirements, restrictions, and obligations are set out by the SDDANR. Some of these restrictions only apply to the most recent EXNI permits; individual permit restriction letters should be consulted for variances. In general, obligations and restrictions applied to the exploration permits address reclamation, surface discharges, erosion control measures, drilling parameters, recommendations for working around cultural resources, and communications requirements.

3.8.1.2	Active Permits at Richmond Hill Mine

Table 3-4 includes all currently active permits for the historic Richmond Hill Mine. Inactive or closed permits are not included in this list.

Table 3-4: Current Environmental Permits

Permit	Authority	Program
Large-Scale Mine Permit (SMP) No. 445	SDDANR	Minerals and Mining
Surface Water Discharge Permit SD0026883	SDDANR	Surface Water Quality
Conditional Use Permit Nos. 116, 125, and 202	Lawrence County Planning and Zoning	Land Use
Water Rights Permit No. 1372-1 (supply wells 2, 8, and 15)
Water Rights Permit No. 1422-1 (stormwater and leach pad effluent in stormwater pond)

-	The Richmond Hill Mine was originally permitted in 1988 under large-scale mine permit SMP No. 445.

-	Construction of the mine also began in 1988.

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-	SMP No. 460, permitted in 1994 and associated with the limestone pit used for reclamation work, is no longer active.

-	Permit No. 445 for Richmond Hill includes approximately 74 acres of active disturbance, primarily associated with water treatment facilities.

-	There are approximately 260 reclaimed acres that meet post-mine land use and are available for use as surface disturbance under a SMP No. 445.

3.8.2	Future Permitting

In general, permitting a potential gold mine at the Richmond Hill site may require the permits listed in Table 3-5, below. The final Project’s features, design, and location for construction may necessitate additional permitting considerations to those listed in this table.

Table 3-5: Potential Future Environmental Permits

Permit	Authority	Program
Conditional Use Permit (CUP)	Lawrence County Planning and Zoning	Land Use
Notice of Intent and Request for Determination of Special, Exceptional, Critical or Unique Lands	SDDANR	Minerals and Mining
Large-Scale Mine Permit	SDDANR	Minerals and Mining
Air Quality Construction Permit	SDDANR	Air Quality
Title V Air Quality Operational Permit	SDDANR	Air Quality
Ground Water Discharge Permit(s)	SDDANR	Water Quality
NPDES Surface Water Discharge Permit(s)	SDDANR	Water Quality
Surface Water Discharge Permit	NPDES	Water Quality
Solid Waste Permit	SDDANR	Waste Management
Water Right Permit(s)	SDDANR	Water Rights
Hazardous Waste – Notification of Regulated Waste Activity Form	SDDANR	Waste Management

3.8.2.1	Addressing Potential Obstacles during Permitting Process

Permits obtained from SDDANR go through a formal department review and approval process. The Notice of Intent, Air Quality, and Large Scale Mine Permits consist of departmental completeness and technical review; public notices serve to inform the public, who can then submit comments and may request a contested case hearing in front of the South Dakota Board of Minerals and Environment. Groundwater discharge, surface water discharge, and water rights permit applications can also all be contested if public comments are received. Final hearings on these permits are held by the South Dakota Water Management Board. From submitting the first state permit (i.e. the Notice of Intent), to final approval for all permits: the review and approval process is anticipated to be two years.

South Dakota Codified Law (SDCL) 45-6B-95 limits a new mine permit to 320 acres of surface mining disturbance. The existing reclaimed acres at Richmond Hill are also available (see Section 17.5). Therefore, new surface mining disturbance for the Project, under a single new large-scale mine permit in association with active SMP No. 445, would be limited to approximately 580 acres. To mine beyond the initial 580 acres, the Company has two options: 1) reclaim existing disturbed acres to allow for one-to-one additional disturbance; or 2) apply for an additional large-scale mine permit for an additional 320 acres of net disturbance.

Conditional Use Permits (CUP) through the Lawrence County Office of Planning and Zoning go through a review and approval process, beginning with a Planning and Zoning Department review and informal information meeting and potential site visit with the Planning and Zoning Board. Notification letters are sent, and a public hearing is held by the Planning and Zoning Board, which allows for a public comment period. The Planning and Zoning Board provides a recommendation to the Lawrence County Board of Adjustment.

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S-K 1300 Technical Report Summary

The public has a second opportunity to provide comment on or to appeal the Planning and Zoning Board’s recommendation at the Board of Adjustment meeting. The CUP regulatory review and approval process is anticipated to be six months following submittal of the complete CUP.

3.8.2.2	Pre-Mining Land Use

The pre-mining land use in the area of the Richmond Hill site includes mineral exploration, logging, wildlife habitat, and recreation. A portion of the proposed Richmond Hill Permit Boundary also includes historic mine disturbance, including reclaimed heap leach facilities, dumps and pits, two water treatment plants, lined ponds, and other sites of former support facilities.

3.8.2.3	Permitting Requirements

In general, the SDDANR and Lawrence County permit applications require:

•	Property Location and Description

•	Mine Plan (construction, development, gold processing, and backfilling)

•	Reclamation Plan

•	Project Schedule

•	Current and proposed post mining land use; adjacent land use

Conditional Use Permit Requirements can include:

•	Proposed land uses

•	Setbacks

•	Existing and proposed structures, design specifications, and location of all facilities

•	Existing and proposed grading, drainage patterns, and landscaping

•	Existing and proposed improvements, including sewer and water facilities, parking, and roads

•	Existing and proposed signs with locations

•	Proposed timeline for completion of plans

•	Proposed parking and loading plans

•	Adjacent land use

•	Relationship of the proposed development to the surrounding area

•	Property lines and lot dimensions

•	Existing and proposed wells

•	Existing and proposed septic systems and drain fields.

Additional information that the Planning and Zoning Administrator may request could include:

•	A description of the activity or operation being proposed

•	Hours of operation, number of employees, number of employees reporting to site

•	Traffic in and out of business

•	Number of vehicles on site

•	Number of parking places, including handicap accessible

•	Use of existing and proposed structures

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S-K 1300 Technical Report Summary

•	Outdoor storage needs

•	Water, sewage disposal, and waste management service

•	Proposed signage including size, type, and location

•	Socioeconomic Report

3.9	Potential Significant Encumbrances

Three potentially significant encumbrances may affect the Project.

In 2017, Homestake sold several claims in M.S. 1862 (Stella, Stella No.1, Stella No.2, Stella No.4, Stella No 6, Stella No. 7, Margarite, Margarite, Margarite Nos. 1 through 5, Margarite No. 8) to Terrence T. Tyler (the Tyler Property) subject to an Area of Interest (AOI) buyback right reserved by Homestake. Under this AOI, Homestake had a right to buy back 51% of the property subject to the AOI if a resource of no less than 1 Moz Au is declared with the AOI. In May 2021, Dakota Gold purchased the Tyler Property. The AOI overlaps with the southeastern portion of the Richmond Hill Option Area, which is also owned by Homestake. This buyback right runs for a period of nine months from the declaration of a 1M+ oz resource within the AOI.

The Lakota Sioux assert ownership of the Black Hills of South Dakota. In United States v. Sioux Nation of Indians, 448 U.S. 371 (1980), the United States Supreme Court held that the United States government had “effected a taking of tribal property, property which had been set aside for the exclusive occupation of the Sioux by the Fort Laramie Treaty of 1868.” Although compensation was awarded for this unconstitutional taking, the Lakota have not accepted the award (reportedly in excess of $2 billion) and continue to claim rights to the Black Hills.

Dakota Gold has indicated that they do not believe that the former Richmond Hill Mine either helps or hinders continued exploration in any significant manner. Once the Option is exercised and the Property is purchased from Barrick, all Richmond Hill mine site water-management obligations, along with other post-closure operations, would become Dakota Gold’s responsibility.

3.10	Violation and Fines

Currently, there are no violations or fines.

3.11	Significant Factors and Risks That May Affect Access, Title or Work Programs

To the extent known to the QP, no other known significant factors and risks may affect access, title, or the right or ability to perform work on the properties that comprise the Richmond Hill Project discussed in this Report.

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S-K 1300 Technical Report Summary

4	Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1	Topography, Elevation, and Vegetation

The Black Hills of southwestern South Dakota is an isolated mountain range rising from the Great Plains of North America and extending north-northwest into Wyoming (Figure 4-1). The hills are so-called because of their dark appearance from a distance, as they are covered in a pine–spruce coniferous forest. Black Elk Peak (formerly Harney Peak) rises to 7,244 ft (2,208 meters) and is the range’s highest summit and the highest mountain in the United States east of the Rocky Mountains. The Black Hills have been described as an island in the plains, since they rise 3,000 to 4,000 ft above their surroundings—the Thunder Basin National Grassland of Wyoming lies to the west and the Buffalo Gap National Grassland to the east.

Several small rivers cut through the range, describing a roughly radial pattern, though most drainage is to the east—most notably Spearfish Creek in the north, Rapid Creek in the central region, and the Fall River in the south. Regardless of the original drainage direction, all rivers flow into either the Belle Fourche River, which wraps around the Hills to the north, or the Cheyenne River, wrapping around to the south. The Belle Fourche connects to the Cheyenne River east of the Black Hills; the Cheyenne in turn joins the southeast-flowing Upper Missouri River in central South Dakota.

Source: Dakota Gold (2024).

Figure 4-1: Richmond Hill Gold Property Location

The Black Hills is home to varied landscapes, such as prairie grasslands; rolling hills; badlands; karst features such as caves and sinkholes; craggy peaks; and granite spires. The hills are also noted for several unique topographic features, including the Badlands, Devils Tower, Missouri Buttes, Bear Butte, Cathedral Spires, and Mount Rushmore.

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An ecological crossroad, the Black Hills contains wildlife and plant species typical of habitats of the Rocky Mountains, Great Plains, northern boreal forests, and eastern deciduous forests. The local forest is dominated by ponderosa pine, but also includes dense spruce stands and areas of aspen, birch, and oak (United States Department of Agriculture Forest Service 2023). White-tailed deer and mule deer are common, and elk are encountered less often. Mountain lion sightings are rare, but coyotes are relatively common. Goshawk and osprey nest in the forest, and bald eagles may visit in the winter. Many songbird species are present, including brilliantly colored mountain bluebirds and western tanagers.

The Richmond Hill gold mine sits at an altitude of 6,000 ft, and the historical leach pad area is 5,600 ft, about one mile north of the pit area.

4.2	Property Access

Access to the Property is gained by traveling 1 mile southwest of Lead, South Dakota, on Highway 85/14A, to State Highway 473, then west approximately 3.2 miles to the Wharf Mine Road, continuing west approximately 1.2 miles before turning and traveling 1 mile north on the Richmond Hill Road (Figure 4-2).

4.3	Climate

The Black Hills climate is one of cool-to-cold snowy winters, and warm-to-hot dry summers, with four full seasons.

Precipitation amounts vary due to mountain influence, and Richmond Hill is rated as subhumid, with approximately 30 inches of rain annually. Average monthly snowfall ranges from 5 inches in Rapid City to 15 inches in the Black Hills. The snow on the plains usually melts within a few days, with deeper snow in the Black Hills lasting much longer.

Any future mining operations are expected to be year-round. During January and February, daytime temperatures average in the 30s Fahrenheit, but Chinook winds can warm temperatures into the 50s and 60s. Occasional intrusions of Arctic air are short-lived, and temperature inversions sometimes produce warmer conditions in the Black Hills.

July and August are the warmest months of the year, when daytime temperatures climb into the 70s and 80s Fahrenheit—and sometimes the 90s. Breezy winds and low humidity help make the hot days comfortable.

4.4	Local Resources and Infrastructure

The Project is within 5 miles of the twin towns of Lead and Deadwood. Dakota Gold has its base of operations in Lead, with separate facilities for office and core processing. Historical Richmond Hill Project documents are housed in secured storage at the Armories in Lead. Two other towns, Central City and Sturgis, are within 20 miles of the Project. The larger cities of Spearfish and Rapid City are within 40 miles of the Project, and most supplies can be obtained from one of these two centers. Personnel for exploration or development programs may be sourced from or housed in the four nearby communities.

Major transportation systems, including road, rail, and air, exist proximally to the northern Black Hills. Rapid City has a major rail freight station and regional airport, while an Interstate highway passes through the city and wraps around the northern end of the Black Hills.

Multiple facilities related to the historical Richmond Hill Mine still exist on the Property, including a water treatment plant and maintenance and storage buildings. Containment ponds are still operational, although an impermeable clay membrane has capped the open pit and leach pads.

Water for exploration drilling programs has been sourced locally and either pumped or trucked to the drills. One of three wells that supplied water to the Richmond Hill mine is still active.

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Richmond Hill Project

S-K 1300 Technical Report Summary

A 69 Kv transmission line supplies power to communities, and internal power is supplied by a 12.47 Kv line to the Project site.

Spearfish
590,000 mE
600,000 mE
N
W
E
S
0
2
miles
T6N R2E
T6N R3E
4,920,000 mN
4,920,000 mN
RICHMOND HILL GOLD PROJECT
T5N R3E
Deadwood
Richmond Hill Road
Lead
WHARF Mine
Wharf Mine Road
4,910,000 mN
T4N R2E
590,000 mE
Richmond Hill Gold Project
Location Map
Land parcels included in agreement
Township, Range and Section
Black Hills Meridian
Access Roads
UTM NAD83 Zone 13
WTG 09/29/2023
DAKOTA GOLD

Source: Dakota Gold (2023).

Figure 4-2: Richmond Hill Gold Project Access

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S-K 1300 Technical Report Summary

5	HISTORY

Gold was first recorded in the Black Hills in 1874, although prior rumors existed of prospectors discovering placer gold. The ensuing 1875 gold rush produced limited success, except in the Whitewood and Deadwood Creeks area. Other prospectors sought the hard-rock source of the placer gold upstream of the placer workings, and in 1876, the Homestake lode was discovered; it was mined almost continuously until 2001. Numerous gold deposits were subsequently discovered in the Black Hills in different geologic environments, with several turning into significant mining camps.

5.1	Explorations

The Richmond Hill mine is in the historical Carbonate Mining District approximately five miles northwest of Lead, South Dakota, in the northern Black Hills. Mining in the area started in the 1870s, during the gold-rush era. The only known production from the Property was from the Carbonate camp, which was primarily mined for lead and silver. The bulk of this production was from the Iron Hill mine. The mining was such that it supported a nearby town and smelter. Mining continued in this area until the silver price collapsed in the 1880s. About 2,500 ounces of gold were produced from the Spanish R mine on the western side of the camp in the late 1800s.

Prior to 1981, Viable Resources Inc. (Viable) assembled a land package that included most of the Carbonate camp. The bulk of the Richmond Hill deposit lies on Mineral Survey 977, obtained by a lease from Richard McQuire that included a 2.6% NSR royalty. LAC subsequently bought out this royalty in the early 1990s. In 1981, Freeport Exploration Company (Freeport) leased several claims from various individuals within the area now known as the Property. Also in 1981, Freeport formed both a lease agreement and joint venture (JV) agreement with Viable and drilled 52 rotary and core holes near the Richmond Hill topographical high and near the Carbonate camp several thousand feet to the north. The drilling project did not return the results Freeport needed to continue exploration, and the JV was terminated in 1983. Freeport subsequentially allowed their leases to lapse.

St. Joe American, owned by the Fluor Corporation, first started reviewing the Black Hills for its mineral potential in 1982 (St. Joe, 1986). They noted that total gold production in the area was over 39 Moz, with the Homestake mine accounting for 36 Moz. St. Joe determined that historical gold production came from five different geological ages and mineralizing processes. From oldest to youngest stratigraphically (mine or prospect examples) they are Precambrian (Homestake, Keystone, Bullion, Holy Terror, and Clover Leaf); Cambro-Ordovician Deadwood Formation (Cod) (Golden Reward, Bald Mountain, Maitland, and Wasp); Mississippian Pahasapa Formation (Spearfish Gold, Ragged Top, and Deadwood Standard); Tertiary porphyry related (Guilt Edge and Hoodoo-Union Hill); and Placer Deposits (Deadwood and Rockerville) (St. Joe, 1986).

Many of these mineralizing systems seemed to be present on the ground controlled by Viable, so in January 1984, St. Joe American entered into a JV with Viable to explore land around the Richmond Hill topographical high. They determined that this area held the greatest promise to host a minable gold deposit, and that year, they started drilling a breccia body 1,500 ft south of the hilltop; that breccia body contained the Richmond Hill gold deposit (St. Joe, 1987). The Richmond Hill mine history is summarized in Section 5.2.

An active exploration program continued elsewhere on the claims through the life of the Richmond Hill mine, primarily looking for gold-rich oxide rock that could supplement the feed to the Richmond Hill heap leach processing facility. In July 1987, Bond International Gold (Bond Gold) acquired St. Joe American. In 1990, Bond Gold explored thirteen prospective areas on the Property; only MW-3, Richmond Hill North, and Cole Creek returned positive results. The MW-3 Main deposit was discovered in the third hole drilled, 6,000 ft northeast of Richmond Hill, and later that year the MW3 East deposit was discovered 800 ft east-northeast of MW-3 Main, which contains higher grades. Due to the gold commodity price, at the end of 1990 several prospective areas were dropped from further exploration. These included the Earle, West Thumb, Twin Tunnels (TT), and Cleveland (CV) prospective areas. In 1991, seven additional prospective areas were explored, including Richmond Hill North (RHN), Cole Creek (CC), Eagle Bird, Helena, Huskie West, Perkins–Goodell, and Cleopatra Creek. Despite somewhat encouraging results, LAC did not develop any of these prospective areas due to low gold prices and environmental concerns. The MW-3 deposits were also excluded from further exploration due to being closed off in all directions, except those portions that trend off claims into ground held by others.

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In November 1989, LAC Minerals Ltd. Acquired Bond Gold. After the merger, the Project was held by the LAC subsidiary Richmond Hill Inc. In 1993, Richmond Hill Inc merged into LAC Minerals (USA) Inc. LAC Minerals (USA) Inc. converted to LAC Minerals (USA) LLC in 1999. Barrick Gold Corporation (Barrick) acquired LAC Minerals Ltd., the parent of LAC Minerals (USA) LLC in November 1994.

The Homestake Mining Company was acquired by Barrick in 2001. LAC Minerals (USA) LLC (hereafter “LAC”) and Homestake Mining Company of California (hereafter “Homestake”), a subsidiary of Homestake Mining Company merged in October 2023, with Homestake as the surviving entity. Homestake is the current owner of the properties formerly held separately by LAC and Homestake.

Dakota Territory Resources Company, now DTRC LLC, a subsidiary of Dakota Gold, entered into a three-year option agreement (the Option) with Barrick in 2021 to acquire the Homestake/LAC interests in the Richmond Hill Project area, with the mineral tenure primarily held in the names of LAC and Homestake (see discussion in 3.3 and 3.4). In 2022, the Option was amended to extend the Option period until March 7, 2026. In February 2025, the Option was further extended until December 31, 2028.

Table 5-1 provides a summary of Richmond Hill’s recent history.

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Richmond Hill Project

S-K 1300 Technical Report Summary

Table 5-1: Summary of Richmond Hill’s Recent History

Company	Year	Comment
Viable	Pre 1981	Assembled land package.
Freeport Exploration Company	1981	Leased several claims in Richmond Hill area.
Joint venture (JV) and lease agreement with Viable. Conducted drilling on several prospects.
	1983	JV with Viable terminated and leases allowed to lapse.
St. Joe	1984	JV with Viable.
Started drilling on Richmond Hill deposit breccia body.
	1985-1986	Continued drilling Richmond Hill deposit. Began property-wide drilling program. Added additional claims to the property position.
	1986	Richmond Hill positive feasibility study. Continued property-wide exploration program. Identified significant gold mineralization in the Cole Creek, Twin Tunnels, and Turnaround prospective areas.
	1987-1988	Richmond Hill deposit permitted for mining. Added the Turnaround deposit to the Mine Permit Application.
Bond Gold	1987	Acquired St. Joe gold division.
Developed Richmond Hill as an open-cut heap leach operation. Exploration continued with discovery of Cleveland prospective area.
	1988	First gold and silver doré poured.
LAC Minerals	1989	Acquired Bond Gold.
	1990–1991	Multiple prospective areas explored with some positive results, including MW-3 prospective area; but all rejected as possible feed sources for Richmond Hill.
	1992	Acid mine-drainage detected; studies began for determining reclamation plan for acid-rock drainage (ARD).
	1993	Final mineralized material hauled from Richmond Hill mine pit and efforts shifted to reclamation activities. Final exploration activities by LAC Minerals at the site. Final report on prospective areas completed.
	1994	Permit Amendment approved and reclamation work commenced.
LAC Minerals (USA/Barrick Gold)	1994	Barrick Acquired LAC Minerals.
	1995	Reclamation of pit backfill and waste-rock dump completed. Last gold poured in June.
	1996	Leach pad closure plan submitted and approved.
	1997	Leach Pad closure completed, and water-treatment plant construction and operation start-up. Water treatment and monitoring are primary on-site activities.
	2008	Biological selenium-treating water-treatment plant added to system.
	2019	Wharf Resources options property and begins exploration program.
2021

Wharf Resources drops Option with Barrick.

Richmond Hill Gold Project optioned by Dakota Territory Resource Corp from Barrick including adjacent lands owned by Homestake which is also owned by Barrick.

	2022	Dakota Gold formed as a merger of Dakota Territory Resource Corp and JR Resources.
Homestake	2023	LAC and Homestake merged into single company to become Homestake Mining Company of California.

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Richmond Hill Project

S-K 1300 Technical Report Summary

Limited formal reporting of exploration activities on the Richmond Hill property was completed as needed for corporate reporting, so the history presented herein has been gleaned from a limited number of letter reports and memos that were written by employees of the day and saved from destruction after flooding destroyed nearly all historical documents (Dakota Gold Corporation, pers. Comm.). Much of the exploration status presented in this Report is from project summary reports that the exploration staff compiled in 1993 as exploration wound down. Due to that flooding, most records of ground exploration other than drilling were destroyed.

Exploration activities included geologic mapping, soil sampling, rock-chip sampling, airborne and ground geophysical surveys, and drilling. Drilling was mainly by reverse-circulation (RC) methods; however, a few percussion holes were completed in the early 1980s, and core holes were drilled in the more intensively mineralized areas.

5.2	Mining

The Richmond Hill deposit was discovered in 1984; and St. Joe Gold Corporation filed an application to mine in 1987, following receipt in 1986 of a positive St. Joe feasibility report (St. Joe, 1987). In March 1988 a mining permit was granted. In late 1988, mining started as an open-pit heap leach operation (Duex and Anderson, 1994).

Richmond Hill mine facilities construction began in April 1988 under the ownership of Bond Gold. In fall 1988, production began from the Richmond Hill pit, with the first bar of gold and silver doré poured in December 1988. In November 1989, LAC acquired Bond Gold Corporation.

Mine production was from a single open pit with a valley-fill waste dump and three heap leach pads. Zones of mined sulfide-bearing mineralized rock placed on the waste-rock pile caused acid mine-drainage by June 1992. Thus, in July 1992, LAC was issued a Notice of Violation and Cease and Desist Order from the Department and was required to submit an application to amend its mine permit to the South Dakota Department of Environment and Natural Resources (SDDENR) and the South Dakota Board of Minerals and Environment (SDBME), outlining a new reclamation plan as the result of ARD detected at the toe of the waste-rock dump. The permit amendment was approved in February 1994, and reclamation work commenced in April 1994. The approved plan consisted of constructing a retention pond, treating the waste-dump discharge, and hauling all potentially ARD waste rock back to the pit and placing it under a multilayer capping system.

Mining continued intermittently until late 1993, and processing of heap leach pads continued until June 1995. Total production for the life of the mine was 5.24 Mton, with non-mineralized-rock production of 3.75 Mton. The final ore was hauled from the Richmond Hill pit in October 1993. In all, 172,294 ounces of gold were produced from the mine, along with 212,610 ounces of silver (Dakota Gold, pers. Comm.).

Barrick acquired LAC in November 1994. Reclamation of the engineered pit backfill facility and former waste-rock dump was completed in September 1995.

In conjunction with the permit amendment, a leach pad closure plan was submitted and approved in June 1996. Closure of the leach pads consisted of amending Leach Pad 3 with limestone to mitigate ARD and recontouring the pads and constructing a multilayer capping system similar to the capping system at the pit impoundment. Leach pad closure was completed in July 1997. The capping system was successful in significantly reducing ARD generation and water infiltration and, accordingly, the amount of leach pad effluent requiring treatment.

Since the leach pad effluent and the water stored in the process ponds did not meet discharge standards, primarily due to elevated levels of selenium, construction of a water-treatment plant began in 1995. The primary system consisted of a 200 gal/min selenium removal system. Due to issues with scale-up, a 200 gal/min reverse-osmosis (RO) unit operating at 50% recovery was installed at the site in 1997. The original selenium treatment circuit was used to treat the brine from the RO unit, which allowed a portion of the concentrate to be blended with the RO permeate and discharged to the environment. The water-treatment plant began operation in July 1997 and ran full-time year-round until December 1999 (Dakota Gold, pers. Comm.).

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Richmond Hill Project

S-K 1300 Technical Report Summary

The original water-treatment plant then ran seasonally from 2002 until 2008 when a biological selenium-treating water-treatment plant was constructed to treat the concentrate stream. This biological water-treatment operates in conjunction with the reverse-osmosis unit to treat and discharge the effluent collected from the leach pads. Water treatment, environmental monitoring, and continued reclamation activities are ongoing at the site.

5.3	Dakota Gold Corp

On September 7, 2021, Dakota Territory Resource Corp (DTRC), now DTRC LLC, signed the Option agreement with Barrick for the Property. In addition to the Richmond Hill land package, the Option includes lands adjacent to the Richmond Hill Property and owned by Homestake (also owned by Barrick). On March 30, 2022, DTRC (49%) completed a merger with JR Resources Corp (51%), resulting in Dakota Gold Corp. and its subsidiary DTRC LLC. Dakota Gold’s exploration in and around the Richmond Hill historical pit has continued to the present, primarily focusing on material amendable to conventional heap leach.

On February 3, 2025, the term of the Option was extended by agreement with Barrick until December 31, 2028.

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Richmond Hill Project

S-K 1300 Technical Report Summary

6	Geological Setting, Mineralization, and Deposit

6.1	Local Geology

The Property is on the northwestern portion of the Lead dome, a subsidiary dome north of the main Black Hills uplift. The Lead dome developed in response to a major Tertiary intrusive event that also led to the development of the Tertiary-aged gold deposits. These Tertiary intrusive rocks have a wide range of compositions and occur as stocks, sills, dikes, laccoliths, and breccia pipes. The Property’s patented and unpatented claims form a roughly circular area about 2 miles in diameter (Figure 6-1).

Two major terranes underlie the claims. Precambrian metamorphic rocks outcrop on the southern portions of the Property and consist of metamorphosed volcanic and sedimentary rocks. The western portion of this terrane contains primarily extrusive metavolcanic rocks that appear to be mostly mafic in composition. The metasedimentary rocks on the eastern side consist of phyllite, iron formations, and quartzites. Overlying the Precambrian rock on the north end of the Property is a nearly complete Paleozoic section, which includes the Cambro-Ordovician Deadwood Formation; Ordovician to Mississippian Englewood and the Whitewood and Winnipeg Formations; Mississippian Pahasapa Formation; and the Pennsylvanian Minnelusa Formation. Tertiary igneous rocks of varying composition have intruded extensively into both terranes. Property geology is depicted in Figure 6-2.

Several gold–silver deposits and prospective areas exist on the Property. Descriptions of these have been grouped relative to their host geologic environment and style of mineralization.

Within the Precambrian terrane, Tertiary mineralization occurs within breccia pipes and altered Precambrian rocks, with minor mineralization in Tertiary intrusive rocks. Examples include the Richmond Hill deposit, Twin Tunnels, Turnaround, Richmond Hill North, West Thumb, Huskie West, Cleveland, Calvin P, Cole Creek Heights, and Earle prospective areas.

Within the Paleozoic terrane, mineralization occurs in the Cambro-Ordovician Deadwood Formation along two primary horizons containing the most consistent mineralization. Examples within the Deadwood Formation are Cole Creek in the upper portion and MW-3 Main, MW-3 East, and Chism Gulch in the lower portion. Localized gold mineralization also occurs in the Pahasapa Formation but is limited to narrow veins and structures in the old Carbonate Camp area.

Carbonate Camp is several thousand feet north of the Richmond Hill Gold deposit, comprising two east–west fractures separated by 1,100 ft, with numerous showings and workings (LAC, 1993). Mainly known for its silver, lead, and gold mineralization, mining occurred over several short periods between 1881 and 1940, with the Spanish R mine on the western side of the camp accounting for most of the gold production. Individual deposits along the main (southern) fracture include Segregated Iron Hill, Seabury Calkins, Iron Hill, Combination, Able Holmes, and Adelphia. The north fracture includes Darboy, Farwest, Rattler, Surprise, and Hartshorn deposits. Deposits off the main fractures are the Spanish R, Buntz, and Homerun.

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Richmond Hill Project

S-K 1300 Technical Report Summary

Richmond Hill Gold Project
Historical Targets Area, Drill holes, Mapping & Mine Workings
Target Areas (Turnaround)
Mapped Areas (Darboy)
Drill Holes
Adits, Shafts & Prospect Pits
Optioned Property and Mineral Rights
UTM NAD83 Zone 13
T 5 N, R 2 E, Black Hills Meridian
WTG 09/29/2023
DAKOTA GOLD
N
S
E
W
592,000 mE
4,916,000 mN
4,916,000 mN
0
2,000
feet
Hartshorn
Rattler
Darboy
Spanish R
Iron Hill
Carbonate
Mugwump
Chism Flat
Spanish R S
Silver Creek
Independence
Chism Ck
MW3 East
Chism Gulch
Cole Creek
Richmond Point N
Cole Ck W
MW3 Main
Cole Ck
Cole Ck Heights
Rocky Point
Richmond Hill North
Twin Tunnels
Richmond Point
Richmond Hill Teton
Twin Tunnels
Cole Ck SE
Dague
Montsgne
Cleveland
Cleopatra Creek
Turnaround
High Road
Calvin P
Basine
Porphyry
West Thumb
Richmond Hill
Husky West
Richmond Flat
Fair Day
Eagle Bird W
Eagle Bird
Sylvanite N
Denver
Last Chance
T 5 N R 2 E
Sylvanite
Dewey
Keystone
14
15
22
23
27

Figure 6-1: Exploration Zones

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Richmond Hill Project

S-K 1300 Technical Report Summary

RICHMOND HILL
MINE
A
A'
T5N R2E
T4N R2E
Wharf Mine
LEGEND
QUATERNARY
Q
White River Group
Phonolite
Breccia
Rhyolite porphyry
Quartz porphyry
Feldspar porphyry
TERTIARY
Trachyte porphyry
Monzonite porphyry
Quartz monzonite porphyry
Latite / Trachyte
Latite porphyry
Undifferentiated Tertiary igneous rocks
CRETACEOUS
Lakota Formation
Morrison Formation
Redwater Shale Member
JURASSIC
Hulett Sandstone Member
Stockade Beaver Shale Member
Gypsum Spring Formation
TRIASSIC
Spearfish Formation
PERMIAN
Opeche Shale
Minnelusa Formation
PENNSYLVANIAN
Pahasapa Limestone
MISSISSIPPIAN
Englewood Limestone
ORDOVICIAN
Whitewood Limestone
Winnipeg Formation
CAMBRIAN
Deadwood Formation
PRECAMBRIAN
Flag Rock Formation
Northwestern Formation
Ellison Formation
Homestake Formation
Poorman Formation
Yates unit of the Poorman Formation
BEDDING
FOLIATION
CONTACTS
FAULTS
FOLDS
OTHER FEATURES
N
W
E
S
0
1
miles
GEOLOGIC MAP
Richmond Hill Project
Richmond Hill
Option Properties
DAKOTA GOLD

Figure 6-2: Geology of Richmond Hill

Other zones within the Property include Chism Gulch, Rocky Point, Iron Hill, and Cleopatra Creek. Each of these areas contains gold and silver mineralization and has exploration potential. Targets included in the mineral resource estimate and zones for which historical write-ups exist are described in more detail below.

Several gold deposits and zones exist in the Project area. Figure 6-3 is a 0.01 oz/ton grade shell showing the distribution of zones within the global resource estimate calculated for this Report. The grade shell measures approximately 13,000 ft north-south by 10,000 ft east-west and 3,000 ft vertically and is close to gold mineralization’s known limits. The type and character of these zones are discussed individually below.

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Richmond Hill Project

S-K 1300 Technical Report Summary

Source: S-K 1300 Initial Assessment and Technical Report Summary – April 30, 2024.

Figure 6-3: Richmond Hill Gold Project Target Zones on 0.01 oz/ton Grade Shell Plot

The Richmond Hill Gold mine is centered on an elongate Tertiary breccia pipe intruded into Precambrian phyllite and amphibolite, with stockwork zones fracturing and mineralization surrounding the pipe. The mine is the only site within the Project that has had recent mining. Mining activities were limited primarily to the oxidized cap, although some sulfide-bearing material was also mined. The geology of the Richmond Hill gold mine is as follows:

The (Richmond Hill) breccia pipe contains angular clasts of Tertiary intrusive rock and Precambrian metavolcanic rocks in a matrix of rock flour, iron oxides, barite, and adularia. Accessory minerals in the breccia include quartz, alunite, jarosite, kaolinite, fluorite, and rutile. The breccia is argillically altered and weakly silicified. Pyrite and marcasite occur in unoxidized rock. The deposit (that was mined) was primarily in the oxidized zone which extended to a depth of 250 ft. Gold grain sizes were determined by scanning electron microscope studies to be less than 2 microns (µm) occurring in quartz, feldspar, kaolinite, and iron oxides. (Paterson et al., 1988)

The breccia pipe and enclosing rocks are oxidized up to 250 ft deep, resulting in a hematitic–jarositic cap. The hydrothermal breccia pipe hosts gold, two zones of altered and stockwork-fractured Precambrian schist lying on the eastern and northwestern edges of the pipe, and one zone of stockwork-fractured trachyte porphyry intrusion southwest of the pipe. Gold is widespread, occurring as small native particles near oxidized-pyrite sites. Alteration is mainly argillic with local silicification, and numerous quartz–barite–adularia veins cut the deposit. The Precambrian amphibolite schist east and northwest of the breccia pipe has undergone intense argillic alteration and contains fine-grained gold in oxidized pyrite sites. In unoxidized material, pyrite and arsenical marcasite appear to be associated with gold (Paterson, 1988). The oxidized breccia pipe has historically been the most attractive gold host within the mine. Sulfide mineralization lying beneath the oxidized cap also carries gold, but in 1986 was not deemed suitable to mine using heap leach recovery processes; therefore, the relatively flat-lying oxide–sulfide contact was used as the floor to the deposit for mining.

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Richmond Hill Project

S-K 1300 Technical Report Summary

The sulfide resource underlying the Richmond Hill deposit’s westernmost zone of oxidized and fractured Precambrian rocks is a zone of mineralized sulfide-bearing rock not suitable for heap leaching. The host rock contains pyrite and arsenical marcasite averaging 5% to 10%, locally reaching 25% (Duex’s, 1988 edit of Paterson, 1988). The best grades intercepted to 1986 were 0.22 oz/ton Au over 135 ft, which is approximately 150 ft below the oxide–sulfide interface (St. Joe, 1986).

The Richmond Hill North zone Is approximately 3,000 ft north-east of the Richmond Hill gold mine. A 1990 radiometric airborne geophysical survey identified the Richmond Hill North zone as having the potential for Richmond Hill deposit-style mineralization. The area has three intrusive bodies and a large breccia pipe where early drilling returned mixed results. The geology comprises Proterozoic metavolcanic and sedimentary rocks overlain by the Cambro-Ordovician Deadwood Formation and intruded by Tertiary porphyritic intrusive rocks (LAC, 1993). Proterozoic rocks are mapped as amphibolite and mica schist, which have been deformed by three stages of folding, and metamorphosed to greenschist facies. Rock units strike north–south and dip vertically.

The Deadwood Formation rocks comprise basal sandstone, conglomerate, and shale units dipping north-northwest at 10 to 15 degrees. Tertiary intrusive rocks are mineralized breccia bodies with fragments up to 30 ft in diameter, comprising Paleozoic sediments and Tertiary porphyry fragments cemented by a finer matrix and rock flour. The Turnaround and Twin Tunnels prospects are within this area and are described in more detail below.

The Twin Tunnels zone is within the Richmond Hill North area and is described in more detail below. The Twin Tunnels zone is 2,900 ft northeast of the Richmond Hill gold deposit at the headwaters of Cole Creek. It is named for a pair of adits driven on the breccia zone comprising the Southern Extension and Northern Extension zones. The Southern Extension is a mineralized Tertiary breccia whereas the Northern Extension is a Tertiary intrusive complex (Watson, 1990).

Gold mineralization at the Twin Tunnels Southern Extension is within silicified Precambrian rocks surrounding a jasperoidal core (St. Joe, 1986). Gold grades in jasperoidal rocks range from 0.15 to 0.25 oz/ton Au. Only the southern portion of the breccia is mineralized, although the breccia continues to the north beyond drill-tested ground. In 1990, the mineralized material in the drilled portion of the Southern Extension was thought to be about 330,000 tons at 0.055 oz/ton Au (Watson, 1990). Dakota Gold is not treating this amount of mineralized material as current and the author has not determined what work, if any, would be required to verify or upgrade or if such verification or upgrading would be possible. The amount of mineralized material thought present at Twin Tunnels has been included to give the reader a sense of what was found, which at the time was not thought to be of economic interest.

The Twin Tunnels Northern Extension Is a sericite- and argillic-altered complex that is mineralized with pyrite containing gold and silver. The rocks comprise a mineralized metavolcanic, a poorly mineralized coarse- and fine-grained amphibolite unit, and an unmineralized Tertiary porphyry intrusive. Altered metavolcanic rocks are oxidized, vuggy, kaolin-rich, with about 5% finely disseminated pyrite. The metavolcanic unit has a massive and glassy matrix, few vugs, and carries higher-grade gold mineralization up to 0.09 oz/ton. Data from 1990 show mineralization open to the north and south suggesting a low-grade sulfide deposit (0.03 to 0.035 oz/ton Au) of undetermined size. Later drilling showed that the extensions to the north and south were lower grade than first speculated (Dakota Gold, pers. Comm.).

The Turnaround prospect is 1,000 ft northeast of the Richmond Hill gold deposit and is a breccia pipe overlain by an unmineralized porphyry cap. Bedrock oxidation extends to over 400 ft below the overburden–bedrock interface, and sulfide pods are found randomly throughout the host stratigraphy, suggesting that primary sulfide mineralization was oxidized during the late stages of hydrothermal alteration and more recent weathering (Paterson, 1988). The pipe is weakly mineralized throughout, with a higher-grade section along the southeast margin. Alteration and clast compositions are different from the pipe at the Richmond Hill deposit, as there are abundant Cambro-Ordovician Deadwood Formation clasts that contain higher-grade mineralization. Drilling was conducted from 1985 to 1987, comprising 40 holes into the pipe and adjacent rocks. In September 1986, St. Joe used a polygonal model to estimate that the pipe contained as much as 8.5 Mton of oxide mineralized material at 0.021 oz/ton Au. St Joe noted that there was a smaller, higher-grade zone within the modeled pipe. Dakota Gold is not treating the 1985 polygonal oxide model as current and the author has not determined what work, if any, would be required to verify or upgrade or if such verification or upgrading would be possible. The 1980s exploration results have been included to give the reader a sense of what was found at the Turnaround prospect.

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Richmond Hill Project

S-K 1300 Technical Report Summary

The West Thumb area is immediately west of the Richmond Hill gold deposit and was drilled in 1990 to increase potential resources for the Richmond Hill mining operation. The drill program identified about 488,000 tons of oxide material grading about 0.043 oz/ton Au. Dakota Gold is not treating the historical West Thumb work as current and the author has not determined what work, if any, would be required to verify or upgrade or if such verification or upgrading would be possible. The results of the historical work have been included to give the reader the ultimate outcome of exploration of the West Thumb prospect in the early 1990s. Exploration was curtailed due to the expense of drilling on the very steep terrain.

The Huskie West area is 1,500 ft southwest of the Richmond Hill gold deposit on the east side of Cleopatra Creek; it is a gold-in-soil anomaly trending 700 ft north–south and 300 ft east–west. It is underlain by altered meta-igneous rocks cut by numerous Tertiary dikes (St. Joe, 1986). A total of 12 exploration holes drilled into the Deadwood and Flagrock Formations did not return encouraging results. Bond Gold revisited the area in 1991, and constructed drill trails along the steep terrain but did not find significant mineralization.

The Cleveland area is about 2,000 ft northeast of the Richmond Hill gold deposit. It contains high-grade Homestake-type mineralization in Precambrian iron formation amphibole schist and metasediments affected by three periods of later folding. Most gold mineralization is controlled by east–west fault systems (Duex, 1989). The drilling program indicated that mineralization is cut off along strike, thinned, and became erratic to the north; heap leachable metallurgical recoveries decreased with depth. The preliminary drill program suggested that the Cleveland area deposit may contain 730,000 tons at 0.047 oz/ton Au (Horton, 1989). Dakota Gold is not treating the Cleveland historical exploration results as current and the author has not determined what work, if any, would be required to verify or upgrade or if such verification or upgrading would be possible. The outcome of historical inventory has been included to give the reader a sense of the outcome of explorations ending in late 1989.

Exploration identified an attractive zone grading 0.3 oz/ton Au over 5 ft, within an amphibole schist similar to that hosting Homestake mineralization. Exploration ceased in 1990 after five holes drilled into the prospect had minimal success (Duex, 1990).

The Calvin P area is near the Cleveland prospective area and has similar underlying geology. One hole was drilled into the prospect in 1990 and intersected anomalous gold mineralization near the bottom of the hole. The intersection’s grade was not high enough to warrant further work (Duex, 1990).

The Cole Creek Heights area is north of the Cleveland prospect area and has similar geology and mineralization in Precambrian iron formation. Three RC holes drilled in 1990 failed to identify significant mineralization (Duex, 1990).

The Earle area is 3,000 ft southeast of the Richmond Hill gold deposit and is the southern extension of the Cleveland prospect area. Four holes drilled in 1990 returned no significant intercepts, resulting in no further work being planned (Duex, 1990).

The MW-3 area is approximately 6,000 ft northeast of the Richmond Hill mine and comprises two zones—Main and East—which were reported to have bulk-mineable oxide resources, but were never mined (LAC, 1991). The zone contains the Richmond Hill mine’s processing facility on the northern portion. The prospective area contains the Richmond Hill mine’s processing facility in the northern portion. Historical exploration included numerous prospect pits, four shafts, and an adit about 260 ft long. Other collapsed adits were identified, but no past production is known from the area.

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S-K 1300 Technical Report Summary

The southern part of the MW-3 area is underlain by Precambrian metasediments containing iron formations, whereas the northern portion is overlain by the Cambro-Ordovician Deadwood and Winnipeg Formations, which dip northerly at 15 to 20 degrees. Intruding the sediments are Tertiary monzonitic porphyry dikes and sills, as well as stocks and associated breccia bodies.

Gold mineralization at MW-3 occurs throughout the Deadwood Formation, and less so within unconformably underlying Precambrian metasediments. Potential bulk-mineable material is disseminated in the basal conglomerate and sandstone members of the Deadwood Formation, and uppermost Precambrian schists (LAC, 1991). Steeply dipping and north-northwest-striking fractures known locally as verticals also control replacement gold-mineralization to a lesser extent. The basal contact between Cambrian and Precambrian rocks is strongly oxidized glauconitic limestone, shale, and occasionally massive limestone beds. Underlying Precambrian metasediments comprise mica schist, iron formation, and clastic quartzites with interbedded mica schists. The best gold grades are found within iron formation rocks, and most continuously in oxidized schists. Gold occurs erratically within structures up to 50 ft below the zone of oxidation.

Exploration in the late 1980s and early 1990s comprised geological mapping, soil and rock chip sampling, ground geophysics, and 248 drill holes, which included condemnation drilling over the Richmond Hill deposit processing facility. Metallurgical testing and detailed resource estimates were completed following discovery of the Main and East deposits. Beyond the deposits, widely spaced drilling confirmed low probability for additional mineralization in areas where surface mapping had indicated limited potential.

The MW-3 Main deposit mineralization is hosted mainly in Deadwood Formation basal sandstone and conglomerate, and a minor amount in Precambrian oxidized-iron-formation schists and lower contact unit. Consistent gold mineralization is found between two north-northwest-trending fractures or faults (verticals). East of the verticals the grade decreases quickly, and west of the verticals gold is present, but structurally controlled, including a major structure 500 ft to the west that is 30 ft wide and more than 400 ft down dip (strike length not stated in LAC, 1991). Oxidation of the Precambrian schists is thought to have occurred during the Cambrian and prepared the rocks for Tertiary gold mineralizing solutions to penetrate along faults or fractures into the schists.

The Main deposit is closed in all surface directions, and potential tonnage is limited by the thickness of the host rocks due to erosion of the host stratigraphy to the south, and a westward fault offset to the north. The faulted continuation occurs as the Cole Creek prospect, which is discussed below. The gold grade also decreases to the east and west of the controlling verticals.

The MW-3 East deposit is about 800 ft east-northeast of the Main deposit and is hosted in the Deadwood Formation lower contact zone altered to a ferruginous clay (LAC, 1991). The underlying Precambrian clastic quartzite and mica schist were not oxidized in the Cambrian and were not receptive to the gold mineralizing fluids. Gold mineralization in the lower contact zone is controlled by north-northwest-striking verticals, with best grades between two Tertiary porphyry dikes. The zone is 50 ft thick and overlain by Deadwood Formation shale and Tertiary sills. The mineralization continues to the east on land once controlled by Homestake, which drilled the eastern extension in 1994 and named this area Chism Gulch.

LAC deemed both MW-3 Main and MW-3 East to be uneconomical to mine based upon the drilled tonnage using the 1990s gold price.

The Cole Creek area is 4,000 ft north of the Richmond Hill gold deposit on the north side of Cole Creek, within the northern third of the old Carbonate camp. The prospect contains replacement-style mineralization in the uppermost part of shallow Deadwood Formation limestone, sandstone, and shale, dipping 15 to 20 degrees to the northwest. The sedimentary rocks are intruded by Tertiary porphyritic igneous (monzonite to phonolite) rocks as sills dikes, stocks, and breccias. Mineralization is controlled by two northwest-trending faults separated by approximately 120 ft, with mineralization continuous between the faults and as an irregular halo outward from the faults (St. Joe, 1986). All near-surface bulk-mineable prospects were evaluated, but deeper zones were not explored (Dakota Gold, pers. Comm.)

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The Iron Hill area is part of the old Carbonate camp, just north of the Cole Creek prospect, and has mine dumps containing gold mineralization believed to reflect the underlying structure that crosscuts an east–west fault hosting silver mineralization. No significant mineralization was found, and no further exploration was conducted.

The Spanish R mine is a past gold producer hosted by the north–south structures seen in the Cole Creek area. The mine is on the western side of the two structures present at Iron Hill. No significant mineralization was found, and no further exploration was conducted.

The Cleopatra Creek area is north of the Huskie West prospect and defined by a large, low-grade, gold-in-soil anomaly. Two east–west-trending structures within lower units of the Deadwood Formation control replacement-gold mineralization, which is similar to the MW-3 or Golden Reward areas. No significant mineralization was found, and no further exploration was conducted.

The Eagle Bird area is 2,500 ft south of the Richmond Hill gold mine, and was explored historically by many pits, adits, and a few shafts. One adit at the Eagle Bird mine is reported to have had 2,600 ft of underground workings, but no known production. The area is underlain by Precambrian meta-igneous and metasedimentary rocks overlain by the Deadwood Formation and intruded by Tertiary porphyry bodies. There are similarities to the rocks of the Richmond Hill mine area, but Eagle Bird rocks are more mafic, are flows rather than intrusive, and have less foliation. Overlying the basal unit are metasedimentary rocks, including iron formation (LAC, 1993).

Gold mineralization at Eagle Bird occurs in narrow, east-northeast fault structures within the Precambrian metamorphic and Tertiary porphyritic rocks. Mineralization occurs more extensively in the basal sandstone and conglomerate of the Deadwood Formation, with hand samples grading up to 0.046 oz/ton Au and a second zone with 0.06 oz/ton Au. Grades were too low to encourage LAC to continue exploring the area, although less exploration was conducted here than other prospective areas on the Property.

The Richmond Hill Gold Property is host to multiple gold–silver prospects and deposits, many of which Dakota Gold determined warranted further exploration. Following option of the Property in 2021, Dakota started a property-wide exploration program including geology, geochemical, geophysical, and drilling surveys described in more detail in Section 7.

6.2	Regional Geology

The Black Hills Uplift is an elongate Laramide-aged structural dome, located in western South Dakota and easternmost Wyoming, where erosion has exposed a core of Precambrian igneous and metamorphic rocks flanked by Paleozoic- to Mesozoic-aged sedimentary that dip away from the core of the dome (Figure 6-4 and Figure 6-5). Figure 6-4 is a generalized geologic map of the Black Hills Uplift showing the locations of the Property cross sections A–A′ and D–D′ are provided in Figure 6-5.

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Richmond Hill
Gold Property
Montana
Wyoming
South Dakota
Belle Fourche R.
Cheyenne R.
Devils Tower NM
Sundance
Moorcroft
Upton
Newcastle
Spearfish
Sturgis
Deadwood
Faith
Union Center
Ellesworth AFB
Rapid City
Wall
Interior
Black Hills
Hill City
Keystone
Harney Peak
Mt. Rushmore NM
Custer
Jewel Cave NM
Wind Cave National Park
Hot Springs
Edgemont
Badlands National Park
A
A'
D
D'
Twr
Tp
Ti
T
J
uK1
uK2
uK3
uPz
lPz
Xg
10 miles

Source: Geology of Wyoming (n.d.)

Explanation: Xg—Precambrian metamorphic and igneous rocks; lPz—lower Paleozoic (Cambrian–Mississippian); uPz—Upper Paleozoic (Pennsylvanian-Permian); T—Triassic, J—Jurassic; Uk1-Uk3—undesignated Cretaceous (oldest to youngest); Ti—Tertiary igneous rocks; Twr—Tertiary White River Group; Tp—Tertiary Pliocene (Upper Miocene-Pliocene Ogallala Formation). Cross-sections A–A′ and D–D′ are shown in Figure 6-5.

Figure 6-4: Regional Geologic map of the Black Hills Uplift (from Lufking et. Al, 2009)

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Explanation: A–A′—(northern Black Hills); D–D′—(southern Black Hills) (shown in Figure 6-4)

Southwest to northeast structural cross sections AA’ (northern Black Hills) and DD’ (southern Black Hills). The “Great Unconformity” between Precambrian and Phanerozoic rocks indicated by solid red line.

Figure 6-5: Southwest to Northeast Structural Cross-Sections (modified from Redden and DeWitt 2008)

The dome formed during the Laramide Orogeny from 66 to 56 Ma episodic tectonic events (Lisenbee, 1993). The northern part on the dome is cross-cut by a WNW-trending belt of Tertiary-aged intrusive rock that form a number of subsidiary domes related to laccoliths, stocks, dikes and sills that range in age from 58 to 46 Ma (Lisenbee and DeWitt, 1993, and Lisenbee, 2010).

The Early Proterozoic Homestake Formation is the main host for gold mineralization in the Black Hills uplift. Tertiary aged gold mineralization is hosted Early Proterozoic metasedimentary units, Paleozoic sedimentary units, Tertiary breccias, and Tertiary intrusive rock. The blocks of Archean crust in the southern Black Hills (D–D′ in Figure 6-5) may be rafted portions of the Superior craton. The complexity of folding and metamorphism within the Precambrian rocks indicates these ancient units were subjected to multiple deformational events before, during, and after the Trans-Hudson tectonic event (Redden and DeWitt, 2008).

6.3	Lithology

There are three main age groups of rocks including Precambrian igneous and metamorphic rocks, Paleozoic to Tertiary sedimentary rocks, and Tertiary igneous rocks. The foliated metamorphic rocks that form the northern Black Hills central core are elevated up to 4,000 ft above the surrounding flatlands and are mainly composed of quartzite, phyllite, and schist that were metamorphosed from lower greenschist to amphibolite facies; these are radiometrically dated to between 2.5 and 1.7 Ga. The metamorphic core has been complexly folded, faulted, and locally intruded by the 1.7 Ga Harney Peak Granite. These rocks partly underly the Property and are discussed in more detail in Section 6.5. A stratigraphic section of the northern part of the Precambrian core of the Black Hills uplift is presented as Figure 6-6. For a complete description of Black Hills Precambrian rocks, see Redden and Dewitt (2008).

Geologic mapping, stratigraphic relationships and geochronologic data indicate that rocks comprising the metamorphic core were deposited as sand silt, clay, volcanogenic sediments, and lava flows in intracontinental basins or on the eastern margin of the Wyoming Craton from > 2.56 Ga to 1.88 Ga (Redden et al., 1990, Redden and Dewitt, 2008, and reference therein, Dahl, 2010 and references therein). These sedimentary and volcanic rocks experienced protracted orogenic-related polyphase metamorphism and deformation (1.76-1.715) that culminated in the intrusion of S-type granite and pegmatite (1.715-1.695) Ga during the Black Hills Orogeny (Dahl et al., 2005a and 2005b, Dahl, 2010, and references within). These events created quartzite, phyllite, schist, greenstone, and amphibolite that experienced burial depths between approximately 10 and 23 kilometers (6-15 miles) and temperatures of from approximately 350 to 600°C with locally much hotter conditions in proximity to the S-type granite (Terry and Friberg, 1990, and Dahl et al., 2005a).

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Metamorphic conditions associated with the emplacement of the S-type granites indicate the Precambrian rocks experienced approximately 6 miles of post-exhumation prior to the deposition of Paleozoic sediments. In the Paleozoic, the Precambrian rocks were inundated by a sea that deposited 6,500 to 7,000 ft of sandstone, shale, and limestone sedimentary rock during the Cambrian through Permian periods. These Paleozoic strata thin from north to south and dip east on the Black Hills’ eastern side and west on the western side. Figure 6-6 displays a Precambrian–Paleozoic stratigraphic section and Figure 6-7 provides general stratigraphic section of the Black Hills.

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Stratigraphic Column for the Northern Black Hills
HOLOCENE TO OLIGOCENE
unconformity
EOCENE TO PALEOCENE
ORDOVICIAN AND CAMBRIAN
unconformity
EARLY PROTEROZOIC
Gravel and clay deposits (0-70m)
Intrusive rocks
Rhyolite, trachyte, phonolite sills and dikes (0-300 m)
Deadwood Formation
Shale, dolomite, limestone, flat-pebble conglomerate, sandstone and conglomerate (0-150 m)
Paleozoic Cover Rocks
Paleo-placer Host
Proterozoic Rocks
Grizzly Formation (Xg)—Metagraywacke with interbedded sericite-biotite schist (1,000 m)
Flag Rock Formation (Xf)—Interbedded biotite-sericite schist, graphitic phyllite, iron-formation, and hornblende-plagioclase schist (1,600 m)
Northwestern Formation (Xn)—Biotite-quartz-sericite-garnet schist (0-1,300 m)
Ellison Formation (Xe)—Well-banded to massive sericite-biotite phyllite and schist with interbedded impure quartzite and minor amphibolite (1,500 m)
Homestake Ore Host
Homestake Formation (Xh)—Grunerite-siderite schist and chert (iron-formation) with chlorite-rich and biotite-rich phyllite or schist. Locally sulfide rich (0-125 m)
Poorman Formation (Xp)—Thin, well-banded, sericite-biotite carbonate-bearing phyllite, graphitic phyllite (200-1,000 m)
Yates unit (Xpy)—Hornblende-plagioclase schist (600-1,200 m)
Modified after Caddy et al. (1991)

Figure 6-6: Precambrian Stratigraphic Section of the Northern Black Hills

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GENERAL OUTCROP SECTION OF THE BLACK HILLS AREA

Age		Formation	Thickness in feet	Description
QUATERNARY		SANDS AND GRAVELS	0-50	Sand, gravel, and boulders.
TERTIARY	PLIOCENE	OGALLALA GROUP	0-100	Light colored sands and silts.
TERTIARY	MIOCENE	ARIKAREE GROUP	0-500	Light colored clays and silts. White ash bed at base
TERTIARY	OLIGOCENE	WHITE RIVER GROUP	0-600	Light colored clays with sandstone channel fillings and local limestone lenses
TERTIARY	PALEOCENE	FORT UNION FORMATION: TONGUE RIVER MEMBER	0-425	Light colored clays and sands, with coal-bed farther north.
TERTIARY	PALEOCENE	FORT UNION FORMATION: CANNONBALL MEMBER	0-225	Green marine shales and yellow sandstones, the latter often as concretions.
TERTIARY	PALEOCENE	FORT UNION FORMATION: LUDLOW MEMBER	0-350	Somber gray clays and sandstones with thin beds of lignite.
?				
CRETACEOUS	UPPER	HELL CREEK FORMATION (Lance Formation)	425	Somber-colored soft brown shale and gray sandstone, with thin lignite lenses in the upper part. Lower half more sandy. Many loglike concretions and thin lenses of iron carbonate.
CRETACEOUS	UPPER	FOX HILLS FORMATION	25-200	Grayish-white to yellow sandstone
CRETACEOUS	UPPER	PIERRE SHALE Sharon Springs Mem.	1200-2000	Principal horizon of limestone lenses giving teepee buttes Dark-gray shale containing scattered concretions. Widely scattered limestone masses, giving small tepee buttes Black fissile shale with concretions
CRETACEOUS	UPPER	NIOBRARA FORMATION	100-225	Impure chalk and calcareous shale
CRETACEOUS	UPPER	CARLILE FORMATION Turner Sand Zone Wall Creek Sands	400-750	Light-gray shale with numerous large concretions and sandy layers. Dark-gray shale
CRETACEOUS	UPPER	GREENHORN FORMATION	(25-30)	Impure slabby limestone. Weathers buff.
CRETACEOUS	UPPER	GRANEROS GROUP	(200-350)	Dark-gray calcareous shale, with thin Orman Lake limestone at base.
CRETACEOUS	UPPER	GRANEROS GROUP: BELLE FOURCHE SHALE	300-550	Gray shale with scattered limestone concretions. Clay spur bentonite at base.
CRETACEOUS	LOWER	GRANEROS GROUP: MOWRY SHALE	150-250	Light-gray siliceous shale. Fish scales and thin layers of bentonite
CRETACEOUS	LOWER	GRANEROS GROUP: NEWCASTLE SANDSTONE	20-60	Brown to light yellow and white sandstone.
CRETACEOUS	LOWER	GRANEROS GROUP: SKULL CREEK SHALE	170-270	Dark gray to black shale
CRETACEOUS	LOWER	INYAN KARA GROUP: FALL RIVER [DAKOTA (?)] SS	10-200	Massive to slabby sandstone.
CRETACEOUS	LOWER	INYAN KARA GROUP: LAKOTA FM Fuson Shale Minnewaste ls	10-188 0-25 25-485	Coarse gray to buff cross-bedded conglomeratic ss, interbedded with buff, red, and gray clay, especially toward top. Local fine-grained limestone.
JURASSIC		MORRISON FORMATION	0-220	Green to maroon shale. Thin sandstone.
JURASSIC		UNKPAPA SS	0-225	Massive fine-grained sandstone.
JURASSIC		SUNDANCE FM Redwater Mem Lak Member Hulett Member Stockade Beaver Canyon Spr. Mem	250-450	Greenish-gray shale, thin limestone lenses Glauconitic sandstone; red ss. near middle
JURASSIC		GYPSUM SPRING	0-45	Red siltstone, gypsum, and limestone
TRIASSIC		SPEARFISH FORMATION Goose Egg Equivalent	250-700	Red sandy shale, soft red sandstone and siltstone with gypsum and thin limestone layers Gypsum locally near the base.
?				
PERMIAN		MINNEKAHTA LIMESTONE	30-50	Massive gray, laminated limestone.
PERMIAN		OPECHE FORMATION	50-135	Red shale and sandstone
PERMIAN / PENNSYLVANIAN		MINNELUSA FORMATION	350-850	Yellow to red cross-bedded sandstone, limestone, and anhydrite locally at top. Interbedded sandstone, limestone, dolomite, shale, and anhydrite. Red shale with interbedded limestone and sandstone at base.
MISSISSIPPIAN		PAHASAPA (MADISON) LIMESTONE	300-630	Massive light-colored limestone. Dolomite in part. Cavernous in upper part.
DEVONIAN		ENGLEWOOD LIMESTONE	30-60	Pink to buff limestone. Shale locally at base.
ORDOVICIAN		WHITEWOOD (RED RIVER) FORMATION	0-60	Buff dolomite and limestone.
ORDOVICIAN		WINNIPEG FORMATION	0-100	Green shale with siltstone
CAMBRIAN		DEADWOOD FORMATION	10-400	Massive buff sandstone. Greenish glauconitic shale, flaggy dolomite and flatpebble limestone conglomerate. Sandstone, with conglomerate locally at the base.
PRE-CAMBRIAN		METAMORPHIC and IGNEOUS ROCKS		Schist, slate, quartzite, and arkosic grit. Intruded by diorite, metamorphosed to amphibolite, and by granite and pegmatite.

1963

DEPARTMENT OF GEOLOGY AND GEOLOGICAL ENGINEERING
SOUTH DAKOTA SCHOOL OF MINES AND TECHNOLOGY
RAPID CITY, SOUTH DAKOTA

Figure 6-7: Black Hills General Stratigraphic Section

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In the Cambrian, tropical marine clastic rocks were deposited from north to south during a marine transgression—mainly sandstone and shale of the Deadwood Formation. The subsequent northward regression created a southward thinning wedge of strata from 400 ft thick in the north to 7 ft thick in the south.

The Deadwood Formation comprises two layers of quartz arenite separated by glauconitic sandstone, shale, limestone, and intraformational conglomerate layers. Deposition of the Deadwood Formation extends into the Ordovician and is overlain by shale and dolomite of the Winnipeg Formation and Whitewood Dolomite. No Silurian rocks are found in the Black Hills, which represents a period of emergence and erosion. In the Upper Devonian to Mississippian, the area was covered by tropical seas, which deposited shale and limestone of the Englewood Limestone and then the (Pahasapa) Limestone.

The Pahasapa Limestone is 850 ft thick in the north and 350 ft in the south. From the late Mississippian to early Pennsylvanian, the Pahasapa Formation was subject to 20 Ma of erosion and subsequent karst development in its upper layers, creating open spaces available for later mineralizing fluids.

Lower Pennsylvanian subsidence led to the deposition of the overlying Minnelusa Formation, which includes a lower marine shale, sandstone, and limestone sequence, upper layers of sandstone and siltstone, and gypsum near the top of the formation. Near the mid-Permian, the Minnelusa Formation is succeeded by the Opeche Formation shale, sandstone, and siltstone. Overlying this is the Minnekahta Formation thin-bedded limestone.

The Deadwood and Pahasapa Formations are the main Paleozoic mineralized geological units on the Richmond Hill Gold Project. The units deposited subsequently are considered cover rocks and include, in decreasing age, the Minnelusa Formation, Opeche Formation, Minnekahta Formation, and Spearfish Formation. These rocks are mainly shale, sandstone, siltstone, and limestone.

Following deposition of the Spearfish Formation, the Black Hills was again emergent and eroded for about 70 Ma, precluding deposition of any early-Mesozoic strata. The erosion continued to the mid-Jurassic, after which the area was again inundated by seawater, which allowed the Sundance Formation to be deposited.

The erosion continued to the mid-Jurassic, after which the area was again inundated by seawater, which allowed the Sundance Formation to be deposited. The Sundance Formation is a fossiliferous unit comprising siltstone, sandstone, white limestone, and shale.

Overlying the Sundance Formation is the upper Jurassic Unkpapa Formation non-marine sandstone, and Morrison Formation shale and sandstone. The latter formation likely experienced erosion, as its upper contact is an unconformity that marks the division between the Jurassic and Cretaceous periods.

At the close of the Jurassic and into the Cretaceous, much of central North America from north to south was submerged in seawater known as the Western Interior Seaway. Between 130 and 65 Ma a thick sequence of shale, limestone, and sandstone was deposited. Included from oldest to youngest are the Lakota Formation, Fall River Sandstone, Skull Creek Shale, Newcastle Sandstone, Mowry Shale, Belle Fourche Shale, Niobrara Formation, Carlile Shale, Greenhorn Limestone, Pierre Shale, Fox Hills Sandstone, and Lance Formation to close out the Cretaceous Period of the Mesozoic Era. By the end of the Cretaceous, between 6,500 and 7,000 ft of sedimentary strata had accumulated over what was to become the Black Hills.

Early in the following Tertiary Period the Black Hills experienced uplift and erosion related to the Laramide orogeny. This was most notable during the Paleocene and Eocene Epochs, with the sediments being shed to the west into the Powder River Basin. Volcanic activity occurred in a WNW-trending belt across the northern part of the Black Hills uplift resulted in numerous shallow igneous intrusions in the northern Black Hills, with well-known examples being Devils Tower, Missouri Buttes, and Bear Butte. The igneous bodies trend younger from east (58 Ma) to west (46 Ma).

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Other Tertiary rocks include the White River Group—divided into the lower Chadron and upper Brule Formations—and are seen primarily along the eastern side of the Black Hills. They formed during fluvial deposition in the late Eocene and Oligocene Epochs and comprise channel fillings of sandstone, claystone, and minor limestone.

6.4	Landforms and Structures

The geographic occurrence of Black Hills uplift geologic formations is controlled by various landforms. Black Hills landforms are divided into five main types: Central Crystalline Core (Core); Limestone Plateau; Red Valley; Cretaceous (Dakota) Hogback; and Buttes. Bordering the undulating Core is the Limestone Plateau, which covers a greater area on the west side of the Core than the east due to a much gentler westward rock dip in comparison to the steeper dips on the east side of the Core. Outboard of the Limestone Plateau is the Red Valley, a broad lowland that developed by erosion of the Spearfish and Sundance red-bed formations. The Richmond Hill Gold Project is characterized by these first two landforms.

Outboard of the Limestone Plateau is the Red Valley, a broad lowland that developed by erosion of Spearfish and Sundance red-bed formations. Like the Limestone Plateau, the Red Valley width is controlled by bedding, with shallower dips producing a wider valley on the west and a narrower valley on more-steeply dipping eastern exposures. The Cretaceous Hogback is a 300- to 400 ft-high ridge outboard of the Red Valley, formed by Lakota Sandstone that is resistant to erosion, along with dip-slope rocks of the Fall River Sandstone Formation. Rocks of the underlying strata are exposed on the steep cliff faces below the ridge crests. Evidence for the timing of erosion to create the current landform favors initiation in early Tertiary time, though some valleys likely were carved within the last five million years.

Buttes occur in the Northern Black Hills Igneous Province and are formed by a west- to northwest-striking zone of intrusive rocks cutting across the Black Hills uplift. Erosion of the enclosing strata has exposed the igneous rocks, which occur as dikes, sills, laccoliths, stocks, ring dikes, and diatremes. Due to greater resistance to weathering and erosion, the igneous rocks forming these structures stand out as positive topographical features such as Devils Tower and Bear Butte. Within the Northern Black Hills, the laccoliths generally cause the greatest disruption of the existing lithological layers into which they are intruded. The laccoliths cause doming and fault-bounded uplift, with the Deadwood Formation being the preferred host.

The Laramide uplift of the Paleozoic and Proterozoic basement started in the Laramide Orogeny about 70 Ma ago. Timing of the uplift can be constrained to the early Tertiary, since undeformed and horizontal Tertiary White River Group rocks lie unconformably above tilted Mesozoic strata, which was disrupted by doming Proterozoic basement. West vergent monoclines separate the Black Hills uplift from the Powder River Basin to the west. The eastern flank of the Black Hills uplift is caused by doming of the Proterozoic basement which forms asymmetric anticlines.

6.5	Deposit Type

Mineralization at the Richmond Hill Gold Project is dominantly replacement style within Tertiary aged breccias of host Precambrian metasedimentary and Cambrian-Ordovician sedimentary rocks. Gold bearing fluids possibly derived from Tertiary intrusions migrated along steeply dipping fractures called verticals, and gold was deposited in favorable structural or chemical traps as replacement deposits. Breccia pipes within Precambrian metasediments and the Cambro-Ordovician Deadwood Formation are the most common gold-bearing host rocks. The historical Richmond hill gold mine produced ore from Tertiary breccias dominantly hosted within Precambrian units that were processed as an open pit, heap leach operation.

6.6	Mineralization

Gold was first recorded in the Black Hills in 1874, although prior rumors existed of prospectors discovering placer gold. The ensuing 1875 gold rush produced limited success, except in the Whitewood and Deadwood creeks area. Other prospectors sought the hard-rock source of the placer gold upstream of the placer workings, and in 1876 the Homestake lode was discovered; it was mined almost continuously until 2001. Numerous other gold deposits were subsequently discovered in the Black Hills in differing geologic environments, with several turning into significant mining camps. Gold mineralization settings in the Black Hills are complex, and gold has been found in many geologic settings, including Archean Paleoplacer, Proterozoic Vein related Carbonate Iron Formation, Proterozoic Vein, Cambrian Placer, Tertiary Epithermal, and Quaternary Placer.

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Archean Paleoplacer deposits formed 2.5 Ga ago in alluvial fans along rift valleys that are now beds of metamorphosed conglomerate, quartz arenite, and hematite-chert banded-iron formation, which have been rotated and are now overturned (Paterson and Lisenbee, 1990). The paleoplacer deposits comprise pyritiferous and well-sorted quartz-pebble conglomerates. No recorded amount of gold has been produced from these deposits.

Vein related deposits hosted by Early Proterozoic Carbonate Iron Formation are represented by the Homestake mine in the northern Black Hills, which produced approximately 40 Moz of gold and 10 Moz of silver, making it one of the largest deposits of its type in the world. Host rocks are seafloor sediments of the Precambrian Homestake Formation, which were buried by later Precambrian strata, then complexly folded and metamorphosed during the Black Hills Orogeny. After about 1.7 Ga of erosion, what was left of the Homestake Formation was buried again by Paleozoic and Mesozoic strata prior to the most recent uplift and erosion that formed the Black Hills. Current thinking is that most of the gold was originally deposited as an orogenic gold system along shear zones, then subsequent fluid flow associated with later metamorphism resulted in gold precipitated in a favorable chemical environment (Caddey et al. 1991, Frei et al. 2009, Morelli et al. 2010). Gold grades at Homestake varied from 1 oz/ton in the upper levels to 0.25 oz/ton when the mine closed in 2001. From 1953 to 1971, the mine produced more than 500,000 ounces of gold per year.

Other Proterozoic Vein deposits occur in several locations within the Precambrian core and comprise quartz veins hosted by meta-graywacke and minor amphibolite—iron formation rocks. Veins that contain gold and minor silver range from a few inches to over 10 ft wide and are associated with faults, shears, and folds. Other veins contain gold, silver, antimony, lead, zinc, and copper, which imply that two sets of gold-bearing veins exist, one with and one without the other minerals. The latter veins are thought to be younger or shallowly emplaced. Most mining of these deposits occurred in the late 1800s and early 1900s. Examples include Keystone, Bullion, Holy Terror, and Clover Leaf mines (Paterson and Lisenbee, 1990).

Cambrian Placer deposits were formed when gold was eroded from the Homestake Formation or other Precambrian gold occurrences, and concentrated within stream-channel gravels on the Precambrian surface (Irving, 1904, Paterson and Lisenbee, 1990). These gravels later became conglomerates at the base of the Deadwood Formation. An ancient channel lies east of the Homestake open pit, and although no recorded production is known, remnants of the mines contain up to an ounce of gold per ton. Other Deadwood conglomerate placer deposits to the southeast have never been traced to the lode source.

Tertiary epithermal deposits in the northern Black Hills are hosted by Precambrian metamorphic, Paleozoic sedimentary, and Tertiary intrusive rocks. Gold- and silver-bearing fluids possibly derived from the intrusions were concentrated in steeply dipping fractures called verticals, and gold was deposited in favorable structural or chemical traps (Connolly, 1927, Paterson et al. 1988). The most favorable environment for gold deposition is the Cambro-Ordovician Deadwood Formation, where mineralization is primarily controlled by chemical or physical traps in the sedimentary rocks.

Quaternary Placer deposits comprise gold-bearing gravels along Deadwood and Whitewood creeks. Placer mining by shaft and drifts occurred until 1883 when floodwaters washed away many of the workings. Best known of these placer workings are the Deadwood and Rockerville mines.

On the Richmond Hill Gold Project, Tertiary-aged replacement gold mineralization, and Precambrian iron formation-hosted gold mineralization were drilled during exploration programs in the 1980s and 1990s. Subsequent drilling in 2023 identified the iron formation to be within the Proterozoic Flagrock Formation magnetite and sulfide-bearing iron formation containing Tertiary gold-silver mineralization but no classic Homestake style siderite iron-formation mineralization.

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The current genetic model Is that Tertiary-aged gold and silver-bearing fluids possibly derived from the Tertiary intrusions migrated along steeply dipping fractures called verticals, and gold was deposited in favorable structural or chemical traps as replacement deposits. Breccia pipes within Precambrian metasediments and the Cambro-Ordovician Deadwood Formation are the most common gold-bearing host rocks. These breccia pipes are associated with Tertiary alkalic magmatism that generated most of the Tertiary-aged gold deposits in the Homestake District.

Gold mineralization in the breccia pipes had previously been identified in various targets within the Project area, including Richmond Hill, Richmond Hill North, Twin Tunnels, and Turnaround. Dakota Gold followed up on this earlier work, and drill tested three of the six known breccia pipes within Twin Tunnels, Turnaround, and Richmond Hill zones. To this Report date, drilling has not defined the limits of mineralization in these breccia pipes.

Dakota Gold’s current exploration program seeks to confirm and expand upon known oxide gold resources and test the extent of gold sulfide resources. The zones included within the mineral resource estimate are Richmond Hill, Richmond Hill North, Cleveland, Turnaround, Twin Tunnels, Cole Creek, and MW3.

Historical production prior to the 1980s in the Project area was primarily from the underground mining of high-grade structures. With the advent of heap leaching technologies, a resurgence of mining occurred, and open pit mining of these resources began. The Richmond Hill gold mine and Wharf deposits to the south are examples, with the Wharf open pit mine being the only mine currently operating the Black Hills. Most gold is associated with pyrite at depth, and near-surface gold is liberated by natural oxidation. Sulfide-rich deposits have been processed historically using fine grinding and cyanidation, along with roasting, to recover the gold and silver. The Deadwood Formation hosts numerous historical mines, including Golden Reward, Bald Mountain, Maitland, and Wasp. Further north and west in the Carbonate and Ragged Top districts, fluids related to Tertiary intrusions have localized gold, silver, lead, zinc, and tungsten along faults or breccia pipes within the Pahasapa Limestone. Tertiary porphyry-hosted gold deposits include the Gilt Edge and Hoodoo-Union Hill mines.

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7	Exploration

Dakota Territory Resource Corp., now DTRC LLC, entered into the Option with Barrick on October 14, 2021, and began ground exploration on the Project, including gravity, induced polarization (IP) survey and drilling. Prior to optioning the Project, an airborne geophysical survey over a wide area of the Homestake district was performed. These are summarized in the following sections from data sheets provided by Dakota Gold (Berry, 2023a and 2023b).

7.1	Airborne Geophysics

From June 26 to August 1, 2020, New Sense Geophysics Ltd. conducted a high-resolution helicopter-borne magnetic and gamma-ray spectrometric survey over the Homestake District of Northern Black Hills, South Dakota. The survey consisted of 11,636-line km covering an area of 962.4 km2 and included the Property (Figure 7-1). The purpose of the survey was to map Precambrian lithologies and structure, as well as Tertiary intrusive rocks and associated alteration in outcrop, subsurface, and beneath cover. A report detailing the contractor’s work is dated August 31, 2020. Results of the survey are not publicly available.

Limit of Flight Lines for the Airborne Magnetics Survey
Spearfish
600,000 mE
N
W
E
S
4,920,000 mN
4,920,000 mN
RICHMOND HILL GOLD PROJECT
Deadwood
Lead
WHARF Mine
Richmond Hill Gold Project
2020 Airborne Magnetics Survey
Land parcels included in agreement
Access Roads
UTM NAD83 Zone 13
WTG 09/29/2023
DAKOTA GOLD
600,000 mE
0
5
miles

Figure 7-1: Airborne Magnetics Survey Flightline Limits

The airborne magnetic survey was able to identify the Tertiary intrusive centers and possibly larger feeder dikes. Most of the intrusive centers had previously been identified by surface mapping either by exposed intrusive rocks or by doming of the Paleozoic and Mesozoic strata. Inversions of the magnetic data set were also useful for identifying potential alteration associated with breccias and faults in the Richmond Hill Property. The radiometric survey, especially thorium, identifies the larger Tertiary intrusive centers.

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It is the opinion of the QP for this section that the airborne geophysical survey informed the selection of the Richmond Hill Gold Project area to option and also aided interpreting the extent of the geological units under areas of cover.

7.2	Gravity Compilation and Survey

In December 2021, geophysical contractor Robert B. Ellis, Allan Spector and Associates, Ltd. and Magee Geophysical Surveys LLC (Magee) completed a report titled Gravity Compilation and Processing (2021 Merge) Homestake District. Their work entailed compiling and merging historical Homestake gravity data with National Geophysical Data Center gravity data and Magee gravity data for the Black Hills region.

During May and June 2022, Magee collected additional gravity data to be added to the Dakota Gold data set. The survey acquired data from 550 gravity stations across the Black Hills to fill in gaps in the regional data set and to replace older readings that potentially had elevation- or terrain-correction problems. The survey area included Lawrence, Pennington, Butte, and Custer Counties of South Dakota, and Crook, Weston, and Niobrara Counties of Wyoming (Figure 7-2). Although the survey encompassed a large area, additional stations were surveyed near Richmond Hill. No report was completed summarizing this work, but maps and cross-sections were produced to assist with ongoing geologic interpretations.

The gravity survey was used to map out differences in density of the various rock units. The Tertiary intrusive rocks generally have lower densities than the Precambrian metamorphic host rocks. For example, there is a large intrusive body east of the Project area known as the Cutting Stock that is a distinctive gravity low. The larger metamorphosed basalt units commonly generate gravity highs. The eastern contact of the metamorphosed basalt running through the center of the Project does not generate a large density contrast. The lack of density contrast may be because of the heavy alteration of the metamorphosed basalt adjacent to the north-south trending Tertiary breccia pipes or that the lower-density breccias tend to intrude along this structure.

The gravity survey aided in interpreting the extent of geological units in areas of cover, and drill-hole collars were spotted using a combination of this and other airborne and ground-based surveys.

The QP responsible for this section of the Report believes that the gravity survey aided Dakota Gold in interpreting the extent of geological units in areas of cover, and spotting drill-hole collars benefited from a combination of this and other airborne and ground-based surveys.

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Regional Gravity
DTRC Gravity
7 (993)
6 (1683)
4 (276)
3 (165)
2 (540)
1 (190)
0 (2287)
Richmond Hill
Gold Project
N
W
E
S
Wyoming
South Dakota
Focus Area
2020 Airborne
Crook
Weston
Pennington
Custer
Wy SD
0
10
miles
Fall River

Focus Area Gravity
DTRC Gravity
7 to 8 (993)
6 to 7 (1683)
4 to 6 (276)
3 to 4 (165)
2 to 3 (540)
1 to 2 (190)
0 to 1 (2287)
Richmond Hill Mine
Wharf Mine
Open Cut

**Richmond Hill Gold Project location in respect to Dakota Gold Corp's regional geopysical surveys**

Source: Robert B. Ellis, Alan Spector and Associates, Ltd. And Magee Geophysical Surveys LLC (2021)

Notes: Index maps showing compiled gravity stations for the Black Hills regional area (left) and a focus area (right). Black dots are National Geophysical Data Center stations. Green dots are historical Homestake (Spector) stations. Red dots are stations acquired for Dakota Gold in 2020 and 2021. Black Polygons are outlines of Dakota Gold’s 2020 airborne geophysical survey and the primary gravity focus area. Blue polygons are County Lines.

Figure 7-2: Gravity Survey Station Locations

7.3	Induced Polarization Survey

From September 15 to October 2, 2022, KLM Geoscience LLC conducted IP and resistivity geophysical surveys across four lines for 8.1 miles (13.1 km) of survey lines at the Project (Figure 7-3). The survey was a dipole–dipole-type array with a 200 m dipole size using a 5 Kw transmitter and 16 channel IP receiver. The survey generated an IP response with parameters two seconds, time domain, 12 window, 150 ms, 55 ms delay after turn-off. Pseudo-sections were generated initially, then inverted to model true sections. Using the survey results, Dakota Gold was able to plan drill holes more accurately to intersect intended zones. KLM produced the Dakota Gold Richmond Hill DCIP Survey Logistical Report on October 2, 2022.

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592,000mE
N
W
E
S
LRH-1N
LRH-2N
LRH-3N
LRH-4N
4,916,000mN
15
14
22
23
T 5 N R 2 E
0
2,000
feet
Richmond Hill Gold Project
Location of IP-Resistivity Lines - 2022
& Preliminary Interpretation
Line & Station Locations
Potential Iron Fm
Potential Breccias
Optioned Property and Mineral Rights
UTM NAD83 Zone 13
T 5 N, R 2 E, Black Hills Meridian
WTG 09/29/2023
DAKOTA GOLD

Figure 7-3: Geophysical IP – Resistivity Survey Line Locations

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The IP survey identified possible breccias and iron formation as identified by the resistivity and chargeability response. Several drill holes tested the chargeability anomaly that was interpreted to be iron formation. The holes intersected Proterozoic Flagrock Formation magnetic and sulfide-bearing iron formation containing Tertiary gold-silver mineralization but no classic Homestake-style siderite iron formation mineralization. Resistivity highs corresponded to Proterozoic Ellison Formation quartzites and unaltered Proterozoic greenstones, and these were excluded from drill testing.

The QP responsible for this section of the Report believes that the IP survey aided Dakota Gold in mapping iron formation and other non-mineralized rock formations at depth and that a more detailed survey could be considered in areas lacking outcrop and needing additional subsurface information.

7.4	Geological Mapping

Small-scale geological mapping was conducted over the Project starting November 1, 2021, and continuing to the end of 2024. Dakota Gold geologists mapped an area of 3.3 square miles (8.6 km2) (Figure 7-4) to help guide drill-hole targeting, with the ultimate goal of integrating surface geology with drill-hole lithography to produce a three-dimensional (3D) geological model. Much of the work has consisted of field-checking St. Joe Minerals, Bond Gold, and LAC mapping and sample programs from the 1980s and 1990s. The recent mapping has yet to be compiled and is still in field note form. Dakota Gold has stated that the mapping confirms earlier work by others (James Berry, pers. Comm.) and that the map provided as Figure 7-4 is the most accurate as of the Report date.

The opinion of the QP for this section of the Report is that the map provided in Figure 7-4 is of sufficient detail to allow targeted drilling.

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N
W
E
S
592,000 mE
4,916,000 mN
4,916,000 mN
15
14
22
23
Rhichmond Hill
T5NR2E
27
0
2,000
feet
Richmond Hill Gold Project
Dakota Gold Geologic Field Work
Area of New Geologic Data Acquisition
Adits, Shafts & Prospect Pits
Optioned Property and Mineral Rights
UTM NAD83 Zone 13
T 5 N, R 2 E, Black Hills Meridian
WTG 09/29/2023
DAKOTA GOLD

Figure 7-4: Dakota Gold Geologic Field Work

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7.5	Drilling

7.5.1	Summary

Prior to Dakota Golds’ tenure, the Property was drilled by at least 1,056 rotary, RC, and core holes testing multiple prospective areas within the claim boundary. Several of these holes are excluded from the final database due to missing collar coordinates, downhole surveys, or other reasons. From optioning the Property in 2021 to February 3, 2025, to the effective date of the current mineral resource estimate, Dakota Gold has drilled an additional 148 diamond drill holes representing 157,504 ft of core drilling.

The drilling database provided to IMC consisted of 1,058 drillholes and 457,392 ft of drilling. This was after IMC removed hole RH-87-125C that was a duplication of RH-86-125C. Table 7-1 shows drilling by company. Figure 7-5 shows the distribution of drill holes by the company.

Table 7-1: Drilling by Company

		Final Database
Company	Total Holes	No. of Holes	Feet
Freeport	30	0	0
Legacy Drilling	951	836	272,608
St. Joe / Bond Gold	903	788	266,928
Homestake	48	48	5,680
Coeur	75	74	27,280
Pre-Dakota Gold Drilling	1,056	910	299,888
Dakota	148	148	157,504
2022	13	13	27,954
2023	61	61	98,610
2024	74	74	30,940
Total	1,204	1,058	457,392

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16,000 N
15,000 N
14,000 N
13,000 N
12,000 N
11,000 N
10,000 N
9,000 N
8,000 N
7,000 N
6,000 N
5,000 N
4,000 N
3,000 N
2,000 N
Chism Flat
Chism Gultch
A'
Cole Creek
MW3 East
MW3 Main
RH North
Twin Tunnels
B'
A
Cleveland
Turn Around
Richmond Hill
B
Richmond Hill
Project Boundary
EXPLANATION OF HOLE MARKERS
St. Joe/Bond Gold
Coeur
Homestake
Dakota 2022-2023
Dakota 2024
N
FEET

Figure 7-5: Richmond Hill Gold Project Drillholes by Company

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7.5.2	Freeport (1981 – 1983)

Freeport completed 30 conventional rotary drill holes. These holes were excluded from the final database as the collar locations are not known and contamination between samples was likely.

7.5.3	St. Joe, Bond Gold, and Homestake (1984 – 1994)

St. Joe, Bond Gold (while independently operated), and Bond Gold (while owned by LAC), and Homestake completed multiple RC and core-drilling programs on various prospects across the Project area. Separate drill-hole numbering series were used for each prospect area and were sequentially carried on between program operators. There are no core or pulp samples available from these drilling programs. The April 2024 Technical Report states that 951 drill holes were completed, however only 874 drill holes were acceptable for geological and resource modeling as 77 were excluded due to incomplete collar and/or downhole surveys or large discrepancies between data sources. The database provided to IMC included 836 of these holes. Accounting for the 77 excluded holes and the duplicated hole, there were an additional 37 holes that were not in the database provided to IMC; IMC has no information on where these holes were located or why they were removed from the database.

Drill hole collar locations were surveyed at the time of drilling into the Richmond Hill mine grid, which is a property specific grid. The original surveyed collar and control point coordinates were obtained from scanned paper sheets with tabulated digital and handwritten survey coordinates under Scott Engineering Letterhead, or directly from drill log headers. The Scott Engineering survey tickets are typical of survey instrument printouts from that time period, although no instruments were specified in any of the historical documentation. Documentation comprising drill hole collar coordinate listings from later in the programs indicates that Geodimeter Surveying Software was being used to manage surveying data.

The Richmond Hill mine grid was originally established using a 1’ x 1’ true north grid with the US Locating Monument #41 assigned coordinates of X = 100,000 ft and Y = 100,000 ft. Key control points for this grid were relocated by Dakota Gold personnel and Ponderosa Land Surveys, re-surveyed in US State Plane Coordinates System, and a custom projection created for transferring between the Richmond Hill mine, US State Plane, UTM NAD 83, and Homestake mine coordinate systems (Ponderosa, 2024).

Drill hole dips were obtained directly from drill log headers and applied only to the drill hole collar as most drill holes were relatively short. No instruments were specified for any of the downhole surveys.

Drill logs comprise mostly handwritten sheets with a header section for hole details and a description section for from-to intervals and geological descriptions plus varying amounts of supporting information. A small number of drill logs from later holes comprise spreadsheets. Information from handwritten logs was transferred to standardized digital drill logs containing hole number, collar coordinates, azimuth, dip, dates started and completed, from-to depth intervals, sample numbers, gold values in oz/ton, silver values in ppm and codes for lithology, oxide or sulphide mineralization, and alteration.

7.5.4	Coeur (2019 – 2020)

Coeur (Wharf Division) completed two drilling campaigns comprising 75 RC holes (R19R-4674 to 4683 and R20R-4684 to -4747 & 4690A). There are no core or pulp samples available from these drilling programs. Only 74 of the Coeur drill holes are acceptable for geological and resource modeling as one hole was excluded due to a missing downhole survey.

The Coeur drilling was concentrated in the north of the deposit area in the Chism Flat, MW3 East, and Cole Creek areas.

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Drill hole collar locations were surveyed at the time of drilling into the UTM NAD 83 coordinate system. These were then converted to Richmond Hill mine grid coordinate system by Dakota Gold using the procedures described by Ponderosa Land Surveys (Ponderosa, 2024).

Drill hole dips were obtained by surveys completed every 50 ft downhole starting at the collar and also at the end of each hole. A Surface Recording Gyro (SRG) instrument was used for the downhole surveys, but the actual instrument brand name was not specified. All data was exported to a spreadsheet provided by Coeur to Dakota Gold.

Drill logs comprise colored acQuire strip logs based on geological data stored in acQuire database software and exported to spreadsheets comprising hole numbers, collar coordinates, azimuths, dips, dates started and completed, from-to depth intervals, sample numbers, gold and silver values, ABA, alteration, lithology, mineralogy, oxidation, rock type, sulphide, and texture.

7.5.5	Dakota Gold (2022 – 2024)

7.5.5.1	2022 Drilling

J. Berry (2023b) assembled the drilling summaries for 2022 and 2023 drilling from Dakota Gold news releases and is presented in whole with minor edits for clarity.

Dakota Gold began core drilling with one drill rig on March 28, 2022. A second drill was added to the drilling project on November 9, 2022. The two drills have been working since then, except for June 15 to September 30, 2022, when only one drill was in use. Thirteen holes were completed in 2022, totaling 27,954.1 ft. The deepest hole was RH22C-001, which was drilled to 4,509 ft. The average hole depth was 2,150 ft.

The first two holes of the 2022 program tested the stratigraphy of the northern portion of the Project area, looking for Homestake Formation in the core of the Bald Mountain Anticline. Instead, only Ellison Formation was encountered below the Cambrian unconformity, indicating that the plunge of the Bald Mountain Anticline was steeper than expected.

Drill holes RH22C-003 through RH22C-007 were drilled in the Twin Tunnels area to test for high-grade gold mineralization in possible iron formation near the contact with a large greenstone unit. These holes did not encounter any Precambrian iron formation-hosting gold mineralization, but did encounter broad zones of Tertiary alteration in the greenstone and adjacent phyllites.

Drill holes RH22C-008 and RH22C-010 were drilled west of Twin Tunnels to test for replacement-style mineralization in the Paleozoic section and to test a geophysical target. Both holes yielded disappointing results. Drill holes RH22C-009 and RH22C-011 were drilled to test the area north of RH22C-005 at Twin Tunnels and had good results; RH22C-012 and RH22C-013 were drilled to confirm the high-grade mineralization encountered in historical hole TT-86-26. RH22C-013 confirmed the high-grade gold mineralization.

7.5.5.2	2023 Drilling

Sixty-one holes totaling 98,610 ft were completed at Richmond Hill during 2023. Hole depths varied from 429.5 to 6,046 ft. The average hole depth was 1,617 ft.

Drill holes RH23C-014 and RH23C-017 were drilled at Twin Tunnels. RH23C-015 and RH23C-016 were drilled to test for deeper mineralization below the MW3 Main zone. Both holes encountered gold mineralization in Precambrian phyllite and Tertiary iron formation-hosting breccias and fracture zones.

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Drill holes RH23C-019, RH23C-021, RH23C-022, RH23C-023, RH23C-024, RH23C-025, RH23C-026, and RH23C-027 were drilled at the Turnaround breccia pipe. It was determined from these holes that the breccia zone was extensive and went to depth, although not all portions of the breccia were well mineralized.

Drill holes RH23C-028 through RH23C-056 were drilled as dual-purpose holes to confirm historical drilling results and obtain metallurgical test samples. The following holes were drilled at Turnaround: RH23C-028, RH23C-029, RH23C-031, RH23C-035, RH23C-046, and RH23C-047.

Drill holes RH23C-028 and RH23C-046 were drilled at the north end of the Turnaround breccia. Both holes encountered mineralization 800 ft below the surface. Both holes encountered gold mineralization.

Drill holes RH23C-029, RH23C-031, and RH23C-035 were drilled in the central portion of the Turnaround breccia. RH23C-031 and RH23C-035 encountered gold mineralization.

Drill hole RH23C-047 was drilled at the south end of the Turnaround breccia. This hole intersected gold mineralization in the breccia pipe and the adjacent Precambrian phyllite country rock.

Eight confirmation-metallurgical holes were drilled at the Twin Tunnels breccia area: RH23C-030, RH23C-032, RH23C-033, RH23C-034, RH23C-036, RH23C-039, RH23C-041, and RH23C-048. Most of the holes at Twin Tunnels breccia were drilled from the western portion of the breccia pipe over to the eastern side and fanned from north to south. RH23C-048 was drilled from the southeastern side of the breccia to the west. RH23C-030 was lost during drilling and was offset with RH23C-032.

Four holes were drilled at the Richmond Hill breccia and historical pit area: RH23C-044, RH23C 050, RH23C-054, and RH23C-056.

Drill hole RH23C-044 was 1,030 ft east of the Richmond Hill breccia pipe. It intersected gold mineralization in Deadwood Formation, Tertiary breccia, and Tertiary-altered Flagrock Formation.

Drill holes RH23C-050, RH23C-054, and RH23C-056 were drilled from the east side of the Richmond Hill mine historical pit and angled under the pit to confirm the mineralization that was left below the pit. Elevated gold grades were encountered.

Drill holes RH23C-040, RH23C-042, and RH23C-043 were all drilled at the Cole Creek area, targeting Tertiary gold mineralization within the Deadwood Formation. RH23C-040 also encountered Tertiary epithermal mineralization below the unconformity, hosted within Precambrian greenstone. All of the drill holes encountered gold mineralization.

The following holes were drilled at the MW3 Main prospective area: RH23C-049 and RH23C-051. RH23C-049 intersected gold mineralization. These intercepts were in Tertiary-mineralized Precambrian phyllites and iron formation. RH23C-051 intersected gold mineralization in oxidized, lower Deadwood Formation, in Tertiary trachyte, and also in Tertiary-mineralized Precambrian phyllite.

The following holes were drilled at the MW3 East prospective area: RH23C-052, RH23C-053, and RH23C 055. RH23C-052 intersected gold mineralization in oxidized Deadwood Formation and in Tertiary-mineralized Precambrian phyllite. RH23C-053 intersected gold mineralization in oxidized Deadwood Formation. RH23C-055 intersected gold mineralization in oxidized Deadwood Formation, and in Precambrian-hosted Tertiary breccia.

7.5.5.3	2024 Drilling

The 2024 drilling consisted of 74 holes and 30,940 ft of drilling. Three holes, RH24C-075, RH24C-076 and RH24C-077 were in the Cole Creek area of the deposit.

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Twelve holes, RH24C-078 to RH24C-082, RHC24C-086 to RH24C-088 and -088A, RH24C-099, RH24C-101 and RH24C-102 were in the Richmond Hill North area.

Two holes, RH24C-083 and RH24C-084 were in the Cleveland area and one hole, RH24C-085 was in the Twin Tunnels area. The Cole Creek, Richmond Hill North, Cleveland, and Twin Tunnels drilling were to fill in gaps in the drill coverage.

The remaining 56 holes, RH24C-089 to RH24C-098, RHC24-100, and RH24C-103 to RH24C-147 were in the Chism Gulch area and were for the purpose of adding near surface, oxide, mineral resource to the Project. This was a successful project, with most of the holes encountering mineralized material. Most of the mineralization was in the Deadwood Formation and the drilling also encountered higher silver grades than are common in most of the deposit.

7.5.5.4	Procedures

Drill holes were lined up to the proposed hole positions using a Reflex TN14 Gyrocompass, which recorded the surface azimuth and dip of the drill hole. Drill hole collar locations were surveyed by a licensed surveyor at the time of drilling into the Homestake mine coordinate system. These coordinates were converted to Richmond Hill mine grid coordinate system by Dakota Gold using the procedures described by Ponderosa Land Surveys (Ponderosa, 2024).

Drill hole dips were obtained by surveys completed every 50 ft downhole starting at the collar and also at the end of each hole. North-Seeking Gyro (NSG) instruments comprising Reflex TN14 and Sprint_IQ tools were used. All data was exported to a spreadsheet provided by Dakota Gold.

Drill logs comprise mostly handwritten sheets with a header section for hole details and a description section for from-to intervals and geological descriptions plus varying amounts of supporting information. Information from handwritten logs was transferred to spreadsheets containing hole number, collar coordinates, azimuths, dips, dates started and completed, from-to depth intervals, sample numbers, gold and silver values, lithology, mineralization, geotechnical, geophysics, density, and breccia.

7.5.6	Opinion

The QP responsible for Section 7.5 has reviewed the drilling results and found that they are correctly represented as compared to the drilling results presented on geochemical laboratory certificates. In addition, the following comments can be made regarding drilling results:

•	The procedures for the drilling programs followed standard industry procedures available at the time that the work was completed.
•	There is no currently known relationship between recoveries and grades that could materially affect the accuracy and reliability of the results.

7.6	Hydrogeology and Geotechnical

Dakota Gold has not initiated either hydrogeology or advanced geotechnical characterization studies. Homestake is conducting ongoing hydrology and hydrogeology water quality testing related to Richmond Hill mine post-closure operations. The QP responsible for Section 7.6 was not provided with information related to methodologies or results of the sampling, but Dakota Gold would assume liability to continue with post-closure operations should they complete the Option. The extent to which these studies affect this Report is covered further in Chapter 17. However, the reader is cautioned that ongoing reclamation of the historical Richmond Hill mine represents a significant liability to the Project unless the mine site is included in new mining operations.

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Dakota Gold has acquired no geotechnical data such as rock strength parameters, as the Project is still in the early stages of exploratory drilling. However, Dakota Gold is collecting recovery and rock quality designation (RQD) data as part of the drill-logging process. Drill core is assembled at the drill as it slides out of the core tube before being placed into core boxes. The driller’s recovery measurements are double-checked during the core-logging process, along with measuring and calculating the RQD. The QP responsible for Section 7.6 observed core handling at the drills and core-logging facilities and confirmed that Dakota Gold and their drill contractor are following industry standard procedures.

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8	Sample Preparation, Analyses and Security

8.1	Drilling Programs

Table 8-1 summarizes the historical and current Project drilling programs in four chronological groups by which the sample preparation, analyses, and security procedures described in this chapter are organized.

Table 8-1: Groups of Drilling Programs at Richmond Hill Gold Project

Company	Year	Comment
Viable Resources	Pre 1981	Assembled land package.
Freeport Exploration Company	1981–1983	Joint venture (JV) and lease agreement with Viable Resources
St. Joe	1984	JV with Viable.
		Conducted drilling program on Richmond Hill deposit breccia body.
	1985–1986	Conducted drilling programs on Richmond Hill deposit and property.
	1987–1988	Richmond Hill and Turnaround deposits permitted for mining.
Bond Gold	1988	Acquired St. Joe gold division.
		Developed Richmond Hill as an open-cut heap leach operation. Conducted drilling with discovery at Cleveland.
LAC Minerals	1989	Acquired Bond Gold and continued work through Bond.
	1990–1991	Conducted drilling programs on multiple prospects with positive results at MW3.
	1993	Final exploration activities at the site.
Homestake	1994	Chism Gulch Drilling
Barrick Gold	1994	Acquired LAC Minerals.
Coeur Mining Inc.	2019–2020	Optioned property from Barrick Gold and conducted drilling program.
	2021	Terminated property option.
Dakota Territory Resources	2021	Dakota Territory Resources optioned Property.
Dakota Gold	2022–2024	Dakota Gold formed from merger of Dakota Territory and JR Resources.

8.2	Procedures for Historical Drilling Programs from 1981 to 1994

8.2.1	Freeport (1981-1983)

Freeport completed 30 conventional rotary drill holes and submitted samples of varying lengths to an unknown laboratory for gold and silver analyses. As there are no supporting laboratory certificates, these samples were excluded from the database for the Project.

8.2.2	St. Joe, Bond Gold, and Homestake (1984-1994)

8.2.2.1	Drilling Program

St. Joe, Bond Gold (while independently operated), Bond Gold (while owned by LAC), and Homestake completed multiple RC and core-drilling programs on various prospective areas across the Project area. Separate drill-hole numbering series were used for each prospect area and were sequentially carried on between program operators. There are no core or pulp samples available from these drilling programs. In all, 951 drill holes were completed for which information is available. The number of these holes in the final database is 836.

8.2.2.2	Sampling, Sample Preparation, Analysis, and Security

The first four core holes drilled in 1984 at Richmond Hill were shipped in their entirety to a metallurgical laboratory in Viburnum, Missouri, for testwork. The core was crushed to 0.75 inches, split to obtain representative samples, prepared, then analyzed. Core from later holes was cut lengthwise, one-half was kept for reference at St. Joe’s field office, and the other half sampled in 5 ft intervals, and shipped for preparation and analyses.

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Dry RC drilling chips were sampled in 5 ft intervals and split on site under supervision of company geologists to create two samples of equal weight. One of these samples was shipped for preparation and analyses, and the other sample stored for reference at the company’s field office. When water was encountered, it was used during drilling, which necessitated using a wet splitter to split samples down to a manageable size. Samples were then dried and split into two samples, and one was sent for preparation and analysis.

Most of the samples were shipped to Bondar-Clegg laboratory in Lakewood, Colorado, and assayed there or at the Bondar-Clegg laboratory in North Vancouver, B.C. The security procedures used for the shipments are not known. Bondar-Clegg was independent of St. Joe and Bond Gold, and was acquired by ALS Limited in 2002. It is not known if Bondar-Clegg had any accreditations at the time the analytical work was completed between 1984 and 1993. A small number of samples were sent to Nevada GSI laboratory in Sparks, Nevada. The history of this laboratory is not known with regards to independence and accreditations.

Sample preparation procedures followed a standard industry process of taking submitted samples through successive stages of reducing particle sizes and weights to obtain representative subsamples for assaying. Procedures comprised drying, crushing (jaw or rolls), splitting (riffle), pulverizing (spindle, plate, bowl), splitting (scoops), and analyses. Based on IMC file data, the standard Bondar-Clegg sample preparation consisted of drying the sample, crushing to ¾ inch with a jaw crusher and crush to 75% passing -10 mesh with a cone crusher. A 250 g split was pulverized for analysis. No details are available regarding sample preparation procedures used by Nevada GSI.

Gold assays were conducted by Bondar-Clegg and Nevada GSI using 1-assay-ton samples; fusing using a standard lead collector fire assay; cupelling of the lead button to obtain a gold–silver bead; removing silver by a mixture of nitric and hydrochloric acids; weighing of the final gold-only bead by a gravimetric balance; and reporting results in ounces per ton, with lower detection limits (LDL) of 0.001, 0.002. or 0.0025. There were no over-limit analyses for gold.

Silver analyses conducted by Bondar-Clegg and Nevada GSI were determined using 10-gram samples, dissolving samples with a mixture of hot nitric and hydrochloric acids (aqua regia), instrument reading using atomic absorption spectroscopy (AAS), and reporting of results in parts per million with LDLs of 0.1 or 0.2 ppm. Samples with results over 30 ppm Ag were re-assayed, and results were reported in ounces per ton for Bondar-Clegg or parts per million for Nevada GSI.

Most of the assay certificates are available and were used to check against the existing database.

There is no information available for Homestake sampling or analytical procedures. However, the area drilled by Homestake was also extensively drilled by Dakota Gold during their 2024 campaign.

8.2.2.3	Quality Assurance and Quality Control Procedures

Current industry standard QA/QC programs were not part of any of the drilling completed by St. Joe, Bond Gold, and Homestake from 1984 to 1994, which is not unusual for that era of exploration work.

However, St. Joe and Bond Gold did employ three types of check assays with their drilling programs: first on 10% of the original samples using the same pulps at Bondar-Clegg; second were third splits the company took every 50 ft of drilling in the field and submitted to Bondar-Clegg; third were random checks done at Skyline Labs (Skyline), Tucson, Arizona (St. Joe, 1986). In addition, the first 20 holes included splits taken by the company and submitted to Bondar-Clegg and Cone Geochemical Lab in Denver, Colorado (Cone).

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Skyline was independent of St. Joe, Bond Gold, and Lac Minerals. It is not known if Skyline had any accreditations at the time the analytical work was completed; however, it is currently accredited under ISO 17025:2017. Cone was a highly regarded testing facility and was independent of St. Joe, Bond Gold, and Lac Minerals. It is not known if there were any applicable accreditations.

Pulp samples submitted to Skyline and Cone for checking gold assays used the following procedure: 1-assay-ton samples; fusing using a standard lead collector fire assay; cupelling of the lead button to obtain a gold–silver bead; removing silver by a mixture of nitric and hydrochloric acids; instrument reading using an AAS; and reporting of results in parts per million.

A check was conducted by IMC by pairing up 10 ft composites from the St. Joe/Bond Gold, and Homestake drilling with the Dakota Gold drilling. At a maximum separation distance of 30 ft there were 484 composite pairs. The mean gold grade of the St. Joe/Bond Gold/Homestake data was 0.025 oz/t versus 0.021 oz/t for the Dakota Gold drilling. Examining a binomial statistic, the St. Joe/Bond/Homestake drilling was higher than the Dakota Gold drilling for 251 of the composite pairs and the Dakota Gold composite was higher for 233 of the pairs. This difference of 19 pairs passes a hypothesis test at the 95% level of confidence; the critical value for the statistic is 44 pairs. This indicates the two populations are similar with no evident biases.

8.3	Procedures for Drilling Programs from 2019 to 2020

8.3.1	Drilling Programs

Coeur (Wharf Division) completed two drilling campaigns comprising 75 RC holes (R19R-4674 to 4683 and R20R-4684 to -4747). Seventy-four of the holes are included in the final database for the Project; one was excluded due to missing downhole survey information. There are no core or pulp samples available from these drilling programs. The Coeur drilling was concentrated in the north of the deposit area in the Chism Flat, MW3 East, and Cole Creek areas.

8.3.2	Sampling, Sample Preparation, Analysis, and Security

RC drilling chips were sampled in 10 ft intervals, and a total of 2,721 samples were collected. Samples were initially shipped to Bureau Veritas Metals and Minerals in Vancouver; later the shipping was switched to Sparks, Nevada. The security procedures used for the shipments are not known. Bureau Veritas is independent of Coeur and Dakota Gold and is accredited under ISO/IEC 17025:2017.

Sample preparation procedures followed a standard industry process of taking submitted samples through successive stages of reducing particle sizes and weights to obtain representative subsamples for assaying. Procedures comprised drying if required, crushing to 70% passing (P70) 2 mm (jaw), splitting of 1 kg (riffle), pulverizing to P85 200 mesh (bowl), splitting 30 g (scoops), and analysis.

Gold assays (code FA430) were conducted using 30 g samples; fusing using a standard lead collector fire assay; cupelling of the lead button to obtain a gold-silver bead; removing silver by a mixture of nitric and hydrochloric acids; instrument reading using an AAS; and reporting results in ounces per ton with an LDL of 0.0001. There were no over-limit analyses for gold.

Silver analyses (code AQ300) were determined as part of a multielement suite using 0.5 g samples; dissolving samples with a mixture of hot nitric and hydrochloric acids (aqua regia); instrument reading using an inductively couple plasma–emission spectroscopy (ICP–ES); and reporting results in ounces per ton with an LDL of 0.009. Samples with results over 30 ppm Ag were re-assayed, and results were reported in ounces per ton.

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Gold and silver analyses (code CN401) were also conducted by cyanide leach using 15 g samples; dissolving samples with 30 ml of reagent; instrument reading using an AAS; and reporting results in ounces per ton with an LDL of 0.001. As of the Report date, the Coeur gold and silver cyanide soluble assays are not in the official database.

8.3.3	Quality Assurance and Quality Control Procedures

Current industry standard QA/QC programs were not part of the drilling completed by Coeur from 2019 to 2020.

Approximately 10% of samples were sent for checking to McClelland Laboratories, Inc., in Reno, Nevada. McClelland is independent of Coeur and is accredited under ISO/IEC 17025:2017. Pulp samples submitted to McClelland for checking gold assays used the following procedure: 1-assay-ton samples; fusing using a standard lead collector fire assay; cupelling of the lead button to obtain a gold–silver bead; removing silver by a mixture of nitric and hydrochloric acids; instrument reading using an AAS; and reporting results in ounces per ton with an LDL of 0.001. There were no over-limit analyses for gold.

There is not much spatial overlap between the Coeur drilling and the other drilling campaigns. A check was conducted by pairing up 10 ft composites from the St. Joe/Bond Gold drilling with the Coeur drilling. At a separation distance of 30 ft there were only 58 composite pairs. The mean gold grade of the Coeur drilling is 0.012 oz/t versus 0.008 oz/t for the St. Joe/Bond Gold data. Examining a binomial statistic, the St. Joe/Bond drilling is higher than the Coeur drilling for 21 of the composite pairs and the Dakota Gold composite is higher for 33 of the pairs, and they are the same value for 4 pairs. This difference of 12 pairs passes a hypothesis test at the 95% level of confidence; the critical value for the statistic is 16 pairs.

Comparing the Coeur drilling with the Dakota Gold drilling resulted in 27 composite pairs at a 30 ft separation distance. The mean gold grade of the Coeur drilling was 0.005 oz/t versus 0.009 oz/t for the Dakota Gold drilling. The Coeur composite is higher for 10 of the pairs and the Dakota Gold composite is higher for 17 of the pairs. This difference of 7 pairs passes a hypothesis test at the 95% level of confidence; the critical value for the statistic is 11 pairs.

Though the available data is sparse, the Coeur is comparable with the other drilling campaigns. There is no evidence of a bias between the various drilling programs.

8.4	Procedures for Drilling Programs from 2022 to 2024

8.4.1	Drilling Programs

Dakota Gold completed three drilling campaigns comprising 148 core holes: RH22C-001 to -0013, RH23C014 to -058, and RH23C-059 to RH24C-147 (including RH24C-088 and RH24C-088A). There were four additional holes drilled in 2024, but they were not available in time to be included in this mineral resource update.

8.4.2	Sampling, Sample Preparation, Analysis, and Security

Core was cut in half lengthwise along one side of the logging orientation line, and halves were stacked vertically for adequate drainage prior to sampling. Sample lengths varied based on geological criteria and averaged roughly 5 ft. One-half of the core from each sample interval was kept for reference, and the other half was placed in a smaller prenumbered polyweave sample bag. Multiple smaller bags were placed together in larger polyweave sample bags that were sealed using numbered ziplock tags, and the larger polyweave bags were placed into numbered shipping bins. Each bin was accompanied by a sample shipment form and sent for preparation and analysis. Initially a secure company truck shipped samples to ALS in Twin Falls, Idaho; later tracked shipments used FedEx secure transportation to ALS in Winnipeg, Manitoba.

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S-K 1300 Technical Report Summary

ALS is independent of Dakota Gold and is accredited under ISO/IEC 17025:2017 for selected analytical techniques. Sample preparation procedures followed a standard industry process of taking submitted samples through successive stages of reducing particle sizes and weights to obtain representative subsamples for assaying. Procedures comprised drying, crushing to P70 −2 mm (jaw), splitting of 250 g (riffle), pulverizing to P85 −75 μm (bowl), splitting (scoops), and analyses.

Gold assays (code Au-AA23) were conducted using 30 g samples; fusing using a standard lead collector fire assay; cupelling of the lead button to obtain a gold-silver bead; digesting the gold-silver bead with a mixture of nitric and hydrochloric acids and preparing for analysis using an AAS; and reporting results in parts per million with an LDL of 0.005. There were no over-limit analyses for gold.

Silver analyses (code ME-MS61) were determined as part of a multielement suite using 1 g samples; dissolving samples with a four-acid digestion; instrument reading using an inductively coupled plasma-emission spectroscopy (ICP-ES), and reporting results in ppm with a LDL of 0.01 ppm. Samples with results greater than 100 ppm were reanalyzed, and results were reported in parts per million with an LDL of 1 ppm (Ag-OG62).

Gold analyses (code Au-AA13) were also conducted by cyanide leach using 30 g samples; dissolving samples with 30 ml of reagent; instrument reading using an AAS; and reporting results in parts per million with an LDL of 0.03.

8.4.3	Quality Assurance and Quality Control Procedures

8.4.3.1	Sample Preparation

Dakota inserted certified reference materials (CRM), blanks (BLK), and duplicates (DUP) into the batches of samples to be submitted for analyses using the following procedures.

CRMs were purchased commercially in bulk from Klen International Pty Ltd, and from Rocklabs (a division of Scott Automation). Twenty-three separate CRMs were used, with grades ranging from 0.453 to 14.6 ppm, and those up to 2.715 ppm were most commonly used. CRMs were chosen based on the character of mineralization (oxide or sulfide) and lithology. Approximately 200 g were manually transferred to tin-top-sealed kraft bags, then placed in plastic ziplock bags for protection.

Most of the BLKs comprised locally obtained coarsely crushed marble at a nominal value of 0.005 ppm Au. Approximately 1 to 2 kg was manually transferred to polyweave sample bags similar to those used for routine core samples. About 4% of the BLKs were a locally sourced rhyolite.

DUPs comprised field material, crushed material, and pulverized material. Sample duplicates (SDP) were obtained from quarter-core splits of the parent core sample; crushed duplicates (CDP) from a 50% split of the crushed parent sample; and pulp duplicates (PDP) from a 50% split of the pulverized parent sample.

CRMs and BLKs were inserted after roughly every 11th routine sample, alternating between the two, although this sometimes varied depending on mineralization. A sequence of DUPs comprising one SDP, one CDP, and one PDP, was inserted after roughly every 36th routine sample.

The same consecutive numbering sequence was used for the core and quality control (QC) samples. CRMs and BLKs were inserted at an overall rate of approximately 5% for each sample type; SDPs, CDPs, and PDPs were inserted at roughly 3% for each sample type.

The QA/QC data based reviewed by IMC consisted of 1,828 CRMs, 1071 BLKs, 129 SDPs, 127 CDPs, and 127 PDPs.

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8.4.3.2	Blanks

The QA/QC database included 1701 BLKs. This amounts to about 5.3% of the Dakota Gold sample intervals. Most of the gold assays were at, or near, the detection limit of 0.005 ppm. Only nine of the samples were greater than or equal to 0.02 ppm (0.0006 oz/t). The highest gold assay was 0.064 ppm (0.0018 oz/t). These are excellent results, indicating minimal contamination from higher grade samples during sample preparation.

The results for silver were also good. Only five of the samples were greater than or equal to 0.5 ppm (0.015 oz/t) and the highest assay was 1.07 ppm (0.031 oz/t). In particular, the rhyolite material used for a blank appears to have silver above detection limits.

8.4.3.3	Certified Reference Materials (Standards)

The QA/QC database included 1828 CRM samples. This amounts to about 5.7% of the Dakota Gold sample intervals. The top 6 most utilized CRMs amounted to 70% of the data.

Figure 8-1 shows the control chart for gold for OXE182. The certified mean and standard deviation gold values are 0.663 ppm and 0.012 ppm respectively. The control line for the mean (red), +2 standard deviations (green), and +3 standard deviations (magenta) are shown on the chart.

There are 301 samples for this CRM of which 28 (9.3%) are outside the 2 standard deviation limits and 10 (3.3%) are outside of the 3 standard deviation limits.

Dakota Gold used CRM tolerance limits of +2 standard deviations and +8% of the certificate mean value to assess laboratory performance. Only the two low values on the right side of the chart are outside the +8% control limits.

Figure 8-2 shows the control chart for gold for OXD183. The certified mean and standard deviation gold values are 0.453 ppm and 0.008 ppm respectively. There are 276 samples for this CRM of which 30 (10.8%) are outside the 2 standard deviation limits and 8 (2.9%) are outside of the 3 standard deviation limits. Only 1 of the samples is outside the +8% of the certified mean value.

Figure 8-3 shows the control chart for gold for SJ121. The certified mean and standard deviation gold values are 2.715 ppm and 0.062 ppm respectively. There are 253 samples for this CRM of which 12 (4.7%) are outside the 2 standard deviation limits and 6 (2.4%) are outside of the 3 standard deviation limits. Four of the 6 samples are less than 2 ppm and are not shown on the chart. The assay values were 1.01, 0.995, 0.448, and 0.0025 ppm. It seems that these may have been labeled incorrectly for insertion into the assay stream. The 0.448 ppm gold assay is likely OXD183; the silver assay is also consistent with that CRM. The 0.995 ppm sample is likely SG115; the silver assay is consistent with that. The 0.0025 ppm sample is probably BLK. The 1.01 ppm assay is also consistent with CRM SG115, but there was not a silver assay for that sample. Only 1 of the samples shown on the chart is outside the +8% of the certified mean value limit.

Figure 8-4 shows the control chart for gold for SG115. The certified mean and standard deviation gold values are 1.017 ppm and 0.015 ppm respectively. There are 213 samples for this CRM of which 50 (23.4%) are outside the 2 standard deviation limits and 32 (15.0%) are outside of the 3 standard deviation limits. This is a large number of samples outside of the control limits. It seems possible that the certified standard deviation of 0.015 ppm is lower than the actual value. Thirteen samples are outside the +8% of the certified mean value limit.

Figure 8-5 shows the control chart for gold for Si96. The certified mean and standard deviation gold values are 1.801 ppm and 0.031 ppm respectively. There are 137 samples for this CRM of which 13 (9.5%) are outside the 2 standard deviation limits and 6 (4.4%) are outside of the 3 standard deviation limits. There is one sample of 1.075 ppm gold that is not shown on the chart. There is a good chance that this was a mis-labeled sample. It did not have a silver assay to assist in correlating it with a different standard. Two of the samples on the chart are outside the +8% of the certified mean value limit.

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The results of the assays for CRMs are good. The number of samples outside of the +3 standard deviation control limits are typical for gold assays on CRMs.  Also, there are relatively few samples outside of the +8% of the mean control limits.

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Figure 8-1: Control Chart for CRM OXE182 Gold Assays

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Figure 8-2: Control Chart for CRM OXD183 Gold Assays

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Figure 8-3: Control Chart for CRM SJ121 Gold Assays

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Figure 8-4: Control Chart for CRM SG115 Gold Assays

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Figure 8-5: Control Chart for CRM Si96 Gold Assays

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8.4.3.4	Check Assays

As discussed in Section 8.4.3.1, Dakota Gold conducted three types of duplicate samples for their drilling program:

•	Pulp duplicate: a check assay using the same pulp as the original sample.
•	Crusher duplicate: an additional pulp is developed from the course crushed material.
•	Sample duplicate: a quarter of the original drill core is submitted as a check sample.

Figure 8-6 presents results for the pulp duplicates versus the original assays. The top graph is an xy plot of the data. All the samples cluster relatively closely to the 1:1 line plotted on the graph. They are also relatively evenly distributed above and below the line indicating there is no apparent bias in the results.

The middle graph is a %HRD (Half Relative Deviation) plot of the data. Each point of the x-axis is the average of the original and pulp duplicate for each sample pair. The y-axis represents half of the difference in the assay pairs as a percentage of the mean value of the pair. It is a positive value when the check assay is higher than the original assay. For %HRD plots there are typically high relative errors at low values, particularly near detection limits. The table at the bottom shows that for all data there are 127 sample pairs with a mean gold grade of 0.443 ppm for the original assay and 0.441 ppm for the check assay. The average %HRD value for the sample pairs in 0.26% and is an estimate of bias. There is negligible bias between the original samples and the pulp checks. The table at the bottom shows results for assay pairs greater than 0.1 ppm to filter the lowest sample pairs. It also shows results for assay pairs above and below 0.5 ppm.

%HARD (Half Absolute Relative Deviation) is derived from taking the absolute value of the %HRD values and averaging them. This is a measure of assay precision. For all data this is interpreted that any one assay is estimated to be +5.56% of the true value. Precision is better (lower %HARD value) for assays above 0.1 and 0.5 ppm.

These are good results, showing it is relatively easy to replicate assays. This implies relatively fine-grained gold particles that are relatively easy to sample.

Figure 8-7 presents results for the crusher duplicate versus the original assays. The xy plot shows good results with the assays clustered relatively closely to the 1:1 line and relatively evenly distributed above and below the line.

The %HRD graph and the table show that for the 127 sample pairs the %HRD (bias) is 0.35% and the %HARD (precision) is 5.04%, i.e. any one assay can be expected to be within 5% of the true value. This is a slightly better precision (lower number) than the estimate for the pulp data. Normally it would be expected that the pulp check assays would have better precision than the crusher checks. However, the difference is the results is not material.

Figure 8-8 presents results for the sample duplicate versus the original assays. The xy plot results are good, though there is more scatter in the data. This is expected since the duplicate sample is based on a quarter split of the original core. The %HARD estimate for all data is 9.77% meaning any one assay can be expected to be within 9.77% of the true value.

This is a very good result for a sample duplicate, especially in the case where the duplicate was a quarter core instead of the half core sample the original sample was based on. The reduction in the sample size is expected to add variability to the assay result.

8.5	Summary

The QP for this section is of the opinion that the procedures for sampling, sample shipping, sample preparation, and for analyzing gold and silver for the 1984 to 2020 drilling programs followed acceptable standard analytical laboratory procedures available at the time the work was completed. Although current industry standard QA/QC monitoring programs were not part of these drilling programs, the historical drilling data are acceptable for geological and resource modeling. A comparison of the St. Joe/Bond Gold data with Dakota Gold data for 10 ft composites within 30 ft of each other indicates the St. Joe/Bond Gold drilling data are sufficiently similar to current Dakota Gold drilling data. There is not much overlap between the Coeur drilling and the other drilling campaigns, but comparisons of composite pairs that are relatively close indicate the Coeur drilling data is similar to the St. Joe/Bond Gold data and also the Dakota Gold data.

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S-K 1300 Technical Report Summary

The QP Is of the opinion that for the 2022 to 2024 Dakota Gold drilling programs, the procedures used for sampling, sample shipping, sample security, sample preparation, analyzing gold and silver, and QA/QC monitoring are appropriate for obtaining reliable data that is acceptable for geological and resource modeling.

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Figure 8-6: Original Gold Assay versus Pulp Duplicate

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Figure 8-7: Original Gold Assay versus Crusher Duplicate

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Figure 8-8: Original Gold Assay versus Sample Duplicate

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9	Data Verification

9.1	Drillhole Sampling Data

The sampling data was verified by comparing the database entries with assay certificates or other available data listings for a representative portion of the data. The drilling data can be separated into three groups:

•	Dakota Gold drilling from 2022 to the present.

•	Coeur drilling from 2019 to 2020.

•	St. Joe, Bond Gold, LAC, and Homestake drilling 1984 to 1994.

9.1.1	Dakota Gold Drilling

The Dakota Gold holes in the database were compared with assay certificates for 19 holes, as shown in the upper portion of Table 9-1. This represents about 13% of the Dakota Gold holes. Certificates were available for all the requested holes. There were no errors for gold or silver assays versus the certificates for the holes reviewed.

9.1.2	Coeur Drilling

The Coeur holes in the database were compared with assay certificates for six holes, as shown in the lower portion of Table 9-1. This represents about 8% of the 74 Coeur holes. Certificates were available for all the requested holes. There were no errors for gold or silver assays versus the certificates for the holes reviewed. The Coeur drilling was reverse circulation (RC) drilling and the sample length was 10 ft, so there tends to be fewer samples per hole than the Dakota Gold and St. Joe/Bond Gold drilling.

9.1.3	St. Joe/Bond Gold, LAC and Homestake Drilling

Assay certificates were requested for 57 of the holes. This represents about 7% of the 836 legacy holes drilled between 1984 to 1994. Table 9-2 summarizes the results of the comparisons for gold. The following is noted:

•	Complete assay certificates were available for 35 of the holes. Most of the assays were done by Bondar-Clegg, though two of the holes were assayed by Nevada GSI, Inc.

•	There were 16 holes without certificates, but did have data printouts that showed the database as of 1990. These show that there has been no tampering with the database since the time of the printouts. Some of these holes were assayed at an internal Bond Gold laboratory on the Property.

•	There were four holes, CV-90-43, RH-86-92, RCM-19, and RCM-5 with no available certificate data.

•	There were two holes, RH-85-52 and TT-90-51 with only partial certificate data available.

There were three large errors in the data that were due to missing decimal points in the data entry. These were corrected. Other than these, there were no other assays in the data that were over 1 oz/t gold. There were also nine smaller discrepancies encountered. These are mostly due to re-assays inserted into the database to replace original values. For RH-84-3 there are certificates for check assays performed by Cone Geochemical and some Bondar-Clegg repeat assays.

Table 9-3 summarizes the results for silver. The April 2024 Technical Report did not include mineral resources for silver and it is assumed the silver database has not been previously verified. The silver assays generally compared well with the assay certificates, or the 1990 printouts for holes without certificates. However, there were also some significant (order of magnitude errors). The most significant errors, in holes CC-87-55 and CV-90-39, were due to missing decimal places in the data entry and resulted in erroneous values exceeding 1,000 ppm.

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As a result of the errors encountered, all the remaining assays in the St. Joe/Bond Gold data greater than 1,000 ppm were verified with certificates. This was six additional assays, of which five were incorrect. There is only one legitimate silver assay above 1,000 ppm in the data, an assay of 1,139 ppm in hole MW3-90-152.

Silver assays were not done for about eight of the holes that were reviewed.

9.1.4	Other Reviews

As discussed in Section 8.2.2.3 and 8.3.3, 10 ft drillhole composites from the various drilling campaigns were compared at separation distances up to a maximum of 30 ft. The comparisons indicated a good comparison of Dakota Gold drilling data with St. Joe/Bond Gold data. Comparison of Coeur drilling with Dakota Gold and St. Joe/Bond Gold drilling also indicated reasonable results, though there is not a lot of spatial overlap of the Coeur drilling with the other campaigns. The drilling data was reviewed in detail on cross sections.

Drillhole collars were also checked against topography. With the significant topographic relief at the Richmond Hill site, mis-located drill holes should stand out on the sections. No significant issues were noted.

It is the opinion of the QP for this section that the Richmond Hill assay database is adequate for the estimation of mineral resources and mineral reserves.

Table 9-1: Comparison of Assay Certificates with Database for Dakota and Coeur Drilling

Hole Id	No. of Samples	Sample Number Range		Assay Lab	Certificate?	Assay Discrepancies		Comments
		Begin	End			Major	Minor
Dakota Drilling:
RH22C-004	578	E591334	E591970	ALS	Y			No errors for Dakota gold or silver assays versus certificates for any of the holes reviewed.
RH22C-005	590	E585001	E585648	ALS	Y
RH22C-006	787	E585650	E586525	ALS	Y
RH23C-014	483	H590118	H590705	ALS	Y
RH23C-016	227	C818002	C818267	ALS	Y
RH23C-017	348	H590706	H591118	ALS	Y
RH23C-021	498	C818270	H591541	ALS	Y
RH23C-031	415	C822295	K050254	ALS	Y
RH23C-034	409	K052001	K052455	ALS	Y
RH23C-039	378	K055651	K056070	ALS	Y
RH23C-063	278	K053680	H780398	ALS	Y
RH24C-083	93	H765147	H765255	ALS	Y
RH24C-091	33	H788549	H788584	ALS	Y
RH24C-101	86	H788851	H788947	ALS	Y
RH24C-105	78	H766145	H766229	ALS	Y
RH24C-114	35	H789527	H789565	ALS	Y
RH24C-123	41	H774671	H774715	ALS	Y
RH24C-132	68	K591049	K591123	ALS	Y
RH24C-141	63	K591266	K591335	ALS	Y
Coeur Drilling:
R19R-4678	42	24956	25004	Bureau Veritas	Y			No errors for Coeur gold or silver assays versus certificates for any of the holes reviewed.
R20R-4690	72	25581	25666	Bureau Veritas	Y
R20R-4702	72	26269	26354	Bureau Veritas	Y
R20R-4729	42	27287	27335	Bureau Veritas	Y
R20R-4743	70	27759	27839	Bureau Veritas	Y
R20R-4745	60	27914	27982	Bureau Veritas	Y

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Table 9-2: Comparison of Assay Certificates with Database for Legacy Drilling – Gold

Hole Id	No. of Samples	Sample Number Range		Assay Lab	Certificate?	Assay Discrepancies		Comments
		Begin	End			Major	Minor
Legacy Drilling:
BZ-92-21	200	306901	307100		No, Note 1.	1		Sample 306964, 0.004 opt entered as 4 opt.
CC-86-11	60	30081	30140	Bondar-Clegg	Y
CC-86-16	76	30491	30566	Bondar-Clegg	Y
CC-87-55	76	59601	59676	Bondar-Clegg	Y
CCH-89-8	104	76661	76764	Bondar-Clegg	Y
CP-86-2	83	40101	40183	Bondar-Clegg	Y
CV-88-4	88	62171	62258	Bondar-Clegg	Y
CV-89-19	89	74571	74659	Bondar-Clegg	Y
CV-89-23	100	78491	75080	Bondar-Clegg	Y
CV-90-39	69	78351	78419	Bondar-Clegg	Y
CV-90-43	81	86201	86281	No Data	No			No certificate data provided
DB-91-6	59	302851	302909		No, Note 1.
EB-91-4	68	306421	306488		No, Note 1.
HE-91-2	131	303881	304011		No, Note 1.	1		Sample 303984, 0.002 opt entered as 2 opt.
HI-88-2	139	66351	66489	Bondar-Clegg	Y
HW-86-4	100	45731	45830	Bondar-Clegg	Y
LP-86-10	70	41501	41570		No, Note 1.
MW3-88-6	90	61091	61180	Bondar-Clegg	Y
MW3-90-17	51	77891	77941	Bondar-Clegg	Y
MW3-90-33	74	80181	80254	Nevada GSI, Inc	Y
MW3-90-45	65	87321	87385		No, Note 1.
MW3-90-115	79	98331	98409		No, Note 1.
MW3-90-135	55	99461	99515		No, Note 1.
MW3-90-136	70	99521	99590		No, Note 1.
MW3-90-151	30	92271	92300	Bondar-Clegg	Y
MW3-90-152	34	92311	92344	Bondar-Clegg	Y
MW3-90-155	51	92431	92481	Bondar-Clegg	Y
MW3-90-22	56	79781	79836		No, Note 1.
MW3-90-52	75	80671	80745		No, Note 1.
MW3-90-93	129	91561	91689	Nevada GSI, Inc	Y			No certificate data for first 13 samples.
PG-88-1	112	62341	62452		No, Note 1.
PG-91-13	91	305001	305091		No, Note 1.
RCM-19	18	2473	2490		No			Only data provided was Excel spreadsheet.
RCM-5	30	2150	2179		No			Only data provided was Excel spreadsheet.
RH-84-3	70	20541	20610	Bondar-Clegg	Y		6	Some Cone check assays and BC repeats included.
RH-84-16	70	22741	22810	Bondar-Clegg	Y
RH-84-18	70	23031	23100	Bondar-Clegg	Y		3	Sample 23035, 0.222 opt on certificate, 0.201 opt in database.
								Sample 23058, 0.047 opt on certificate, 0.036 opt in database.
								Sample 23072, 0.055 opt on certificate, 0.064 opt in database.
RH-85-52	109	26701	51759	Bondar-Clegg	Partial			No errors, but also no certificate data for bottom half of hole.
RH-85-66	60	28631	28690	Bondar-Clegg	Y
RH-86-75C	74	N.A.	N.A.		No, Note 1.	1		From 44 to 49 ft, 0.008 opt entered as 8 opt.
RH-86-92	68	42811	42878	No Data	No			No certificate data provided
RH-86-102	70	43091	43160	Bondar-Clegg	Y
RH-86-108	100	41221	49826		No, Note 1.
RH-86-123C	372	54201	55572	Bondar-Clegg	Y
RH-87-128C	197	55791	55988	Bondar-Clegg	Y
RH-91-168	87	303541	303627		No, Note 1.
RHN-90-7	121	85591	85711	Nevada GSI, Inc	Y
RP-85-2	68	33581	33648	Bondar-Clegg	Y
TA-85-2	80	35221	35399	Bondar-Clegg	Y
TA-86-21	88	39031	39118	Bondar-Clegg	Y
TA-86-26	52	41291	41342	Bondar-Clegg	Y
TT-85-11	60	35051	35110	Bondar-Clegg	Y
TT-85-2	70	28441	28510	Bondar-Clegg	Y
TT-86-24	64	51511	51574	Bondar-Clegg	Y
TT-90-47	100	77121	77220	Bondar-Clegg	Y
TT-90-51	95	30101	30195	Bondar-Clegg	Partial			Certificate only available for 44 of the samples.
WD-87-16	96	58401	58496	Bondar-Clegg	Y
Note 1: Data compared with historical data printout from Bond Gold.

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Table 9-3: Comparison of Assay Certificates with Database for Legacy Drilling – Silver

Hole Id	No. of Samples	Sample Number Range		Assay Lab	Certificate?	Assay Discrepancies		Comments
		Begin	End			Major	Minor
Legacy Drilling:
BZ-92-21	200	306901	307100		No, Note 1.			No silver assays in database.
CC-86-11	60	30081	30140	Bondar-Clegg	Y
CC-86-16	76	30491	30566	Bondar-Clegg	Y	1		Sample 30557, 6.2 ppm on certificate, 27.77 ppm in database.
CC-87-55	76	59601	59676	Bondar-Clegg	Y	2		Sample 59646, 3.1 ppm on certificate, 3120 ppm in database.
								Sample 59665, 2.0 ppm on certificate, 19.89 ppm in database.
CCH-89-8	104	76661	76764	Bondar-Clegg	Y
CP-86-2	83	40101	40183	Bondar-Clegg	Y
CV-88-4	88	62171	62258	Bondar-Clegg	Y
CV-89-19	89	74571	74659	Bondar-Clegg	Y
CV-89-23	100	78491	75080	Bondar-Clegg	Y
CV-90-39	69	78351	78419	Bondar-Clegg	Y	2		Sample 78365, 2.8 ppm on certificate, 2811 ppm in database.
								Sample 78404, 1.8 ppm on certificate, 18.18 ppm in database.
CV-90-43	81	86201	86281	No Data	No			No certificate data provided
DB-91-6	59	302851	302909		No, Note 1.			No silver assays in database.
EB-91-4	68	306421	306488		No, Note 1.			No silver assays in database.
HE-91-2	131	303881	304011		No, Note 1.			No silver assays in database.
HI-88-2	139	66351	66489	Bondar-Clegg	Y
HW-86-4	100	45731	45830	Bondar-Clegg	Y
LP-86-10	70	41501	41570		No, Note 1.
MW3-88-6	90	61091	61180	Bondar-Clegg	Y			No certificate data for first 9 samples.
MW3-90-17	51	77891	77941	Bondar-Clegg	Y	1		Database has 50 ppm (upper limit), 3.53 opt re-assay (121 ppm).
MW3-90-33	74	80181	80254	Nevada GSI, Inc	Y
MW3-90-45	65	87321	87385		No, Note 1.
MW3-90-115	79	98331	98409		No, Note 1.
MW3-90-135	55	99461	99515		No, Note 1.
MW3-90-136	70	99521	99590		No, Note 1.
MW3-90-151	30	92271	92300	Bondar-Clegg	Y
MW3-90-152	34	92311	92344	Bondar-Clegg	Y
MW3-90-155	51	92431	92481	Bondar-Clegg	Y
MW3-90-22	56	79781	79836		No, Note 1.
MW3-90-52	75	80671	80745		No, Note 1.			No silver assays in upper half of hole.
MW3-90-93	129	91561	91689	Nevada GSI, Inc	Y	1		Sample 91677, 2.0 ppm on certificate, 23.04 ppm in database.
								No certificate data for first 13 samples.
PG-88-1	112	62341	62452		No, Note 1.
PG-91-13	91	305001	305091		No, Note 1.			No silver assays in database.
RCM-19	18	2473	2490		No			No silver assays in database.
RCM-5	30	2150	2179		No			No silver assays in database.
RH-84-3	70	20541	20610	Bondar-Clegg	Y
RH-84-16	70	22741	22810	Bondar-Clegg	Y		1	Sample 22801, 7.8 ppm on certificate, 7.47 ppm in database.
RH-84-18	70	23031	23100	Bondar-Clegg	Y		3	Sample 23035, 24 ppm on certificate, 23 ppm in database.
								Sample 23039, 4.1 ppm on certificate, 5.31 ppm in database.
								Sample 23062, 6.5 ppm on certificate, 5.93 ppm in database.
RH-85-52	109	26701	51759	Bondar-Clegg	Partial		1	Sample 26750, 28 ppm on certificate, 22 ppm in database.
								No certificate data for bottom half of hole.
RH-85-66	60	28631	28690	Bondar-Clegg	Y		1	Sample 28650, 1.63 opt (55.9 ppm) on certificate, 53.8 ppm in data.
RH-86-75C	74	N.A.	N.A.		No, Note 1.		1	244 to 249 ft. printout was 0.07 opt (2.4 ppm), database is 1.37 ppm.
RH-86-92	68	42811	42878	No Data	No			No certificate data provided
RH-86-102	70	43091	43160	Bondar-Clegg	Y
RH-86-108	100	41221	49826		No, Note 1.
RH-86-123C	372	54201	55572	Bondar-Clegg	Y
RH-87-128C	197	55791	55988	Bondar-Clegg	Y
RH-91-168	87	303541	303627		No, Note 1.			No silver assays in database.
RHN-90-7	121	85591	85711	Nevada GSI, Inc	Y
RP-85-2	68	33581	33648	Bondar-Clegg	Y
TA-85-2	80	35221	35399	Bondar-Clegg	Y
TA-86-21	88	39031	39118	Bondar-Clegg	Y
TA-86-26	52	41291	41342	Bondar-Clegg	Y
TT-85-11	60	35051	35110	Bondar-Clegg	Y
TT-85-2	70	28441	28510	Bondar-Clegg	Y
TT-86-24	64	51511	51574	Bondar-Clegg	Y
TT-90-47	100	77121	77220	Bondar-Clegg	Y
TT-90-51	95	30101	30195	Bondar-Clegg	Partial			Certificate only available for 44 of the samples.
WD-87-16	96	58401	58496	Bondar-Clegg	Y
Note 1: Data compared with historical data printout from Bond Gold.

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9.2	Mineral Processing

For the purpose of this Technical Report, Woods Process Services (WPS) has reviewed historical process information provided by Dakota Gold as discussed in more detail in Section 10. Historical test work has been completed by well-known and reputable metallurgical testing laboratories. It is the QPs opinion that the metallurgical test work is suitable to support this level of study. Additional test work is required to advance the project to the next level.

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10	Mineral Processing and Metallurgical Testing

The Project hosts the former Richmond Hill gold mine, operated from 1988 to 1993 as an open pit mine with heap leach facilities. The heap leach flow sheet was based on several column test programs primarily in-house at the St. Joe Technical Center metallurgical laboratory. Additional metallurgical testing was conducted while Richmond Hill was in operation at the on-site metallurgical testing laboratory. Since termination of operations at Richmond Hill, no significant cyanidation heap leach testing programs have been undertaken. That said, it is the opinion of the QP that the existing test work data is sufficient for the scope of this technical report.

The following discussion is segmented into two sections based on the available metallurgical test work. The first covers the historical Oxide heap leach cyanide testing, namely bottle roll and column tests used as the design basis for the original operations. The second segment on Transition (formerly referred to as Mixed) and Sulfide material flotation based on recent metallurgical testing (2023) at Base Metallurgical Laboratories (BaseMet) in Kamloops, B.C.

10.1	Preliminary Geometallurgical Data Model Development

The RH deposit, as expected, has three primary geometallurgical domains, namely: Oxide, Mixed (transition), and Sulfide. This is evident in core logging, geochemical analysis and metallurgical specific analyses. As a preliminary run, a cluster analysis subroutine was run based on the drill core interval analyses: fire assay Au and Ag, cyanide soluble Au (CNAu), ICP geochemical analysis and metallurgical specific data, Ag:Au ratio and cyanide soluble Au to fire assay Au (CNAu:FAAu).

Table 10-1: Preliminary Geometallurgical Cluster Analysis Summary

Cluster	Count	Cluster Means
		FA Au ppm	CN Au ppm	CNAu:FAAu	FA Ag ppm	Ag:Au
A	11,872	0.35	0.32	0.90	4.83	16.35
B	8,505	0.51	0.12	0.30	4.34	10.86
C	1,122	2.88	1.95	0.75	16.89	6.71
D	335	0.49	0.31	0.74	65.44	173.86
E	72	9.62	6.50	0.73	34.58	4.60

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Figure 10-1: Preliminary Cluster Analysis Interval Analytical KPI’s by Cluster

10.2	Historical Oxide and Mixed Metallurgical Testing

Historical Oxide metallurgical testing was conducted primarily at St. Joe’s Technical Center and on-site at the Richmond Hill Metallurgical Testing laboratory. Additional work was conducted at Dawson Metallurgical Laboratories, Bondar Clegg, Kappes, Cassiday & Associates and Heinen Linstrom and Associates. This data was used to support the design and engineering of the production processing facility at Richmond Hill which operated from 1988 to 1993.

Metallurgical test work results have been compiled into a common database to facilitate data analysis and incorporation into the geometallurgical model. The following discussion focuses on the historical cyanidation bottle roll and column tests.

10.2.1	Historical Bottle Roll Tests

Figure 10-2 presents the gold calculated head grades for Richmond Hill bottle roll tests. The calculated Au head grades ran between 0.0027 opt to 0.699 opt with a mean of 0.052 opt and median of 0.035 opt.

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Figure 10-2: Richmond Hill Bottle Roll Test KPIs: Calculated Heads Au opt

The bottle roll test silver head grade distribution and statistics are presented in Figure 10-3. Median and Mean silver calculated heads grades are 0.22 opt and 0.472 respectively.

Figure 10-3: Richmond Hill Bottle Roll Test KPIs: Calculated Heads Ag opt

Bottle roll test Silver to Gold ratio of the Richmond Hill has a significant variance with range of 0.21 to 803.3.

Median and Mean Ag:Au ratio of 6.52 and 15.99 respectively suggest that a Merrill-Crowe circuit should be used for heap leach solution processing for precious metal recovery.

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Figure 10-4: Richmond Hill Bottle Roll Test KPIs: Silver to Gold ratio distribution

Bottle roll tests for Richmond Hill had median and mean gold recoveries of 79.0% and 70.2% respectively. It should be noted that the data is skewed on the low side owing to the inclusion of non-oxide bottle roll test data in the population. Where noted, non-oxide bottle roll tests were culled from the population for analysis.

Figure 10-5: Richmond Hill Bottle Roll Test KPIs: Gold Recovery Distribution

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Silver recoveries for the bottle tests had mean value of 40.8% mean of 39.7%. As with the gold recovery, the distribution is skewed owing to the presence of non-oxide material included in the population.

Figure 10-6: Richmond Hill Bottle Roll Test KPIs: Silver Recovery Distribution

10.2.2	Historical Metallurgical Testing: Oxide & Transition Heap Leach

The Richmond Hill oxide material is amenable to cyanide heap processing for the recovery of precious metals. Individual Column test work data was combined into a common data set for analysis of the KPI’s. Where non-oxide column tests were identified, the corresponding data was excluded from the analysis. Consequently, non-oxide column tests that were not identified as such, tend to skew the results on the low side.

Figure 10-7 presents the column test gold calculated head grades for the oxide column tests. These ranged between 0.016 Au opt to 0.126 Au opt. Median and Mean gold calculated head grades were 0.044 opt and 0.0416 opt respectively.

Figure 10-7: Richmond Hill Oxide Column Test KPIs: Calculated Gold Head Grades Distribution (Au opt)

The oxide column test silver calculated head grade distribution and pertinent statistics are shown in Figure 10-8. The silver grades ranged between 0.014 opt and 1.063 opt with median and mean values of 0.165 and 0.214 opt Ag respectively.

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Figure 10-8: Richmond Hill Oxide Column Test KPIs: Calculated Silver Head Grades Distribution (Ag opt)

Oxide column test silver to gold ratios are presented in Figure 10-9. These range between 0.48 Ag:Au up to 14.13 Ag:Au. Median and Mean values for Ag:Au were 4.15 and 5.07 respectively. These ratios indicate that a Merrill-Crow circuit is warranted and recommended for solution processing and Richmond Hill.

Figure 10-9: Richmond Hill Oxide Column Test KPIs: Silver to Gold Ratio (Ag:Au)

Oxide column test gold recoveries, as shown in Figure 10-10, ranged between 1.79% to 95.1% with median and mean values of 84.9% and 65.5% respectively. As with the bottle roll tests, the distribution is skewed owing to the presence of high-sulfide transition and sulfide material in the sample population.

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Figure 10-10: Richmond Hill Oxide Column Test KPIs: Gold Recovery (Au%)

The distribution and statistics for the oxide column tests’ Silver recoveries are shown in Figure 10-11. Recoveries ranged from 0.25% to 65.2% with a median Ag recovery of 16.7% and mean Ag recovery of 20.17%.

Figure 10-11: Richmond Hill Column Test KPIs: Silver Recovery (Ag%)

10.3	Sulfide and Mixed Metallurgical Testing

Although the current operating plan for Richmond Hill does not include processing of the high sulfide transition and sulfide material, discussion of recent metallurgical test work focusing on these materials follows.

10.3.1	Historical Metallurgical Reports: Sulfide & Mixed Flotation

Between 1987 and 1991, five historical metallurgical test programs were conducted on sulfide material from the Richmond Hill gold deposit. These programs, which included investigations into mineralogy, gravity separation, roasting, bioleaching, flotation, and leaching, are summarized in Table 10-2. Notably, Dawson Metallurgical Laboratories in Murray, Utah, reported results in 1988 that closely align with those obtained during the 2023 test work performed by Base Metallurgical Laboratories (BaseMet) in Kamloops, B.C.

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Table 10-2: Historical Metallurgical Reports

Test Program	Year	Sample ID
Process Mineralogy and CN Leach Tests of Sulfide Ore Samples from Richmond Hill Project, No. 5H06	1987	RH 85-54, 83, 102, 108
Dawson Metallurgical Laboratories, Inc., Cyanide Leaching with Intensive Pre-aeration on a Sample from the Richmond Hill Project, No. P-1395	1988	Not available
Dawson Metallurgical Laboratories, Inc., Results of Preliminary Cyanide Leach Test on 8 Samples from South Dakota, No. P 1590	1988	CV4-1A to 4A, CV5-1A to 4A
Extractive Technologies Metallurgical Laboratories, Agitation Cyanidation Test work, No. 0161	1989	CV-88-6, 8, 23
LAC Minerals-Richmond Hill Inc., Report on Samples Submitted by Tod Duex for Bottle Roll Analysis	1991	BR-1H1, BR-1H2, BRB-W1, BR-SR1, BR-DB1, BR-BD2, BR-SC1, BR-SC2, BR-B1, BR-W2, BR-SR2, BR-SR3, BR-B2

Source: K-Met 2023.

The mineralogical analysis shows that that the RH sulfide material contains fine gold locked within coarse gangue, as well as significant quantities of gold associated with fine- to medium-grained iron sulfides encapsulated in gangue minerals. Consistent with the 2023 test work, historical gravity concentration tests yielded modest gold recoveries ranging from 7% to 23%, and as a result, were not pursued as a primary processing method at this stage.

Whole ore leaching (WOL) demonstrated limited effectiveness, with average gold extraction of just 46%. However, improved recoveries were achieved through pre-treatment methods such as roasting, bioleaching, and pressure oxidation (POX) of the flotation concentrate, followed by cyanide leaching. Roasting and bioleaching increased gold recovery to between 74% and 80%.

The application of autoclaving (POX) prior to cyanide leaching significantly enhanced metallurgical performance, resulting in gold extraction of approximately 93% and silver extraction of 74%. Cyanide consumption during leaching remained low at 1.5 kg/t, though lime consumption was relatively high, averaging 7 kg/t.

10.3.2	Metallurgical Report – BL1244

In August 2023, Base Metallurgical Laboratories (BaseMet) completed test program BL1244 on drill-core material from the Richmond Hill zone. This preliminary metallurgical investigation focused on evaluating gold and silver extraction across three distinct mineralogical classifications: oxide, mixed, and sulfide. The head assays for the master composite (MC) samples are summarized in Table 10-3. Gold concentrations range from 0.65 to 0.82 grams per tonne (g/t), while sulfur content varies significantly across the mineralogical classifications—from 1.64% in the RH22 Ox composite to 6.21% in the RH22 Sul (sulfide) composite results and methods from this program are detailed in BaseMet’s December 4, 2023, report titled BL1244: Preliminary Metallurgical Assessment of the Richmond Hill Deposit.

10.3.2.1	Head Assays

The head assays for the master composite (MC) samples are summarized in Table 10-3. Gold concentrations range from 0.65 to 0.82 g/t, while sulfur content varies significantly across the oxidation classifications—from 1.64% in the RH22 Ox (oxide) composite to 6.21% in the RH22 Sul (sulfide) composite.

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Table 10-3: Master Composite Head Assays – BaseMet 2023, BL1244

Sample	Assays
	Cu (%)	Fe (%)	Ag (g/t)	Au (g/t)	S (%)	C (%)	TOC (%)
RH22 Sul	0.013	7.18	5.0	0.65	6.21	0.25	0.07
RH22 Mix	0.014	7.85	2.8	0.82	5.16	0.50	0.09
RH22 Ox	0.014	8.32	1.4	0.74	1.64	<0.01	<0.01
Method	FAAS	FAAS	ICP	FAAS	LECO	LECO	LECO

Notes: FAAS = Flame Atomic Absorption Spectroscopy; LECO = Infrared Combustion; TOC = Total Organic Carbon.

10.3.2.2	Gravity-Recoverable Gold

Gravity-recoverable gold (GRG) test work was conducted on the three master composites showing relatively low GRG values across all samples. The test work utilized three nominal grind sizes: 80% passing (P80) 1,700 µm, P80 212 µm, and P80 75 µm. Among the samples, the oxide MC exhibited the highest GRG at 33%, while the sulfide MC showed the lowest at 8.7%. Given the low recoveries, no additional gravity concentration testing was pursued at the time since the work was focused on a primary processing method. It should be noted that gravity gold recovery may be beneficial as part of a hybrid flowsheet.

10.3.2.3	Flotation Test Results

Rougher Flotation

Rougher flotation tests were carried out on the master composites at a grind size of approximately P80 75 µm and under natural pH conditions ranging from 5.6 to 7.0. Potassium amyl xanthate (PAX) was used as the primary collector, and methyl isobutyl carbinol (MIBC) was added to ensure consistent froth formation throughout the process.

Two PAX dosage levels were evaluated: a relatively low dosage of 80 g/t and a higher dosage of 200 g/t. The higher-dosage tests were conducted at a lower pulp density of 25% to 27% solids by weight, as increased viscosity was encountered during the initial flotation runs at higher densities. The overall flotation flowsheet employed for these tests is depicted in Figure 10-12.

Figure 10-12: Rougher Flotation Flowsheet—BaseMet 2023, BL1244

Gold recovery to the rougher flotation concentrates under the test conditions ranged from 62% to 69% across all three master composites, with the sulfide MC achieving the highest recovery at 69%. The increased PAX dosage, applied at a lower pulp density, resulted in a reduced mass pull for the sulfide MC and a corresponding increase in gold grade within the concentrate. For the oxide MC, however, the second rougher test (with higher PAX) showed minimal improvement.

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Silver recovery generally mirrored gold, falling within a similar range of 66% to 69% for the mixed and sulfide MCs. In contrast, the oxide MC demonstrated significantly lower silver recovery, ranging from 39% to 44%.

Despite these recovery rates, the rougher flotation concentrate grades remained relatively low, between 2 and 6 g/t gold. As such, further test work is necessary to evaluate whether the concentrate can be upgraded to a saleable quality. Potential processing enhancements to increase concentrate grade or enable efficient gold extraction via leaching could include additional flotation stages, continuous gravity concentration, spiral concentration, or the use of shaking tables.

The detailed flotation recovery results and corresponding mass versus recovery performance curves are presented in Table 10-4 and Figure 10-13.

Table 10-4: Rougher Flotation Results – BaseMet 2023, BL1244

Test	Sample	PAX (g/t)	Weight (%)	Assay				Distribution (%)
				Fe (%)	Ag (g/t)	Au (g/t)	S (%)	Fe	Ag	Au	S
1	RH22—Sul	80	29.4	14.6	12.0	1.5	15.6	56	69	69	75
2	RH22—Mix	80	15.9	21.5	11.9	3.6	23.1	40	67	66	74
3	RN22—Ox	80	8.6	12.7	10.1	6.2	.1	12	39	67	41
7	RH22—Sul	200	17.0	27.4	19.2	2.8	35.2	62	69	68	88
8	RH22—Mix	200	11.6	26.9	13.4	5.1	31.1	38	66	62	71
9	RN22—Ox	200	8.6	12.4	11.1	6.1	7.8	13	44	68	43

Figure 10-13: Rougher Mass vs. Gold Recovery—BaseMet 2023, BL1244

10.3.2.4	Diagnostic Leach

To evaluate leach performance across the master composites and to better understand how gold is associated with various mineral groups, a five-stage diagnostic leach test was performed. The test sequence began with a standard cyanide leach applied to each MC, ground to a primary grind size of P80 75 µm.

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Subsequent stages involved treating the tailings from the previous leach step with specific reagents or acids to break down progressively more refractory mineral phases, followed by an additional cyanide leach after each treatment. This stepwise approach enabled identification of gold locked within different mineralogical contexts, such as oxides, sulfides, and silicates.

The full diagnostic leach procedure is illustrated in Figure 10-14, outlining the sequence of chemical treatments and corresponding cyanide leach stages used to quantify the gold deportment across mineral groups.

Figure 10-14: Diagnostic Leach Test Flowsheet – BaseMet 2023, BL1244

At each stage of the test, various minerals and mineral groups are dissolved by the acid used. The results are listed in Table 10-5.

Table 10-5: Diagnostic Leach – BaseMet 2023, BL1244

Stage	Description of Gold	Au Stage Extraction (%)
		RH22—Sul	RH22—Mix	RH22—Ox
A: High-Intensity CN Leach	Cyanide amenable gold	47.4	72.9	91.0
B/C: HCl Digestion/Cyanidation	Carbonate locked	18.8	4.4	2.4
D/E: HNO3 Digestion/Cyanidation	Arsenical minerals (arsenopyrite)	29.4	12.5	2.0
F: Aqua Regia Digestion	Pyritic sulfide locked	3.5	1.9	2.6
Tailings	Silicate (gangue) encapsulated	1.0	8.3	1.9
Total		100	100	100

The results show that the majority of gold in the oxide material is free or exposed, making it highly responsive to whole ore leaching (WOL), with an expected gold extraction of approximately 91%. For the mixed master composite (MC), gold extraction reached 72.9%, aligning with the WOL outcomes described in Section 10.2.7. Notably, 12.5% of the gold was recovered during the D/E stage (nitric acid digestion), although bulk mineral analysis (BMA) did not reveal significant arsenopyrite content. This suggests the presence of refractory gold not associated with arsenopyrite. The mixed MC also contained the highest proportion of gold encapsulated within silicate or gangue minerals. The sulfide MC demonstrated poor gold recovery in the initial cyanide leach stage; however, significant gold dissolution occurred during both the hydrochloric and nitric acid stages. Across all three composites, only minor amounts of gold were found to be locked in pyrite.

10.3.3	Metallurgical Report – BL1346

In September 2023, intervals from 29 drill holes across seven distinct zones were collected to support metallurgical evaluation of the Richmond Hill deposit. The zones sampled include Twin Tunnels, Turn Around, Monitoring Well 3, Richmond Hill, Cleveland, Cole Creek, and Richmond Hill North. For each zone, master composites (MCs) were developed to represent the oxide, mixed, and sulfide mineralization layers. The corresponding MCs and their head grades are detailed in Table 10-3.

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According to the mine plan established at the time, the majority of the projected mined material is sourced from four primary zones: Twin Tunnels is expected to contribute approximately 40%, followed by Turn Around at 30%, Monitoring Well 3 at 20%, and Richmond Hill at 10%.

10.3.3.1	Flotation Grind Series

Three preliminary rougher flotation tests were conducted on the sulfide master composite from the Twin Tunnels zone (MC-TT-S) to evaluate the impact of primary grind size on flotation performance. The sample was milled to target grind sizes of P80 50 µm, P80 75 µm, and P80 106 µm. Flotation was carried out at natural pH over a total duration of eight minutes. Potassium amyl xanthate (PAX), a nonselective collector for gold and sulfides, was applied at a dosage of 80 g/t based on feed mass.

Among the three grind sizes, the P80 75 µm condition yielded the most favorable results for both gold and silver recovery. Under these conditions, approximately 21% of the feed was recovered in the rougher concentrate.

The rougher concentrate test results are presented in Table 10-6, and the relationship between gold recovery and mass recovery is illustrated in Figure 10-15.

Table 10-6: Rougher Flotation Grind Series MC-TT-S – BaseMet 2023, BL1346

Test No.	Grind Size (P80 µm)	Weight		Assay				Distribution (%)
		%	g	Au (g/t)	Ag (g/t)	Fe (%)	S (%)	Au	Ag	Fe	S
BL1346-22	50	27.9	557.1	1.93	11.4	17.2	17.9	60.3	65.7	53.5	72.5
BL1346-23	75	21.1	419.1	2.87	15.1	22.9	25.6	65.8	68.1	55.6	78.4
BL1346-24	106	16.7	330.3	3.04	15.5	24.3	26.6	54.0	56.4	46.9	64.6

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Figure 10-15: Gold Rougher Concentrate Recovery vs. Mass Recovery – BaseMet 2023, BL1346

10.3.3.2	Preliminary Flotation Optimization

To further enhance flotation recovery from the MC-TT-S composite, a series of optimization tests were conducted incorporating three primary changes: an extended rougher flotation time of 10 minutes, an increased PAX dosage of 200 g/t, and a reduced pulp density ranging from 25% to 27%.

The results indicate these adjustments collectively influenced gold recovery to the rougher concentrate. Among the variables tested, the higher PAX dosage had the most significant effect, resulting in both the highest gold recovery and the greatest mass pull to the rougher concentrate. This suggests improved collector efficiency and increased recovery of gold/sulfides.

Conversely, operating at a lower pulp density appeared to reduce mass recovery, likely due to reduced particle-particle collision frequency and froth carrying capacity in the more dilute slurry.

The relationship between gold recovery and mass recovery for these optimization tests is presented in Figure 10-16, illustrating the effects of the modified flotation conditions on overall performance.

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Figure 10-16: Gold Rougher Concentrate Recovery vs. Mass Recovery – BaseMet 2023, BL1346

10.3.3.3	Mixed and Sulfide Master Composite Flotation

The final rougher flotation flowsheet used on the 13 transition and sulfide master composites incorporated optimized conditions based on previous testing. These parameters included a primary grind size of P80 75 µm, a PAX collector dosage of 200 g/t, a 10-minute flotation residence time, and operation at a reduced pulp density.

Under these optimized conditions, gold recovery to the rougher concentrate ranged from 31.5% to 94.0% across the tested composites, highlighting the variability in flotation response among different material types. Full recovery data is presented in Table 10-7.

Analysis of the results indicated, as expected, a positive relationship between sulfur content and gold recovery—composites with higher sulfide levels tended to yield better flotation performance, as illustrated in Figure 10-14. In contrast, the head grade of gold showed no clear correlation with recovery, suggesting that mineralogical characteristics, particularly sulfide content, play a more critical role in flotation efficiency. This lack of correlation is demonstrated in Figure 10-18.

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Table 10-7: Rougher Flotation Results – BaseMet 2023, BL1346

Zone	Lithology	Test	Head Grade		Recovery to Rougher Concentrates (%)
			Au (g/t)	S (%)	Mass	Au	Ag	Fe	S
MC-TA	Mixed	28	0.9	3.3	8.6	61.6	50.9	34.5	82.8
MC-TA	Sulfide	29	0.8	5.6	16.2	80.9	75.2	53.3	89.3
MC-TT	Mixed	30	0.7	5.8	15.8	67.0	64.8	44.5	79.4
MC-TT	Sulfide	31	0.9	6.8	12.2	52.4	60.9	47.6	74.7
MC-MW3	Mixed	37	1.5	3.9	13.0	84.9	75.3	37.3	89.0
MC-MW3	Sulfide	38	4.2	7.2	17.5	94.0	87.9	39.9	91.1
MC-RH	Mixed	39	1.2	1.1	2.7	31.5	36.5	8.0	88.5
MC-RH	Sulfide	40	0.6	5.6	11.3	50.0	55.8	37.5	73.0
MC-CV	Mixed	32	0.4	2.8	10.3	59.4	44.6	26.6	85.8
MC-CV	Sulfide	33	2.3	5.2	9.5	50.7	35.5	23.3	74.0
MC-CC	Mixed	34	0.6	2.8	7.4	60.4	54.9	33.6	92.1
MC-CC	Sulfide	35	0.7	6.5	24.4	88.1	73.1	50.0	93.1
MC-RHN	Sulfide	36	0.9	5.1	21.2	73.4	78.4	50.0	84.7

Notes: CC = Cole Creek; CV = Cleveland; MW3 = Monitoring Well 3; RH = Richmond Hill; RHN = Richmond Hill North; TA = Turn Around; TT = Twin Tunnels.

Figure 10-17: Gold Recovery vs. Sulfur Head Grade – BaseMet 2023, 1346

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Figure 10-18: Gold Recovery vs. Gold Head Grade - BaseMet 2023, BL1346

10.4	Richmond Hill Historical Operating Data

Historical operating data was made available to the QP for review and analysis. Figure 10-19 presents the commercial heap leach gold and silver recoveries as well as the production doré silver to gold ratio. Heap leach recoveries maxed out at 62.3% and 16.9% for gold and silver respectively and are reflective of operational issues encountered during production. Also, it is reported that significant transition and sulfide ore types were stacked on the heap resulting in lower overall gold and silver recoveries. To compound the recovery issues, leaching was terminated prematurely owing to the termination of operations. As the recoveries are considerably lower than would be expected using proper ore control methods and current heap leach operating procedures developed over the last 30 plus years. Reported issues with the historical operations include:

●	Processing of lower grade material,

●	Processing of sulfide material,

●	Processing of high-sulfide transition material

●	Issues with pH control, and,

●	Problems with solution management during winter operations.

It is the QP’s opinion that that the projected recovery can be attained with mitigation of the above issues and a proper ore control program.

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Figure 10-19: Historical Richmond Hill Heap Leach KPI’s Au and Ag Recovery, Recovered Ag:Au Ratio

10.5	Recovery Estimates

Projected recoveries are based on the available metallurgical test work data and generally reflect the median of the respective test work results.

Table 10-8: Projected Precious Metal Recoveries

Metallurgical Recovery Estimates
Material Type Process	Oxide Heap Leach	Low Sulfide Transition Heap Leach	Low Sulfide Transition Flotation Mill	Sulfide Flotation Mill
Gold	89%	65%	80%	85%
Silver	30%	20%	70%	85%

10.6	Summary and Recommendations

The Richmond Hill oxide material is amenable to cyanidation heap leach processing. The Richmond Hill sulfide material is amenable to bulk sulfide froth flotation. Transition material can be processed through either method but requires determination of a cut-over grade for optimum economics.

It is the QP’s opinion that the existing test work is suitable for this level of study and projected recoveries are more than reasonable.

Additional metallurgical testing is required to support future studies. This work will likely result in a better definition of metal recoveries and reagent consumptions. This will improve the accuracy of future capital and operating cost estimates as well as production forecasting.

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11	Mineral Resource Estimates

11.1	Mineral Resource

The mineral resource estimate for Richmond Hill includes mineral resources amenable to heap leaching and mineral resources amenable to milling. The mineral resource amenable to leaching consists of the oxide and transition material types, and the mineral resource amenable to milling consists of the sulfide material. Table 11-1 presents the mineral resource estimate. The measured and indicated mineral resource amenable to leaching amounts to 269.8 million tons at 0.0135 oz/t gold and 0.141 oz/t silver for 3.65 million ounces of contained gold and 38.1 million ounces of contained silver. Inferred mineral resource amenable to leaching is an additional 254.2 million tons at 0.0103 oz/t gold and 0.090 oz/t silver for 2.61 million ounces of contained gold and 22.8 million ounces of contained silver.

The measured and indicated mineral resource amenable to milling amounts to 69.6 million tons at 0.0141 oz/t gold and 0.139 oz/t silver for 982,100 ounces of contained gold and 9.68 million ounces of contained silver. Inferred mineral resource amenable to milling is an additional 202.2 million tons at 0.0121 oz/t gold and 0.145 oz/t silver for 2.45 million ounces of contained gold and 29.3 million ounces of contained silver.

The measured and indicated mineral resource for leach and mill material amounts to 339.4 million tons at 0.0137 oz/t gold and 0.141 oz/t silver for 4.64 million ounces of contained gold and 47.8 million ounces of contained silver. Inferred mineral resource for leach and mill material is an additional 456.4 million tons at 0.0111 oz/t gold and 0.114 oz/t silver for 5.06 million ounces of contained gold and 52.1 million ounces of contained silver.

The measured, indicated, and inferred mineral resources reported herein are contained within a conceptual constraining pit shell to demonstrate “reasonable prospects for economic extraction” to meet the definition of mineral resources in S-K 1300. Figure 11-1 shows the pit shell that is based on measured, indicated, and inferred mineral resource. The constraining pit shell is also constrained by the Richmond Hill Project Boundary. Only mineralization inside the boundary was allowed to contribute to the economics for development of the shell, though waste mining outside of the boundary, to extract mineralization inside the boundary, was allowed.

Table 11-1: Mineral Resource Estimate

Resource Category	AuEq COG (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)
Leach Resource:
Measured Mineral Resource		113,748	0.0164	0.0158	0.160	1,793.4	18,208
Oxide	0.0026	94,537	0.0165	0.0158	0.167	1,493.7	15,788
Transition	0.0041	19,211	0.0161	0.0156	0.126	299.7	2,421
Indicated Mineral Resource		156,019	0.0125	0.0119	0.128	1,860.0	19,884
Oxide	0.0026	127,237	0.0122	0.0117	0.128	1,488.7	16,286
Transition	0.0041	28,783	0.0134	0.0129	0.125	371.3	3,598
Meas/Indic Mineral Resource		269,768	0.0141	0.0135	0.141	3,653.3	38,092
Oxide	0.0026	221,774	0.0140	0.0134	0.145	2,982.4	32,074
Transition	0.0041	47,994	0.0145	0.0140	0.125	671.0	6,018
Inferred Mineral Resource		254,186	0.0106	0.0103	0.090	2,613.4	22,787
Oxide	0.0026	211,994	0.0101	0.0098	0.085	2,077.5	18,019
Transition	0.0041	42,192	0.0131	0.0127	0.113	535.8	4,768
Mill Resource (Sulfides):
Measured Mineral Resource	0.0050	20,703	0.0184	0.0165	0.151	341.6	3,126
Indicated Mineral Resource	0.0050	48,893	0.0147	0.0131	0.134	640.5	6,552
Meas/Indic Mineral Resource	0.0050	69,596	0.0158	0.0141	0.139	982.1	9,678
Inferred Mineral Resource	0.0050	202,221	0.0139	0.0121	0.145	2,446.9	29,322

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Resource Category	AuEq COG (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)
Leach and Mill Mineral Resource:
Measured Mineral Resource		134,452	0.0167	0.0159	0.159	2,135.0	21,334
Indicated Mineral Resource		204,912	0.0130	0.0122	0.129	2,500.5	26,436
Meas/Indic Mineral Resource		339,364	0.0145	0.0137	0.141	4,635.4	47,770
Inferred Mineral Resource		456,407	0.0121	0.0111	0.114	5,060.3	52,109

Notes:

1. The Mineral Resource estimate has an effective date of February 3, 2025.

2. All figures are rounded to reflect the relative accuracy of the estimate and therefore numbers may not appear to add precisely.

3. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

4. Mineral Resources are based on prices of $2,000/oz gold and $25/oz silver.

5. Mineral Resources for leach material are based on a gold equivalent cut-off of 0.0026 oz/t for oxide material and 0.0041 oz/t for transition material. Mineral Resources for mill material are based on a gold equivalent cut-off of 0.0050 oz/t.

6. The gold equivalent value for each material is as follows:

Oxide (Leach): Gold equivalent (oz/t) = gold (oz/t) + 0.00418 x silver (oz/t), based on gold recovery of 89% and silver recovery of 30%.

Transition (Leach): Gold equivalent = gold (oz/t) + 0.00382 x silver (oz/t), based on gold recovery of 65% and silver recovery of 20%.

Sulfide (Mill): Gold equivalent = gold (oz/t) + 0.0127 x silver (oz/t), based on gold recovery of 85% and silver recovery of 85%.

7. The gold equivalent values account for metal recoveries, treatment charges, refining costs, and refinery payable percentages.

8. Table 11-4 accompanies this Mineral Resource statement and shows all relevant parameters for mineral resources.

9. Includes 3.8% NSR royalty.

10. Mineral Resources are reported in relation to a conceptual constraining pit shell to demonstrate reasonable prospects for economic extraction, as required by the definition of Mineral Resource in S-K 1300; mineralization lying outside of the pit shell is excluded from the Mineral Resource.

11. The Mineral Resource estimate is also constrained by the Richmond Hill Project Boundary. Only mineralization inside this boundary is included in the Mineral Resource Estimate, though waste removal outside the boundary is allowed.

12. The Mineral Resources reported are contained on mineral titles controlled by Dakota Gold.

13. The Mineral Resources are reported in-situ without any dilution or loss considerations, as a point of reference.

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Figure 11-1: Constraining Shell for Mineral Resource Estimate

11.2	Price Sensitivity

A sensitivity analysis of metal prices was conducted for the mineral resource estimate at the following prices:

●	$1,600/oz gold and $20.00/oz silver,

●	$1,800/oz gold and $22.25/oz silver,

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●	$2,000/oz gold and $25.00/oz silver (base case),

●	$2,200/oz gold and $27.50/oz silver, and

●	$2,400/oz gold and $30.00/oz silver.

Restraining pit shells were developed for each case and resources calculated at gold equivalent cut-off grades appropriate for the case. Table 11-2 shows the results of the sensitivity analysis for the leach resource. Total kilotons for each case are also provided to gauge the increase in the size of the constraining pit shells. The leach mineral resource is insensitive to prices. A relatively large amount of the available mineral resource is extracted at the $1,600/oz gold price and the increase in resource at higher prices is modest, even up to the $2,400/oz price. Note that total tons increased from 1.1 billion tons to 1.5 billion tons with a small impact on the mineral resource.

Table 11-3 shows the results of the sensitivity analysis for mill resource. Measured and indicated mineral resources are insensitive to price. Inferred mineral resource increased from 141.2 million tons in the $1,600/oz case to 240.9 million tons for the $2,400/oz case, an increase of about 70%. Contained gold ounces increased about 43% between the $1,600/oz and $2,400/oz case for inferred mineral resources.

Table 11-2: Mineral Resource at Various Prices – Leach Resources

Price/Resource Category	AuEq COG (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
$1600 Gold, $20.00 Silver:
Measured Mineral Resource	Oxide	108,414	0.0170	0.0164	0.166	1,778.0	17,997
Indicated Mineral Resource	0.0032	143,593	0.0131	0.0126	0.132	1,809.3	18,954
Meas/Indic Mineral Resource	Transition	252,007	0.0148	0.0142	0.147	3,587.3	36,951	1,095,300
Inferred Mineral Resource	0.0052	211,774	0.0117	0.0113	0.097	2,393.0	20,542
$1800 Gold, $22.50 Silver:
Measured Mineral Resource	Oxide	111,432	0.0167	0.0160	0.163	1,782.9	18,163
Indicated Mineral Resource	0.0029	149,415	0.0128	0.0122	0.130	1,822.9	19,424
Meas/Indic Mineral Resource	Transition	260,847	0.0145	0.0138	0.144	3,605.8	37,587	1,209,836
Inferred Mineral Resource	0.0046	231,589	0.0111	0.0107	0.093	2,478.0	21,538
$2000 Gold, $25.00 Silver:
Measured Mineral Resource	Oxide	113,748	0.0164	0.0158	0.160	1,793.4	18,208
Indicated Mineral Resource	0.0026	156,019	0.0125	0.0119	0.128	1,860.0	19,884
Meas/Indic Mineral Resource	Transition	269,767	0.0141	0.0135	0.141	3,653.3	38,092	1,367,025
Inferred Mineral Resource	0.0041	254,186	0.0106	0.0103	0.090	2,613.4	22,787
$2200 Gold, $27.50 Silver:
Measured Mineral Resource	Oxide	115,438	0.0162	0.0156	0.159	1,800.8	18,355
Indicated Mineral Resource	0.0023	159,556	0.0122	0.0117	0.126	1,866.8	20,104
Meas/Indic Mineral Resource	Transition	274,994	0.0139	0.0133	0.140	3,667.6	38,459	1,416,143
Inferred Mineral Resource	0.0038	264,912	0.0104	0.0100	0.087	2,649.1	23,047
$2400 Gold, $30.00 Silver:
Measured Mineral Resource	Oxide	116,806	0.0161	0.0154	0.157	1,798.8	18,339
Indicated Mineral Resource	0.0021	162,506	0.0121	0.0116	0.124	1,885.1	20,151
Meas/Indic Mineral Resource	Transition	279,312	0.0138	0.0132	0.138	3,683.9	38,489	1,505,715
Inferred Mineral Resource	0.0034	277,569	0.0101	0.0097	0.085	2,692.4	23,593

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Table 11-3: Mineral Resource at Various Prices – Mill Resources

Price/Resource Category	AuEq COG (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
$1600 Gold, $20.00 Silver:
Measured Mineral Resource		19,115	0.0194	0.0174	0.158	332.6	3,020
Indicated Mineral Resource	Sulfide	41,215	0.0158	0.0141	0.138	581.1	5,688
Meas/Indic Mineral Resource	0.0063	60,330	0.0169	0.0151	0.144	913.7	8,708	1,095,300
Inferred Mineral Resource		141,239	0.0153	0.0135	0.152	1,906.7	21,468
$1800 Gold, $22.50 Silver:
Measured Mineral Resource		19,989	0.0188	0.0169	0.154	337.8	3,078
Indicated Mineral Resource	Sulfide	44,472	0.0152	0.0136	0.134	604.8	5,959
Meas/Indic Mineral Resource	0.0056	64,461	0.0163	0.0146	0.140	942.6	9,038	1,209,836
Inferred Mineral Resource		170,316	0.0146	0.0128	0.149	2,180.0	25,377
$2000 Gold, $25.00 Silver:
Measured Mineral Resource		20,703	0.0184	0.0165	0.151	341.6	3,126
Indicated Mineral Resource	Sulfide	48,893	0.0147	0.0131	0.134	640.5	6,552
Meas/Indic Mineral Resource	0.0050	69,596	0.0158	0.0141	0.139	982.1	9,678	1,367,025
Inferred Mineral Resource		202,221	0.0139	0.0121	0.145	2,446.9	29,322
$2200 Gold, $27.50 Silver:
Measured Mineral Resource		21,165	0.0181	0.0163	0.149	345.0	3,154
Indicated Mineral Resource	Sulfide	51,015	0.0143	0.0127	0.131	647.9	6,683
Meas/Indic Mineral Resource	0.0046	72,180	0.0154	0.0138	0.136	992.9	9,837	1,416,143
Inferred Mineral Resource		218,806	0.0135	0.0117	0.141	2,560.0	30,852
$2400 Gold, $30.00 Silver:
Measured Mineral Resource		21,589	0.0178	0.0160	0.147	345.4	3,174
Indicated Mineral Resource	Sulfide	53,408	0.0140	0.0124	0.128	662.3	6,836
Meas/Indic Mineral Resource	0.0042	74,997	0.0151	0.0134	0.133	1,007.7	10,010	1,505,715
Inferred Mineral Resource		240,938	0.0130	0.0113	0.136	2,722.6	32,768

11.3	Mineral Resource Parameters

Metal prices for the Mineral Resource estimate are $2,000/oz gold and $25/oz silver. These prices are reasonable based on: 1) historical 3-year trailing averages, 2) prices used by other companies for comparable projects, and 3) long range consensus price forecasts prepared by various bank analysts.

Table 11-4 shows the economic parameters for the mineral resources estimate. The mining cost is estimated at $2.15 per total ton. This cost is based on a review of comparable projects in the western US.

The unit processing costs were estimated by Woods for the various material types at $3.39/t for oxide leach material, $4.14/t for transition leach material and $6.82/t for sulfide mill material. The costs are based on a nominal process production rate of 30,000 tons per day or about 10.95 million tons per year. The gold and silver recovery estimates were also estimated by Woods based on the available testing data.

The unit G&A cost of $1.00/t amounts to $912,500 per month which is a reasonable estimate for this mineral resource estimate.

IMC assumed refinery payables of 100% for gold and 100% for silver and refining costs of $5.00/oz gold and $0.25/oz silver for leach material. Woods estimated payable amounts of 95.5% for gold and 95.0% for silver for mill material, based on the mill producing a marketable gold sulfide concentrate by flotation. Treatment and refining costs for mill material are estimated at $6.00/oz gold and $0.40/oz silver. The Project is also subject to a 3.8% NSR royalty.

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Due to two products, and variable recoveries by material type, a gold equivalent value was calculated for each block to tabulate proposed quantities of resource. First, the gold and silver NSR factors are calculated as follows for oxide:

Gold NSR Factor = ($2,000 – $5.00) x 0.89 x 1.00 x 0.962 = $1,708/t
Silver NSR Factor = ($25 – $0.25) x 0.20 x 1.00 x 0.962 = $7.14/t

The units are US$ per ounce. The 0.962 term represents an allowance for the royalty.

The silver factor for the gold equivalent calculation is:

Ag Factor for Gold Equivalent = Silver NSR Factor / Gold NSR Factor

Ag Factor for Gold Equivalent = $7.14 / $1,708 = 0.00418

AuEq (oz/t) = gold (oz/t) + 0.00418 x silver (oz/t)

For oxide the breakeven gold equivalent cut-off grade is 0.0038 oz/t, and the internal cut-off grade is 0.0026 oz/t. Internal cut-off applies to blocks that must be removed from the pit, so mining is a sunk cost.

The parameters and cut-offs for the other material types are also shown on Table 11-4. The gold equivalent cut-off grades vary by material type.

Table 11-4: Economic Parameters for Mineral Resource Estimate

Material Type Process	Units	Oxide Leach	Trans Leach	Sulfide Mill	Waste
Commodity Prices
Gold Price Per Ounce	(US$)	2000	2000	2000
Silver Price Per Ounce	(US$)	25.00	25.00	25.00
Plant Production Rate	(ktpy)	10,950	10,950	10,950
Mining Cost Per Total Tonne
Mining Cost	(US$)	2.150	2.150	2.150	2.150
Process and G&A Cost Per Tonne
Processing	(US$)	3.390	4.150	6.830
G&A	(US$)	1.000	1.000	1.000
Total Process and G&A	(US$)	4.390	5.150	7.830
Plant Recovery
Gold	(%)	89%	65%	85%
Silver	(%)	30%	20%	85%
Treatment/Refining Payables and Costs
Gold Payable	(%)	100.0%	100.0%	95.5%
Silver Payable	(%)	100.0%	100.0%	95.0%
Gold Treatment/Refining Per Ounce	(US$)	5.00	5.00	6.00
Silver Treatment/Refining Per Ounce	(US$)	0.25	0.25	0.40
Royalties
Royalty	(%)	3.8%	3.8%	3.8%
NSR Factors
Gold NSR Factor	($/oz)	1,708	1,247	1,557
Silver NSR Factor	($/oz)	7.14	4.76	19.11
Silver Factor for Gold Equivalent	(none)	0.00418	0.00382	0.01227
Gold Equivalent Cutoff Grade
Breakeven Cutoff Grade	(oz/t)	0.0038	0.0059	0.0064
Internal Cutoff Grade	(oz/t)	0.0026	0.0041	0.0050

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11.4	Additional Information

The mineral resources are classified in accordance with the requirements of S-K 1300. The mineral resource estimate reflects the reasonable expectation that all necessary permits and approvals will be obtained and maintained. It is the opinion of the QP for this section that technical and economic factors likely to influence the prospects of economic extraction can be resolved with additional work. In particular, more metallurgical testing will better define process methods, metal recoveries and costs. More drilling will better define geologic domains in some areas of the deposit.

There is uncertainty in the estimates of measured, indicated, and inferred mineral resources. Some of the sources of uncertainty are common to all projects and all classes of the mineral resources and include: the spatial location of the samples, sample recovery in the drilling and sampling processes, assaying methods and results, data processing and handling, assumptions of geologic interpretations and continuity of grades between samples.

Uncertainty in the estimation of measured mineral resources should be relatively low. The sampling density is sufficient that the potential sources of uncertainty listed above should largely by mitigated by various sampling from various time periods and companies.

The uncertainty related to indicated mineral resources is higher than measured mineral resources due to lower sampling density and lower confidence in geologic interpretation. However, the data density is adequate for reasonable interpretations of geologic conditions and grade quality and continuity.

Uncertainty in the estimation of inferred mineral resources can be high since sampling data is more limited and geologic uncertainty higher. However, given the relatively disseminated nature of the deposit, the QP for this section is confident that the inferred mineral resources meet the criteria that the majority of the inferred mineral resource can be upgraded to indicated or measured mineral resources with additional exploration.

There is no guarantee that any of the mineral resources will be converted to mineral reserve. There is also no guarantee that any of the inferred mineral resources will be upgraded to measured or indicated mineral resources or to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

The Project is subject to the normal risks that mining projects face including changes to metal prices, changes to government regulations, social risks, uncertainty in mineral resource and recovery estimates, permitting risks, financing risks, and costs higher than forecast.

11.5	Description of the Block Model

11.5.1	General

The resource model is based on 20 ft x 20 ft x 20 ft high blocks. The coordinate system for the Project is a local system initiated by Homestake Mining Company. This will be referenced as the January 2025 model.

The previous mineral resource estimate for the project is dated effective October 5, 2023, and is reported in a technical report summary dated April 30, 2024. The resource model for that report will be referenced as the October 2023 model.

11.5.2	Drilling Data

The drilling database provided to IMC consisted of 1058 drillholes and 457,392 ft of drilling. Ten of the holes were outside of the model limits. Drilling data in the model limits by company is shown on Table 11-5. This represents the drilling data used for the resource model update.

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Table 11-5: Drilling by Company in Model Limits

Company	No. of Holes	Feet	Sample Intervals
St. Joe, Bond Gold, Homestake	828	269,463	54,012
Coeur	74	27,280	2,722
Dakota Gold	146	149,410	30,743
All Drilling	1,048	446,153	87,477

Figure 11-2 shows drillholes by company and also shows the locations for cross sections A-A’ and B-B’ that are referenced in this report section.

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Chism Flat
Chism Gultch
Cole Creek
MW3 East
MW3 Main
RH North
Twin Tunnels
Cleveland
Turn Around
Richmond Hill
Richmond Hill Project Boundary
A
A'
B
B'
EXPLANATION OF HOLE MARKERS
St. Joe/Bond Gold
Coeur
Homestake
Dakota 2022-2023
Dakota 2024
N

Figure 11-2: Drillhole Locations by Company

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11.5.3	Geologic Controls

11.5.3.1	Rock Types

Rock type interpretations for seven major rock types have been developed as 3D solids and incorporated into the resource model. Table 11-6 shows the rock types.

Table 11-6: Model Rock Types

Rock Type	Code	Description
Tbx	20	Tertiary Breccia
Tsl	30	Tertiary Sills
Tdk	40	Tertiary Dikes
Pzu	45	Paleozoics-Undifferentiated
Cdw	50	Cambrian Deadwood
Pgn	60	Precambrian Greenstone
Pff	70	Precambrian Flagrock
Pef	80	Precambrian Ellison

Figure 11-3 shows the rock types projected on the resource shell walls and surface topography. Figure 11-4 and Figure 11-5 show the rock types on the A-A’ and B-B’ cross sections respectively.

All the rock types host economic mineralization. The contacts between the Precambrian units are steep and trend north-south. The Precambrian Flagrock is between the Precambrian Greenstone to the west and Precambrian Ellison to the east. The Tertiary breccia and Tertiary dikes are steep north-south trending units. The Cambrian Deadwood and Tertiary sills are flatter lying units.

The 3D solids were used to assign rock codes to the model blocks and rock codes were also assigned to the assay database by back-assignment from the solids. There were rock type designations in the database, but the back-assigned values were used for the resource model so the assay assignments would be consistent with the block they were located.

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Figure 11-3: Rock Types on the Resource Shell

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Figure 11-4: Rock Types on Cross Section A-A’

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Figure 11-5: Rock Types on Section B-B’

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11.5.3.2	Oxidation Zones

Interpretation of oxidations zones were developed as surfaces and incorporated into the resource model. The surfaces were developed based on ratio of cyanide soluble to total gold assays in the Dakota Gold drilling and cyanide soluble to total gold ratios in bottle roll tests conducted for the St. Joe and Bond Gold drilling. Table 11-7 shows the zones and definition.

Table 11-7: Model Oxidation Zones

Oxidation Type	Code	Definition
Oxide	10	Ratio of CNAu/Au >70%
Transition	20	70% < CNAu/Au < 40%
Sulfide	30	Ratio of CnAu/Au < 40%

Figure 11-6 shows the oxidation zones on the walls of the resource shell. The oxidation zones did not impact grade estimation but are important for metallurgical purposes.

This is a significant change from the model used for the October 2023 mineral resource estimate. For that model the domains were designed based on picks of oxide, transition, and sulfide minerals as noted in the drilling logs. Most of the holes were drilled using reverse circulation, so only chips were available for logging. The updated zones increased the size of the oxide zone and reduced the size of the sulfide zone. Analytical data has confirmed that the transition zone is thinner than previously estimated.

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Figure 11-6: Oxidation Zones on the Resource Shell

11.5.4	Cap Grades and Compositing

Probability plots and sorted lists of the higher-grade assay intervals for gold and silver were examined to determine cap grades. Table 11-8 shows the cap grades and the number of assays capped by rock type. A relatively small numbers of assays were capped for each metal in each population. The cap grades generally correspond to the upper 99.9 percentile of the populations.

The assay database was composited to regular 10 ft downhole composites. It is noted this is one-half of the 20 ft bench height used for the model. The smaller composite length allows capturing some of the narrower dikes and sills and also tends to result in less grade smoothing during block grade estimation. The rock type was not respected during compositing; the composite rock type was based on the majority rock type.

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Table 11-8: Cap Grades and Number of Assays Capped

Lithology		Au Cap	Ag Cap	Ag Cap	Number of Assays
Code	Lithology	(oz/t)	(ppm)	(oz/t)	Gold	Silver
20	Tertiary Breccia	0.30	65	1.90	19	19
30	Tertiary Sills	0.15	95	2.77	6	7
40	Tertiary Dikes	0.23	70	2.04	12	11
45	Paleozoic (undif)	0.09	none	none	4	none
50	Cambrian Deadwood	0.20	180	5.25	16	13
60	Precambrian Greenstone	0.33	85	2.48	19	16
70	Precambrian Flagrock	0.30	200	5.83	9	14
80	Precambrian Ellison	0.15	80	2.33	6	5

11.5.5	Summary Statistics

Table 11-9 shows summary statistics for gold and silver for the assay intervals. The table shows values by the major rock types. The left side of the table shows uncapped values and the right side shows capped values. For gold the Tertiary sills and the Precambrian Ellison are lower in grade than the other units. The Paleozoic rock types are adjacent to the main deposit area and don’t have much drilling. For silver, the Cambrian Deadwood is considerably higher than the other units. Minimum values for the samples represented on the table are 0.0001 oz/t for gold and 0.001 oz/t for silver. Also, the statistics are limited to samples in the model limits.

Table 11-10 shows summary statistics for 10 ft composites. The statistics are based on composites with a minimum gold value of 0.0001 oz/t and silver value of 0.001 oz/t, but lower grade assays, including 0, are incorporated into the composites.

Figure 11-7 shows a probability plot of gold in the composites for the various rock types. The lower grade nature of the Tertiary sills and Precambrian Ellison are evident on the plot. Figure 11-8 shows the probability plot for silver. The higher-grade nature of the Deadwood is evident.

Table 11-9: Summary Statistics of Assays

	Not Capped				Capped
Metal Rock Type	No. of Samples	Mean (oz/t)	Std Dev (oz/t)	Max (oz/t)	No. of Samples	Mean (oz/t)	Std Dev (oz/t)	Max (oz/t)

Gold:
All Samples	77,826	0.0135	0.0248	0.955	77,826	0.0133	0.0224	0.330
Tbx-Breccia	17,047	0.0152	0.0262	0.955	17,047	0.0151	0.0238	0.300
Tsl-Sills	4,959	0.0089	0.0150	0.381	4,959	0.0089	0.0138	0.150
Tdk-Dikes	10,026	0.0121	0.0214	0.653	10,026	0.0119	0.0194	0.230
Pzu-Paleozoic	1,640	0.0068	0.0228	0.685	12,715	0.0145	0.0192	0.200
Cdw-Deadwood	12,715	0.0146	0.0205	0.420	15,162	0.0149	0.0283	0.330
Pgn-Greenstone	15,162	0.0150	0.0312	0.830	13,193	0.0130	0.0225	0.300
Pff-Flagrock	13,193	0.0131	0.0248	0.732	3,084	0.0079	0.0147	0.150
Pef-Ellison	3,084	0.0082	0.0194	0.497	3,117	0.0079	0.0146	0.150

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	Not Capped				Capped
Metal Rock Type	No. of Samples	Mean (oz/t)	Std Dev (oz/t)	Max (oz/t)	No. of Samples	Mean (oz/t)	Std Dev (oz/t)	Max (oz/t)

Silver:
All Samples	69,627	0.128	0.402	44.77	69,627	0.124	0.263	5.83
Tbx-Breccia	16,320	0.107	0.180	8.00	16,320	0.105	0.146	1.90
Tsl-Sills	3,716	0.110	0.393	15.00	3,716	0.102	0.236	2.77
Tdk-Dikes	9,084	0.107	0.206	7.38	9,084	0.105	0.160	2.04
Pzu-Paleozoic	824	0.065	0.084	0.58	824	0.065	0.084	0.58
Cdw-Deadwood	9,272	0.238	0.471	11.68	9,272	0.237	0.445	5.25
Pgn-Greenstone	14,501	0.103	0.286	25.78	14,501	0.100	0.173	2.48
Pff-Flagrock	13,185	0.136	0.650	44.77	13,185	0.126	0.337	5.83
Pef-Ellison	2,725	0.098	0.538	24.03	2,725	0.086	0.209	2.33

Table 11-10: Summary Statistics of 10 ft Composites

	Not Capped				Capped
Metal Rock Type	No. of Samples	Mean (oz/t)	Std Dev (oz/t)	Max (oz/t)	No. of Samples	Mean (oz/t)	Std Dev (oz/t)	Max (oz/t)

Gold:
All Samples	40,576	0.0129	0.0213	0.488	40,576	0.0128	0.0197	0.330
Tbx-Breccia	8,475	0.0152	0.0242	0.488	8,475	0.0150	0.0220	0.300
Tsl-Sills	2,834	0.0086	0.0133	0.193	2,834	0.0085	0.0126	0.149
Tdk-Dikes	5,250	0.0116	0.0189	0.431	5,250	0.0114	0.0171	0.223
Pzu-Paleozoic	929	0.0061	0.0162	0.351	929	0.0054	0.0077	0.067
Cdw-Deadwood	7,094	0.0137	0.0178	0.324	7,094	0.0136	0.0168	0.200
Pgn-Greenstone	7,572	0.0146	0.0260	0.441	7,572	0.0144	0.0246	0.330
Pff-Flagrock	6,734	0.0125	0.0202	0.369	6,734	0.0124	0.0192	0.285
Pef-Ellison	1,688	0.0079	0.0164	0.371	1,688	0.0076	0.0125	0.149
Silver:
All Samples	35,431	0.127	0.303	18.03	35,431	0.123	0.232	5.47
Tbx-Breccia	8,005	0.106	0.139	3.63	8,005	0.105	0.126	1.90
Tsl-Sills	2,090	0.101	0.308	7.53	2,090	0.094	0.202	2.77
Tdk-Dikes	4,616	0.105	0.174	5.19	4,616	0.103	0.140	2.01
Pzu-Paleozoic	453	0.061	0.079	0.47	453	0.061	0.079	0.47
Cdw-Deadwood	5,276	0.229	0.426	9.20	5,276	0.226	0.399	5.25
Pgn-Greenstone	7,043	0.101	0.197	8.52	7,043	0.098	0.147	2.48
Pff-Flagrock	6,526	0.132	0.439	18.03	6,526	0.124	0.273	5.47
Pef-Ellison	1,422	0.098	0.373	10.34	1,422	0.087	0.187	2.33

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Gold (oz/t)
CUMULATIVE FREQUENCY
tbx
tsl
tdk
pzu
cdw
pgn
pff
pef
ALL

Probability Plot of Gold by Lithology – 10ft Composites

Figure 11-7: Probability Plot of Gold by Rock Type – 10 ft Composites (IMC, 2024)

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Silver (oz/t)
CUMULATIVE FREQUENCY
tbx
tsl
tdk
pzu
cdw
pgn
pff
pef
ALL
0.01
0.05
0.1
0.2
0.5
1
2
5
10
20
30
40
50
60
70
80
90
95
98
99
99.5
99.8
99.9
99.99
90.00
20.00
10.00
3.000
2.000
1.000
0.3000
0.2000
0.1000
0.0300
0.0200
0.0100
0.0030
0.0020
0.0010

Probability Plot of Silver by Lithology – 10ft Composites

Figure 11-8: Probability Plot of Silver by Rock Type – 10 ft Composites (IMC, 2024)

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11.5.6	Variogram Analysis

A variogram analysis for gold mineralization was completed for the major rock types. First, approximately 60 directional variograms were calculated to search the entire sphere in about 22.5-degree increments for each rock type. These were examined to find longest range, highest clarity, variograms that might be considered to define the primary direction. Given a candidate, or candidates, for a primary direction, a series of eight variograms were calculated to search the plane perpendicular to the primary direction, to look for the secondary and tertiary axes directions. Usually, good candidates were evident for primary directions that seemed reasonable based on the geology. It is often difficult to define secondary and tertiary directions because variogram ranges in those directions are similar to the spacing between the available samples. The variograms were calculated on the 10 ft composites and a modified covariance method was used for the calculations.

Figure 11-9 and Figure 11-10 show the variograms for Tertiary breccia. The variograms represent the primary and secondary directions of mineralization as interpreted by the QP for this section. The primary direction has an azimuth of 90° and a steep dip of 85°. This direction is consistent with the orientation of the tertiary dikes that are prevalent. The secondary direction has an azimuth of 22° with a slight upward dip of 2°. The ranges of the two variograms are about 250 ft to 275 ft. The secondary variogram shows a slightly longer range, as fit, but the primary direction variogram has much better clarity. The directions indicated by these variograms are also appropriate for the Tertiary dikes.

Figure 11-11 and Figure 11-12 show variograms for Precambrian Greenstone. The primary direction is at an azimuth of 292° with a downward dip of 67°. The secondary axis has an azimuth of 202° and no dip. The variogram for the primary direction is fit as two structures with ranges of 300 ft and 500 ft, respectively. The range of the secondary variogram is fit as 600 ft, but the variogram has less clarity than the primary direction.

Figure 11-13 and Figure 11-14 show variograms for Precambrian Flagrock. The primary direction is at an azimuth of 45° with a no dip. The secondary axis has an azimuth of 135° and downward dip of 45°. The variogram for the primary direction is fit as two structures with ranges of 300 ft and 500 ft, respectively. The range of the secondary variogram is fit as 300 ft.

Figure 11-15 and Figure 11-16 show variograms for the Cambrian Deadwood. The primary direction is at an azimuth of 0° with a downward dip of 12°. The secondary axis has an azimuth of 270° (or 90°) and no dip. The ranges of the two variograms are 275 ft and 300 ft, respectively. These variograms are also appropriate for the Tertiary sills.

Variograms for silver were also examined and there did not appear to be significant differences in the orientations for silver versus gold. It is also considered that the directions are reasonable given the geology and perceived orientation of mineralization as observed on sections.

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Tertiary Breccia
Azimuth 90 Dip 85

```
Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation   : none
lag option            : 1       class size    25.
file/variogram number : lith_tbx_cap_au_MC_o  1

azimuth               90.0   direction          East
dip angle             85.0   mean             0.0150
horizontal window     15.0   variance         0.0005
vertical window       15.0   no. of samples     8501

spherical:   c    0.3700E-03 range0.2500E+03
nugget            0.1200E-03 sill 0.4900E-03
```

0.00060
0.00050
0.00040
0.00030
0.00020
0.00010
GAMMA(h) FROM MODIFIED COVARIANCE
100.
200.
300.
400.
500.
DISTANCE (H)

Figure 11-9: Variogram for Tertiary Breccia – Azimuth 90°, Dip 85°

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Tertiary Breccia
Azimuth 22 Dip -2

```
Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation   : none
lag option            : 1      class size    25.
file/variogram number : lith_tbx_cap_au_MC_o  5

azimuth                22.4   direction       N 22.4 E
dip angle              -1.9   mean              0.0150
horizontal window      15.0   variance          0.0005
vertical window        15.0   no. of samples      8501

spherical:   c    0.3700E-03 range0.2750E+03
nugget            0.1200E-03 sill 0.4900E-03
```

0.00060
0.00050
0.00040
0.00030
0.00020
0.00010
-0.00010
GAMMA(h) FROM MODIFIED COVARIANCE
100.
200.
300.
400.
500.
DISTANCE (H)

Figure 11-10: Variogram for Tertiary Breccia – Azimuth 22°, Dip -2°

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Precambrian Greenstone
Azimuth 292 Dip 67

```
Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation   : none
lag option            : 1       class size    50.
file/variogram number : lith_pgn_cap_au_MC_o  1

azimuth                292.0   direction        N 68.0 W
dip angle               67.0   mean               0.0130
horizontal window       15.0   variance           0.0005
vertical window         15.0   no. of samples      10863

spherical:   c    0.3500E-03 range0.3000E+03
spherical:   c    0.1500E-03 range0.5000E+03
nugget            0.0000E+00 sill  0.5000E-03
```

0.00050
0.00040
0.00030
0.00020
0.00010
-0.00010
GAMMA(h) FROM MODIFIED COVARIANCE
200.
400.
600.
800.
1000.
DISTANCE (H)

Figure 11-11: Variogram for Precambrian Greenstone – Azimuth 292°, Dip 67°

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Precambrian Greenstone
Azimuth 202 Dip 0

Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation : none
lag option : 1 class size 50.
file/variogram number : lith_pgn_cap_au_MC_o 6

azimuth	202.0	direction	S 22.0 W
dip angle	-0.0	mean	0.0130
horizontal window	15.0	variance	0.0005
vertical window	15.0	no. of samples	10863

spherical: c	0.2400E-03	range	0.6000E+03
nugget	0.2600E-03	sill	0.5000E-03

0.00050
0.00040
0.00030
0.00020
0.00010
-0.00010
GAMMA(h) FROM MODIFIED COVARIANCE
200.
400.
600.
800.
1000.
DISTANCE (H)

Figure 11-12: Variogram for Precambrian Greenstone – Azimuth 202°, Dip 0°

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Precambrian Flagrock
Azimuth 45 Dip 0

```
Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation   : none
lag option            : 1      class size    50.
file/variogram number : lith_pff_cap_au_MC_o  1

azimuth                 45.0   direction         N 45.0 E
dip angle                0.0   mean                0.0125
horizontal window       15.0   variance            0.0003
vertical window         15.0   no. of samples        8879

spherical:   c    0.2000E-03 range0.3000E+03
spherical:   c    0.1000E-03 range0.5000E+03
nugget            0.5000E-04 sill 0.3500E-03
```

0.00035
0.00030
0.00025
0.00020
0.00015
0.00010
0.00005
-0.00005
GAMMA(h) FROM MODIFIED COVARIANCE
200.
400.
600.
800.
1000.
DISTANCE (H)

Figure 11-13: Variogram for Precambrian Flagrock – Azimuth 45° - Dip 0°

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Precambrian Flagrock
Azimuth 135 Dip 45

```
Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation   : none
lag option            : 1       class size    50.
file/variogram number : lith_pff_cap_au_MC_o  4

azimuth               315.0  direction        N 45.0 W
dip angle             -45.0  mean               0.0125
horizontal window      15.0  variance           0.0003
vertical window        15.0  no. of samples       8879

spherical:   c    0.2500E-03 range0.3000E+03
nugget            0.1000E-03 sill 0.3500E-03
```

0.00035
0.00030
0.00025
0.00020
0.00015
0.00010
0.00005
-0.00005
GAMMA(h) FROM MODIFIED COVARIANCE
200.
400.
600.
800.
1000.
DISTANCE (H)

Figure 11-14: Variogram for Precambrian Flagrock – Azimuth 135° – Dip 45°

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Cambrian Deadwood
Azimuth 0 Dip 12

```
Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation   : none
lag option            : 1       class size    50.
file/variogram number : lith_cdw_cap_au_MC_o  1

azimuth                 0.0   direction         North
dip angle              12.0   mean             0.0134
horizontal window      15.0   variance         0.0003
vertical window        15.0   no. of samples     7176

spherical:   c    0.1900E-03 range0.3750E+03
nugget            0.9000E-04 sill 0.2800E-03
```

0.00030
0.00025
0.00020
0.00015
0.00010
0.00005
-0.00005
GAMMA(h) FROM MODIFIED COVARIANCE
200.
400.
600.
800.
1000.
DISTANCE (H)

Figure 11-15: Variogram for Cambrian Deadwood – Azimuth 0° – Dip 12°

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Cambrian Deadwood
Azimuth 270 Dip 0

```
Gamma(h) From Modified Covariance
variogram analysis of : cap_au
data transformation   : none
lag option            : 1      class size    50.
file/variogram number : lith_cdw_cap_au_MC_o  6

azimuth                270.0   direction             West
dip angle               -0.0   mean                0.0134
horizontal window       15.0   variance            0.0003
vertical window         15.0   no. of samples        7176

spherical:   c     0.1600E-03 range0.4000E+03
nugget             0.1200E-03 sill 0.2800E-03
```

0.00030
0.00025
0.00020
0.00015
0.00010
0.00005
-0.00005
GAMMA(h) FROM MODIFIED COVARIANCE
200.
400.
600.
800.
1000.
DISTANCE (H)

Figure 11-16: Variogram for Cambrian Deadwood – Azimuth 270° – Dip 0°

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11.5.7	Block Grade Estimation

Block grades for gold and silver were estimated with inverse distance with a power weight of 2 (ID2). The ID2 method was chosen because it generally results in less smoothing (smearing) than ordinary kriging (OK). As previously discussed, the estimates are based on 10 ft downhole composites. All estimates were done using a maximum of 15 composites, a minimum of three composites, and a maximum of three composites per hole. A minimum of one hole was allowed to estimate grades. This is a change from the AKF model that required a minimum of two holes. For the updated model, blocks estimated with only one or two drillholes are classified as inferred mineral resources. The QP for this section believes this change is reasonable and within industry practices.

Table 11-11 shows the estimation parameters for gold and silver. The parameters show the orientation of the composite search ellipse and the search radii in the major, minor, and tertiary axis directions. The search orientations for the Tertiary breccia, Tertiary dikes, Precambrian Greenstone, and Precambrian Flagrock are relatively steep. The orientations for the Tertiary sills, Cambrian Deadwood, Precambrian Ellison and Undifferentiated Paleozoic units are relatively flat with a slight plunge to the north. Much of the Precambrian Ellison sampling data is adjacent to, and below, the Cambrian Deadwood. The search orientations and search radii were the same for gold and silver.

There were relatively few hard boundaries for the estimations. For gold the hard boundaries were between the Deadwood and the Tertiary sills, the Deadwood and the Ellison, and the Tertiary dikes and the Ellison. There were also hard boundaries between the Paleozoic units and the Tertiary breccia, Precambrian Greenstone, Precambrian Flagrock, and Precambrian Ellison.

For silver the hard boundaries are between the Deadwood and the Tertiary dikes and the Deadwood and the Ellison. There were also hard boundaries between the Paleozoic units and the Tertiary breccia, Precambrian Greenstone, Precambrian Flagrock, and Precambrian Ellison.

The boundaries were evaluated independently for gold and silver. The evaluation was based on pairing samples relatively short distances apart across the various boundaries and reviewing statistics of the sample pairs to determine if a hard boundary was indicated. The analysis was done with assay data and 10 ft composites. A maximum separation distance of 30 ft was used. For assays the data was examined in 5 ft distance intervals and composites were examined in 10 ft intervals.

Figure 11-17 and Figure 11-18 show gold grades on cross sections A-A’ and B-B’ respectively. In Figure 11-18 it can be seen where mining was conducted in the high-grade portion of Richmond Hill. The area was also backfilled with the waste material from the prior mining.

Figure 11-19 shows silver grades on cross section A-A’. Note the relatively high silver grades in the flat lying Deadwood Formation in Chism Gulch on the far right of the figure.

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Table 11-11: Estimation Parameters

			Rotation Angles (Note 1)			Search Radii			Number of Composites
Lithology Code	Lithology	Allowable Lith Codes	Theta (deg)	Phi (deg)	Psi (deg)	Major (ft)	Minor (ft)	Tertiary (ft)	Max	Min	Max/ Hole	ID Power
Gold
20	Tertiary Breccia	All, except 45	90	-85	-20	250	250	62.5	15	3	3	2
30	Tertiary Sills	All except 50	0	-12	0	250	250	50	15	3	3	2
40	Tertiary Dikes	All except 80	90	-85	-20	250	250	50	15	3	3	2
45	Paleozoic (undif)	30, 40, 45, 50	0	-12	0	250	250	50	15	3	3	2
50	Cambrian Deadwood	All except 30, 80	0	-12	0	250	250	50	15	3	3	2
60	Precambrian Greenstone	All, except 45	-68	-67	0	250	250	62.5	15	3	3	2
70	Precambrian Flagrock	All, except 45	45	0	-45	250	125	125	15	3	3	2
80	Precambrian Ellison	All except 40, 45, 50	0	-12	0	250	250	50	15	3	3	2
Silver
20	Tertiary Breccia	All, except 45	90	-85	-20	250	250	62.5	15	3	3	2
30	Tertiary Sills	All	0	-12	0	250	250	50	15	3	3	2
40	Tertiary Dikes	All except 50	90	-85	-20	250	250	50	15	3	3	2
45	Paleozoic (undif)	30, 40, 45, 50	0	-12	0	250	250	50	15	3	3	2
50	Cambrian Deadwood	All except 40, 80	0	-12	0	250	250	50	15	3	3	2
60	Precambrian Greenstone	All, except 45	-68	-67	0	250	250	62.5	15	3	3	2
70	Precambrian Flagrock	All, except 45	45	0	-45	250	125	125	15	3	3	2
80	Precambrian Ellison	All except 45, 50	0	-12	0	250	250	50	15	3	3	2

Note 1: GSLIB Convention for Angles

theta - rotation of y (north) axis clockwise to principal direction in horizontal plane.

phi - dip of principal axis, negative is down.
psi - rotation around principal axis, clockwise is negative.

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Figure 11-17: Gold Grade on Cross Section A-A’ (See Figure 11-2)

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Figure 11-18: Gold Grades on Cross Section B-B’ (See Figure 11-2)

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Figure 11-19: Silver Grades on Cross Section A-A’ (See Figure 11-2)

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11.5.8	Resource Classification

To classify measured and indicated versus inferred mineral resources, two additional block estimates were done to measure the average distance of each block to the nearest three and four drillholes. These were based on the same search orientations and search radii as the gold grade estimates. The first estimate was based on a maximum of four composites, a minimum of four, and a maximum of one composite per hole. The second estimate was based on a maximum of three composites, a minimum of three, and a maximum of one composite per hole. These estimates provide the average distance to the nearest three and four holes to each block and the distances were stored in the block model. Note the grades from these estimates were not used.

Blocks with an average distance to the nearest four holes less than 125 ft were assigned as measured mineral resources. Blocks with an average distance to the nearest three holes less than 175 ft (and not measured) were assigned as indicated mineral resource. This includes all blocks estimated with only one or two drillholes. Remaining blocks with an estimated gold grade were assigned to inferred mineral resource. Generally (not specific to Richmond Hill) an average distance to the nearest four holes of 125 ft corresponds to an average drill spacing of about 150 ft, and an average distance to the nearest three holes of 175 ft corresponds to an average drill spacing of about 230 ft. These estimates are approximate. Due to many angle holes from common drilling pads, the Richmond sample spacing fluctuates widely.

Figure 11-20 and Figure 11-21 show probability plots of the average distance to the nearest three and four holes. Figure 11-22 and Figure 11-23 show the resource classification on cross sections A-A’ and B-B’ respectively.

After calculating the average distances to the blocks and assigning an initial classification a filtering algorithm was applied to the classification. The purpose of the filtering was to remove small clusters of blocks surrounded by blocks of different classification and to smooth out the boundaries of the various categories. The filtering identified blocks that were contacted on three or four edges by blocks of a different resource category. Five filtering passes were done, and each pass consisted of the following steps:

•	Measured blocks with 3 or 4 adjacent indicated blocks were set to indicated.
•	Measured blocks with 3 or 4 adjacent inferred blocks were set to inferred (rare case).
•	Indicated blocks with 3 or 4 adjacent measured blocks were set to measured.
•	Indicated blocks with 3 or 4 adjacent inferred blocks were set to inferred.
•	Inferred blocks with 3 or 4 adjacent measured blocks were set to measured (rare case).
•	Inferred blocks with 3 or 4 adjacent indicated blocks were set to indicated.
•	Measured blocks with 3 or 4 adjacent indicated or inferred blocks were set to indicated.
•	Indicated blocks with 3 or 4 adjacent measured or inferred blocks were set to inferred.
•	Inferred blocks with 3 or 4 adjacent measured or indicated blocks were set to indicated.

The QP for this section is of the opinion that the classifications of measured, indicated, and inferred mineral resources are adequate. When examined on cross sections, the measured mineral resources correspond to a high density of sampling information, sufficient to allow accurate geologic interpretation and confirm grade quality and continuity.

When examined on cross sections, the indicated mineral resources correspond to a reasonable level of data density, though less than the measured mineral resources. The data density is adequate for reasonable interpretations of geologic conditions and grade quality and continuity.

Inferred mineral resources are based on some, but more limited sampling data, sometimes only one drillhole. However, given the relatively disseminated distribution of grades in the deposit, the QP for this section is confident that the majority of the inferred mineral resource can be upgraded to measured or indicated mineral resource with additional exploration.

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Measured Mineral Resource
Indicated Mineral Resource
Inferred Mineral Resource
Distance (Ft)
CUMULATIVE FREQUENCY
3 Holes
4 Holes

Probability Plot of Avg Distance to Nearest 3 and 4 Holes – Tertiary Breccia – Gold > 0.003 oz/t

Figure 11-20: Probability Plot of Average Distance to Nearest 3 and 4 Holes – Tertiary Breccia

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Measured
Mineral
Resource
Indicated
Mineral
Resource
Inferred
Mineral
Resource
Distance (Ft)
CUMULATIVE FREQUENCY
3 Holes
4 Holes
Probability Plot of Avg Distance to Nearest 3 and 4 Holes - Cambrian Deadwood - Gold > 0.003 oz/t

Figure 11-21: Probability Plot of Average Distance to Nearest 3 and 4 Holes – Cambrian Deadwood

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Figure 11-22: Resource Classification on Cross Section A-A’

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Figure 11-23: Resource Classification on Cross Section B-B’

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11.5.9	Bulk Density

The drilling database included about 13,700 specific gravity measurements for Dakota Gold drill core that were conducted by Dakota personnel. The measurements were by the water immersion method. The weights in air and in water, along with the specific gravity calculations, were provided with the drilling database.

These were analyzed by rock type and oxide zone. Table 11-12 summarizes the data for the samples where a rock type and oxide zone could be assigned. The data was trimmed for the analysis; 10 samples greater than 4.0 and 23 samples less than 1.2 were excluded. The average specific gravity was reduced by 2% (0.98 bulk factor) to allow for voids at a larger scale than the available samples and also a general tendency to measure more competent samples. The tonnage factors and ktons/block values on the table reflect this reduction.

Table 11-12: Specific Gravity Measurements

Lith Code	Lithology/Oxidation	No. of Samples	Mean (g/cm3)	Std Dev (g/cm3)	Max (g/cm3)	Min (g/cm3)	Bulk Factor	Ton Fact ft3/ton	Ktons/ Block
20	Tertiary Breccia
	10 - Oxide	766	2.453	0.240	3.293	1.645	0.980	13.33	0.600
	20 - Transition	266	2.596	0.242	3.341	1.900	0.980	12.60	0.635
	30 - Sulfide	2,651	2.694	0.213	3.981	1.281	0.980	12.14	0.659
30	Tertiary Sills
	10 - Oxide	479	2.540	0.153	3.750	1.720	0.980	12.88	0.621
	20, 30 - Trans/Sulfide	44	2.474	0.145	2.832	2.132	0.980	13.22	0.605
40	Tertiary Dikes
	10 - Oxide	281	2.524	0.221	3.243	1.356	0.980	12.96	0.617
	20, 30 - Trans/Sulfide	1,166	2.664	0.240	3.827	1.218	0.980	12.28	0.652
45	Undifferentiated Paleozoic
	10 - Oxide	14	2.370	0.205	2.891	2.077	0.980	13.80	0.580
50	Cambrian Deadwood
	10 - Oxide	1,133	2.485	0.200	3.670	1.658	0.980	13.16	0.608
	20 - Transition	82	2.562	0.237	3.331	1.927	0.980	12.77	0.627
	30 - Sulfide	155	2.584	0.175	3.022	2.139	0.980	12.66	0.632
60	Precambrian Greenstone
	10 - Oxide	497	2.574	0.256	3.256	1.299	0.980	12.71	0.630
	20 - Transition	384	2.677	0.231	3.977	1.591	0.980	12.22	0.655
	30 - Sulfide	2,516	2.760	0.229	3.876	1.322	0.980	11.85	0.675
70	Precambrian Flagrock
	10 - Oxide	126	2.643	0.223	3.970	2.040	0.980	12.37	0.646
	20 - Transition	355	2.761	0.220	3.383	1.587	0.980	11.85	0.675
	30 - Sulfide	1,714	2.801	0.212	3.807	1.223	0.980	11.68	0.685
80	Precambrian Ellison
	10 - Oxide	276	2.687	0.175	3.517	1.714	0.980	12.17	0.657
	20 - Transition	196	2.766	0.124	3.222	2.017	0.980	11.82	0.677
	30 - Sulfide	441	2.753	0.122	3.896	1.793	0.980	11.88	0.673
	Total	13,542	2.671	0.242	3.981	1.218	0.980	12.24	0.653
14	Leach Pad		1.800				1.000	17.81	0.449
15	Waste Rock		2.000				1.000	16.03	0.499

Note 1: Data is trimmed. Values < 1.2 (23 samples) and values > 4.0 (10 samples) are excluded.

Note 2: Tonnage factor is 32.05218/sg.

Specific gravities of 1.8 and 2.0 were assigned for the existing leach pad and waste rock area.

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11.6	Reconciliation of January 2025 and October 2023 Mineral Resources

11.6.1	Leach Mineral Resource

Table 11-13 presents a reconciliation of the January 2025 mineral resource estimate with the October 2023 estimate for mineral resources amenable to leaching. This includes the oxide and transition material. Item 1 on the table is the October 2023 mineral resource estimate for oxide and transition material as stated in the April 2024 technical report summary. Items 2 through 11 are calculations done by IMC, using the October 2023 resource model, to show the impact of changes in the various parameters. In most cases, a new resource shell was developed by IMC to measure the prospective change. Items 12 through 13 are based on the updated resource model developed by IMC.

Item 1 is the October 2023 mineral resource estimate. There were no measured mineral resources reported. The indicated mineral resource was 41.7 million tons at 0.0206 oz/t gold for 859,000 contained gold ounces. Inferred mineral resource was 52.2 million tons at 0.0160 oz/t gold for 835,900 contained gold ounces. Oxide and transition material are not reported separately on the table, but the gold cut-off grades for each are shown and were 0.0062 oz/t for oxide and 0.0085 oz/t for transition, due to differences in estimated gold recovery. IMC was able to validate these results based on the October 2023 resource block model and the economic parameters used to develop the resource shell. Note that total tons in the various resource shells are also presented on Table 11-13 to show changes for each case.

Item 3 on Table 11-13 shows the impact of replacing the oxide, transition, and sulfide domains used for the October 2023 model with the updated interpretation. A new pit shell was developed based on the new domains and same economic parameters used for the October 2023 mineral resource estimate. This resulted in 64.0 million tons of indicated mineral resource at 0.0205 oz/t gold for 1.31 million contained gold ounces. Inferred mineral resource was 84.7 million tons at 0.0153 oz/t gold for 1.30 million ounces of contained gold. Item 2 shows that using the new domains, indicated mineral resource would have increased by 22.3 million tons and 453,000 contained ounces and inferred mineral resources would have increased by 32.5 million tons and 460,500 contained ounces. Much of this gain represents sulfide material reclassified as oxide or transition material.

The October 2023 mineral resource was reported at breakeven gold cut-off grades. The January 2025 mineral resource is reported at internal cut-off grades. Item 4 shows for indicated mineral resource this change in cut-off grades would have increased the October 2023 resource by 5.43 million tons and 35,000 contained gold ounces and inferred mineral resources by 12.1 million tons and 69,100 contained ounces. Item 5 shows the impact of reporting at internal cut-off grades, 0.0050 oz/t for oxide and 0.0085 oz/t for transition material.

Item 7 on Table 11-13 shows the impact of updated gold recoveries. The October 2023 mineral resource estimate was based on recoveries of 87% for oxide, 65% for transition, and 42% for sulfide. This is based on grinding the mineral resource and leaching in tanks. The updated recoveries are 89% for oxide, 65% for transition material, and 85% for sulfide. This is based on crushing and heap leaching for oxide and transition material and grinding followed by flotation to produce a gold sulfide concentrate for the sulfides. The recoveries for the two estimates are similar for oxide and transition material. A new pit shell was developed based on the new recoveries, but with the same cost parameters as the October 2023 estimate. This would have resulted in 70.4 million tons of indicated mineral resource at 0.0192 oz/t gold for 1.35 million contained gold ounces. Inferred mineral resource would have been 101.6 million tons at 0.0138 oz/t gold for 1.40 million ounces of contained gold. Item 6 shows that the indicated mineral resource would have increased by 999,000 tons and 5,300 contained ounces and the inferred mineral resources would have increased by 4.76 million tons and 36,700 contained ounces.

Item 9 on Table 11-13 shows the impact of an increase in gold price on the October 2023 mineral resource estimate. The October 2023 mineral resource estimate was based on a gold price of $1,900/oz. Increasing the gold price to $2,000/oz, along with the cumulative changes in parameters discussed above, would have resulted in 71.7 million tons of indicated mineral resource at 0.0190 oz/t gold for 1.36 million contained gold ounces for the October 2023 model (calculated by IMC). Inferred mineral resource would have been 107.4 million tons at 0.0135 oz/t gold for 1.45 million ounces of contained gold. Item 8 shows for indicated mineral resource this change would have increased the resource by 1.32 million tons and 11,000 contained ounces, and for inferred mineral resources this change would have increased the resource by 5.76 million tons and 47,200 contained ounces. The increased gold price resulted in a small decrease in the gold cut-off grades.

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Item 11 on Table 11-13 shows the impact of updated unit costs on the October 2023 mineral resource estimate. The October 2023 estimate was based on a mining cost of $1.80/t versus $2.15/t for the updated mineral resource estimate. The October 2023 unit costs for processing and G&A were $8.00/t for all material types. For the updated estimate the unit costs for processing and G&A are $4.39/t for oxide leach, $5.15/t for transition leach, and $7.83/t for sulfide milling. The updated estimate also includes some treatment and refining charges that were not broken out separately for the October 2023 estimate. The lower process costs for heap leaching reduced the gold internal cut-off grades to 0.0026 oz/t for oxide and 0.0041 oz/t for transition material. This change would have resulted in 83.7 million tons of indicated mineral resource at 0.0169 oz/t gold for 1.41 million contained gold ounces. Inferred mineral resource would have been 145.6 million tons at 0.0112 oz/t gold for 1.63 million ounces of contained gold. Item 10 shows that indicated mineral resource would have increased the October 2023 resource by 11.9 million tons and 51,100 contained ounces and increased inferred mineral resources by 38.3 million tons and 181,900 contained ounces.

All the previous mineral resource tabulations in this section are based on the model used for the October 2023 mineral resource estimate. Item 13 on the table shows the impact of the updated January 2025 resource model and the economic parameters for the current mineral resource estimate. This item is based on a resource shell developed with gold only; silver is reported but did not contribute to economics for the case. This resulted in 264.6 million tons of measured and indicated mineral resource at 0.0137 oz/t gold and 0.141 oz/t silver for 3.63 million contained gold ounces and 37.4 million contained silver ounces. Inferred mineral resource was 244.4 million tons at 0.0104 oz/t gold and 0.089 oz/t silver for 2.54 million ounces of contained gold and 21.7 million ounces of contained silver. Item 12 shows the incremental tons and contained ounces due to the updated model.

Item 14 shows the impact of adding silver to the resource estimate is modest. Item 15 is the final mineral resource estimate, with silver contributing to the economics. However, it is important to have estimates of the amount of silver that might be produced for process plant design.

The sensitivity analysis shows a large difference between the October 2023 and January 2025 mineral resources, and that the difference is mostly due to the resource models. Additional drilling and analysis have eliminated the need for the conservative assumptions in the October 2023 model regarding hard geologic boundaries and the requirement for two holes for a block grade estimation. Based on this additional data and analysis, the QP has added blocks to the resource model that were not evaluated in the October 2023 model. It is interesting to note that Item 11 on the table is based on the October 2023 model and all the economic and recovery parameters used for the current mineral resource. Note that the sum of indicated and inferred mineral resources for that item amounts to 229.3 million tons at 0.0133 oz/t gold for 3.05 million ounces of contained gold. This result is reasonably consistent with the measured and indicated mineral resources in the updated mineral resource estimate. The October 2023 resource model can be interpreted as a model of measured and indicated mineral resources (though not reported that way) with limited inferred mineral resources included.

11.6.2	Mill Resource

Table 11-14 shows the reconciliation for mineral resources amenable to milling that is comprised of sulfide material. This is parallel to the analysis for mineral resources amenable to leaching; the impact of all the same parameters is measured in the analysis.

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Item 1 on the table is the October 2023 mineral resource estimate. There were no measured mineral resources reported. The indicated mineral resource was 15.4 million tons at 0.0304 oz/t gold for 469,200 contained gold ounces. Inferred mineral resource was 11.8 million tons at 0.0252 oz/t gold for 296,300 contained gold ounces. The gold cut-off grade for the mineral resource amenable to milling was 0.0128 oz/t. IMC was able to validate these results based on the October 2023 resource block model and the economic parameters used to develop the resource shell.

Item 3 on the table shows the impact of replacing the oxide, transition, and sulfide domains used for the October 2023 model with the updated domain interpretation. A new pit shell was developed by IMC based on the new domains and same economic parameters used for the October 2023 mineral resource estimate. This resulted in 6.54 million tons of indicated mineral resource at 0.0256 oz/t gold for 167,300 contained gold ounces. Inferred mineral resources were 4.30 million tons at 0.0232 oz/t gold for 99,700 ounces of contained gold. Item 2 shows for indicated mineral resource this is a decrease of 8.90 million tons and 301,900 contained ounces and for inferred mineral resources this is a decrease of 7.46 million tons and 196,600 contained ounces. Much of this decrease represents sulfide material reclassified as oxide or transition material.

The October 2023 mineral resource was reported at breakeven gold cut-off grades. The January 2025 mineral resource is reported at internal cut-off grades. Item 5 shows the impact of reporting at internal cut-off grade of 0.0104 oz/t. Item 4 shows for indicated mineral resource this is an increase of 850,000 tons and 9,900 contained gold ounces and for inferred mineral resources this is an increase of 561,000 tons and 6,200 contained ounces.

Item 7 on the table shows the impact of updated gold recoveries. The October 2023 mineral resource estimate was based on a recovery of 42% for sulfide material, based on grinding the mineral resource and leaching in tanks. The updated recovery for sulfide is 85% based grinding followed by flotation to produce a gold sulfide concentrate. This reduced the internal cut-off grade mill material to 0.0051 oz/t. A new pit shell was developed based on the new recoveries, but with the same cost parameters as the October 2023 estimate. This resulted in 13.1 million tons of indicated mineral resource at 0.0185 oz/t gold for 242,200 contained gold ounces. Inferred mineral resources were 14.9 million tons at 0.0164 oz/t gold for 243,600 ounces of contained gold. Item 6 shows for indicated mineral resource this is an increase of 5.71 million tons and 65,000 contained ounces and for inferred mineral resources this is an increase of 10.0 million tons and 137,600 contained ounces.

Item 9 on the table shows the impact of an increase in gold price on the mineral resource estimate. The October 2023 mineral resource estimate was based on a gold price of $1,900/oz. Increasing the gold price to $2,000/oz, along with the cumulative changes discussed above, results in 13.3 million tons of indicated mineral resources at 0.0183 oz/t gold for 243,800 contained gold ounces. Inferred mineral resource is 15.4 million tons at 0.0162 oz/t gold for 248,900 ounces of contained gold. Item 8 shows for indicated mineral resource this change would have resulted in an increase of 229,000 tons and 1,600 contained ounces and for inferred mineral resources this change would have resulted in an increase of 514,000 tons and 5,400 contained ounces. The increased gold price resulted in a small decrease in the gold cut-off grade to 0.0049 oz/t.

Item 11 on the table shows the impact of updated unit costs on the mineral resource estimate. The October 2023 unit costs for processing and G&A were $8.00/t for sulfide material. For the updated estimate the unit costs for processing and G&A are $7.83/t for sulfide milling. The updated estimate also includes treatment and refining charges of $6.00/oz and a payable amount of 95.5% that was not broken out separately for the October 2023 estimate. This resulted in 13.2 million tons of indicated mineral resource at 0.0185 oz/t gold for 243,400 contained gold ounces. Inferred mineral resource was 14.7 million tons at 0.0162 oz/t gold for 238,900 ounces of contained gold. Item 10 shows a slight decrease for indicated and inferred mineral resources due to the treatment charges.

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All the previous mineral resource tabulations in this section are based on the model used for the October 2023 mineral resource estimate. Item 13 on the table shows the impact of the updated January 2025 resource model and the economic parameters for the current mineral resource estimate. This item is based on a resource shell developed with gold only; silver is reported but did not contribute to economics for the case. This resulted in 63.9 million tons of measured and indicated mineral resources at 0.0147 oz/t gold and 0.140 oz/t silver for 941,500 contained gold ounces and 8.92 million contained silver ounces. Inferred mineral resource was 161.1 million tons at 0.0130 oz/t gold and 0.143 oz/t silver for 2.09 million ounces of contained gold and 23.0 million ounces of contained silver. Item 12 shows the incremental tons and contained ounces due to the updated model.

Item 15 is the final mineral resource estimate, with silver contributing to the economics. Item 14 shows the impact of adding silver to the resource estimate is modest for measured and indicated mineral resources but resulted in a significant increase in inferred mineral resources.

As with leach material, the sensitivity analysis shows a large difference between the October 2023 and January 2025 mineral resources, and that the difference is mostly due to the resource models.

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Table 11-13: Reconciliation of January 2025 and October 2023 Mineral Resources – Leach Resource

Price/Resource Category	Cut-off (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
1. October 2023 Oxide/Mixed Mineral Resource
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0062	41,699	0.0000	0.0206	0.000	859.0	0
Meas/Indic Mineral Resource	Transition	41,699	0.0000	0.0206	0.000	859.0	0	295,000
Inferred Mineral Resource	0.0085	52,243	0.0000	0.0160	0.000	835.9	0
2. Due to Updated Oxide/Transition/Sulfide Domains
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0062	22,301	0.0000	0.0203	0.000	453.0	0
Meas/Indic Mineral Resource	Transition	22,301	0.0000	0.0203	0.000	453.0	0	53,067
Inferred Mineral Resource	0.0085	32,485	0.0000	0.0142	0.000	460.5	0
3. Updated Oxide/Transition/Sulfide Domains
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0062	64,000	0.0000	0.0205	0.000	1,312.0	0
Meas/Indic Mineral Resource	Transition	64,000	0.0000	0.0205	0.000	1,312.0	0	348,067
Inferred Mineral Resource	0.0085	84,728	0.0000	0.0153	0.000	1,296.3	0
4. Due to Internal versus Breakeven Cut-off Grade
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0050	5,431	0.0000	0.0064	0.000	35.0	0
Meas/Indic Mineral Resource	Transition	5,431	0.0000	0.0064	0.000	35.0	0	0
Inferred Mineral Resource	0.0067	12,110	0.0000	0.0057	0.000	69.1	0
5. Updated Domains, Internal Cut-off Grades
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0050	69,431	0.0000	0.0194	0.000	1,347.0	0
Meas/Indic Mineral Resource	Transition	69,431	0.0000	0.0194	0.000	1,347.0	0	348,067
Inferred Mineral Resource	0.0067	96,838	0.0000	0.0141	0.000	1,365.4	0
6. Due to Updated Recoveries
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0049	999	0.0000	0.0053	0.000	5.3	0
Meas/Indic Mineral Resource	Transition	999	0.0000	0.0053	0.000	5.3	0	65,122
Inferred Mineral Resource	0.0067	4,762	0.0000	0.0077	0.000	36.7	0

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Price/Resource Category	Cut-off (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
7. Updated Process Recoveries
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0049	70,430	0.0000	0.0192	0.000	1,352.3	0
Meas/Indic Mineral Resource	Transition	70,430	0.0000	0.0192	0.000	1,352.3	0	413,189
Inferred Mineral Resource	0.0067	101,600	0.0000	0.0138	0.000	1,402.1	0
8. Due to $2,000/oz Price
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0047	1,319	0.0000	0.0083	0.000	11.0	0
Meas/Indic Mineral Resource	Transition	1,319	0.0000	0.0083	0.000	11.0	0	16,743
Inferred Mineral Resource	0.0064	5,757	0.0000	0.0082	0.000	47.2	0
9. $2,000/oz Gold - DGC Resource Price
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0047	71,749	0.0000	0.0190	0.000	1,363.2	0
Meas/Indic Mineral Resource	Transition	71,749	0.0000	0.0190	0.000	1,363.2	0	429,932
Inferred Mineral Resource	0.0064	107,357	0.0000	0.0135	0.000	1,449.3	0
10. Due to Dakota Gold Costs
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0026	11,940	0.0000	0.0043	0.000	51.1	0
Meas/Indic Mineral Resource	Transition	11,940	0.0000	0.0043	0.000	51.1	0	30,095
Inferred Mineral Resource	0.0041	38,285	0.0000	0.0048	0.000	181.9	0
11. Dakota Gold Costs
Measured Mineral Resource	Oxide	0	0.0000	0.0000	0.000	0.0	0
Indicated Mineral Resource	0.0026	83,689	0.0000	0.0169	0.000	1,414.3	0
Meas/Indic Mineral Resource	Transition	83,689	0.0000	0.0169	0.000	1,414.3	0	460,027
Inferred Mineral Resource	0.0041	145,642	0.0000	0.0112	0.000	1,631.2	0
12. Due to Updated Resource Model (Only Gold Used to Determine Resource Shell)
Measured Mineral Resource	Oxide	112,566	0.0000	0.0159	N.A.	1,789.8	18,123
Indicated Mineral Resource	0.0026	68,376	0.0000	0.0062	N.A.	425.6	19,312
Meas/Indic Mineral Resource	Transition	180,942	0.0000	0.0122	N.A.	2,215.4	37,435	739,636
Inferred Mineral Resource	0.0041	98,720	0.0000	0.0092	N.A.	910.2	21,748

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Price/Resource Category	Cut-off (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
13. January 2025 Resource Model (Only Gold Used to Determine Resource Shell)
Measured Mineral Resource	Oxide	112,566	0.0000	0.0159	0.161	1,789.8	18,123
Indicated Mineral Resource	0.0026	152,065	0.0000	0.0121	0.127	1,840.0	19,312
Meas/Indic Mineral Resource	Transition	264,631	0.0000	0.0137	0.141	3,629.8	37,435	1,199,663
Inferred Mineral Resource	0.0041	244,362	0.0000	0.0104	0.089	2,541.4	21,748
14. Due to Silver
Measured Mineral Resource	Oxide	1,182	0.0000	0.0030	0.072	3.6	85
Indicated Mineral Resource	0.0026	3,954	0.0000	0.0051	0.145	20.0	572
Meas/Indic Mineral Resource	Transition	5,136	0.0000	0.0046	0.128	23.6	657	167,362
Inferred Mineral Resource	0.0041	9,824	0.0000	0.0073	0.106	72.0	1,039
15. Final January 2025 Mineral Resource
Measured Mineral Resource	Oxide	113,748	0.0164	0.0158	0.160	1,793.4	18,208
Indicated Mineral Resource	0.0026	156,019	0.0125	0.0119	0.128	1,860.0	19,884
Meas/Indic Mineral Resource	Transition	269,768	0.0141	0.0135	0.141	3,653.3	38,092	1,367,025
Inferred Mineral Resource	0.0041	254,186	0.0106	0.0103	0.090	2,613.4	22,787
Note 1: Oxide and Transition Material is Combined on this Table, But Applicable Cut-off Grades for Each are Shown. Note 2: Cases 1 - 13 Are Based on Gold Cut-off Grades, Case 15 is Gold Equivalent.

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Table 11-14: Reconciliation of January 2025 and October 2023 Mineral Resources – Mill Resource

Price/Resource Category	Cut-off (oz/t)	Ktons	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
1. October 2023 Oxide/Mixed Mineral Resource
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		15,434	0.0304	0.000	469.2	0
Meas/Indic Mineral Resource	0.0128	15,434	0.0304	0.000	469.2	0	295,000
Inferred Mineral Resource		11,759	0.0252	0.000	296.3	0
2. Due to Updated Oxide/Transition/Sulfide Domains
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		-8,899	0.0339	0.000	-301.9	0
Meas/Indic Mineral Resource	0.0128	-8,899	0.0339	0.000	-301.9	0	53,067
Inferred Mineral Resource		-7,460	0.0264	0.000	-196.6	0
3. Updated Oxide/Transition/Sulfide Domains
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		6,535	0.0256	0.000	167.3	0
Meas/Indic Mineral Resource	0.0128	6,535	0.0256	0.000	167.3	0	348,067
Inferred Mineral Resource		4,299	0.0232	0.000	99.7	0
4. Due to Internal versus Breakeven Cut-off Grade
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		850	0.0117	0.000	9.9	0
Meas/Indic Mineral Resource	0.0104	850	0.0117	0.000	9.9	0	0
Inferred Mineral Resource		561	0.0111	0.000	6.2	0
5. Updated Domains, Internal Cut-off Grades
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		7,385	0.0240	0.000	177.2	0
Meas/Indic Mineral Resource	0.0104	7,385	0.0240	0.000	177.2	0	348,067
Inferred Mineral Resource		4,860	0.0218	0.000	105.9	0
6. Due to Updated Recoveries
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		5,707	0.0114	0.000	65.0	0
Meas/Indic Mineral Resource	0.0051	5,707	0.0114	0.000	65.0	0	65,122
Inferred Mineral Resource		9,991	0.0138	0.000	137.6	0

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Price/Resource Category	Cut-off (oz/t)	Ktons	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
7. Updated Process Recoveries
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		13,092	0.0185	0.000	242.2	0
Meas/Indic Mineral Resource	0.0051	13,092	0.0185	0.000	242.2	0	413,189
Inferred Mineral Resource		14,851	0.0164	0.000	243.6	0
8. Due to $2,000/oz Price
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		229	0.0069	0.000	1.6	0
Meas/Indic Mineral Resource	0.0049	229	0.0069	0.000	1.6	0	16,743
Inferred Mineral Resource		514	0.0104	0.000	5.4	0
9. $2,000/oz Gold - DGC Resource Price
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		13,321	0.0183	0.000	243.8	0
Meas/Indic Mineral Resource	0.0049	13,321	0.0183	0.000	243.8	0	429,932
Inferred Mineral Resource		15,365	0.0162	0.000	248.9	0
10. Due to Dakota Gold Costs
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		-165	0.0024	0.000	-0.4	0
Meas/Indic Mineral Resource	0.0050	-165	0.0024	0.000	-0.4	0	30,095
Inferred Mineral Resource		-620	0.0162	0.000	-10.0	0
11. Dakota Gold Costs
Measured Mineral Resource		0	0.0000	0.000	0.0	0
Indicated Mineral Resource		13,156	0.0185	0.000	243.4	0
Meas/Indic Mineral Resource	0.0050	13,156	0.0185	0.000	243.4	0	460,027
Inferred Mineral Resource		14,745	0.0162	0.000	238.9	0
12. Due to Updated Resource Model (Only Gold Used to Determine Resource Shell)
Measured Mineral Resource		19,884	0.0170	N.A.	338.0	3,062
Indicated Mineral Resource		30,895	0.0117	N.A.	360.1	5,859
Meas/Indic Mineral Resource	0.0050	50,779	0.0137	N.A.	698.1	8,921	739,636
Inferred Mineral Resource		146,331	0.0127	N.A.	1,855.1	23,034

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Price/Resource Category	Cut-off (oz/t)	Ktons	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)	Total Ktons
13. January 2025 Resource Model (Only Gold Used to Determine Resource Shell)
Measured Mineral Resource		19,884	0.0170	0.154	338.0	3,062
Indicated Mineral Resource		44,051	0.0137	0.133	603.5	5,859
Meas/Indic Mineral Resource	0.0050	63,935	0.0147	0.140	941.5	8,921	1,199,663
Inferred Mineral Resource		161,076	0.0130	0.143	2,094.0	23,034
14. Due to Silver
Measured Mineral Resource		819	0.0044	0.078	3.6	64
Indicated Mineral Resource		4,842	0.0076	0.143	37.0	693
Meas/Indic Mineral Resource	0.0050	5,661	0.0072	0.134	40.6	757	167,362
Inferred Mineral Resource		41,145	0.0086	0.153	352.9	6,288
15. Final January 2025 Mineral Resource
Measured Mineral Resource		20,703	0.0165	0.151	341.6	3,126
Indicated Mineral Resource		48,893	0.0131	0.134	640.5	6,552
Meas/Indic Mineral Resource	0.0050	69,596	0.0141	0.139	982.1	9,678	1,367,025
Inferred Mineral Resource		202,221	0.0121	0.145	2,446.9	29,322

Note 1: Cases 1 - 13 Are Based on Gold Cut-off Grades, Case 15 is Gold Equivalent.

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11.6.3	Reconciliation Summary

Table 11-15 summarizes the reconciliation results from the January 2025 and October 2023 resource models in terms of contained gold ounces. The items on the table show incremental changes due to various changes in modeling parameters as discussed above.

Table 11-15: Summary of Reconciliation Analysis for Contained Gold Ounces

	Oxide/Transition (Leach)		Sulfide (Mill)		All Mineral Resource
Parameter	Meas/Indic Au (koz)	Inferred Au (koz)	Meas/Indic Au (koz)	Inferred Au (koz)	Meas/Indic Au (koz)	Inferred Au (koz)
Start - October 2023 Mineral Resource	859	836	469	296	1,328	1,132
Due to Updated Oxide/Transition/Sulfide Domains	453	461	(302)	(197)	151	264
Due to Internal versus Breakeven Cut-off Grade	35	69	10	6	45	75
Due to Updated Recoveries	5	37	65	138	70	175
Due to $2,000/oz Price	11	47	1.6	5	13	53
Due to Dakota Gold Costs	51	182	(0.4)	(10)	51	172
Due to Updated Resource Model (Note 1)	2,215	910	698	1,855	2,914	2,765
Due to Silver (Note 2)	24	72	41	353	64	425
Cumulative Change for All Parameters	2,794	1,778	513	2,151	3,307	3,929
Final - January 2025 Mineral Resource	3,653	2,614	982	2,447	4,636	5,061

Note 1. Only gold used to develop resource shell.

Note 2. Silver economics allowed to contribute to resource shell

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12	Mineral Reserve Estimates

This chapter is not required for this Initial Assessment, but will be addressed in a future Feasibility Study.

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13	Mining Methods

The IA presented in this report examines open-pit mining of the Richmond Hill Gold project. Note that an IA is preliminary in nature and includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves. There is no certainty that the economic results of the IA will be realized.

The proposed open-pit mining methods have been selected due to the large tonnage and aerial extents of the deposit, as well as the low stripping ratio of 0.44 tons of waste per ton of ore.

The methodology used for mine planning to define the economics for the IA includes:

•	Define assumptions for the economic parameters;
•	Input geometric parameters and constraints;
•	Run pit optimizations to determine the ultimate pit limits and sequencing;
•	Define pit design parameters;
•	Create pit designs;
•	Identify waste-rock storage locations;
•	Produce mine and process production schedules;
•	Define personnel and equipment requirements;
•	Estimate mining costs; and
•	Perform an economic analysis

All topics listed above are discussed in Section 13 with the exception of the mining cost estimates and economic analysis which are presented in Sections 18 and 19, respectively.

13.1	Economic Parameters & Cutoff Grades

The economic parameters used for this IA have been developed between M3 Engineering, Woods Process Services, Dakota Gold, and RESPEC. Table 13-1 presents the economic parameters used for mining, processing and general and administrative (G&A) costs. Mining costs assume owner-operator activities utilizing leased equipment. Processing costs were provided by Woods Process Services, LLC of Sparks, Nevada. G&A costs were provided by M3 Engineering and Dakota Gold based on a fixed cost of $912,500 per month for site management, environmental, general site maintenance, insurance, human resources, and other administrative costs. A G&A cost per ton processed by dividing the yearly G&A cost by the anticipated annual throughput to be processed. Mine planning is an iterative process, and initial costs and recoveries were assumed to determine ultimate pit limits.

There are several claims which will require royalty payments, which were included in the pit optimization runs by area. Royalties range from 1% to 6%.

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Table 13-1: Economic Parameters

	Material Type		Units
	Oxide	Transition
Mining cost per Ton	$2.50	$2.50	$/ton Mined
Process Cost per Ton	$3.39	$4.15	$/ton Processed
G&A Cost per Year	$10,950	$10,950	KUSD/Year
Yearly Throughput	18,000	18,000	Ktpa/year
G&A Cost per Ton	$0.61	$0.61	$/ton processed
Refining-Au	$5.00	$5.00	$/oz
Refining-Ag	$0.50	$0.50	$/oz
Au Rec	89%	65%
Ag Rec	30%	20%
Royalty	By Area	By Area
Selling Price Au	$2,200	$2,200	$/oz Au
Selling Price Ag	$25	$25	$/oz Ag

13.2	Cutoff Grades

Cutoff grades were used to distinguish material that would be processed from subgrade material.

Table 13-2 presents economic cutoff grades by price environment, material type, and cutoff scenario. Both internal and external break-even cutoff grades were calculated. The external cutoff grade uses all the operating costs shown in the economic parameters. The internal cutoff grade calculation eliminates the mining cost in the calculation, which is used for the determination of material to be processed. The pit designs are based on economical pits and the materials inside of the pits are assumed to be mined whether the material is waste or mineralized material. Thus, the decision on whether to process the material is made at the point where the truck needs to turn either to the waste dump or the process facility and the mining cost is a sunk cost. The basic equation for the cutoff grade calculation is shown in Equation 13-1. Cutoff Grade Calculation (oz Au/ton).

Once material has been mined, mining operations including loading and hauling can be considered a sunk cost. For the purposes of material routing, mining costs should be discounted from the cutoff grade calculation. This method refers to the “internal” cutoff grade, as opposed to the “external” cutoff grade which includes mining costs.

Equation 13-1: Cutoff Grade Calculation (oz Au/ton)

Where:

G&A =Site General and Administrative costs in $/ton processed

Gold Price = the price of gold used for optimization in $/oz Au

Refining cost = the cost for refining in $/oz Au

Royalty = the NSR percentage royalty rate by area

Using an average 3.8% royalty, the break-even cutoff grade of 0.003 oz Au/ton is calculated using the inputs in Table 13-2. A minimum cutoff grade of .005 oz AuEq/ton was used to advance processing of higher-grade material and improve the project economics.

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Table 13-2: Cutoff Grades (Oz AuEq/ton)

	Oxide		Transition
$Au/oz	Internal	External	Internal	External
$1,000	0.005	0.008	0.008	0.012
$1,100	0.004	0.007	0.007	0.011
$1,200	0.004	0.006	0.006	0.010
$1,300	0.004	0.006	0.006	0.009
$1,400	0.003	0.005	0.005	0.008
$1,500	0.003	0.005	0.005	0.008
$1,600	0.003	0.005	0.005	0.007
$1,700	0.003	0.004	0.004	0.007
$1,800	0.003	0.004	0.004	0.006
$1,900	0.002	0.004	0.004	0.006
$2,000	0.002	0.004	0.004	0.006
$2,100	0.002	0.004	0.004	0.006
$2,200	0.002	0.003	0.003	0.005
$2,300	0.002	0.003	0.003	0.005
$2,400	0.002	0.003	0.003	0.005
$2,500	0.002	0.003	0.003	0.005

As noted above, cutoff grades are stated in gold equivalent (Oz AuEq/ton). This takes into account the value of the recoverable silver. The formula for gold equivalent is shown in Equation 13-2 and Equation 13-3.

Equation 13-2: Gold Equivalent

Equation 13-3: Gold Factored

Where:

Aueq = Gold Equivalent oz/ton

Au = Gold grade in oz/ton

Ag = Gold Grade in oz/ton

Auprice = Gold Price in $/oz Au;

Agprice= Gold price in $/oz Ag;

RecAu = Gold recovery in percent; and

RecAg = Silver recovery in percent.

13.3	Pit Optimization

Production physicals were considered when specifying mine parameters for pit optimization and subsequent pit design and production scheduling. Pit optimizations were done using Geovia’s Whittle Software’s (Version 2024) Lerchs-Grossman (LG) algorithm to create 3-dimensional pit shells. Metal selling prices used for this analysis are $2,200/oz Au and $25.00/oz Ag. Pit optimizations were generated using ranges of gold prices from $300 to $2,600 per ton in increments of $25 per ton. Silver prices were locked into a constant ratio of $2,200:$25.00 per ounce gold to silver. Only Measured, Indicated, and Inferred material above cutoff grade was allowed to be processed for the optimization. The pit optimization results using gold prices of $1,000 to $2,600 Au in $100.00 increments are shown in Table 13-3.

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Table 13-3: Pit Optimizations

	Material Processed			Waste K Tons	Total K Tons	Strip Ratio
$Au/oz	K Tons	Oz Au/ton	K Ozs Au
$1,000	287,120	0.0160	4,586	103,748	390,868	0.36
$1,100	316,957	0.0153	4,849	113,387	430,344	0.36
$1,200	339,113	0.0149	5,048	124,703	463,816	0.37
$1,300	357,653	0.0146	5,212	138,542	496,194	0.39
$1,400	370,582	0.0144	5,321	149,592	520,174	0.40
$1,500	381,998	0.0142	5,418	163,658	545,656	0.43
$1,600	392,929	0.0140	5,507	176,564	569,493	0.45
$1,700	401,942	0.0139	5,577	186,613	588,555	0.46
$1,800	408,633	0.0138	5,629	196,507	605,140	0.48
$1,900	414,184	0.0137	5,670	204,596	618,781	0.49
$2,000	419,133	0.0136	5,707	212,851	631,984	0.51
$2,100	422,547	0.0136	5,732	218,860	641,406	0.52
$2,200	425,402	0.0135	5,752	224,181	649,583	0.53
$2,300	428,328	0.0135	5,774	230,675	659,003	0.54
$2,400	430,253	0.0135	5,787	234,637	664,891	0.55
$2,500	433,100	0.0134	5,808	241,876	674,975	0.56
$2,600	434,832	0.0134	5,821	246,749	681,581	0.57

13.4	Pit Design

Detailed pit designs were completed for Richmond Hill using Surpac™ software (Version 2024).

13.4.1	Road and Ramp Design

The ramps were designed for the use of 150-ton haul trucks with an operating width of 24.72 ft. For two-way access, the goal of road design is to allow a running width of near-3.5 times the width of the trucks. MSHA requirements specify that safety berms be maintained at least ½ the diameter of the tires of the haul trucks that will travel on roads. The ½ height of the 150-ton truck is approximately 5.0 ft. An extra 10% was added to the berm height design to ensure that all berms are sufficient in height, resulting in a total berm height of 5.5 ft.

Safety berms assume a slope of 1.5 horizontal to 1.0 vertical. Considering that ramps in the pit only require one berm, the design road width of 103 ft was determined for two-way traffic, which allows for 3.5 times the operating width of the haul trucks along with the single berm. Single-lane traffic roads are estimated to require 65 ft, which allows 2.0 times the operating width of the 150-ton haul trucks. Haul roads grades have been designed at a maximum of 10% with the exception of some short distances.

Roads outside of the pit will require two berms and design widths are estimated to be 120 ft, allowing 3.5 times the truck width of the 150-ton haul trucks along with the berms.

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13.4.2	Slope Parameters

The designs utilize 40 ft high benches with 20 ft wide catch benches. The bench face angle used varies from 65 to 70 degrees. The resulting inter-ramp slope is 46 to 49 degrees.

Geotechnical design criteria vary slightly based on lithology as shown in Table 13-4.

Table 13-4: Geotechnical Design Criteria by Lithology

Lithology	Code	Bench Face Angle (Deg)	Bench Height (ft)	Bench Width (ft)	Inter-Ramp Angle (deg)
Tertiary Breccia	tbx	70	40	20	49
Tertiary Sill	tsl	70	40	20	49
Tertiary Dike	tdk	70	40	20	49
Paleozoic Undifferentiated	pzu	65	40	20	46
Cambrian Deadwood FM	cdw	65	40	20	46
Precambrian Greenstone FM	pgn	70	40	20	49
Precambrian Flagrock FM	poff	70	40	20	49
Precambrian Ellison FM	pef	70	40	20	49

13.4.3	Pit Configuration

Richmond Hill pit designs were completed in 6 Phases. Phase 1 begins on the easternmost portion of the deposit and is closest to the subgrade stockpiles and process facilities. Phase 2 mines directly to the west, connecting to Phase 1. Phase 3 mines directly to the west and connects to Phase 2. Phase 4 mines to the west, connecting to Phase 3. Phase 5, mines to the south, connecting to Phases 3 and 4. Phase 5 also has an unconnected, smaller subphase to the west of its main body. Finally, Phase 6 mines directly to the south of, and connecting to, Phase 5. Phase 6 has two subphases directly to its east. It should be noted that backfilling of the pits begins near the beginning of mine life once Phase 1 is completed. This helps to minimize haul times, reclamation costs, and the disturbance footprint. The Phase 1 and 2 backfill areas are merged with the north WRSF with a flat surface. This area will be used for construction of Heap Leach pad 2 further reducing the disturbance area.

The ultimate pit along with pre-closure backfill is shown in Figure 13-1. Figure 13-2 to Figure 13-7 pit Phases 1 through 6 as they are developed. Additional end of year maps show the development of the pits through the life of mine.

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N
WRSF 1
BACKFILL 1
BACKFILL 2
BACKFILL 3
BACKFILL 4
PHASE 3 PITS
PHASE 5 PITS
PHASE 6 PITS
-26000 -25000 -24000 -23000 -22000 -21000 -20000 -19000 -18000 -17000
16000 15000 14000 13000 12000 11000 10000 9000 8000 7000

0 1500 3000 Feet	DAKOTA GOLD	End Of Mine Life Ultimate Pit and Waste Storage Arraignment
RESPEC Reno Office 775.856.5700	RICHMOND HILL GOLD MINING PROJECT, LAWRENCE COUNTY, SOUTH DAKOTA USA	Date: 23 June 2025 Scale: As Shown Coordinate System: Local Mine Grid

Figure 13-1: Ultimate Pit Design

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N
5,230ft
5,370ft
5,310ft
5,390ft
5,450ft
5,430ft
5,470ft
5,510ft
5,510ft
5,610ft
5,630ft
5,670ft
PHASE 1 PIT
-20000
-19000
-18000
-17000
14000
13000
12000
11000

0 500 1000 Feet

DAKOTA GOLD

Mining General Arrangement
Richmond Hill Phase 1

RESPEC Reno Office
775.856.5700

RICHMOND HILL GOLD MINING PROJECT, LAWRENCE COUNTY, SOUTH DAKOTA USA

Date: 23 June 2025
Scale: As Shown
Coordinate System: Local Mine Grid

Figure 13-2: Phase 1

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-20000
-19000
-18000
-17000
14000
13000
12000
11000
N
PHASE 1 PIT
PHASE 2 PIT

0 500 1000 Feet

DAKOTA GOLD

Mining General Arrangement
Richmond Hill Phase 2

RESPEC Reno Office
775.856.5700

RICHMOND HILL GOLD MINING PROJECT, LAWRENCE COUNTY, SOUTH DAKOTA USA

Date: 23 June 2025
Scale: As Shown
Coordinate System: Local Mine Grid

Figure 13-3: Phase 2

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-22000
-21000
-20000
-19000
14000
13000
12000
11000
N
PHASE 3 PITS
PHASE 2 PIT
5,230ft
5,210ft
5,270ft
5,310ft
5,370ft
5,430ft
5,430ft
5,510ft
5,550ft
5,630ft
5,630ft
5,670ft
5,710ft
5,630ft
5,230ft
5,270ft
5,310ft
5,350ft
5,390ft
5,370ft
5,430ft
5,470ft
5,510ft
5,550ft
5,590ft
5,630ft
5,680ft
5,710ft
5,750ft
0
500
1000
Feet

DAKOTA GOLD

Mining General Arrangement
Richmond Hill Phase 3

RESPEC Reno Office
775.856.5700

RICHMOND HILL GOLD MINING PROJECT, LAWRENCE COUNTY, SOUTH DAKOTA USA

Date: 23 June 2025
Scale: As Shown
Coordinate System: Local Mine Grid

Figure 13-4: Phase 3

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-25000
-24000
-23000
-22000
-21000
14000
13000
12000
11000
10000
N
PHASE 4 PITS
PHASE 3 PITS

0 500 1000 Feet	DAKOTA GOLD	Mining General Arrangement Richmond Hill Phase 4
RESPEC Reno Office 775.856.5700	RICHMOND HILL GOLD MINING PROJECT, LAWRENCE COUNTY, SOUTH DAKOTA USA	Date: 23 June 2025 Scale: As Shown Coordinate System: Local Mine Grid

Figure 13-5: Phase 4

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PHASE 4 PITS
PHASE 3 PITS
PHASE 5 PITS
N
-25000
-24000
-23000
-22000
-21000
13000
12000
11000
10000
9000
8000

0 750 1500 Feet

DAKOTA GOLD

Mining General Arrangement
Richmond Hill Phase 5

RESPEC Reno Office
775.856.5700

RICHMOND HILL GOLD MINING PROJECT, LAWRENCE COUNTY, SOUTH DAKOTA USA

Date: 23 June 2025
Scale: As Shown
Coordinate System: Local Mine Grid

Figure 13-6: Phase 5

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-25000
-24000
-23000
-22000
-21000
11000
10000
9000
8000
7000
N
PHASE 5 PITS
PHASE 6 PITS

0 600 1200 Feet

DAKOTA GOLD

Mining General Arrangement
Richmond Hill Phase 6

RESPEC Reno Office
775.856.5700

RICHMOND HILL GOLD MINING PROJECT, LAWRENCE COUNTY, SOUTH DAKOTA USA

Date: 23 June 2025
Scale: As Shown
Coordinate System: Local Mine Grid

Figure 13-7: Phase 6

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13.5	Waste Rock Storage Design

A preliminary waste rock storage facility (WRSF) has been created to the north of the pit. This was designed to be placed in 40’ lifts, with a dump face angle of 34 degrees, and using catch-bench widths to accommodate a final reclaimed slope angle of 18.5 degrees, or a 3:1 slope.

During production pit backfill will be utilized in order to minimize haulage and to bring the pit to final grade. Additionally, spent leach material will backfilled into the pit during and after mine-life as part of the reclamation process.

13.6	Production Schedule

Production scheduling was completed using MineSched software (Version 2024). The production was primarily driven by targeting 10,950 k tons to the leach pad every year after the first year.

The resulting production schedule delivers 2,070 ktons of material to the pad in the first year and 10,950 ktons/year thereafter. Processing is assumed to start in Q4 of Year -1.

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Table 13-5: Production Schedule MI&I

	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Pit to Crush Stk Pl	K Tons	1,714	2,230	2,981	4,229	4,127	3,559	21,359	24,156	19,122	16,035	7,388	-	106,899
	Oz Au/ton	0.019	0.007	0.007	0.007	0.007	0.007	0.007	0.007	0.007	0.007	0.008	-	0.007
	K Ozs Au	33	16	21	30	28	25	151	174	143	117	58	-	797
	Oz Ag/ton	0.627	0.154	0.090	0.101	0.089	0.096	0.077	0.064	0.076	0.054	0.094	-	0.084
	K Ozs Ag	1,075	344	269	428	367	340	1,636	1,545	1,461	867	691	-	9,023
Pit to Crush	K Tons	1,816	8,302	7,268	7,256	6,823	7,391	32,649	31,478	35,281	38,138	18,593	-	194,994
	Oz Au/ton	0.022	0.020	0.019	0.019	0.020	0.019	0.018	0.019	0.020	0.023	0.020	-	0.020
	K Ozs Au	40	166	139	136	136	140	572	596	699	876	373	-	3,872
	Oz Ag/ton	0.800	0.451	0.403	0.396	0.226	0.230	0.188	0.115	0.124	0.129	0.160	-	0.186
	K Ozs Ag	1,453	3,745	2,930	2,870	1,542	1,699	6,135	3,616	4,365	4,929	2,978	-	36,262
Total Mined	K Tons	3,531	10,532	10,249	11,486	10,950	10,950	54,008	55,634	54,402	54,172	25,980	-	301,893
Above COG	Oz Au/ton	0.021	0.017	0.016	0.014	0.015	0.015	0.013	0.014	0.015	0.018	0.017	-	0.015
	K Ozs Au	73	182	160	165	164	165	723	770	842	993	431	-	4,668
	Oz Ag/ton	0.716	0.388	0.312	0.287	0.174	0.186	0.144	0.093	0.107	0.107	0.141	-	0.150
	K Ozs Ag	2,529	4,089	3,199	3,298	1,909	2,040	7,771	5,161	5,826	5,796	3,668	-	45,285
Waste Mined	K Tons	1,920	8,120	6,302	5,956	7,836	6,677	26,271	19,600	28,742	17,719	4,090	-	133,234
Total Mined	K Tons	5,450	18,652	16,551	17,442	18,786	17,627	80,279	75,234	83,145	71,891	30,071	-	435,127
Strip Ratio	K Tons	0.54	0.77	0.61	0.52	0.72	0.61	0.49	0.35	0.53	0.33	0.16		0.44
Operation Rehandle	K Tons	-	-	-	-	-	-	-	46,590	54,780	54,780	26,460	-	182,610
Closure Rehandle (Waste)	K Tons	-	-	-	-	-	-	-	-	-	-	28,320	4,641	28,320

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As shown in Figure 13-1, the pit will be mined in 6 Phases, which include sub-phasing for Phases 4, 5, and 6. Operational rehandle of leach pad material into the pit will begin in Year 11 and will continue through the end of mine life. Closure rehandle is used to regrade the pits and leach pads begin at the end of mine life in Year 28 and is completed in Year 31.

13.7	Equipment Requirements

Mining is planned to be done using 150-ton capacity haul trucks and a 29-yard hydraulic shovel capable of loading haul trucks in three passes, with support from a 30-yard front-end-loader. Additional primary mining equipment is required for drilling and blasting, and supplemental equipment will be needed to support primary mining equipment. This equipment will be leased by the operator. It is anticipated that the project will require the following equipment during peak operations:

•	Two blasthole drills for waste and processed material;
•	One 29 cubic yard hydraulic shovel run concurrently with one 30-cubic yard wheel loader during production mining;
•	Up to 16 150-ton haul trucks are required at peak production for hauling of material;
•	Two 20,000-gallon water trucks are required throughout the mine life for dust suppression;
•	Two 600-HP dozers are required as support equipment for general road, pit, and stockpile maintenance;
•	Two 18 ft motor graders are required during peak mining to provide road maintenance;
•	A single truck and lowboy are required for movement of various support equipment throughout the project;
•	One 130-ton crane, to aid in maintenance of equipment fleet and infrastructure;
•	One 4-7 cubic yard backhoe will be required for various utility work throughout the mine life;
•	Three 1,450 gallon per minute portable pit pumps for surface water dewatering: and
•	Four light plants.

Table 13-6 presents the annual equipment requirements by equipment type.

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Table 13-6: Yearly Equipment Requirements

Equipment	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Max
Production Drill	#	2	2	2	2	2	2	2	2	2	2	2	0	2
30-yrd Loader	#	1	1	1	1	1	1	1	1	1	1	1	1	1
29-yrd Hyd. Shovel	#	1	1	1	1	1	1	1	1	1	1	1	0	1
150-ton Haul Trucks	#	8	8	8	8	7	7	9	12	16	13	12	4	16
600 HP Dozer (D10)	#	2	2	2	2	2	2	2	2	2	2	2	2	2
680 HP RTD (844)	#	1	1	1	1	1	1	1	1	1	1	1	1	1
18' Motor Grader (D18)	#	2	2	2	2	2	2	2	2	2	2	2	1	2
Water Truck - 20,000 Gallon	#	2	2	2	2	2	2	2	2	2	2	2	2	2
Truck and Lowboy	#	1	1	1	1	1	1	1	1	1	1	1	1	1
4.7-7.3 cu yd backhoe	#	1	1	1	1	1	1	1	1	1	1	1	0	1
Pit Pumps (1,450 gpm)	#	3	3	3	3	3	3	3	3	3	3	3	0	3
132-ton Crane	#	1	1	1	1	1	1	1	1	1	1	1	1	1
Explosives Truck	#	1	1	1	1	1	1	1	1	1	1	1	0	1
Skid Loader	#	1	1	1	1	1	1	1	1	1	1	1	1	1
Lube/Fuel Truck	#	1	1	1	1	1	1	1	1	1	1	1	1	1
Mechanics Truck	#	2	2	2	2	2	2	2	2	2	2	2	2	2
Tire Truck	#	1	1	1	1	1	1	1	1	1	1	1	1	1
Flatbed	#	2	2	2	2	2	2	2	2	2	2	2	0	2
Light Plant	#	4	4	4	4	4	4	4	4	4	4	4	4	4

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13.8	Mine Personnel

Mining personnel will be hired by the company, starting in preproduction. After the initial ramp-up, up to 186 employees will be required during peak production years.

The peak personnel requirements per department during production years is as follows:

•	A maximum of 20 Mining General Personnel will be required, including a Mine Manager, Mine Superintendent, Mine Foremen, and assorted technical services.
•	Up to 105 operators will be required, including Blasting Crews and Equipment Operators.
•	Up to 42 mechanics will be required.
•	Up to 23 assorted maintenance personnel have been estimated, including a Maintenance Planner, Maintenance.
•	The project is expected to operate 24 hours per day and 7 days per week. Two crews are expected to work each day, with a total of four crews required.

Mine personnel by year is shown in Table 13-7.

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Table 13-7: Mining Personnel by Time Period

Mining General Personnel	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Max
Mine Manager	#	1	1	1	1	1	1	1	1	1	-	-	-	1
Mine Superintendent	#	1	1	1	1	1	1	1	1	1	1	1	-	1
Mine Foreman	#	5	5	5	5	5	5	5	5	5	5	5	1	5
Mine Trainer	#	1	1	1	1	1	1	1	1	1	1	1	-	1
Chief Mine Engineer	#	1	1	1	1	1	1	1	-	-	-	-	-	1
Mine Engineer	#	1	2	1	1	1	1	2	1	1	1	1	-	2
Geotech Engineer	#	1	1	1	1	1	1	1	-	-	-	-	-	1
Surveyor	#	1	2	1	1	1	1	2	1	1	1	1	1	2
Ore Control Geologist	#	1	1	1	1	1	1	1	1	1	1	1	-	1
Dispatchers	#	4	4	4	4	4	4	4	4	4	4	4	-	4
Mine Business Assistant	#	1	1	1	1	1	1	1	1	1	1	1	-	1
Total Mine General	#	18	20	18	18	18	18	20	16	16	15	15	2	20

Mine Operations Hourly Personnel Operators
Blasters	#	2	2	2	2	2	2	2	2	2	2	2	-	2
Blaster's Helpers	#	2	2	2	2	2	2	2	2	2	2	2	-	2
Drill Operators	#	8	8	8	8	8	8	8	8	8	8	8	-	8
Loader Operators	#	8	10	8	8	10	8	10	10	10	10	10	5	10
Haul Truck Operators	#	32	32	32	32	28	28	36	48	64	52	48	16	64
Support Equipment Operators	#	19	19	19	19	19	19	19	19	19	19	19	17	19
General Mine Labors	#	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Operators	#	71	73	71	71	69	67	77	89	105	93	89	38	105

Mechanics
Mechanics - Drilling	#	4	4	4	4	4	4	4	4	4	4	4	-	4
Mechanics - Loading	#	3	4	3	3	4	3	4	4	4	4	4	2	4
Mechanics - Haulage	#	13	13	13	13	11	11	14	19	26	21	19	6	26
Mechanics - Support	#	8	8	8	8	8	8	8	8	8	8	8	7	8
Total Mechanics	#	28	29	28	28	27	26	30	35	42	37	35	15	42

Maintenance
Maintenance Superintendent	#	1	1	1	1	1	1	1	1	1	-	-	-	1
Maintenance Foreman	#	4	4	4	4	4	4	4	4	4	4	3	-	4
Maintenance Planners	#	1	1	1	1	1	1	1	2	2	2	2	1	2
Light Vehicle Mechanic	#	1	1	1	1	1	1	1	2	2	2	2	1	2
Welder	#	2	2	2	2	2	2	2	2	4	2	2	2	4
Servicemen	#	2	2	2	2	2	2	2	2	4	2	2	2	4
Tireman	#	1	1	1	1	1	1	1	2	2	2	2	1	2
Maintenance Labor	#	2	2	2	2	2	2	2	2	4	2	2	-	4
Total Maintenance	#	14	14	14	14	14	14	14	17	23	16	15	7	23

Total Personnel – Mining Personnel	#	131	136	131	131	128	125	141	157	186	161	154	62	186

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13.9	Pit Dewatering

Geofirma Engineering Ltd. (Geofirma) was retained by RESPEC to assist with hydrogeological aspects of an S-K 1300-compliant Initial Assessment (IA) for the Richmond Hill Gold Project (the Project).

At this stage of the project, only meteoric water is considered in the open pit dewatering estimates. This is because groundwater inflows will be proactively managed and removed ahead of mining activities encountering the water table. Through targeted dewatering strategies including pumping from perimeter wells, groundwater will be effectively cleared from the pit zones prior to active mining.

The Black Hills Area is characterized by a cool continental climate, with cold winters, warm summers, and moderate precipitation that increases with elevation. Mean annual precipitation typically ranges from 20 to 30 inches, with higher values observed in the central upland areas (Driscoll et al., 2002). RESPEC completed a review of the climatic conditions of the Richmond Hill Gold Project and has estimated mean annual precipitation at 29 inches per year (RESPEC, 2025a).

Pit dewatering sumps are planned to be installed within the deepest portions of the pit, with mine dewatering completed in advance of the bench excavations. Outside of the pit, a series of engineered drainage channels, sumps, and perimeter ditches will control contact versus non-contact water and pump to the WTP (Water Treatment Plant) for treatment and then discharge.

13.10	Groundwater Considerations

Geofirma Engineering Ltd. (Geofirma) was retained by RESPEC to assist with hydrogeological aspects of an S-K 1300 compliant Initial Assessment (IA) for the Richmond Hill Gold Project (the Project).

The Black Hills Area is characterized by a cool continental climate, with cold winters, warm summers, and moderate precipitation that increases with elevation. Mean annual precipitation typically ranges from 20 to 30 inches, with higher values observed in the central upland areas (Driscoll et al., 2002). RESPEC completed a review of the climatic conditions of the Richmond Hill Gold Project and has estimated mean annual precipitation at 29 inches per year (RESPEC, 2025a).

Conceptually, the Richmond Hill site is situated near the apex of the Precambrian igneous and metamorphic rock core, where both the Madison Limestone (also referred to as Pahasapa Limestone) and Deadwood aquifers are exposed at surface. These aquifers are likely to contribute to headwater flow via natural springs which may sustain stream baseflow during dry seasons. Further east of the Project area, the Deadwood and Madison Limestone aquifers are confined at depth and provide a potable drinking water source for residents throughout western South Dakota.

Table 13-8 indicates a preliminary depiction of the main Hydrostratigraphic Units (HSUs) within the Project area using publicly available data. Hydrogeology information for each major formation in the Richmond Hill Area was summarized from publicly available regional groundwater studies as well as studies completed for mines located near the Project. Site specific data was not available for review but is likely to be collected during additional study phases of the Project.

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Table 13-8: Estimated HSUs within the Project Area

Formation	Description	Hydrogeological Characteristics		Notes
		Hydraulic Conductivity (ft/s)	Effective Porosity (%)
Alluvium/Colluvium	Appreciable thickness of unconsolidated material within topographic depressions	Unknown	0.3 (Estimate)	Locally saturated and likely to be conductive. Occurrence is discontinuous throughout the Project.
Precambrian (Greenstone, Flagrock, Ellison)	Basement complex metamorphosed volcanic and sedimentary units.	Dependent on the encounter of structural features.	0.01 (Driscoll et al., 2002)	Likely an aquitard unit, with occasional permeability associated with structural features.
Deadwood Formation	Basal sandstone, conglomerate, and shale.	• 2 × 10–5 (Montgomery,1996) • 3 × 10–6 (Klohn Leonoff Consulting Engineers, 1986)	0.05 (Driscoll et al., 2002)	Probable moderate to high groundwater yielding aquifer
Tertiary Volcanics (Breccia, Sills, Dykes)	Intrusions through the Precambrian and Deadwood Formations	Unknown	Unknown	Due to their limited extent and size, not likely to be a groundwater source for the Project.
Paleozoic Limestone	Locally referred to as the Pahasapa Limestone, consists of limestone, sandy limestone and dolomite	• 9 x 10-6 (Imam, 1991)	0.05 to 0.1	Groundwater flow in the Madison Formation near Wharf is unconfined and occurs mainly in fractures and small dissolution cavities in the upper part of the formation (RESPEC, 2022)

13.10.1	Groundwater Levels

The proposed Richmond Hill open pit is situated on a topographic high that forms the headwater catchment for Cole Creek, Cleopatra Creek, and tributaries of False Bottom Creek to the east. Numerous groundwater monitoring wells have been installed across the project area, with water level data spanning from the 1980s and 1990s to the present. Water levels range from near surface, within monitoring wells installed with shallow alluvium soils, to water levels that are hundreds of feet deep (e.g. MW-24 at 223 ft below ground surface). The depressed water levels are likely contributed by the high relief over the project area and the limited recharge area to the permeable features within the bedrock rock mass.

13.10.2	Recharge and Discharge

The Richmond Hill Project is located on elevated terrain, surrounded by incised stream valleys. This physiography suggests that groundwater recharge within the deposit area is primarily derived from direct meteoric infiltration, with minor contributions possible from stream-induced infiltration or leakage from shallow alluvial and colluvial deposits in nearby valleys.

Recharge estimates for the Project Area have been developed using a water balance approach. According to Cartier et al. (2002) from the Black Hills Hydrology Study, approximately 91.6% of annual precipitation is lost to evapotranspiration, 3.5% contributes to aquifer recharge, and 4.9% becomes surface runoff. Based on a mean annual precipitation of approximately 29 inches (RESPEC, 2025a), estimated recharge is estimated at about 1.0 inch per year.

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13.11	Groundwater Inflow Estimates

The proposed Richmond Hill open pit is a single open pit, irregular in shape variable in depth. Analytical solutions to estimate groundwater inflows are largely idealized, assuming a circular open pit with simple arrangement of saturated thickness, hydraulic conductivity, and radius of influence. This limitation is recognized and is reflective of the preliminary nature of the current study. The area of the Richmond Hill Pit was conceptualized into an equivalent-sized circular open pit, with similar pit wall slope ranges, average pit depths, and average saturated thickness. The Marinelli equation (Marinelli and Niccoli, 2000) was utilized for this study to estimate the groundwater inflow to the proposed Richmond Hill Open Pit. The Marinelli equation is a radial inflow approach which assumes that groundwater flows radially towards the walls of the pit (Zone 1) and vertically upward through the base of the pit (Zone 2).

The hydraulic parameters utilized to represent the pit walls (Zone 1) and pit floor (Zone 2) for the proposed open pits are summarized in Table 13-9. Given the unknown nature of the hydraulic conductivity of lithologies within the open pit area, three cases were completed (low, base and high) to estimate the range of potential groundwater pit inflows. The range of hydraulic conductivity values utilized in the calculations span an order of magnitude. The pit floor hydraulic conductivity value was set at a constant value that is generally lower than the pit side walls.

Table 13-9: Summary of Parameters Utilized for the Groundwater Inflow Calculation

Pit Name	Recharge to [2] Water Table (inch/yr)	Hydraulic Conductivity (K) [3] Zone 1 (Pit Side Walls)			Hydraulic Conductivity (K) [3] Zone 2 (Pit Floor) (ft/s)
		Low (ft/s)	Base (ft/s)	High (ft/s)
Richmond Hill Gold Pit	1.0	3E-08	1E-07	3E-07	7E-08

Notes:

1. Ultimate pit configuration provided by RESPEC (2025b).

2. Annual groundwater recharge estimated at 3.5% of annual precipitation. source: USGS black hills hydrology study (Cartier et al., 2002). Mean annual precipitation estimated at 29 inches (RESPEC, 2025a).

3. Hydraulic conductivity values represent an equivalent porous media (EPA) average of the Precambrian/Paleozoic/Volcanic lithologies.

13.12	Groundwater Inflow Results

The estimated steady-state groundwater inflows to the proposed Richmond Hill Open Pit under end-of-mine (EOM) conditions are summarized in Table 13-10. Inflows are estimated to range from 190 to 300 gallons per minute (gpm). While these values may appear low for a pit of this size, they are considered reasonable given the relatively limited saturated thickness in the deposit area, the absence of a large water body (lake) to sustain recharge into the open pit, and the likely impermeable nature of the precambrian bedrock which accounts for the majority of the pit lithology.

Daily or transient inflows may exceed these values, especially if a permeable feature is encountered during the development of the pit, however it is expected that the higher inflows will subside over a period of time (i.e. days to weeks) as the permeable feature is drained (via effective porosity).

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Table 13-10: Estimated LOM Groundwater inflows to the Proposed Richmond Hill Open

Pit Reference	Pit Depth (ft)	Estimated Saturated Thickness (ft)	Groundwater Inflow (Ultimate Pit) [1] from Pit Sidewalls & Pit Base
			Low (gpm)	Base (gpm)	High (gpm)
Richmond Hill Pit (EOM)	300 - 500	<250	190	250	300

NOTES:

1. Groundwater inflows are steady-state for the ultimate pit configuration. Inflows estimated using the Marinelli and Niccoli (2000) methodology.

13.12.1	Preliminary Dewatering Design

Pit dewatering of the Richmond Hill Open Pit can likely be achieved through a combination of vertical and horizontal dewatering wells depending on the geotechnical requirements and the proximity to recharge sources (i.e., faults or alluvial channels). At a minimum, pit dewatering sumps are proposed to be installed within the deepest portions of the pit, with mine dewatering completed in advance of the bench excavations.

13.12.2	Recommendations for Future Studies

Given that the project is currently at an IA level, the following are recommendations for the collection of additional data during more advanced project stages (Pre-Feasibility):

•	Collect hydraulic data for the various lithologic units through site-specific core recovery, drilling observations (e.g., water losses), and hydraulic testing. This data collection is recommended to be coordinated with additional resource drilling as the project advances.
•	Install hydrometric flow monitoring stations along Cole Creek, Cleopatra Creek, and other nearby streams to understand groundwater baseflow contributions downgradient of the proposed open pit.
•	Develop a bedrock structural model to assess the potential for groundwater inflows from fault zones across the deposit area (if applicable).
•	Install additional monitoring wells within the open pit area, as well as dedicated pit wall vibrating wire piezometers (VWPs), to improve the resolution of water level measurements and anticipated pit wall pore pressures.
•	Equip monitoring wells with water level transducers and dataloggers to allow for more frequent data collection (e.g., every six hours).

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14	Processing and Recovery Methods

The proposed process facilities for the Richmond Hill Project comprise a heap leach operation to process oxide and mixed (transition) ores. The heap leach operation will have a nominal capacity of 30,000 tons per day.

The heap leach operation will employ a conventional heap leach process, which will include three-stage crushing, agglomeration, and stacking on multi-lift dedicated leach pads.

Pregnant leach liquors from heap leach will be processed by common Merrill-Crowe and refinery facilities, to precipitate gold and silver from solution and smelt the precipitate to produce doré bullion.

14.1	Mine Production Schedule

The processing facilities for the Richmond Hill Project will be developed to accommodate the mining sequences of the Richmond Hill deposit. Preliminary mine schedules are included in Section 19.1 for the M&I case, as well as the MI&I case. The LOM average head grades to the heap leach operations are estimated to be 0.016 oz/ton Au and 0.163 oz/ton Ag. The mine schedule indicates that the heap leach will operate throughout the mine life, receiving ore deliveries through Year 17 for the M&I case and through Year 28 for the MI&I case.

14.2	Process Design

The flowsheets developed for the Richmond Hill Project IA are based on the metallurgical testing and interpretation presented in Section 10. Oxide metallurgical testing was conducted and supervised in-house at St. Joe Technical Center metallurgical laboratory, while flotation testing of mixed and sulfide materials was performed by Base Metallurgical Laboratories (BaseMet) in Kamloops, B.C.

The following subsections provide a summary of the main components of the process design criteria, a description of the IA process flowsheets, the major process equipment selected for the Project, the primary buildings required to support the major process equipment, a description of the primary process support infrastructure including the water systems, power, and process air systems.

The crushing system mass flow rates are based on 75% plant availability through ore stacking on the pad. For simplicity, the estimated availability used in sizing each process equipment is a combination of mechanical availability and equipment utilization and, therefore, reflect estimated operating times. Every operation may have its own definitions that may differ according to its needs.

14.3	Heap Leach Operation

The proposed initial processing facility is designed to process the Richmond Hill oxide ore using conventional heap leaching for the extraction of precious metals and solution recovery using Merrill-Crowe zinc cementation process. Table 14-1 lists the major design criteria for the heap leach process. The proposed process is depicted in the simplified flow sheet shown in Figure 14-1. The arrangement of the heap leach facilities is shown in Figure 14-1.

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Table 14-1: Heap Leach Major Design Criteria

Parameter	Richmond Hill
Processing Scheme	Crush/Heap Leach
Crushing Circuit Configuration	Three Stage Crushing
Crush Size	80% -13.1 mm
Heap Stacking Method	Overland Conveyor with Radial Stacker
Leach Cycle, days	120
Lift Height, ft	30
Solution Application Rate, gpm/ft2	0.0025
Nominal Barren Solution Flow, gpm	6,000
Solution Application Method	Drip
Precious Metal Recovery Method	Merrill-Crowe Zinc Precipitation
Nominal PLS Flow Rate to Plant, gpm	5,800
Au Recovery	85%
Ag Recovery	28%

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PRIMARY CRUSHING
COARSE ORE BIN
ROCK BREAKER
APRON FEEDER
VIBRATING GRIZZLY FEEDER
PRIMARY CRUSHER
SECONDARY & TERTIARY CRUSHING
SURGE BIN
SURGE BIN
VIBRATORY SCREEN
SECONDARY CONE CRUSHER
TERTIARY CONE CRUSHERS
VIBRATORY SCREENS
AGGLOMERATION
LIME SILO
CEMENT SILO
AGGLOMERATION DRUM
OVERLAND CONVEYORS
HEAP LEACHING
PRECIPITATION
EVAP
EMITTERS
SOLUTION RETENTION
STACKING SYSTEM
SETTLING POND
PROCESS SOLUTION POND
EVENT POND
CYANIDE SOLUTION
BARREN SOLUTION TANK
MERRILL-CROWE
CLARIFIER FILTERS
DEAERATION TOWER
VACUUM PUMP
CLARIFIER FILTER FEED TANK
ZINC
ZINC FEEDER
PRECIPITATE FILTRATION
REFINERY
MERCURY RETORT
REFINERY EXHAUST CONTROL SYSTEM
DORE
FLUX
MELTING FURNACE
LEGEND
MAIN PROCESS FLOW
AUXILIARY FLOW
ALTERNATE/INTERMITTENT FLOW
PRELIMINARY
NOT FOR CONSTRUCTION
DAKOTA GOLD
BAR SCALE FOR REFERENCE ONLY
DATE
DESIGNED BY:
DRAWN BY:
CHECKED BY:
PROJECT ENGR:
CLIENT APPR:
RICHMOND HILL PROJECT
GENERAL
PROCESS FLOW DIAGRAM
SIMPLIFIED OVERALL PROCESS
PROJECT NO.
DWG NO.
000-FS-100
REV NO.
DATE

Figure 14-1: Simplified Flow Sheet of the Richmond Hill Project Heap Leach Facility

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RICHMOND HILL ROAD
(E) ELECTRIC TRANSMISSION LINE
(E) LEACH PADS
(E) WATER TREATMENT PLANT
PHASE-1 WRSF
MAITLAND ROAD
PHASE-1 PIT
PHASE-2 PIT
PHASE-3 PIT
PHASE-4 PIT
PHASE-5 WEST PIT
PRIMARY CRUSHING
COARSE ORE STOCKPILE
PROPERTY LINE
MERRILL CROWE
AGGLOMERATION
WATER TREATMENT PLANT
SECONDARY CRUSHING
HAUL ROAD
TRUCK SHOP
TRUCK WASH
DIESEL FUEL STATION
TIRE CHANGE
FUEL STATION
SECURITY GATE/PARKING
ADMIN
PHASE-6 EAST PIT
CARBONATE ROAD
(E) ELECTRIC TRANSMISSION LINE
(E) OVERHEAD ELECTRIC (TYP)
PROPERTY LINE
RICHMOND HILL ROAD
N 3,500
N 6,000
N 8,500
N 10,000
N 13,500
N 16,000
N 18,500

PLAN

SCALE: 1" = 900'

NOTES:

1. COORDINATES ARE TO BE VERIFIED IN THE FIELD TO MATCH SITE AND SURVEY RESULTS.
2. BASE TOPOGRAPHIC INFORMATION RECEIVED FROM DAKOTA GOLD CORPORATION ON FEBRUARY 18, 2021. FILE IS UNADJUSTED.
3. COORDINATE SYSTEM: HOMESTAKE MINE GRID

SCALE: 1"=900 FEET
CONTOUR INTERVAL = 20 FT

PRELIMINARY
NOT FOR CONSTRUCTION

DAKOTA GOLD

REFERENCES		REFERENCES		REVISIONS						REVISIONS					
DWG NO	TITLE	DWG NO	TITLE	NO.	DESCRIPTION	BY	APP'D	DATE	CLIENT	NO.	DESCRIPTION	BY	APP'D	DATE	CLIENT

8MR SCALE FOR REFERENCE ONLY	DATE
DESIGNED BY: ARM	FEB 2025
DRAWN BY: MRO	FEB 2025
CHECKED BY: MRO	APR 2025
PROJECT MGR:	
CLIENT APPR:	

RICHMOND HILL PROJECT

SITE GENERAL
CIVIL
OVERALL SITE PLAN

PROJECT NO.	US-PA040020
DWG NO.	000-CI-001
REV NO. P2	DATE 22 APR 2025

Figure 14-2: General Layout of the Richmond Hill Project Process Facilities

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14.3.1	Heap Leach Crushing Plant and Agglomeration

The Richmond Hill heap leach crushing plant will comprise three stages of crushing, starting with a jaw crusher for primary crushing, followed by a standard cone crusher for secondary crushing, and finally, two short-head cone crushers for tertiary crushing. Table 14-2 below is a list of the major equipment in the crushing plant.

Table 14-2: List of Main Mechanical Equipment for the Heap Leach Crushing Plant

Equipment	Number	Description	Installed kW
Primary Crusher	1	Jaw Crusher, C200 METSO (o/e); 7.3 inches CSS*	411
Secondary Crusher	1	Standard Head Cone Crusher; Metso MP1000 (o/e)*; CSS* = 40 mm (~1-9/16 inches)	933
Tertiary Crusher	2	Short Head Cone Crusher; Metso MP1000 (o/e); CSS = 19 mm (~3/4 inches)	933 (each)
Secondary Screen	1	Inclined, Vibrating, Double Deck; 1,667 dMTPH; 12 ft x 24 ft (est); Apertures: 3/4 inches	112
Tertiary Screens	2	Inclined, Vibrating, Single Deck; 560.8 dMTPH;12 ft x 24 ft (est); Apertures: 3/4 inches	112 (each)
Primary Crusher Discharge Conveyor	1	1,667 dMTPH, 237 ft long, 17 ft lift	224
Secondary Crushing Feed Conveyor	1	1,667 dMTPH (Flow Sheet); 934 ft L, 80 ft Lift	746
Secondary Screen Feeder	1	1667 dMTPH; w/ VFD; Belt	45
Tertiary Screen Feeder	2	1219 dMTPH; w/ VFD; Belt	45
Transfer Conveyors	2	2,438 dMTPH; 628 ft L, 50 ft Lift	373 & 299
Crushing Circuit Product Transfer Conveyor	1	1,667 dMTPH (Flow Sheet); 555 ft L, 80 ft Lift	933
Agglomeration Drum	1	1,667 dMTPH; 12 ft Dia x 40 ft Length, Tire Driven; w/ VFD	261
Agglomerated Product Conveyor	1	Batch Use, 1,563 dMTPH	75

Mine trucks deliver run-of-mine (ROM) material to the coarse ore bin at the primary crushing plant. Material is withdrawn from the bin by an apron feeder and fed to a vibrating grizzly feeder. The grizzly undersize bypasses the primary jaw crusher, while oversize reports the primary jaw crusher operating at a 7.3-inch CSS for size reduction. Jaw crusher product is conveyed to the secondary crushing feed bin, which discharges to a double-deck secondary screen. Material finer than 19 mm (3/4”) bypasses further crushing and is sent directly to the crushing circuit product transfer conveyor feeding the agglomeration drum. Material between 19 mm and 51 mm bypasses the secondary crusher and reports to the transfer conveyer feeding the tertiary crushing feed bin. Secondary screen oversize is directed to the secondary cone crusher, operating at a 40 mm CSS. The secondary crusher product rejoins the screen undersize on the transfer conveyor.

The tertiary crushing feed bin distributes material to two parallel tertiary crushing lines, each consisting of a tertiary screen feeder, a single-deck tertiary screen, and a short head tertiary cone crusher operating at a 19 mm CSS. Screen oversize is recirculated to the tertiary crushers, while undersize moves forward to the crushing circuit product transfer conveyor. The crushing plant product, targeting a P80 of 13.1 mm (0.5”), is conveyed to the agglomeration drum. En route, lime is added from a lime silo and cement is dosed at 5 kg/t from its dedicated silo. Raw water or barren solution is added to the ore at the agglomeration drum to promote particle binding. The resulting material is then conveyed to the heap leach stacking system.

14.3.2	Stacking and Heap Leaching

The agglomerated product reports to the stacking system feed conveyor that feeds the first of the grasshopper conveyors. The initial stacking system will comprise 20 grasshopper conveyors, and an index feed conveyor and a horizontal index feed conveyor that feeds the heap leach stacker conveyor. The initial conveying and stacking equipment are listed in Table 14-3 below.

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Table 14-3: List of Conveying and Stacking Equipment for the Heap Leach Pad

Equipment	Number	Description	Installed kW
Stacking System Feed Conveyor	1	1,667 dMTPH	299
Grasshopper Conveyor	20	Mobile type; 1,667 dMTPH	112 (each)
Index Feed Conveyor	1	1,667 dMTPH;	150
Horizontal Index Conveyor	1	1,667 dMTPH;	112
Heap Leach Stacker Conveyor	1	1,667 dMTPH;	299

The initial heap leach pads will be dedicated pads, which will be built in stages as mining progresses. Heap Leach Pad #1 will be constructed south of Pit #1 and will be lined in accordance with approved lining systems for leach pads in South Dakota. HLP #1 will cover 132 acres and will have an operating capacity of 51.5 million tons of ore; including a 5 ft thick cover layer of crushed ore placed as a single lift on the primary high-density polyethylene (HDPE) liner. A network of perforated pipes will be installed within the cover layer to collect leach solutions after they have passed through the ore. The collection piping will drain by gravity to an operating pond at the base of the pad. The leaching facility will consist of multiple leach pads in order to meet the mine’s 185 million tons over its mine life for the M&I case or the 302 million tons for the MI&I case. Operating ponds and Storm Event ponds will be sized and provided for each of the pads as they are constructed in sequence. The pregnant solution ponds will be sized to contain the operating volume, a 6-hour drain down volume, and freeboard. The Event Ponds will be sized to contain a Probable Maximum Flood event which has been determined to be the runoff from a precipitation event of 19.6 inches within 6 hours, plus 1 foot of freeboard.

Heap Leach Pad #2 will be constructed within the excavations for mine pits #1 and #2, following placement of some compacted mine waste rock to provide a graded surface. HLP #2 will be lined in a similar fashion as HLP #1 and will have an operating pond within the heap. Where the ore will intersect the pit walls, a 6-inch layer of shotcrete will be applied to the in situ rock surface prior to installing the approved lining system. HLP #2 will have an operating capacity of 44.5 million tons.

Heap Leach Pad #3 will be constructed in the general area of the original Richmond Hill Mine heap leach pads with an expanded footprint. The legacy heap leach material will be removed and placed on HLP #2 and the footprint will be regraded. The pad will be lined in a similar manner as HLP #1 and HLP #2. The capacity of HLP #3 will be 35.6 million tons. During the operation of HLP #3, barren ore from HLP #1 will be off-loaded into a previously-mined pit with a separate fleet of mining equipment for final disposal. Following completion of HLP #3 stacking, Pads #1 and #2 will be re-used for leaching with the use of an on-off concept to minimize mine disturbance.

After stacking each lift, pipe headers and drip irrigation lines will be added to the heap surface. Sodium cyanide solution will be applied to the heap surface via the header/drip system at a proposed application rate of 0.0025 gal/min/ft2 for the preliminary leach cycle of 120 days. The cyanide solution, applied at a nominal flow rate of 6,000 gpm to the heap surface, will percolate though the heap until it reaches the impervious leach pad liner at the bottom of the heap. The pregnant leach solution (PLS) will flow by gravity to the collection point of the leach pad and on to the pregnant solution pond for each leach pad. From the pregnant ponds, the PLS will be pumped to the clarifier filter feed tank in the Merrill-Crowe plant. The heap-leach solution application rate may be adjusted during the leach cycle depending on the available area for irrigation.

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The upper-end sustained flow rates of barren solution and pregnant solution will be approximately 6,000 and 5,800 gpm, respectively. These flow rates are predicted for the period when the heaps are stacked with ore at about 30,000 t/d. The difference of 200 gpm between the flows arises from evaporation plus uptake of solution by the ore for initial wetting. The design of the Merrill-Crowe metal recovery circuit must accommodate the predicted pregnant solution flow rate of 6,000 gpm. With an added 10% design margin, the hydraulic sizing basis for the Merrill-Crowe circuit would be 6,600 gpm. M3 Engineering has selected a flow rate of 7,260 gpm for purposes of completing the initial assessment.

14.3.3	Heap Leach Production Forecasting

Gold and silver production forecasts for the heap leach pads were derived from the mine plan, which incorporates a time delay for the full recovery of recoverable ounces. The figures reflect expected recovery estimates based on scheduled ore placement and leach pad development, prior to the application of any detailed leaching program or kinetic modeling. These values represent a preliminary planning basis and incorporate assumptions typical of a pre-program delay phase, where production is estimated before formal metallurgical modeling and program-specific leach kinetics are established.

A summary of the gold and silver forecasts for the heap leach pads is provided in Table 14-4 for the M&I case. The total forecast gold production is estimated to be 2,604,205 oz, while the total forecast silver production is estimated to be 8,736,820 oz.

Table 14-4: Heap Leach Gold and Silver Production Forecasts for M&I Case

Year	Gold [k oz]		Silver [k oz]
	Annual	Cumulative	Annual	Cumulative
1	171	171	1,492	1,492
2	146	316	875	2,367
3	146	462	596	2,963
4	147	609	588	3,550
5	127	736	534	4,085
6	126	862	352	4,436
7	138	1,000	339	4,775
8	126	1,126	371	5,146
9	150	1,275	582	5,727
10	142	1,417	568	6,296
11	140	1,558	271	6,567
12	146	1,704	221	6,788
13	151	1,854	264	7,052
14	200	2,054	377	7,429
15	212	2,266	422	7,851
16	197	2,463	459	8,310
17	132	2,595	395	8,705
18	9	2,604	32	8,737
Total	2,604		8,737

A summary of the gold and silver forecasts for the heap leach pads is provided in Table 14-5 for the MI&I case. The total forecast gold production is estimated to be 3,981,658 oz, while the total forecast silver production is estimated to be 12,905,111 oz.

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Table 14-5: Heap Leach Gold and Silver Production Forecasts for MI&I Case

Year	Gold [k oz]		Silver [k oz]
	Annual	Cumulative	Annual	Cumulative
1	180	180	1,623	1,623
2	147	327	995	2,618
3	146	473	1,045	3,663
4	141	614	600	4,263
5	145	759	585	4,848
6	151	910	541	5,389
7	113	1,023	408	5,797
8	116	1,139	360	6,157
9	125	1,264	505	6,662
10	129	1,393	496	7,159
11	125	1,518	249	7,408
12	135	1,653	407	7,815
13	135	1,788	269	8,084
14	131	1,919	247	8,331
15	123	2,043	270	8,601
16	127	2,170	354	8,954
17	133	2,303	459	9,413
18	144	2,446	304	9,717
19	138	2,584	220	9,937
20	153	2,737	247	10,185
21	173	2,910	296	10,480
22	178	3,088	316	10,797
23	178	3,266	341	11,138
24	170	3,436	352	11,490
25	164	3,600	370	11,860
26	159	3,759	396	12,256
27	148	3,908	421	12,677
28	71	3,979	218	12,895
29	3	3,982	10	12,905
Total	3,982		12,905

14.4	Merril-Crowe Plant and Refinery

The pregnant leach solution (PLS) reporting to the pregnant solution pond will be pumped to the clarifier filter feed tank at the Merrill-Crowe plant.

Solution clarification will be performed by three clarifying filters arranged in parallel, with two operating and one on standby. The filters will be precoated with diatomaceous earth (DE) to aid in solids removal. Additional DE may be added as body feed to maintain filtration performance as needed. The clarified solution then flows to the deaeration tower, where it enters an evacuated chamber to remove dissolved oxygen.

Following deaeration, powdered zinc, cyanide, and lead nitrate are added to initiate a redox exchange reaction, in which zinc metal is oxidized and gold and silver are reduced to their metallic states. The resulting solution with precipitated solids is pumped to three recessed plate-and-frame filters, operated with two online and one on standby.

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Precipitation continues as the solution travels through the filters and completes within them. The metallic gold and silver precipitate is retained in the filter presses and discharged when the filters are full or on a weekly basis. The resulting barren solution is collected in the barren solution tank.

Cyanide and milk-of-lime may be added to the barren solution prior to its return to the heap leach circuit for reuse.

The gold and silver precipitate collected in the filter presses is dried in a retort to remove moisture and mercury. The dried material is then fluxed and smelted in an induction furnace. Molten metal is poured into molds to produce doré bars, which constitute the final plant product and are packed for shipment.

The slag, poured first into a slag pot, is weighed, sampled, and stored for potential reprocessing, or alternately transferred to the heap or fed to the ball mill if milling operations are active.

Off-gases from the retort furnace are treated to condense and remove mercury. Off-gases from the induction furnace are filtered, scrubbed with water sprays, and then passed through a sulfur-impregnated carbon bed for final polishing.

14.5	Reagents

The primary reagents used in the heap leach process are sodium cyanide, lime, and cement. Additional reagents are used in the Merrill-Crowe and refining circuits. Table 14-6 summarizes the projected reagent usage for the Richmond Hill Project, including estimated consumption rates and points of addition.

14.5.1	Sodium Cyanide

Sodium cyanide (NaCN) will be used as the primary lixiviant in the heap leach circuit. It will be delivered as a 30% by weight liquid solution (specific gravity 1.15) in tanker trucks and stored in a steel tank within secondary containment at the Merrill-Crowe plant. Distribution to the leach circuit will be via metering pumps.

All cyanide pipelines will use double-containment systems, either “pipe-within-pipe” or “pipe-over-liner,” to mitigate environmental risk. Cyanide consumption is estimated at 0.75 lb per short ton (ST) of ore.

14.5.2	Lime

Pebble quicklime (CaO) will be used to maintain an alkaline pH in the leach solution and to improve agglomeration. Lime will be delivered in bulk by 20-ton pneumatic trucks and stored in a dedicated silo. A variable-speed feeder will meter lime onto the product transfer conveyor in the crushing circuit, where it will mix with ore during agglomeration.

Lime consumption is estimated at 4.0 lb/ST of crushed ore.

14.5.3	Cement

Portland Type II cement will be added during the agglomeration stage to promote permeability and heap stability. Cement will be pneumatically off-loaded from 20-ton bulk trucks into a storage silo and metered onto the agglomeration conveyor belt using variable-speed feeders, proportionate to ore tonnage.

Cement consumption is estimated at 1.0 lb/ST of crushed ore.

14.5.4	Zinc

Zinc powder will be used in the Merrill-Crowe process as a reducing agent to precipitate dissolved gold and silver from the clarified pregnant leach solution. Zinc is added after deaeration, where oxygen is removed to improve precipitation efficiency. The zinc reacts with the metal cyanide complexes to form solid gold and silver particles, which are then collected through filtration.

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Zinc will be stored in a secure, dry area and metered into the process via dedicated feeders. Actual consumption will vary depending on metal tenor in solution.

14.5.5	Lead Nitrate

Lead nitrate (PbNO3) will be used in the Merrill-Crowe plant to improve the efficiency of precious metal precipitation. Lead nitrate will be added as a dilute solution directly to the pregnant solution prior to the addition of zinc. The typical concentration in the circuit is approximately 15 ppm, but this may be adjusted based on operating conditions and metallurgical performance.

14.5.6	Diatomaceous Earth

Diatomaceous earth (DE) will be used as a filter aid in the Merrill-Crowe plant to remove fine solids from the solution before dearation. DE enhances the formation of a precoat and improves cake permeability, helping to retain precipitated gold and silver particles while minimizing blinding of the filter media.

DE will be added as a slurry to the filter feed tank or directly onto the filter surface prior to filtration. Estimated consumption is approximately 100 lb per filter batch, though usage rates may vary depending on solution clarity and precipitation load.

14.5.7	Flux

Fluxes will be added during doré smelting to facilitate the removal of base metal impurities in the form of slag. Typical flux components include silica sand, borax, and sodium carbonate (soda ash). Additional additives such as fluorspar or potassium nitrate (niter) may be used as required. Fluxes will be delivered in 50 lb bags.

14.5.8	Antiscalant

Antiscalant will be added to leach and strip solutions to prevent scaling in process pipelines and heap irrigation systems. The reagent will be delivered in 1 m3 tote bins and applied directly using variable-speed chemical metering pumps. Antiscalant will be added directly from the supplier tote bins into the pregnant and barren pumping systems using variable speed, chemical-metering pumps.

Table 14-6: Main Process Reagents and Consumables

Reagent	Area or Point of Addition	Dosage	Dosage unit
Sodium Cyanide	Leach, Barren Solution Pond & Merrill-Crowe	0.75	lb/ST
Lime	Heap Leach	4.0	lb/ST
Cement	Heap Leap – Agglomeration	1.0	lb/ST
Zn Dust, estimate	Merrill-Crowe	0.06	lb/Oz Au
		0.10	lb/Oz Ag
Lead Nitrate, estimate	Merrill-Crowe	15	ppm in preg sol’n
Diatomaceous Earth (DE), estimate	Merrill-Crowe	100	lb/filter batch
Melting Flux, estimate	Refining	0.02	lb/ST
Antiscalant, estimate	Process Water Pump, Barren Solution Pump	0.02	lb/ST

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14.6	Water Consumption

As with most mining operations, the project is designed to maximize water recycling wherever possible. Water is recovered from heap leach operations and other process circuits, with raw water used to offset losses due to evaporation, ore retention, and dust suppression. Additional raw water is also used for wet scrubbers and other utility services.

The Richmond Hill project is projected to require a total average of 472 gal/min of raw water makeup to sustain the operation. The actual requirement will fluctuate according to the season.

14.7	Blowers and Compressors

The design of the leach pad and mill facilities includes blowers and compressors to provide general plant air, leach, detoxification, dust control, and instrument air. A list of air equipment is given in Table 14-7 below.

Table 14-7: List of Blowers and Compressors for Supply Plant and Instrument Air

Equipment Tag	Service Area	Power, kW
100-CM-001	Primary Crusher Area Supply	56
200-BL-001	Lime Truck Offloading Blower	11
200-CM-001	Reclaim Area Supply & Dust Collectors	56
200-CM-002	Fine Crushing Area Supply & Dust Collectors	56
250-BL-001	Cement Truck Offloading Blower	11
900-CM-001	Merrill-Crowe Area Supply & Dust Collectors	56

14.8	Power Consumption

The total connected power load is 18,635 kW for the heap leach operation. The connected power, power demand, and annual demand in each process area is given in Table 14-8.

Table 14-8: Summary of Connected Power for Heap Leach Operations

Area	Description	Connected Load, kW	Demand, kW	Annual, kW
100	Primary Crushing	1,693	990	8,669,675
200	Fine Crushing	4,960	2,946	25,804,293
250	Agglomeration	371	220	1,928,341
300	Leach Pad Stacking	3,227	1,939	16,986,844
350	Heap Leach Pad & Ponds	651	303	2,653,381
400	Merrill-Crowe	3,387	1,621	14,197,795
500	Refinery	372	280	2,455,509
650	Water Systems	3,807	1,802	15,785,126
800	Reagents	26	16	142,079
900	Ancillary Facilities	141	98	857,082
Total		18,635	10,215	89,480,125

14.9	Control Systems

A crusher control room in the primary crusher area will be the operating and control center for the crushing plants.

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A central control room (CCR) will be inside the Merrill-Crowe Plant building. From the CCR control consoles, crushing, screening, material handling systems, reagents, pumping systems, aeration system, Merrill-Crowe plant, and utility systems will be monitored or controlled.

A computer room adjacent to the CCR will contain engineering workstations (EWS), a supervisory computer, historical trend system, management information systems (MIS) server, programming terminal, network and communications equipment, and documentation printers. This is primarily used for distributed control system (DCS) development and support activities by plant and control systems engineers.

Although the facilities are normally controlled from the CCRs, local video display terminals are selectively provided on the plant floor for occasional monitoring and control of certain process areas. Any local control panels that are supplied by equipment vendors will be interfaced with the DCS for remote monitoring or control.

14.10	Assay and Metallurgical Laboratories

A laboratory building has been provided for the capital cost estimate. Provision has been made for facilities that include sample receiving, sample drying, sample preparation, metallurgical laboratory, wet laboratory, and fire assay for mine and process plant samples.

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15	Infrastructure

The infrastructure at Richmond Hill has been developed to support and sustain mining and heap leaching operations. Key components of this infrastructure include an existing access road that ensures reliable transportation to and from the facility, as well as a stable grid power supply designed to meet the energy demands of continuous operations.

The site will include heap leach pads, engineered to accommodate ore processing in compliance with environmental and safety regulations, which are further discussed elsewhere within this report. Supporting this is a process plant equipped with the necessary technology to extract valuable minerals efficiently. Both the heap leach facility and the process plant are described in detail in Section 14. A range of ancillary buildings, including administrative offices, maintenance facilities, and storage units, further support the day-to-day operational requirements of the site.

This integrated infrastructure ensures that Richmond Hill is well-positioned to carry out mining and leaching activities effectively and sustainably.

15.1	Site Access Road

The primary access to the Richmond Hill Project site will be established via existing public roadways originating from Lead, South Dakota. This access route has been selected to leverage current infrastructure while minimizing environmental and logistical impacts.

From the city of Lead, the designated route will proceed southwest along U.S. Route 85—also known as the CanAm Highway—for approximately one mile, reaching the intersection with Nevada Gulch Road. From this point, the route will continue westward on Nevada Gulch Road for an estimated three miles until it intersects with Richmond Hill Road. The final leg of the route will follow Richmond Hill Road northward for approximately 3.5 miles, passing the existing Wharf Mine, and arriving at the Richmond Hill Project's security office.

All vehicular traffic, including personal vehicles, delivery trucks, and contractor transport, will be required to report to the security office for check-in prior to being granted access to the site. This measure is intended to maintain site security, monitor personnel movement, and ensure regulatory compliance.

The entire transportation of personnel, operational equipment, consumable materials, and construction-related machinery will be conducted via this primary access corridor. By utilizing a single, controlled entry route, the project will enhance site management efficiency, promote traffic safety, and support streamlined logistical operations throughout all phases of development and operation.

15.2	Power Supply

Electrical utility service is currently available at the Richmond Hill Project site, providing a foundational element for supporting future mining and processing operations. Electrical power for the site will be supplied by Black Hills Energy, a regional utility provider, through enhancements to the existing transmission infrastructure. These upgrades will ensure a reliable power supply capable of delivering up to 13 megawatts (MW) of electrical capacity—sufficient to meet the demands of mining, processing, and support facilities during both construction and full-scale operations.

The planned improvements will involve upgrades to the existing substation, as well as enhancements along the current transmission line corridor that extends from the substation to the Richmond Hill site. These upgrades will strengthen the system’s capacity and reliability, supporting continuous and stable power delivery. As part of the electrical infrastructure planning, provisions have also been made for the installation or enhancement of voltage regulators along the transmission line to maintain voltage stability across varying load conditions.

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In addition, the project design includes the re-routing of certain sections of overhead power lines that currently intersect proposed pit areas and process facilities. This reconfiguration is essential to prevent operational conflicts and ensure safety and accessibility throughout the site.

All anticipated costs associated with these electrical infrastructure improvements have been incorporated into the Project’s Capital and Operating Cost Estimates. These proactive planning measures reflect the Project’s commitment to maintaining a robust and efficient energy supply while aligning with regulatory requirements and operational needs.

15.3	Project Buildings

A dedicated truck shop is planned for operations to the west of the heap leach facility and to the south of the open pits, in close proximity to the property's main access point and the administrative facilities. This strategic location has been selected to optimize logistical efficiency and to ensure seamless connectivity between key operational zones.

Immediately to the south of the proposed truck shop, a fuel island will be constructed to facilitate convenient refueling of heavy equipment and haul trucks, minimizing downtime and enhancing operational productivity. The administrative building will house designated safety and training areas, providing a centralized location for workforce orientation, ongoing training programs, and compliance with occupational health and safety standards.

Integrated within the truck shop complex will be offices for mine services personnel, ensuring close coordination between equipment maintenance, operational support, and field activities. Directly north of the truck shop, a laydown yard is proposed, which will serve as a staging and storage area for equipment, spare parts, and construction materials, further supporting maintenance and operational functions.

All pit areas will be connected to their respective waste rock dumps and maintenance facilities through a network of well-designed haul roads. These roads will be engineered to accommodate the movement of mining equipment, ensuring safe and efficient transportation of material across the site.

This planned infrastructure reflects a comprehensive approach to supporting the full scope of mining operations, with an emphasis on safety, efficiency, and long-term functionality.

15.3.1	Security Building at Access Gate

The site’s Security Building will be strategically located approximately half a mile inside the main access road from the southern property boundary. Positioned on elevated terrain, the building provides optimal visibility of incoming and outgoing traffic. This facility will serve as the primary control point for all site ingress and egress. A secure, monitored access gate will be integrated into the building's design to regulate and document all personnel and vehicle movement. Beyond this entry point, a continuous security perimeter fence will enclose all active operational areas to ensure site safety, protect personnel, and safeguard critical infrastructure.

15.3.2	Heap Leach Crushing Plant and Agglomeration

The crushing circuit infrastructure will consist of three dedicated buildings: the Primary Crushing Building, the Fine Crushing Building, and the Agglomeration Building. These structures will be engineered steel buildings, purpose-built to shelter the crushing and screening equipment from adverse weather conditions while ensuring operational reliability. Although uninsulated, each building will be fully enclosed on all four sides, with strategically positioned access points for maintenance personnel. These buildings will be designed to balance protection from environmental exposure with the necessary accessibility for equipment servicing and routine inspections.

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15.3.3	Merrill-Crowe Plant

Located directly east of the Phase 1 Heap Leach Pad, the Merrill-Crowe Plant will be a critical component of the gold and silver recovery process. Pregnant leach solution (PLS) from the heap leach pad will be conveyed to the plant for treatment. The recovery process will involve clarification and deaeration of the PLS, followed by zinc dust cementation—commonly known as the Merrill-Crowe process—to precipitate precious metals.

The facility will be housed within a fully insulated, engineered steel building designed to support year-round operation. The structure will incorporate all necessary process and refinery circuits, as well as auxiliary amenities including office space, a break/lunch room, and gender-separated locker and restroom facilities. For operational flexibility, the building will be equipped with two roll-up doors to allow access for forklifts and maintenance vehicles, along with multiple man doors for personnel entry. A secure, restricted-access man door and armored vehicle roll-up door will be provided for the refinery area to ensure controlled movement of valuable materials. The plant will also be equipped with required safety infrastructure, including eyewash stations, emergency showers, and comprehensive fire protection systems.

15.3.4	Administration Building

The Administration Building will be situated just beyond the Security Building along the main site access road. This modular complex will be constructed from fifteen (15) 12’ x 60’ mobile units, professionally assembled into a cohesive, functional facility. The layout will be divided to accommodate a wide variety of uses, including administrative offices, project coordination spaces, and general management operations. Dedicated areas will be included for a large conference room and a fully equipped training room, allowing for on-site meetings, workforce development sessions, and regulatory training.

15.3.5	Truck Shop Building

Continuing northwest along the main access road, the Truck Shop will be located just beyond the Truck Wash and the Fueling Station. This state-of-the-art maintenance facility will measure 300 ft by 100 ft and will include six (6) service bays, two of which will be specially equipped with embedded rails to accommodate tracked vehicles and loaders with tire chains.

The facility will also house the Mine Warehouse, which will be situated at the ground floor opposite the service bay area. This warehouse will serve as a centralized storage hub for parts, tools, and consumables required for equipment maintenance. Adjacent to the warehouse, the Mine Services Office and a dedicated light vehicle maintenance bay will be constructed to streamline operations and facilitate the upkeep of support vehicles used across the site.

15.3.6	Laboratory

The Laboratory will be housed in a purpose-built, stand-alone building located in close proximity to the Merrill-Crowe Plant to allow for efficient sample analysis and process support. The facility will be equipped with specialized systems including fume scrubbers, acid containment structures, and dust collection units to ensure safe and compliant handling of chemical reagents and analytical samples. The lab will also be outfitted with state-of-the-art equipment necessary for assay testing and metallurgical analysis.

In addition to its technical functions, the laboratory building will include office space, restrooms, and change facilities, providing a safe and comfortable working environment for laboratory personnel.

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15.4	Water Management Infrastructure

15.4.1	Water Supply

Initial water supply for the project will be sourced from an existing groundwater monitoring well. As the project advances, water sourced from the pit dewatering will provide necessary water supply to the project in an effort to reduce the overall water volume delivered to the water treatment plant (WTP).

15.4.2	Surface Water Management

The proposed mine is located on Richmond Hill, generally along a north – south watershed divide. The area naturally drains to both the west and east. The west side of the site drains into Cole Creek and Cleopatra Creek, which flow into Spearfish Creek. The east side of the site drains via several unnamed streams that flow into False Bottom Creek.

As the pit and other mine infrastructure is located at the top of Richmond Hill, surface water management for the mine is relatively simple. The surface water management system will segregate contact and non-contact water. Due to the nature of the mine location minimal surface water inflows are present, requiring minimal non-contact water diversion needs. The system will be designed to contain and process all contact water, provide consistent water supply for ore processing, and accommodate storm events.

The water management system will include the following components:

•	Non-contact water diversion ditches
•	Contact water collection ditches
•	Culverts
•	Pumps / Lined Storage Ponds

Figure 15-1 presents the proposed water management features at the end of mine life. Note that the pump locations within the pit are approximate and will be determined based on pit phasing and mining activity.

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Figure 15-1: End of Mine Life Surface Water Management

Further analysis and design should include the following:

•	Sizing of ditches, pumps and culverts.
•	Varied layouts for each pit phase.
•	Pipeline routing and sizing from pumps to the (WTP).
•	Minor modifications to pit design to eliminate the need for the various short collection ditches.
•	The runoff analysis should be revised to vary based on pit phasing.

15.4.3	Ground Water Management

Hydrogeological conditions within the open pit are described in Section 14. The contact water captured within the pit sumps will be pumped to the surface water management system and piped to the WTP for treatment and discharge.

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15.4.4	Water Treatment

Historical water quality information obtained from the retention pond at the reclaimed Richmond Hill mine indicates that the contact water for the project will include elevated total dissolved solids (TDS) including elevated metal content and sulfate. It is anticipated that active water treatment will be required to meet effluent discharge standards utilizing reverse osmosis (RO) methods. The WTP will be located adjacent to the existing water treatment plant, which would be decommissioned once the new plant is operational. The WTP will process both surface water and groundwater to meet effluent discharge standards along with an aeration cycle prior to discharge.

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16	Market Studies

The proposed flowsheet for the Richmond Hill gold project produces a finished product of doré, which is a highly marketable product with numerous refining options. The Initial Assessment assumes a 99.90% payability for gold and a refining charge of $10 per ounce of gold, and payability of 99.00% for silver.

The Initial Assessment cash flow uses a base case gold price of $2,350 per ounce. In determining a reasonable base case gold price, the Company has reviewed and considered: 1) the 36-month trailing average gold price; 2) the consensus forecast prices from analysts; and 3) the current price of gold.

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17	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

Please note that the information in this chapter may change once a new Dakota Gold mine plan is in place.

From an environmental and permitting standpoint, the proposed Project is making steady progress. Analysis is required to satisfy state permits administered by the SDDANR.

17.1	Baseline Environmental Study Requirements

Baseline conditions need assessment, and a sampling plan have been developed to review the project and requisite environmental analysis and baseline resource inventories. The detailed baseline sampling plan, including a socioeconomic impact study plan and cultural resource study plan, currently underway for the project. Meetings were held with SDDANR and South Dakota Game, Fish, and Parks (SDGFP) to review the Project and baseline sampling plan in March and April of 2025.

Baseline environmental studies necessary to satisfy State laws and regulations and County regulations for the SDDANR Large Scale Mine Permit Application and Lawrence County CUP Application include the following study categories:

•	Geology and Geochemistry
•	Surface Water Hydrology and Water Quality
•	Groundwater Hydrogeology and Water Quality
•	Air Quality
•	Meteorology
•	Soils
•	Vegetation
•	Wetlands
•	Wildlife
•	Aquatic Resources
•	Cultural Resources
•	Sound / Noise
•	Visual Resources
•	Socioeconomics

These studies will begin to provide data that will inform several future permit applications, operating plans, and a reclamation plan.

Additional studies, such as geotechnical stability, blasting vibration, and water treatment, may also be required under the discretion of the SDDANR. The Lawrence County CUP application requires operational information and a socioeconomic impact assessment. Other non-environmental permit requirements are listed in Section 3.

Dakota Gold has retained multiple third-party specialists to conduct the necessary baseline analysis and provide reporting for SDDANR and Lawrence County reviews. As of the effective date of this IACF, Dakota Gold has scheduled several baseline evaluations; most field work will be conducted beginning in the spring 2025 and concluding in mid-2026. With the exception of kinetic geochemical testing, Dakota Gold forecasts that all other baseline studies will be completed by late 2026, facilitating the preparation of the Notice of Intent and Request for Determination of Special, Exceptional, Critical or Unique Lands for submittal to the SDDANR in the fourth quarter of 2026. After that time, the remaining environmental studies and operational/reclamation plans will be completed and Dakota Gold will initiate state and county permitting for the Project.

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17.2	Results of Environmental Studies

In the 1980s and 1990s, considerable environmental baseline information was collected to support historical mine permitting and reclamation and closure activities. This information, along with new and additional or updated data, will be required to support future mine development and permitting efforts.

Surface water quality and flow monitoring programs have been in place near Richmond Hill since the early 1980s. Many historical surface water monitoring locations have been discontinued from Barrick’s Richmond Hill monitoring program following reclamation activities. Surface water monitoring in 2024 occurred at eight locations (including: #001, FD-1, #004, FD-2, OEA-1, OEA-3B, Waste Dump Toe, and Retention Pond Below).

Groundwater quality and groundwater level monitoring programs have been in place at Richmond Hill since at least 1988. Many wells have been discontinued from the Barrick Richmond Hill monitoring program as part of the closure and restoration of the Richmond Hill Mine. Ongoing groundwater monitoring has continued near the former pit, waste dump, and process areas (Figure 17-1). Groundwater monitoring wells sampled in 2024 include: MW-9B, MW-14, MW-17, MW-19, MW-20, and MW-24 through MW-30. At least the last 5 to 10 years of data for the historical Richmond Hill LP3MW, South Gulch monitoring wells will be presented in the large-scale mine permit application and the baseline groundwater report.

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Maurice Gulch
Spearfish Creek
Rubicon Gulch
Cleopatra Creek
Long Valley
MW-14
LP3MW
MW-24
MW-30
MW-25
MW-26
MW-27
MW-28
MW-17
MW-29
MW-20
MW-19
South Gulch
LEGEND
PROPOSED GROUNDWATER SAMPLING SITES
REDUCED PERMIT AREA
ROADS
RECLAIMED SPRUCE GULCH WASTE ROCK FACILITY
RECLAIMED LEACH PADS 1 & 2
RECLAIMED LEACH PAD 3
RECLAIMED ENGINEERED PIT BACKFILL FACILITY (PIT IMPOUNDMENT)
HAUL ROAD
RECLAIMED V-NOTCH AREA
RECLAIMED TURNAROUND AREA
RECLAIMED FORMER LAND APPLICATION AREA
0 900 1,800 3,600
Feet
SOURCE: Base Map from the South Dakota Geological Survey
Sample Locations from the LAC Minerals 2013 Annual Water Quality Report

| FIGURE | DESIGNED | TFC |
|---|---|---|
| 5 | DRAWN | TFC |
| | CHECKED | |
| | DATE | May 15, 2015 |
| | TIME | 12:00 pm |

**PROPOSED GROUNDWATER SAMPLE LOCATIONS**

RICHMOND HILL MINE

CENTRAL CITY, SOUTH DAKOTA

Environmental Resources Management

ERM

| REVISION | DESCRIPTION | DATE |
|---|---|---|

Figure 17-1: Proposed Groundwater Sample Locations

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Historically, various wildlife inventories, including game bird, raptor, and breeding bird nest surveys, have been performed on Richmond Hill Mine property and adjacent lands (typically within a 0.5-mile buffer around the property boundary), including standard surveys and incidental sightings. Except for small-scale wildlife surveys (totaling approximately 596 acres) for exploration drilling projects in 2022, 2023, and 2024, few wildlife surveys have been conducted for the mine since the mid 90s with the cessation of mining and completion of reclamation activities.

Baseline aquatic biological monitoring for the Richmond Hill Mine began in 1985 by OEA Research, and from 1991 through 2016, annual monitoring was performed by KNK Aquatic Ecology (2006) and GEI Consultants, Inc. (2007-2017, 2023). Aquatic resources at Barrick’s Richmond Hill Mine are currently monitored and analyzed following the 2017 Aquatic Biological Monitoring Plan with sites on Cleopatra Creek and Rubicon Gulch and a reference site at Labrador Gulch. Within the 2017 plan, GEI summarized current conditions for the streams sampled near the Richmond Hill Mine and compared the data to baseline conditions to evaluate the effects of past and current mining activities on aquatic biological resources (GEI, 2017). That report presented the pre-mining data collected in 1985 and 1986 compared to data collected from 2006 through 2016.

A Level I cultural resource records review was completed in March 2025, covering approximately 2,389 acres of Dakota Gold property plus a 1-mile study area buffer. A total of 24 previous cultural resource inventories have been conducted overlapping portions of the project area. Eight of the previous surveys are considered adequate, accounting for 790 acres, and the remaining 1,600 acres will receive a Level III pedestrian survey in 2025. The records search also revealed two known sites that are eligible for National Register of Historic Places (NRHP) listing, therefore SD SHPO will be contacted for determinations of eligibility and mitigation.

Dakota Gold also collects environmental information required to support planned exploration permitting and assist with reclamation of disturbed sites. Key environmental studies that have been completed by Dakota Gold to support exploration drilling permits include cultural resources, wildlife (specifically raptor nests and bat habitat), and special plant species. These studies are limited in extent to proposed exploration disturbance footprints.

17.3	Requirements and Plans for Waste Storage, Site Monitoring, and Water Management During Operations and After Mine Closure

Since the Richmond Hill Gold Mine is closed, requirements and plans during operations are not currently applicable; this section focuses on post-closure requirements and plans for the mine. Plans for the new Project, including general mine plans, overburden and spent ore disposal, monitoring, and water management during and after closure are being developed and will be included in future permit applications.

As part of LAC’s (now merged into Homestake) closure program at Richmond Hill Mine, all material classified as acid generating was removed from the Spruce Gulch waste dump and placed in truck compacted lifts back into the historical Richmond Hill mining area. In addition, the most reactive spent ore from Leach Pad 3 was also removed and placed in the former pit. Following placement, the material was capped with a multilayered capping system to minimize oxygen and water infiltration into the compacted potentially acid-generating material and to protect the capping system from erosion, bioturbation, and frost heaving. LAC used a similar capping system to remediate the spent ore material on the heap leach pads. LAC also added and mixed limestone into most of the Pad 3 material to mitigate potential Acid Rock Drainage (ARD) in that material.

In the future, all solid waste that may be generated at the site will be transported off site and disposed of at permitted facilities in accordance with all local, state, and federal regulations. This includes trash, debris, and building-demolition waste and rubble.

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Monitoring activities by Barrick at the current Richmond Hill site include monthly site inspections of the reclaimed acreage, as well as the water treatment operations and support facilities. Annual visual inspections of the leach pad and backfilled historical Richmond Hill mining area impoundment covers are carried out to monitor for stability, erosion control, and prevention of deep-rooting vegetation through the clay caps. Visual inspections also include observations of potential surface cracking, subsidence, stressed vegetation, and erosion rills or slumping of the impoundment covers.

Fencing and signage along the remaining highwalls and along mine access roads are routinely monitored and maintained, as needed, to restrict access and provide public safety. LAC annually completes an annual noxious weed treatment program at the site. Stormwater management structures are monitored and repaired as needed to prevent extensive erosion and sediment loading into surrounding drainages. LAC maintains a Stormwater Pollution Prevention Plan (SWPPP) as part of the surface-water discharge (SWD) permit for the site. The SWPPP ensures roads are graded and sediment-control structures are maintained at the site. Buildings are maintained as needed, and public access to them is restricted to LAC employees, their contractors, and upon request, to SDDANR. Site maintenance would be the responsibility of Dakota Gold once the Option is exercised.

Any potentially impacted water from the former process area, pit impoundment, or Spruce Gulch waste dump facility is actively managed by two on-site water management and treatment systems that have continued to operate throughout the post-closure period. The Spruce Gulch water management facility manages water from the former Spruce Gulch waste rock facility and South Gulch. The treated water is released into Spruce Gulch at the permitted SWD compliance point. The process-area water management facility manages water from the reclaimed leach pads and stormwater pond. This water may be treated in one of three ways before being released to the permitted SWD compliance point. The first treatment option is reverse osmosis (RO) with additional biological treatment. The second option is biological treatment without RO. The third treatment option is biological treatment and chemical precipitation.

Continued water treatment at these sites would be the responsibility of Dakota Gold once the Property is purchased. The associated costs are subject to post-closure bonding, the obligation for which would be assumed by Dakota Gold upon exercise of the Option.

LAC also performs surface water and groundwater quality monitoring and aquatic biological monitoring consistent with the Hydrologic Monitoring Plan. The Hydrologic Monitoring Plan includes monitoring of 13 groundwater wells and 10 surface-water locations to assess water quality and trends in pH, sulfate, and metal concentrations. “Sentinel” monitoring locations are positioned at surface-water and groundwater flow locations downgradient of the historic operations areas (i.e., backfilled mining area, Spruce Gulch, and leach pads) and are representative of the water quality in those locations. A post-closure Groundwater Quality Contingency Plan has been implemented that identifies site-specific performance criteria that LAC uses for triggering additional actions if water quality at defined sentinel monitoring locations indicates a potential change in groundwater conditions that could cause an exceedance of surface-water quality standards at permitted discharge points. Aquatic biological monitoring continues to be conducted in Cleopatra Creek, Labrador Gulch, and Rubicon Gulch in accordance with the SWD permit. The Aquatic Biological Monitoring Plan stipulates that LAC performs this monitoring every five years until 2032, at which time aquatic biological monitoring will be discontinued. All site monitoring would be the responsibility of Dakota Gold once the property is purchased.

The leach pad and backfilled historical Richmond Hill mining area impoundment covers have met or exceeded original design specifications for limiting infiltration.

17.4	Project Permitting Requirements, Permit Application Status, and Requirements to Post Performance or Reclamation Bonds

Project permit requirements and status are summarized in Section 3.

LAC has posted the Post-Performance and Reclamation bonds required by the SDDANR for SMP No. 445, and the SDDANR has updated bonds as required. Maintenance of the bonds would be the responsibility of Dakota Gold once the Option is exercised.

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South Dakota Board of Minerals & Environment (SDBME) required the face value of the surety bond for 2025 that serves as the post-closure financial assurance to be $41,773,222. This was adjusted upwards from $30,838,220 (2022) based on increases in the assumed rate of inflation by SDBME.

Dakota Gold has posted the necessary state-wide reclamation bond of $100,000 for Exploration Notices of Intent (EXNI) issued by the SDDANR.

17.5	Mine Closure, Remediation, and Reclamation Plans, and Associated Costs

The Richmond Hill Gold Mine is currently inactive and mostly reclaimed, except for water treatment facilities, as shown in Figure 17-2. Water treatment continues to be conducted at the former Spruce Gulch waste rock disposal site to treat water emanating from Spruce Gulch and South Gulch, and at the former process area to treat seepage from the closed leach pads. LAC received a replacement RO unit for the water treatment plant in September 2023 which was operational in 2024. The new RO unit is smaller, more efficient, and can treat water at cooler temperatures. Water treatment will be required at these sites until water quality effluent limits and water quality standards are met pursuant to the Richmond Hill permits and South Dakota laws and regulations. If Dakota Gold exercises the option to purchase the property, continued water treatment at the Spruce Gulch waste rock disposal site would be their responsibility.

Additionally, if Dakota Gold elects to move forward with the project and redevelop the mining operation, a new mine closure plan and standard reclamation cost estimate (RCE) would be developed and submitted to the appropriate state regulatory agencies. Proposed reclamation for the project would include management of three primary mining areas, three heap leaches, overburden storage stockpiles, developed roadways, facilities, additional disturbance adjacent to facilities, and short- and long-term water monitoring.

The Richmond Hill reclamation and closure plan would include:

•	Concurrent backfilling and grading of three primary mining areas.
•	Overprinting of mining areas for two of three heap leaches.
•	Decommissioning, drain down, and regrading of the three heap leaches.
•	Decommissioning of surface infrastructure and roadways.
•	Dismantling of all facilities, with sales/recycling of assets and disposal of waste.
•	Final scarification, grading, and revegetation of all disturbance areas.
•	Post-closure groundwater monitoring.

This approach with concurrent reclamation would result in minimal post-reclamation landform impacts and is anticipated to be completed within five years of ceasing operation. Post-reclamation monitoring, including groundwater quality, storm water management, and revegetation success, would be designed to meet State requirements and would be continued for up to ten years following reclamation.

Current mining regulations require that financial guarantees cover all reclamation costs including dismantling of facilities, abandonment of roadways, regrading and revegetation of disturbed areas, and water monitoring. The amount of the guarantee, which is in the form of a surety bond, corresponds to the total estimated costs for the reclamation of the entire mine site. The RCE would be developed using average costs based on the Nevada Standardized Reclamation Cost Estimator (SRCE Version 2.0) and includes direct and indirect costs, contingency, and post-reclamation monitoring assuming third-party costs.

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Figure 17-2: LAC’s Reclamation Liability Release Map (SDBME, 2016)

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17.6	Plans, Negotiations, or Agreements with Local Individuals or Groups

Other than a pending offer to a surface right owner and coordination with surface rights owners, and general plans regarding permitting strategy or land position, Dakota Gold does not have any current plans, negotiations, or agreements with local individuals or groups. Depending on how the mine plan develops, waivers may be required from adjacent landowners to waive the 500-ft surface disturbance buffer required by Lawrence County.

17.7	Qualified Person’s Opinion on the Adequacy of Current Plans to Address Any issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups

The QP is of the opinion that the environmental studies, permitting, and social aspects of the project are being appropriately managed and planned to support the proposed mine and mineral processing operation on Dakota Gold’s claims.

Dakota Gold will continue to work with state and local agencies to ensure that all permitting will be sufficient to ensure that future mining and processing will be conducted in accordance with all applicable regulations. Additionally, Dakota Gold will develop community engagement plans to identify and ensure an understanding of the needs of the surrounding communities and to determine appropriate programs for addressing those needs.

The QP is of the opinion that the adequacy of the current plans and any potential issues should not prevent the Richmond Hill Gold Project from becoming a mine, especially given that the adjacent Wharf Mine owned by Coeur Mining has been in continuous operation for over 40 years and further considering the history of mining activity in the Homestake District.

17.8	Descriptions of Any Commitments to Ensure Local Procurement and Hiring

Dakota Gold is committed to hiring and procurement from the local community, prioritizing the city, region, and state, followed by out-of-state and out-of-country.

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18	Capital and Operating Costs

Capital and operating costs were estimated for the IA study by RESPEC (mine development), M3 (process plant, site development, power transmission and distribution, and ancillaries), and Welsh Hagan (heap leach facilities). Table 18-1 shows the estimated capital costs for the project under the M&I case. Table 18-2 shows the estimated capital costs for the project under the MI&I case.

Table 18-1: Capital Cost Summary for M&I Case

Category	Units	Initial	Sustaining	Total
Ore Preparation (Crush, Agglomerate, Stack)	K USD	$83,533	$0	$83,533
Heap Leach Pad & Ponds	K USD	$23,324	$80,700	$104,025
Merrill Crowe & Refinery	K USD	$22,662	$0	$22,662
Process Support Systems (Water, Reagents, Power)	K USD	$18,955	$0	$18,955
Ancillaries	K USD	$24,711	$0	$24,711
Freight	K USD	$7,793	$888	$8,681
Sub-Total Direct Cost (Process Plant & Support)	K USD	$180,978	$81,588	$262,567
Contractor Indirect Costs	K USD	$22,100	$16,242	$38,342
EPCM	K USD	$30,462	$14,675	$45,136
Vendor Support & Spare Parts	K USD	$5,725	$0	$5,725
Contingency	K USD	$52,650	$28,126	$80,776
Owner's Costs, Including First Fills	K USD	$17,746	$7,826	$25,572
Water Treatment Plant	K USD	$25,000	$0	$25,000
Sub-Total Indirect Cost (Process Plant & Support)	K USD	$153,682	$66,869	$220,551
Sub-Total Process Plant	K USD	$334,661	$148,457	$483,118
Sub-Total Mine Capital (RESPEC)	K USD	$49,428	$71,163	$120,591
TOTAL CAPITAL COST	K USD	$384,088	$219,620	$603,708

Table 18-2: Capital Cost Summary for MI&I Case

Category	Units	Initial	Sustaining	Total
Ore Preparation (Crush, Agglomerate, Stack)	K USD	$83,533	$0	$83,533
Heap Leach Pad & Ponds	K USD	$23,324	$80,700	$104,025
Merrill Crowe & Refinery	K USD	$22,662	$0	$22,662
Process Support Systems (Water, Reagents, Power)	K USD	$18,955	$0	$18,955
Ancillaries	K USD	$24,711	$0	$24,711
Freight	K USD	$7,793	$888	$8,681
Sub-Total Direct Cost (Process Plant & Support)	K USD	$180,978	$81,588	$262,567
Contractor Indirect Costs	K USD	$22,100	$16,242	$38,342
EPCM	K USD	$30,462	$14,675	$45,136
Vendor Support & Spare Parts	K USD	$5,725	$0	$5,725
Contingency	K USD	$52,650	$28,126	$80,776
Owner's Costs, Including First Fills	K USD	$17,746	$7,826	$25,572
Water Treatment Plant	K USD	$25,000	$0	$25,000
Sub-Total Indirect Cost (Process Plant & Support)	K USD	$153,682	$66,869	$220,551
Sub-Total Process Plant	K USD	$334,661	$148,457	$483,118
Sub-Total Mine Capital (RESPEC)	K USD	$48,718	$84,106	$132,824
TOTAL CAPITAL COST	K USD	$383,379	$232,563	$615,942

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Table 18-3 shows the estimated operating costs for the LOM of the project under the M&I case. Operating costs were estimated at $2.0 billion for the LOM. This is equivalent to $10.73 per ton processed or $764 per ounce of payable gold.

Table 18-3: Operating Cost Summary for M&I Case

		Production Cost
Category	K USD	$ / ton	$ / Au oz
Mining Costs	$887,322	$4.78	$341
Process Plant	$874,490	$4.71	$336
G&A	$201,722	$1.09	$77
Refining	$26,068	$0.14	$10
TOTAL OPERATING COST	$1,989,602	$10.73	$764

Table 18-4 shows the estimated operating costs for the project LOM under the MI&I case. Operating costs were estimated at $3.3 billion for the LOM. This is equivalent to $10.82 per ton processed or $924 per ounce of payable gold.

Table 18-4: Operating Cost Summary for MI&I Case

		Production Cost
Category	K USD	$ / ton	$ / Au oz
Mining Costs	$1,464,004	$4.85	$414
Process Plant	$1,427,042	$4.73	$404
G&A	$332,248	$1.10	$94
Refining	$39,856	$0.13	$11
TOTAL OPERATING COST	$3,263,151	$10.82	$924

18.1	Process Capital

18.1.1	Process Capital Cost Summary

The process plant costs are comprised of costs for the process facilities, infrastructure development, power systems and ancillaries. The direct costs are developed from labor, materials, plant equipment, sub-contracts, construction equipment, and freight. Indirect costs are applied to the direct costs to account for items such as: construction support; engineering, procurement, and construction management (EPCM); vendor support during specialty construction and commissioning; spare parts; contingency; and owner’s costs. Together, the direct and indirect costs form the capital costs.

The process plant includes the Merrill-Crowe plant, as well as the refinery and reagents. The ancillaries include components such as the truck shop and warehouse, truck wash, laboratory, mine dry, and the fuel station.

Indirect costs were then calculated following industry accepted methodologies, including application of contingency based on the completed level of design on a scope or individual work type basis. The agglomerate contingency for the process plant is estimated at 22% of total contracted cost. This is a combination of 15% contingency for plant equipment, where budgetary quotes were sourced for the main components, and 25% contingency for all other cost components. Total contracted costs include all process plant direct costs, plus construction support costs, EPCM costs, vendor support costs, and spare parts costs. First fills were calculated by M3. Owner’s Costs were developed in collaboration with Dakota Gold.

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Process plant capital costs were independently developed, and all capital cost estimates are based on the purchase of new equipment.

The total evaluated project cost is projected to be in the accuracy range of -25%/+30%. The process plant capital is the same for the M&I case as well as the MI&I case, as the nominal annual production rates are essentially equivalent. Regarding the design of the process plant, the primary difference between the M&I and the MI&I cases are the overall years of plant operation.

Table 18-5: Initial Capital Process Plant Cost Summary

Category (all costs are in USD 1,000)	Plant Equip.	Material	Labor	Sub Contract	Const. Equip.	Total
General Site	$0	$1,889	$1,319	$0	$484	$3,692
Primary Crushing	$5,754	$5,579	$4,743	$0	$1,144	$17,219
Fine Crushing	$23,179	$11,742	$9,187	$0	$1,279	$45,387
Agglomeration	$3,976	$1,490	$823	$0	$97	$6,386
Heap Stacking	$9,145	$2,963	$2,276	$0	$157	$14,541
Heap Leach Pad & Ponds	$493	$4,999	$10,096	$0	$7,737	$23,324
Merrill Crowe	$8,443	$5,441	$3,678	$0	$648	$18,209
Refinery	$2,735	$901	$742	$0	$75	$4,453
Water Systems	$3,366	$1,047	$1,092	$0	$192	$5,697
Power Systems	$4,850	$1,020	$396	$1,000	$29	$7,296
Reagents	$423	$792	$910	$0	$145	$2,270
Ancillaries	$3,991	$11,824	$5,036	$0	$3,860	$24,711
Freight	$5,308	$2,484	$0	$0	$0	$7,793
Sub-Total Direct Cost (Process Plant)	$71,663	$52,171	$40,298	$1,000	$15,847	$180,978
Construction Support (inc. Mobilization)						$22,100
Engineering, Procurement, & Const. Mgmt.						$30,462
Vendor Support & Commissioning						$3,734
Spare Parts (Capital, Commissioning)						$1,991
First Fills						$1,500
Contingency						$52,650
Owner's Cost						$16,246
Water Treatment Plant						$25,000
Sub-Total Indirect Cost (Process Plant)						$153,682
TOTAL CAPITAL COST (Process Plant)						$334,661

18.1.2	Freight

Estimates for equipment and material freight costs are based on bulk freight loads and have been estimated at 8% of the equipment cost and 5% of the material cost.

18.1.3	Construction Support

Contractor labor indirect costs and contractor non-labor are included 20.5% and 12.8% of the total direct labor hours times an average rate of $58.21 per hour. Services required through construction execution are included at $2.62 million.

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18.1.4	EPCM

Engineering, procurement, and construction management is included at 15% of total constructed cost (TCC) for the process plant scope. This includes project management and administration, project services, project controls, and EPCM fee, temporary construction facilities, and temporary construction power.

18.1.5	Vendor Support

Vendor supervision of specialty construction is included at 1.5% of plant equipment supply costs. Vendor pre-commissioning is included at 0.7% of plant equipment supply costs. Vendor commissioning is included at 0.7% of plant equipment supply costs.

Commissioning is included at 1% of Total Direct Field Costs.

18.1.6	Spare Parts

Capital spare parts are included at 2.0% of plant equipment supply costs. Commissioning spare parts are included at 1.0% of plant equipment supply costs. Two-year operating spare parts are excluded.

18.2	Owner’s Costs

Owner’s Costs were developed in collaboration with Dakota Gold. The Owner’s Costs include items such as salaries and wages for the project personnel, housing, and accommodations for owner’s team during project development, transportation for owner’s team during project development, owner’s team vehicles, office services, and travel during project development. There is also an allowance for external services, such as geotechnical investigation and permit support.

The Owner’s Costs are estimated at 8% of Total Constructed Cost.

18.3	HLF and Associated Infrastructure, Water Management, and Closure Capital Costs

18.3.1	Unit Rates

Unit rates were estimated using a combination of the following:

•	Supply vendor quotes for specific materials such as piping and geosynthetics.
•	Contractor labor rates built up using South Dakota Prevailing Wages, with additional factors to account for per diem rates (given the remote project site), estimated contractor markup, a small hand tool allowance, and a separate tax for the contractor’s labor.
•	Production rates for each unit rate were calculated based on similar project experience and estimates of contractors’ unit rates. The Caterpillar Performance Handbook Edition 49 was refenced for equipment specifications and capabilities.

18.3.2	Quantities/Material Take-Offs

The CAPEX is quantity-based using engineering-derived material take-off (MTO) quantities from the IA-level designs. The MTO was generated from AutoCAD Civil 3D design surfaces, as well as typical layouts, sections, and details developed for this project.

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This estimate includes site preparation, earthworks, geosynthetics, piping, and associated surface water management infrastructure such as diversions, sediment ponds, and applicable erosion protection measures. Additional allowances have been made for indirect costs such as engineering, construction management, quality control, and surveying, as well as contractor costs to mobilize, demobilize, and provide temporary stormwater controls during construction.

18.4	Mining Capital Costs

Capital costs for this project represent the upfront investment needed to bring the operation to a state of production readiness, and continuing equipment purchases to either replace worn equipment or to meet the needs of the mine plan. Most of the capital costs associated with this project are due to equipment purchases in the form of Primary and Support equipment. Table 18-6 presents equipment purchase costs, while Table 18-10 presents equipment purchases by time period. Costs in the following section for mining are specific to the MI&I case. Refer to section 21 for costs for the M&I case.

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Table 18-6: Up Front Capital Costs

Primary Mining Equipment	Unit Cost	Assembly	Taxes	Total
Production Drill - CAT MD6250	$2,200,000		$136,400	$2,336,400
CAT 995 30-yrd Loader	$6,950,000		$430,900	$7,380,900
Cat6040 - 22 cu m Hyd. Shovel	$6,500,000		$403,000	$6,903,000
Cat 785 150-ton Haul Trucks	$2,900,000		$179,800	$3,079,800
Support Equipment
600 HP Dozer (D10)	$2,300,000		$142,600	$2,442,600
680 HP RTD (844)	$2,500,000		$155,000	$2,655,000
18' Motor Grader (D18)	$1,690,000		$104,780	$1,794,780
Water Truck - 20,000 Gallon	$1,935,700		$120,013	$2,055,713
Truck and Lowboy	$5,661,177		$350,993	$6,012,170
4.7-7.3 cu yd backhoe	$1,561,400		$96,807	$1,658,207
Pit Pumps (1,450 gpm)	$55,100		$3,416	$58,516
132-ton Crane	$1,354,000		$83,948	$1,437,948
Flatbed	$86,900		$5,388	$92,288
Blasting
Skid Loader	$100,400		$6,225	$106,625
Mine Maintenance
Lube/Fuel Truck	$950,000		$58,900	$1,008,900
Mechanics Truck	$333,300		$20,665	$353,965
Tire Truck	$423,400		$26,251	$449,651
Other Mine Capital
Light Plant	$15,500		$961	$16,461
Explosives Storage Site Prep	$75,000			$75,000
ANFO Storage Bins	$83,800	$41,900	$5,196	$130,896
Powder Magazines	$11,400	$2,280	$707	$14,387
Cap Magazine	$6,100	$1,220	$378	$7,698
Mobile Radios	$1,500		$93	$1,593
Shop Equipment				$750,000
Engineering & Office Equipment				$505,000
Water Storage (Dust Suppression)				$20,000
GPS Stations and Survey Equipment				$150,000
Unspecified Miscellaneous Equipment				$500,000
Dispatch				$833,600
Mine Shop				$5,637,000
Ambulance & Fire Equipment	$150,000			$150,000
Critical spares	$1,000			$1,000

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Table 18-7: Equipment Costs by Year

Primary Mining Equipment	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Total
Production Drill - CAT MD6250	#	2	-	-	-	-	-	-	-	-	-	-	2
CAT 995 30-yrd Loader	#	1	-	-	-	-	-	-	-	-	-	-	1
Cat6040 - 22 cu m Hyd. Shovel	#	1	-	-	-	-	-	-	1	-	-	-	2
Cat 785 150-ton Haul Trucks	#	8	-	-	-	-	-	1	3	4	-	-	16
Support Equipment
600 HP Dozer (D10)	#	2	-	-	-	-	-	-	-	-	-	-	2
680 HP RTD (844)	#	1	-	-	-	-	-	-	-	-	-	-	1
18' Motor Grader (D18)	#	2	-	-	-	-	-	-	-	-	-	-	2
Water Truck - 20,000 Gallon	#	2	-	-	-	-	-	-	-	-	-	-	2
Truck and Lowboy	#	1	-	-	-	-	-	-	-	-	-	-	1
4.7-7.3 cu yd backhoe	#	1	-	-	-	-	-	-	-	-	-	-	1
Pit Pumps (1450 gpm)	#	3	-	-	-	-	-	-	-	-	-	-	3
132-ton Crane	#	1	-	-	-	-	-	-	-	-	-	-	1
Flatbed	#	2	-	-	-	-	-	-	-	-	-	-	2
Blasting
Explosives Truck	#	1	-	-	-	-	-	-	-	-	-	-	1
Skid Loader	#	1	-	-	-	-	-	-	-	-	-	-	1
Mine Maintenance
Lube/Fuel Truck	#	1	-	-	-	-	-	-	-	-	-	-	1
Mechanics Truck	#	2	-	-	-	-	-	-	-	-	-	-	2
Tire Truck	#	1	-	-	-	-	-	-	-	-	-	-	1
Other Mine Capital
Light Plant	#	4	-	-	-	-	-	-	-	-	-	-	4
Explosives Storage Site Prep	#	1	-	-	-	-	-	-	-	-	-	-	1
ANFO Storage Bins	#	1	-	-	-	-	-	-	-	-	-	-	1
Powder Magazines	#	1	-	-	-	-	-	-	-	-	-	-	1
Cap Magazine	#	1	-	-	-	-	-	-	-	-	-	-	1
Mobile Radios	#	33	-	-	-	-	-	1	3	4	-	-	41
Shop Equipment	#	1	-	-	-	-	-	-	-	-	-	-	1
Engineering & Office Equipment	#	1	-	-	-	-	-	-	-	-	-	-	1
Water Storage (Dust Suppression)	#	1	-	-	-	-	-	-	-	-	-	-	1
Base Radio & GPS Stations	#	1	-	-	-	-	-	-	-	-	-	-	1
Unspecified Miscellaneous Equipment	#	1	-	-	-	-	-	-	-	-	-	-	1
Dispatch	#	-	1	-	-	-	-	-	-	-	-	-	1
Shop Building	#	1	-	-	-	-	-	-	-	-	-	-	1
Ambulance & Fire Equipment	#	1	-	-	-	-	-	-	-	-	-	-	1
Critical Spares	#	631	405	-	-	230	-	-	-	-	-	-	1,266

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Table 18-8 represents total capital costs by year. Pre-production is shown as operating costs however this is split out in the financial analysis as capital costs.

For the first 5 years of mine life, equipment is planned to be purchased using a finance lease, meaning that the equipment will be financed for 5 years, after which a purchase option will be exercised. The principal for these leases is included as a capital expense, while interest is included as an operating cost.

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Table 18-8: Capital Costs by Year

Mine Op Capital Summary	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Primary Equipment	K USD	$9,853	$6,052	$6,527	$7,039	$7,592	$6,534	$3,080	$16,142	$12,319	$-	$-	$-	$75,137
Support Equipment	K USD	$7,495	$3,221	$3,474	$3,747	$4,041	$2,731	$-	$-	$-	$-	$-	$-	$24,710
Blasting Equipment	K USD	$107	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$107
Mine Maintenance Equipment	K USD	$2,166	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$2,166
Other Mine Capital	K USD	$8,689	$1,239	$-	$-	$230	$-	$2	$131	$6	$-	$-	$-	$10,297
Total Mine Capital	K USD	$28,310	$10,511	$10,001	$10,786	$11,863	$9,265	$3,081	$16,274	$12,326	$-	$-	$-	$112,417

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18.5	Process Operating Cost Summary

Process operating costs have been estimated by M3 from first principles. Labor costs were estimated using project specific staffing, salary and wage, and benefit requirements. Unit consumptions of materials, supplies, power, and delivered supply costs were also estimated. LOM overall average processing costs are estimated at an average cost of $4.71 per ton for the M&I case and $4.73 per ton for the MI&I case.

Operating costs were estimated based on 2nd quarter 2025 US dollars and are presented with no added contingency based upon the design and operating criteria present in this Technical Report. Operating costs are considered to have an accuracy of +/- 25%.

The process operating costs presented are based upon the ownership of all process production equipment and site facilities. The owner will employ and direct all operating maintenance and support personnel for all site activities.

Operating costs estimates have been based upon information obtained from the following sources:

•	Project metallurgical test work and process engineering
•	Development of a detailed equipment list and demand calculations
•	M3 In-house data for reagent pricing
•	Experience with other similar operations

Where specific data do not exist, cost allowances have been based upon consumption and operating requirements from other similar properties for which reliable data exist.

18.5.1	Personnel and Staffing

Staffing requirements for process personnel have been estimated by M3 based on experience with similar-sized operations in the region. Total process personnel requirements are estimated at 75 persons for the crushing operation. Personnel requirements and costs are estimated at $9.44 million per year for the crushing operation.

18.5.2	Power

Power usage for the process and process-facilities was derived from estimated connected loads assigned to powered equipment from the mechanical equipment list. Equipment power demands under normal operation were assigned and coupled with estimated on-stream times to determine the average energy usage and cost. Power is available via transmission line connected to the South Dakota Power grid; the estimated power cost of $0.105/kWh, based on input from Dakota Gold.

18.5.3	Consumable Items

Operating supplies have been estimated based upon unit costs and consumption rates projected by metallurgical tests. Freight costs are included in all operating supply and reagent estimates. Reagent consumptions have been derived from test work and from design criteria considerations. Other consumable items have been estimated by M3 based on experience with other similar operations. Table 18-9 presents average consumptions for major consumables.

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Table 18-9: Process Consumables Average Annual Consumptions

Item	Form	Average Annual Consumption (tons)
Sodium Cyanide	Liquid at 30% NaCN by Weight	4,106
Lime	Bulk Delivery (20 tons)	21,900
Cement	Bulk Delivery (20 tons)	5,475
Antiscalant	Liquid Tote (IBC)	110
Zinc	1,000 lb Supersacks	208
Caustic	Liquid at 50% NaOH by Weight	164
Refinery Fluxes	Dry Solid Bags	110

Operating costs for consumable items have been distributed based on tonnage and gold production or smelting batches, as appropriate.

18.5.4	Maintenance

Annual maintenance costs have been included for the process facilities. The maintenance costs are estimated from the capital cost of the plant equipment at an allowance of 5% for parts repair or replacement. Maintenance labor is also included. The maintenance labor includes one maintenance supervisor, six mechanics, and s electricians. These personnel are included as part of the overall process personnel quantity. An allowance for outside repairs is also included at 10% of the maintenance parts allowance. The total annual maintenance is estimated at $5.32 million.

18.5.5	Supplies and Services

Estimates for supplies and services have been included for items such as lubricants, third-party services for the process plant, safety items, and minor supplies and tools outside of maintenance. The total annual supplies and services is estimated at $1.31 million.

18.5.6	Process Operating Cost Exclusions

The following operating costs are excluded from the process plant operating cost estimate:

•	G&A costs (see section below)
•	Access road and internal roads maintenance
•	Operating cost contingency
•	Escalation costs
•	Currency exchange fluctuations

18.6	G&A Costs

G&A costs were included based on benchmarks for similar-sized facilities in the surrounding region.

G&A costs are included at $11.9 million per year for each year of operation. This includes an estimate of 41 people, as well as an allowance for non-labor related expenses.

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18.7	Mine Operating Costs

Costs were built using a first-principles cost model, which is created from the ground up based on fundamental inputs. Mining costs have been estimated based on equipment hours required and equipment costs per hour, as well as personnel/labor costs, materials, and energy. The personnel costs are based on salaried and hourly personnel to provide engineering, survey, management, and geology support for the mine, as well as staffing crews required to conduct required mining activities. At the initial assessment stage, mine operating costs will have an accuracy of plus or minus 50%.

Consumables make up a large part of the mining cost. Consumables considered in the cost model include fuel, lubricants, drilling and blasting consumables, wear parts and Ground Engaging Tools (GET), safety and general supplies and maintenance and workshop supplies.

Mining costs by year are shown in Table 18-10. Note that these costs include rehandle of leach material from the pad to the pit during and after mine life. Also note that the interest for the assumed lease payments is included in the operating cost and add $0.03 /ton to the total mining unit cost.

Diesel costs are assumed to be $3.25 per gallon.

Costs in the following section for mining are specific to the MI&I case. Refer to section 24 for costs for the M&I case.

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Table 18-10: Mine Operations Cost Summary

Mine Op Cost Summary	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Mine General Service	K USD	$1,352	$2,296	$2,296	$2,296	$2,296	$2,296	$11,481	$11,481	$11,338	$10,055	$5,300	$141	$62,628
Mine Maintenance	K USD	$2,290	$3,716	$3,716	$3,721	$3,716	$3,716	$18,584	$20,235	$22,006	$19,930	$16,841	$1,431	$119,900
Engineering	K USD	$572	$821	$793	$793	$793	$793	$3,387	$1,853	$1,853	$1,853	$1,322	$83	$14,915
Geology	K USD	$107	$184	$184	$184	$184	$184	$919	$919	$919	$919	$444	$-	$5,149
Drilling	K USD	$1,003	$3,090	$2,878	$2,968	$3,104	$2,987	$14,142	$13,633	$14,431	$13,296	$5,955	$-	$77,489
Blasting	K USD	$2,250	$5,846	$5,397	$5,588	$5,875	$5,627	$26,455	$25,377	$27,068	$24,662	$10,920	$-	$145,065
Loading	K USD	$2,045	$6,494	$5,394	$5,268	$5,709	$5,291	$25,598	$39,058	$44,580	$41,599	$28,538	$1,647	$211,223
Hauling	K USD	$5,761	$18,071	$16,450	$15,366	$14,174	$14,013	$79,088	$112,366	$147,844	$136,956	$79,342	$4,199	$643,631
Mine Support	K USD	$4,023	$8,293	$8,289	$8,297	$8,285	$8,285	$40,595	$41,092	$41,035	$41,116	$38,652	$3,718	$251,681
Total Mining Cost	K USD	$19,402	$48,812	$45,397	$44,481	$44,135	$43,192	$220,251	$266,016	$311,076	$290,387	$187,315	$11,218	$1,531,681
Leased Equipment Interest	K USD	$1,006	$3,627	$2,899	$2,114	$1,267	$380	$427	$96	$-	$-	$-	$-	$11,815
Net Total Mining Cost	K USD	$20,408	$52,439	$48,296	$46,595	$45,402	$43,572	$220,677	$266,112	$311,076	$290,387	$187,315	$11,218	$1,543,496
Cost per Ton
Mine General Service	$/ton	$0.25	$0.12	$0.14	$0.13	$0.12	$0.13	$0.14	$0.15	$0.14	$0.14	$0.18	$-	$0.14
Mine Maintenance	$/ton	$0.42	$0.20	$0.22	$0.21	$0.20	$0.21	$0.23	$0.27	$0.26	$0.28	$0.56	$-	$0.28
Engineering	$/ton	$0.10	$0.04	$0.05	$0.05	$0.04	$0.04	$0.04	$0.02	$0.02	$0.03	$0.04	$-	$0.03
Geology	$/ton	$0.02	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$-	$0.01
Drilling	$/ton	$0.18	$0.17	$0.17	$0.17	$0.17	$0.17	$0.18	$0.18	$0.17	$0.18	$0.20	$-	$0.18
Blasting	$/ton	$0.41	$0.31	$0.33	$0.32	$0.31	$0.32	$0.33	$0.34	$0.33	$0.34	$0.36	$-	$0.33
Loading	$/ton	$0.38	$0.35	$0.33	$0.30	$0.30	$0.30	$0.32	$0.52	$0.54	$0.58	$0.95	$-	$0.49
Hauling	$/ton	$1.06	$0.97	$0.99	$0.88	$0.75	$0.79	$0.99	$1.49	$1.78	$1.91	$2.64	$-	$1.48
Mine Support	$/ton	$0.74	$0.44	$0.50	$0.48	$0.44	$0.47	$0.51	$0.55	$0.49	$0.57	$1.29	$-	$0.58
Total Mining Cost	$/ton	$3.56	$2.62	$2.74	$2.55	$2.35	$2.45	$2.74	$3.54	$3.74	$4.04	$6.23	$-	$3.52
Leased Equipment Interest	$/ton	$0.18	$0.19	$0.18	$0.12	$0.07	$0.02	$0.01	$0.00	$-	$-	$-	$-	$0.03
Net Total Mining Cost	$/ton	$3.74	$2.81	$2.92	$2.67	$2.42	$2.47	$2.75	$3.54	$3.74	$4.04	$6.23	$-	$3.55

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18.7.1	Mine General Services

Mine general services includes mining supervision along with engineering and geology services. Supervision allows for a mine superintendent, mine general foreman and mine shift foremen. Engineering personnel include a chief engineer along with engineers and surveying crew to support mine planning and operations. Geology is intended to support ore control, geological mapping, and sampling requirements.

Table 18-11 shows the cost estimates by period for the mine general services.

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Table 18-11: Cost Estimate by Period for General Mine Services

Mine General Services	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Supervision	K USD	$986	$1,352	$1,352	$1,352	$1,352	$1,352	$6,759	$6,759	$6,616	$5,333	$2,940	$85	$36,235
Hourly Personnel (in individual groups)	K USD	$301	$832	$832	$832	$832	$832	$4,161	$4,161	$4,161	$4,161	$1,799	$-	$22,905
Total	K USD	$1,286	$2,184	$2,184	$2,184	$2,184	$2,184	$10,920	$10,920	$10,777	$9,494	$4,739	$85	$59,141
Engineering
Salaried Personnel	K USD	$442	$645	$628	$628	$628	$628	$2,539	$1,027	$1,027	$1,027	$496	$-	$9,713
Hourly Personnel	K USD	$112	$146	$135	$135	$135	$135	$696	$674	$674	$674	$674	$67	$4,257
Total	K USD	$554	$791	$762	$762	$762	$762	$3,235	$1,701	$1,701	$1,701	$1,170	$67	$13,970
Mine Geology
Salaried Personnel	K USD	$86	$147	$147	$147	$147	$147	$734	$734	$734	$734	$355	$-	$4,113
Hourly Personnel	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total	K USD	$86	$147	$147	$147	$147	$147	$734	$734	$734	$734	$355	$-	$4,113
Supplies & Other
Mine General Services Supplies	K USD	$7.12	$12.20	$12.20	$12.20	$12.20	$12.20	$61.00	$61.00	$61.00	$61.00	$61.00	$6.10	$379.22
Engineering Supplies	K USD	$17.73	$30.40	$30.40	$30.40	$30.40	$30.40	$152.00	$152.00	$152.00	$152.00	$152.00	$15.20	$944.93
Geology Supplies	K USD	$21.58	$37.00	$37.00	$37.00	$37.00	$37.00	$185.00	$185.00	$185.00	$185.00	$89.42	$-	$1,036.00
Software Maintenance & Support	K USD	$29	$49	$49	$49	$49	$49	$245	$245	$245	$245	$118	$-	$1,372
Outside Services	K USD	$58	$100	$100	$100	$100	$100	$500	$500	$500	$500	$500	$50	$3,108
Office Power	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Light Vehicles	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total	K USD	$133	$229	$229	$229	$229	$229	$1,143	$1,143	$1,143	$1,143	$921	$71	$6,840
Totals - Mining General
Mine General	K USD	$1,352	$2,296	$2,296	$2,296	$2,296	$2,296	$11,481	$11,481	$11,338	$10,055	$5,300	$141	$62,628
Engineering	K USD	$572	$821	$793	$793	$793	$793	$3,387	$1,853	$1,853	$1,853	$1,322	$83	$14,915
Geology	K USD	$107	$184	$184	$184	$184	$184	$919	$919	$919	$919	$444	$-	$5,149
Totals	K USD	$2,031	$3,301	$3,273	$3,273	$3,273	$3,273	$15,787	$14,253	$14,111	$12,827	$7,067	$223	$82,692
Cost per Ton Mined
Mine General	$/ton	$0.25	$0.12	$0.14	$0.13	$0.12	$0.13	$0.14	$0.15	$0.14	$0.14	$0.18	$-	$0.14
Engineering	$/ton	$0.10	$0.04	$0.05	$0.05	$0.04	$0.04	$0.04	$0.02	$0.02	$0.03	$0.04	$-	$0.03
Geology	$/ton	$0.02	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$-	$0.01
Totals	$/ton	$0.37	$0.18	$0.20	$0.19	$0.17	$0.19	$0.20	$0.19	$0.17	$0.18	$0.24	$-	$0.19

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18.7.2	Mine Maintenance

Mine maintenance costs include the cost of personnel for maintenance, supervision, and planning, along with shop support personnel, including light vehicle mechanics, welders, servicemen, tire men, and maintenance labor. The estimated mine maintenance costs are shown in Table 18-12. Note that these costs do not include the maintenance labor directly allocated to the various equipment, which is accounted for in other mining cost categories.

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Table 18-12: Mine Maintenance Costs

Wages & Salaries	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Supervision	K USD	$418	$591	$591	$591	$591	$591	$2,953	$2,953	$2,953	$2,363	$1,071	$-	$15,664
Planners	K USD	$106	$141	$141	$141	$141	$141	$707	$1,308	$1,415	$1,415	$1,002	$71	$6,731
Hourly Personnel	K USD	$615	$1,021	$1,021	$1,021	$1,021	$1,021	$5,105	$6,151	$7,821	$6,335	$4,950	$381	$36,465
Total	K USD	$1,140	$1,753	$1,753	$1,753	$1,753	$1,753	$8,766	$10,412	$12,189	$10,112	$7,023	$452	$58,859
Other Costs
Supplies	K USD	$84	$144	$144	$144	$144	$144	$720	$720	$720	$720	$720	$72	$4,476
Total	K USD	$84	$144	$144	$144	$144	$144	$720	$720	$720	$720	$720	$72	$4,476

Consumables & Other Costs	K USD	$1,017	$1,735	$1,735	$1,739	$1,735	$1,735	$8,678	$8,683	$8,678	$8,678	$8,678	$865	$53,956
Parts / MARC Cost	K USD	$134	$228	$228	$228	$228	$228	$1,140	$1,140	$1,140	$1,140	$1,140	$114	$7,085
Wages & Salaries	K USD	$1,140	$1,753	$1,753	$1,753	$1,753	$1,753	$8,766	$10,412	$12,189	$10,112	$7,023	$452	$58,859
Total	K USD	$2,290	$3,716	$3,716	$3,721	$3,716	$3,716	$18,584	$20,235	$22,006	$19,930	$16,841	$1,431	$119,900

Consumables	$/ton	$0.19	$0.09	$0.10	$0.10	$0.09	$0.10	$0.11	$0.12	$0.10	$0.12	$0.29	$-	$0.12
Parts / MARC Cost	$/ton	$0.02	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.02	$0.01	$0.02	$0.04	$-	$0.02
Maintenance Labor	$/ton	$0.21	$0.09	$0.11	$0.10	$0.09	$0.10	$0.11	$0.14	$0.15	$0.14	$0.23	$-	$0.14
Total	$/ton	$0.42	$0.20	$0.22	$0.21	$0.20	$0.21	$0.23	$0.27	$0.26	$0.28	$0.56	$-	$0.28

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18.7.3	Drilling

Drilling costs include the cost for labor to run the drills, as well as consumables and maintenance. The drilling cost estimate is shown in Table 18-13.

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Table 18-13: Drilling Costs, Consumables, and Maintenance

Drilling Operating Costs	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Prod Drill Fuel Consumption	K Gal	65	223	198	208	224	211	959	899	993	859	359	-	5,197
Prod Drill Fuel Cost	K USD	$212	$724	$642	$677	$729	$684	$3,116	$2,920	$3,228	$2,791	$1,167	$-	$16,891
Prod Drill Lube & Oil	K USD	$61	$210	$187	$197	$212	$199	$906	$849	$938	$811	$339	$-	$4,909
Prod Drill Undercarriage	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Prod Drill Bits & Steel	K USD	$124	$423	$375	$395	$426	$400	$1,819	$1,705	$1,884	$1,629	$682	$-	$9,862
Prod Drill Total Consumables	K USD	$397	$1,357	$1,204	$1,269	$1,367	$1,283	$5,841	$5,474	$6,050	$5,231	$2,188	$-	$31,662
Prod Drill Parts	K USD	$153	$524	$465	$490	$528	$495	$2,256	$2,115	$2,337	$2,021	$845	$-	$12,231
Prod Drill Maintenance Labor	K USD	$227	$604	$604	$604	$604	$604	$3,022	$3,022	$3,022	$3,022	$1,461	$-	$16,798
Pioneer Drill Fuel Consumption	K Gal	-	-	-	-	-	-	-	-	-	-	-	-	-
Pioneer Drill Fuel Cost	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pioneer Drill Lube & Oil	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pioneer Drill Undercarriage	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pioneer Drill Drill Bits & Steel	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pioneer Drill Total Consumables	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pioneer Drill Parts / MARC Cost	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pioneer Drill Maintenance Labor	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Drill Fuel Consumption	K Gal	65	223	198	208	224	211	959	899	993	859	359	-	5,197
Total Drill Fuel Cost	K USD	$212	$724	$642	$677	$729	$684	$3,116	$2,920	$3,228	$2,791	$1,167	$-	$16,891
Total Drill Lube & Oil	K USD	$61	$210	$187	$197	$212	$199	$906	$849	$938	$811	$339	$-	$4,909
Total Drill Undercarriage	K USD	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Drill Drill Bits & Steel	K USD	$124	$423	$375	$395	$426	$400	$1,819	$1,705	$1,884	$1,629	$682	$-	$9,862
Total Drill Total Consumables	K USD	$397	$1,357	$1,204	$1,269	$1,367	$1,283	$5,841	$5,474	$6,050	$5,231	$2,188	$-	$31,662
Total Drill Parts / MARC Cost	K USD	$153	$524	$465	$490	$528	$495	$2,256	$2,115	$2,337	$2,021	$845	$-	$12,231
Total Drill Maintenance Labor	K USD	$227	$604	$604	$604	$604	$604	$3,022	$3,022	$3,022	$3,022	$1,461	$-	$16,798
Total Drill Total Maint. Allocation	K USD	$380	$1,129	$1,070	$1,095	$1,132	$1,100	$5,279	$5,137	$5,359	$5,043	$2,306	$-	$29,029
Total Operator Wages & Burden	K USD	$227	$604	$604	$604	$604	$604	$3,022	$3,022	$3,022	$3,022	$1,461	$-	$16,798
Total Drilling Cost	K USD	$1,003	$3,090	$2,878	$2,968	$3,104	$2,987	$14,142	$13,633	$14,431	$13,296	$5,955	$-	$77,489
Drilling Cost per Ton Mined by Item
Fuel Cost	$/ton	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$-	$0.04
Lube & Oil	$/ton	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$-	$0.01
Undercarriage	$/ton	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Drill Bits & Steel	$/ton	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$-	$0.02
Total Consumables	$/ton	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07	$-	$0.07
Parts / MARC Cost	$/ton	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$-	$0.03
Maintenance Labor	$/ton	$0.04	$0.03	$0.04	$0.03	$0.03	$0.03	$0.04	$0.04	$0.04	$0.04	$0.05	$-	$0.04
Total Maintenance Allocation	$/ton	$0.07	$0.06	$0.06	$0.06	$0.06	$0.06	$0.07	$0.07	$0.06	$0.07	$0.08	$-	$0.07
Operator Wages & Burden	$/ton	$0.04	$0.03	$0.04	$0.03	$0.03	$0.03	$0.04	$0.04	$0.04	$0.04	$0.05	$-	$0.04
Total Drilling Cost	$/ton	$0.18	$0.17	$0.17	$0.17	$0.17	$0.17	$0.18	$0.18	$0.17	$0.18	$0.20	$-	$0.18

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18.7.4	Blasting

Blasting costs are shown in Table 18-14. These costs assume that the owner provides labor for a powder crew who will load initiation systems, tie in shots, and complete decking and stemming operations, while loading of bulk explosives (ANFO, Emulsions, etc.) will be completed by a third-party blasting contractor (Outside Services). ANFO costs for blasting assumed to be $600 per ton plus another $35 per ton for transportation costs. Blasting accessories including boosters, downhole delays, lead-in lines, and connectors are assumed to be $28.43 per hole.

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Table 18-14: Blasting Costs

Production	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Fuel	K Gal	31	79	73	75	79	76	358	344	366	334	148	-	1,963
Blasting Consumables	K USD	$1,165	$3,987	$3,538	$3,728	$4,016	$3,768	$17,161	$16,082	$17,774	$15,368	$6,428	$-	$93,016
Equipment Consumables	K USD	$53	$90	$90	$90	$90	$90	$449	$449	$449	$449	$217	$-	$2,513
Equipment Maint. Allocations	K USD	$2	$4	$4	$4	$4	$4	$20	$20	$20	$20	$10	$-	$114
Personnel	K USD	$335	$575	$575	$575	$575	$575	$2,875	$2,875	$2,875	$2,875	$1,390	$-	$16,102
Supplies	K USD	$7	$12	$12	$12	$12	$12	$60	$60	$60	$60	$29	$-	$336
Outside Services	K USD	$687	$1,178	$1,178	$1,178	$1,178	$1,178	$5,890	$5,890	$5,890	$5,890	$2,847	$-	$32,984
Total Blasting Costs	K USD	$2,250	$5,846	$5,397	$5,588	$5,875	$5,627	$26,455	$25,377	$27,068	$24,662	$10,920	$-	$145,065
Cost per Ton
Blasting Consumables	$/ton	$0.21	$0.21	$0.21	$0.21	$0.21	$0.21	$0.21	$0.21	$0.21	$0.21	$0.21	$-	$0.21
Equipment Consumables	$/ton	$0.01	$0.00	$0.01	$0.01	$0.00	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$-	$0.01
Equipment Maint. Allocations	$/ton	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$-	$0.00
Personnel	$/ton	$0.06	$0.03	$0.03	$0.03	$0.03	$0.03	$0.04	$0.04	$0.03	$0.04	$0.05	$-	$0.04
Supplies	$/ton	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$-	$0.00
Outside Services	$/ton	$0.13	$0.06	$0.07	$0.07	$0.06	$0.07	$0.07	$0.08	$0.07	$0.08	$0.09	$-	$0.08
Total	$/ton	$0.41	$0.31	$0.33	$0.32	$0.31	$0.32	$0.33	$0.34	$0.33	$0.34	$0.36	$-	$0.33

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18.7.5	Loading

Loading costs are based on a 29 cy excavator with support from a 30 cy loader for primary production. The loader will also rehandle the spent leach material from the leach pad during and after the mine life. The loading cost estimate by period is shown in Table 18-15.

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Table 18-15: Loading Costs

Shovel Cost	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Fuel Consumption	K Gal	157	529	477	502	524	503	2,259	2,168	2,396	2,072	867	-	12,455
Fuel Cost	K USD	$510	$1,721	$1,550	$1,631	$1,705	$1,636	$7,341	$7,047	$7,788	$6,733	$2,817	$-	$40,479
Lube & Oil	K USD	$141	$476	$428	$451	$471	$452	$2,029	$1,947	$2,152	$1,861	$778	$-	$11,187
Wear Items & GET	K USD	$48	$161	$145	$153	$159	$153	$686	$659	$728	$630	$263	$-	$3,785
Total Consumables	K USD	$699	$2,357	$2,124	$2,235	$2,335	$2,241	$10,057	$9,653	$10,668	$9,224	$3,858	$-	$55,451
Parts / MARC Cost	K USD	$565	$1,903	$1,715	$1,804	$1,885	$1,810	$8,120	$7,794	$8,614	$7,448	$3,115	$-	$44,773
Total Equip. Allocation (no labor)	K USD	$1,264	$4,260	$3,838	$4,039	$4,220	$4,051	$18,177	$17,447	$19,282	$16,672	$6,974	$-	$100,224
Loader Cost
Fuel Consumption	K Gal	7	59	21	3	15	4	91	1,226	1,533	1,493	1,436	122	6,010
Fuel Cost	K USD	$22	$191	$69	$10	$50	$13	$297	$3,985	$4,981	$4,852	$4,668	$395	$19,532
Lube & Oil	K USD	$8	$68	$25	$3	$18	$5	$106	$1,423	$1,778	$1,732	$1,667	$141	$6,974
Loader Lease Payments	K USD	$20	$174	$63	$9	$46	$12	$271	$3,641	$4,551	$4,433	$4,265	$361	$17,846
Wear Items & GET	K USD	$0	$3	$1	$0	$1	$0	$4	$56	$70	$68	$65	$6	$273
Total Consumables	K USD	$49	$436	$157	$22	$114	$31	$678	$9,105	$11,380	$11,085	$10,665	$904	$44,626
Parts / MARC Cost	K USD	$13	$113	$41	$6	$30	$8	$176	$2,362	$2,952	$2,876	$2,767	$234	$11,578
Total Equip. Allocation (no labor)	K USD	$62	$550	$198	$28	$144	$39	$854	$11,467	$14,333	$13,961	$13,431	$1,138	$56,203
Total Loading Cost
Fuel Consumption	K Gal	164	588	498	505	540	508	2,350	3,394	3,929	3,565	2,303	122	18,465
Fuel Cost	K USD	$532	$1,912	$1,619	$1,641	$1,755	$1,650	$7,638	$11,032	$12,768	$11,585	$7,484	$395	$60,011
Lube & Oil	K USD	$149	$544	$453	$454	$489	$457	$2,135	$3,370	$3,931	$3,593	$2,445	$141	$18,161
Tires / Under Carriage	K USD	$20	$174	$63	$9	$46	$12	$271	$3,641	$4,551	$4,433	$4,265	$361	$17,846
Wear Items & GET	K USD	$48	$164	$146	$153	$160	$153	$691	$715	$798	$698	$329	$6	$4,058
Total Consumables	K USD	$749	$2,793	$2,281	$2,257	$2,449	$2,272	$10,735	$18,758	$22,048	$20,309	$14,523	$904	$100,077
Parts / MARC Cost	K USD	$577	$2,016	$1,755	$1,810	$1,915	$1,818	$8,296	$10,156	$11,566	$10,324	$5,882	$234	$56,350
Total Equip. Allocation (no labor)	K USD	$1,326	$4,810	$4,036	$4,067	$4,364	$4,090	$19,031	$28,914	$33,614	$30,632	$20,405	$1,138	$156,427
Maintenance Labor	K USD	$189	$453	$365	$327	$365	$327	$1,788	$2,796	$3,022	$3,022	$2,241	$139	$15,035
Operator Wages & Burden	K USD	$530	$1,231	$993	$874	$980	$874	$4,780	$7,348	$7,944	$7,944	$5,892	$371	$39,760
Total Loading Costs	K USD	$2,045	$6,494	$5,394	$5,268	$5,709	$5,291	$25,598	$39,058	$44,580	$41,599	$28,538	$1,647	$211,223
Cost per Ton
Fuel Cost	$/ton	$0.10	$0.10	$0.10	$0.09	$0.09	$0.09	$0.10	$0.15	$0.15	$0.16	$0.25	$-	$0.14
Lube & Oil	$/ton	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.04	$0.05	$0.05	$0.08	$-	$0.04
Tires / Under Carriage	$/ton	$0.00	$0.01	$0.00	$0.00	$0.00	$0.00	$0.00	$0.05	$0.05	$0.06	$0.14	$-	$0.04
Wear Items & GET	$/ton	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$-	$0.01
Total Consumables	$/ton	$0.14	$0.15	$0.14	$0.13	$0.13	$0.13	$0.13	$0.25	$0.27	$0.28	$0.48	$-	$0.23
Parts / MARC Cost	$/ton	$0.11	$0.11	$0.11	$0.10	$0.10	$0.10	$0.10	$0.13	$0.14	$0.14	$0.20	$-	$0.13
Total Equip. Allocation (no labor)	$/ton	$0.24	$0.26	$0.24	$0.23	$0.23	$0.23	$0.24	$0.38	$0.40	$0.43	$0.68	$-	$0.36
Maintenance Labor	$/ton	$0.03	$0.02	$0.02	$0.02	$0.02	$0.02	$0.02	$0.04	$0.04	$0.04	$0.07	$-	$0.03
Operator Wages & Burden	$/ton	$0.10	$0.07	$0.06	$0.05	$0.05	$0.05	$0.06	$0.10	$0.10	$0.11	$0.20	$-	$0.09
Total Loading Cost	$/ton	$0.38	$0.35	$0.33	$0.30	$0.30	$0.30	$0.32	$0.52	$0.54	$0.58	$0.95	$-	$0.49

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18.7.6	Hauling

Hauling operations will be conducted with 150-ton haul trucks. Costs are based on estimated truck hours discussed in Section 13. The haul cost by period is shown in Table 18-16. Total costs include both operational and closure rehandle haulage.

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Table 18-16: Haul Costs

Total Truck Hours	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Productive Hours	Prod Hrs	12,577	39,660	34,391	33,200	29,537	29,015	163,833	242,601	325,373	302,349	177,830	8,984	1,399,349
Operating Efficiency	%	83%	83%	83%	83%	83%	83%	83%	83%	83%	83%	83%	83%	83%
Operating Hours	Op Hrs	15,093	47,592	41,269	39,840	35,444	34,818	196,599	291,121	390,448	362,819	213,396	10,781	1,679,219
Equipment Hours	Eq Hrs	17,249	54,391	47,165	45,531	40,508	39,792	224,685	332,709	446,226	414,650	243,881	12,321	1,919,107
Number of Trucks	#	8	8	8	8	7	7	9	12	16	13	12	4	16
Truck Availability	%	90%	90%	89%	88%	87%	86%	86%	86%	87%	86%	85%	85%
Available Equipment Hours	Op Hrs	17,917	54,931	54,318	47,707	46,468	45,931	257,121	338,862	429,863	394,078	221,340	12,995	1,921,530
Use of Available Hours	%	84%	87%	76%	84%	76%	76%	76%	86%	91%	92%	96%	83%	87%

Haulage Cost	Units	Yr-1	Yr1	Yr2	Yr3	Yr4	Yr5	Yr6-10	Yr11-15	Yr16-20	Yr21-25	Yr26-30	Yr31-35	Total
Fuel Consumption	K Gal	478	1,506	1,306	1,261	1,122	1,102	6,222	9,214	12,358	11,483	6,754	341	53,148
Fuel Cost	K USD	$1,552	$4,895	$4,245	$4,098	$3,646	$3,581	$20,223	$29,946	$40,163	$37,321	$21,951	$1,109	$172,731
Lube & Oil	K USD	$609	$1,921	$1,666	$1,608	$1,431	$1,405	$7,936	$11,751	$15,761	$14,645	$8,614	$435	$67,783
Tires	K USD	$839	$2,646	$2,294	$2,215	$1,970	$1,935	$10,929	$16,183	$21,704	$20,169	$11,862	$599	$93,345
Wear Items & GET	K USD	$216	$680	$590	$569	$506	$497	$2,809	$4,159	$5,578	$5,183	$3,049	$154	$23,989
Total Consumables	K USD	$3,216	$10,142	$8,795	$8,490	$7,553	$7,420	$41,896	$62,039	$83,206	$77,318	$45,475	$2,297	$357,848
Parts / MARC Cost	K USD	$654	$2,062	$1,788	$1,726	$1,536	$1,509	$8,518	$12,613	$16,916	$15,719	$9,246	$467	$72,753
Total Equip. Allocation (no labor)	K USD	$3,870	$12,204	$10,583	$10,216	$9,089	$8,928	$50,414	$74,652	$100,122	$93,037	$54,721	$2,765	$430,601
Maintenance Labor	K USD	$543	$1,695	$1,695	$1,456	$1,434	$1,434	$8,247	$10,811	$13,691	$12,539	$6,932	$391	$60,869
Operator Wages & Burden	K USD	$1,347	$4,172	$4,172	$3,694	$3,651	$3,651	$20,427	$26,903	$34,031	$31,380	$17,689	$1,043	$152,161
Total Haulage Costs	K USD	$5,761	$18,071	$16,450	$15,366	$14,174	$14,013	$79,088	$112,366	$147,844	$136,956	$79,342	$4,199	$643,631
Cost per Ton Moved
Fuel Cost	$/ton	$0.28	$0.26	$0.26	$0.23	$0.19	$0.20	$0.25	$0.40	$0.48	$0.52	$0.73	$-	$0.40
Lube & Oil	$/ton	$0.11	$0.10	$0.10	$0.09	$0.08	$0.08	$0.10	$0.16	$0.19	$0.20	$0.29	$-	$0.16
Tires	$/ton	$0.15	$0.14	$0.14	$0.13	$0.10	$0.11	$0.14	$0.22	$0.26	$0.28	$0.39	$-	$0.21
Wear Items & GET	$/ton	$0.04	$0.04	$0.04	$0.03	$0.03	$0.03	$0.03	$0.06	$0.07	$0.07	$0.10	$-	$0.06
Total Consumables	$/ton	$0.59	$0.54	$0.53	$0.49	$0.40	$0.42	$0.52	$0.82	$1.00	$1.08	$1.51	$-	$0.82
Parts / MARC Cost	$/ton	$0.12	$0.11	$0.11	$0.10	$0.08	$0.09	$0.11	$0.17	$0.20	$0.22	$0.31	$-	$0.17
Total Equip. Allocation (no labor)	$/ton	$0.71	$0.65	$0.64	$0.59	$0.48	$0.51	$0.63	$0.99	$1.20	$1.29	$1.82	$-	$0.99
Maintenance Labor	$/ton	$0.10	$0.09	$0.10	$0.08	$0.08	$0.08	$0.10	$0.14	$0.16	$0.17	$0.23	$-	$0.14
Operator Wages & Burden	$/ton	$0.25	$0.22	$0.25	$0.21	$0.19	$0.21	$0.25	$0.36	$0.41	$0.44	$0.59	$-	$0.35
Total Haulage Costs	$/ton	$1.06	$0.97	$0.99	$0.88	$0.75	$0.79	$0.99	$1.49	$1.78	$1.91	$2.64	$-	$1.48

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18.7.7	Mine Support

Mine support costs are the costs associated with support equipment and personnel as discussed in Section 13. Mine support costs by period are shown in Table 18-17.

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Table 18-17: Mine Support Costs

Total Mine Support Costs	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Yr 31-35	Total
Consumables	K USD	$1,547	$3,257	$3,254	$3,259	$3,250	$3,250	$15,947	$16,213	$16,199	$16,217	$15,416	$1,482	$99,291
Parts / MARC Cost	K USD	$527	$1,070	$1,069	$1,071	$1,068	$1,068	$5,231	$5,305	$5,297	$5,307	$4,897	$461	$32,370
Maintenance Labor	K USD	$538	$1,096	$1,096	$1,096	$1,096	$1,096	$5,364	$5,408	$5,398	$5,412	$5,066	$490	$33,157
Operating Labor	K USD	$1,410	$2,871	$2,871	$2,871	$2,871	$2,871	$14,053	$14,167	$14,141	$14,179	$13,272	$1,284	$86,863
Total	K USD	$4,023	$8,293	$8,289	$8,297	$8,285	$8,285	$40,595	$41,092	$41,035	$41,116	$38,652	$3,718	$251,681
Cost per Ton Mined
Consumables	$/ton	$0.28	$0.17	$0.20	$0.19	$0.17	$0.18	$0.20	$0.22	$0.19	$0.23	$0.51	$-	$0.23
Maintenance Allocations	$/ton	$0.10	$0.06	$0.06	$0.06	$0.06	$0.06	$0.07	$0.07	$0.06	$0.07	$0.16	$-	$0.07
Maintenance Labor	$/ton	$0.10	$0.06	$0.07	$0.06	$0.06	$0.06	$0.07	$0.07	$0.06	$0.08	$0.17	$-	$0.08
Operating Labor	$/ton	$0.26	$0.15	$0.17	$0.16	$0.15	$0.16	$0.18	$0.19	$0.17	$0.20	$0.44	$-	$0.20
Total Costs	$/ton	$0.74	$0.44	$0.50	$0.48	$0.44	$0.47	$0.51	$0.55	$0.49	$0.57	$1.29	$-	$0.58

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19	Economic Analysis

The economic analysis in this study includes an initial assessment study-compliant modeling of the annual cash flows based on projected production volume, sales revenue, initial capital, operating cost, and sustaining capital with resulting evaluation of key economic indicators such as internal rate of return (IRR), net present value (NPV), and payback period (time in years to recapture the initial capital investment) for the Project. The sales revenue is based on the production of gold in doré bullion. The estimates of the capital expenditures and site production costs have been developed specifically for this project and have been presented in Section 18 of this Technical Report.

19.1	Mining Physicals

The cash-flow model uses the mining and production schedules as discussed in Section 13 and summarized in Table 19-1 for the M&I case and Table 19-2 for the MI&I case. Results from the heap leach metal production model are included with this table to facilitate direct comparison between placed ounces, recoverable ounces, and recovered ounces. Placed ounces are per the mine plan and stacking plan. Recoverable ounces are placed ounces that are amenable to a positive response to leaching after cyanide-bearing solution has started being applied. Recovered ounces incorporate time-based constraints for the time it takes leached ounces to reach the pad liner and report to the metal recovery plant. Ore is placed on the pad during a seventeen-year period for the M&I case and over a twenty-eight-year period for the MI&I case. Solution application continues for an additional 1 year to allow recovery of the solubilized ounces.

19.2	Process Plant Production Statistics

Ore will be processed by 3-stage crushing, conveyor stacking system, and cyanide heap leaching. Metal values (gold and silver) will be recovered via a Merrill-Crowe facility as described in Section 14 of this Technical Report. Overall production over the life of mine is summarized in Table 19-3.

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Table 19-1: Yearly Mine & Process Physicals for M&I Case

Material Mined	Units	Pre-Prod	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14	Yr 15	Yr 16	Yr 17	Total
	K Tons	2,068	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	8,103	185,491
Total Ore	Au oz/t	0.021	0.015	0.014	0.014	0.014	0.012	0.012	0.013	0.012	0.015	0.015	0.014	0.014	0.015	0.020	0.021	0.019	0.014	0.017
	K oz Au	48	179	169	168	165	145	151	155	150	185	186	164	172	184	237	256	224	126	3,063
Total Waste	K Tons	2,157	8,103	7,613	10,391	7,585	6,764	9,485	9,770	8,188	3,157	5,969	9,609	10,203	9,311	4,850	4,513	3,571	2,092	168,276
Total Mined	K Tons	4,224	19,053	18,563	21,371	18,535	17,714	20,435	20,750	19,138	14,107	16,919	20,589	21,153	20,261	15,800	15,493	14,521	10,195	308,823
Strip Ratio	W : O	1.04	0.74	0.70	0.95	0.69	0.62	0.87	0.89	0.75	0.29	0.55	0.88	0.93	0.85	0.44	0.41	0.33	0.26	0.66

Total Ore Processed	Units	Pre-Prod	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14	Yr 15	Yr 16	Yr 17	Total
Total Ore Processed	K Tons	2,068	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	8,103	185,491
	Au oz/t	0.021	0.015	0.014	0.014	0.014	0.012	0.012	0.013	0.012	0.015	0.015	0.014	0.014	0.015	0.020	0.021	0.019	0.014	0.017
Total Placed	K oz Au	48	179	169	168	165	145	151	155	150	185	186	164	172	184	237	256	224	126	3,063
Total Recoverable	K oz Au	42	155	148	148	146	120	134	134	128	151	141	143	145	156	206	219	190	100	2,607
Total Recovered	K oz Au	-	171	146	146	147	128	126	138	126	150	142	140	146	151	200	212	197	132	2,607

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Table 19-2: Yearly Mine & Process Physicals for MI&I Case

Material Mined	Units	Pre-Prod	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14
	K Tons	2,070	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950
Total Ore	Au oz/t	0.020	0.017	0.014	0.013	0.014	0.014	0.015	0.010	0.011	0.012	0.012	0.013	0.013	0.013	0.013
	K oz Au	46	201	165	162	164	165	180	123	137	145	144	152	160	156	153
Total Waste	K Tons	1,920	8,120	6,302	5,956	7,836	6,677	2,647	6,688	7,073	5,003	4,860	5,190	3,977	2,998	3,470
Total Mined	K Tons	3,990	19,070	17,252	16,936	18,786	17,627	13,597	17,668	18,023	15,953	15,810	16,170	14,927	13,948	14,420
Strip Ratio	W : O	0.93	0.74	0.58	0.54	0.72	0.61	0.24	0.61	0.65	0.46	0.44	0.47	0.36	0.27	0.32

Total Ore Processed	Units	Pre-Prod	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13	Yr 14
Total Ore Processed	K Tons	2,070	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950
	Au oz/t	0.020	0.017	0.014	0.013	0.014	0.014	0.015	0.010	0.011	0.012	0.012	0.013	0.013	0.013	0.013
Total Placed	K oz Au	46	201	165	162	164	165	180	123	137	145	144	152	160	156	153
Total Recoverable	K oz Au	41	174	146	141	142	145	152	103	121	127	127	126	136	137	129
Total Recovered	K oz Au	-	180	147	147	141	145	151	113	116	125	129	125	135	135	132

Material Mined	Units	Yr 15	Yr 16	Yr 17	Yr 18	Yr 19	Yr 20	Yr 21	Yr 22	Yr 23	Yr 24	Yr 25	Yr 26	Yr 27	Yr 28	Total
	K Tons	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,863	10,950	10,979	3,875	301,717
Total Ore	Au oz/t	0.012	0.012	0.015	0.015	0.013	0.015	0.017	0.017	0.017	0.016	0.016	0.016	0.015	0.014	0.015
	K oz Au	143	151	179	180	157	178	202	199	204	198	194	193	178	59	4,667
Total Waste	K Tons	3,965	2,580	1,602	6,763	8,927	8,870	4,516	3,736	3,640	3,172	2,654	1,997	1,395	698	133,234
Total Mined	K Tons	14,945	13,530	12,552	17,713	19,907	19,820	15,466	14,686	14,620	14,122	13,517	12,947	12,374	4,573	434,950
Strip Ratio	W : O	0.36	0.24	0.15	0.62	0.81	0.81	0.41	0.34	0.33	0.29	0.24	0.18	0.13	0.18	0.44

Total Ore Processed	Units	Yr 15	Yr 16	Yr 17	Yr 18	Yr 19	Yr 20	Yr 21	Yr 22	Yr 23	Yr 24	Yr 25	Yr 26	Yr 27	Yr 28	Total
Total Ore Processed	K Tons	10,980	10,950	10,950	10,950	10,980	10,950	10,950	10,950	10,980	10,950	10,863	10,950	10,979	3,875	301,717
	Au oz/t	0.012	0.012	0.015	0.015	0.013	0.015	0.017	0.017	0.017	0.016	0.016	0.016	0.015	0.014	0.015
Total Placed	K oz Au	143	151	179	180	157	178	202	199	204	198	194	193	178	59	4,667
Total Recoverable	K oz Au	121	128	138	143	139	155	180	175	176	169	164	163	140	46	3,986
Total Recovered	K oz Au	123	127	133	144	138	153	173	178	178	170	164	160	149	71	3,986

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Table 19-3: Life of Mine Process Statistics

Parameter	M&I Case	MI&I Case
Total Ore (kt)	185,490	301,717
Gold Grade (oz/t)	0.017	0.015
Contained Gold (kozs)	3,063	4,667
Gold Recovery %	85.1	85.4
Recovered Gold (kozs)	2,607	3,986
Payable Gold (kozs)	2,604	3,982

19.3	Smelter Return Factors

No contractual payable metal rates have yet been negotiated with smelters. M3 used typical rates based on industry experience or published guidelines. Payable rates for metals used were 99.90% for gold and 99.00% for silver. A bullion refining, transportation and insurance charge of $10 per troy ounce of gold was applied.

19.4	Capital Expenditure

The capital expenditure schedule for the life-of-mine for the M&I case is shown in Table 19-4 and for the MI&I case is shown in Table 19-5.

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Table 19-4: Capital Expenditure Schedule for M&I Case

Capital Expenditure,	Initial	Sustaining, $000
$000	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17
Mine Pre-Production	$20,500	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Mine Capital	$28,928	$10,933	$10,455	$11,276	$12,391	$11,070	$842	$909	$980	$1,057	$4,221	$0	$0	$6,905	$0	$125	$0	$0
Process	$318,415	$47,764	$0	$0	$51,406	$0	$0	$0	$49,288	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$16,246	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total	$384,088	$58,696	$10,455	$11,276	$63,797	$11,070	$842	$909	$50,268	$1,057	$4,221	$0	$0	$6,905	$0	$125	$0	$0

Table 19-5: Capital Expenditure Schedule for MI&I Case

Capital Expenditure,	Initial	Sustaining, $000
$000	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Yr 14	Yr 15-17	Year 18	Yr 19-28
Mine Pre-Production	$20,408	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Mine Capital	$28,310	$10,511	$10,001	$10,786	$11,863	$9,265	$0	$3,081	$0	$0	$0	$9,369	$0	$6,905	$0	$0	$12,326	$0
Process	$318,415	$47,764	$0	$0	$51,406	$0	$0	$0	$49,288	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$16,246	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total	$383,379	$58,275	$10,001	$10,786	$63,268	$9,265	$0	$3,081	$49,288	$0	$0	$9,369	$0	$6,905	$0	$0	$12,326	$0

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19.5	REVENUE

Annual revenue is determined by applying metal prices to the annual payable metal estimated for each operating year. Sales prices have been applied to all life-of-mine production without escalation or hedging. Gold bullion revenue is based on the gross value of the payable metals sold before refining and transportation charges. Gold and silver metal pricing is based on a market study by the Owner:

Gold	$2,350 per troy ounce
Silver	$29 per troy ounce

19.6	Total Production Cost

The total production cost includes mine operations, process plant operations, general administration, reclamation and closure, and government fees. Table 19-6 shows the estimated operating costs by area based on payable metals for the life of mine.

Table 19-6: LOM Operating Costs

LOM Operating Cost ($000)	M&I Case	MI&I Case
Mining	$887,322	$1,464,004
Process Plant	$874,490	$1,427,042
G&A	$201,702	$332,248
Refining	$26,068	$39,856
Total Operating Cost	$1,989,602	$3,263,151
Royalty	$241,193	$368,269
Salvage Value	$0	$0
Reclamation/Closure	$129,221	$73,041
Total Production Cost	$2,360,016	$3,704,461

19.7	Depreciation

The depreciation cost was calculated using a 7-year modified accelerated cost recovery system (MACRS) depreciation method for project initial and sustaining capital and for development costs, which consist primarily of the heap leach expansion costs.

19.8	Royalties

Certain existing royalties are in place. The royalties are equivalent to 3.80% of the gross revenue minus treatment and refining charges.

19.9	Government Fees

No government fees have been applied to the financial model.

19.10	Taxation

South Dakota Severance Tax is applied based on the gold and gold equivalent ounces. An annual exemption of 20 ounces is deducted from the annual gold and gold equivalent ounces. Considering the price of gold is over $800 per ounce, a gross production tax of $4 per ounce is applied for taxation purposes.

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Net revenue is calculated as the gross revenue, minus the exemption on the first 20 ounces per year, minus operating costs and depreciation costs per year. Net profit taxes of 10% against net revenue are applied.

Federal corporate tax of 21% is applied to taxable corporation income after adjustments for state severance tax minus loss carryforward. Dakota Gold has informed M3 of an initial tax carryforward equivalent to $100 million.

19.11	Project Financing

It is assumed that the project will be all equity financed.

19.12	Economic Indicators

The economic analyses for the project are summarized in Table 19-7 for the M&I case and in Table 19-8 for the MI&I case. The NPV calculations have been conducted per the Year-End discounting method.

Table 19-7: Key Economic Results for M&I Case

Indicators	Before-Tax	After-Tax
LOM Cash Flow ($000)	$3,409,526	$2,605,557
NPV @ 5% ($000)	$2,093,385	$1,622,071
NPV @ 10% ($000)	$1,359,054	$1,060,048
IRR	61.4%	55.0%
Payback (years)	1.6	1.7

Table 19-8: Key Economic Results for MI&I Case

Indicators	Before-Tax	After-Tax
LOM Cash Flow ($000)	$5,387,903	$4,205,852
NPV @ 5% ($000)	$2,691,729	$2,112,725
NPV @ 10% ($000)	$1,558,857	$1,225,667
IRR	66.5%	59.4%
Payback (years)	1.5	1.5

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19.13	Sensitivity Analysis

Table 19-9 shows the sensitivity analysis of the key economic indicators (cash flow, NPV, IRR, and payback) to changes in gold prices for the M&I case. Table 19-10 shows the sensitivity analysis of the key economic indicators (cash flow, NPV, IRR, and payback) to changes in gold prices for the MI&I case.

Table 19-9: Sensitivity Analysis for M&I Case

Financial Indicators	Spot Case	Base +$600	Base +$400	Base +$200	Base Case	Base -$200	Base -$400	Base -$600
Gold Price (per troy oz)	$3,350	$2,950	$2,750	$2,550	$2,350	$2,150	$1,950	$1,750
Pre-tax Cash Flow, $M	$6,018	$4,975	$4,453	$3,931	$3,410	$2,888	$2,366	$1,844
Pre-tax Net Present Value (5%) in $M	$3,801	$3,118	$2,776	$2,435	$2,093	$1,752	$1,410	$1,069
Pre-tax Internal Rate of Return (IRR)	110.7%	90.8%	80.9%	71.1%	61.4%	51.9%	42.5%	33.4%
Pre-tax Payback (Years)	0.9	1.1	1.2	1.4	1.6	1.9	2.2	2.8
After-tax Cash Flow, $M	$4,573	$3,786	$3,393	$2,999	$2,606	$2,210	$1,814	$1,414
After-tax Net Present Value (5%) in $M	$2,929	$2,407	$2,145	$1,884	$1,622	$1,359	$1,096	$828
After-tax Internal Rate of Return (IRR)	99.5%	81.2%	72.3%	63.6%	55.0%	46.6%	38.3%	30.1%
After-tax Payback (Years)	0.9	1.1	1.2	1.4	1.7	2.0	2.4	3.0

Table 19-10: Sensitivity Analysis for MI&I Case

Financial Indicators	Spot Case	Base +$600	Base +$400	Base +$200	Base Case	Base -$200	Base -$400	Base -$600
Gold Price (per troy oz)	$3,350	$2,950	$2,750	$2,550	$2,350	$2,150	$1,950	$1,750
Pre-tax Cash Flow, $M	$9,293	$7,731	$6,950	$6,169	$5,388	$4,607	$3,826	$3,045
Pre-tax Net Present Value (5%) in $M	$4,796	$3,954	$3,533	$3,113	$2,692	$2,271	$1,850	$1,429
Pre-tax Internal Rate of Return (IRR)	118.7%	97.6%	87.2%	76.8%	66.5%	56.3%	46.3%	36.3%
Pre-tax Payback (Years)	0.8	1.0	1.1	1.3	1.5	1.7	2.0	2.5
After-tax Cash Flow, $M	$7,186	$5,994	$5,398	$4,802	$4,206	$3,610	$3,012	$2,410
After-tax Net Present Value (5%) in $M	$3,733	$3,085	$2,761	$2,437	$2,113	$1,789	$1,463	$1,134
After-tax Internal Rate of Return (IRR)	106.9%	87.4%	77.9%	68.6%	59.4%	50.4%	41.5%	32.7%
After-tax Payback (Years)	0.8	1.0	1.1	1.3	1.5	1.8	2.2	2.7

19.14	Detailed Financial Model

The detailed financial model, as shown in Table 19-11 for the M&I case and Table 19-12 for the MI&I case, were developed in compliance with the IA requirement. These models have captured all the parameters of the mine production volume, annual sales revenue, and all the associated costs. These models were used to calculate the economics of the project, as well as for the sensitivity analysis for each case.

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Table 19-11: Detailed Financial Model for M&I Case

Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)
M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18-22
Mine
Ore (tons)	185,490,560	2,067,560	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	8,103,000	-
Ore (tonnes)	168,275,932	1,875,678	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	7,350,994	-
Gold (oz/t)	0.017	0.021	0.015	0.014	0.014	0.014	0.012	0.012	0.013	0.012	0.015	0.015	0.014	0.014	0.015	0.020	0.021	0.019	0.014	-
Gold (gpt)	0.566	0.716	0.508	0.480	0.477	0.468	0.413	0.428	0.438	0.426	0.527	0.527	0.463	0.489	0.522	0.673	0.724	0.636	0.485	-
Silver (oz/t)	0.168	0.751	0.333	0.241	0.163	0.158	0.155	0.097	0.092	0.123	0.184	0.182	0.066	0.066	0.087	0.113	0.129	0.137	0.147	-
Silver (gpt)	5.751	25.755	11.401	8.273	5.592	5.414	5.319	3.333	3.137	4.230	6.300	6.236	2.277	2.253	2.994	3.886	4.412	4.682	5.052	-
Contained Gold (kozs)	3,063	48	179	169	168	165	145	151	155	150	185	186	164	172	184	237	256	224	126	-
Contained Silver (kozs)	31,115	1,712	4,014	2,913	1,974	1,906	1,872	1,173	1,108	1,489	2,218	2,195	804	793	1,054	1,368	1,558	1,648	1,316	-
Waste (tons)	123,332,444	2,156,684	8,103,350	7,613,346	10,390,762	7,584,604	6,764,380	9,485,349	9,770,303	8,187,682	3,157,359	5,968,563	9,609,200	10,203,208	9,311,423	4,850,188	4,512,826	3,571,005	2,092,212	-
Waste (tonnes)	111,886,459	1,956,530	7,351,311	6,906,782	9,426,438	6,880,707	6,136,605	8,605,053	8,863,561	7,427,816	2,864,337	5,414,645	8,717,409	9,256,290	8,447,267	4,400,061	4,094,009	3,239,595	1,898,042	-
Total Material Mined (tons)	308,823,004	4,224,243	19,053,350	18,563,346	21,370,762	18,534,604	17,714,380	20,435,349	20,750,303	19,137,682	14,107,359	16,918,563	20,589,200	21,153,208	20,261,423	15,800,188	15,492,826	14,521,005	10,195,212	-
Total Material Mined (tonnes)	280,162,391	3,832,209	17,285,086	16,840,557	19,387,428	16,814,482	16,070,380	18,538,827	18,824,552	17,361,591	12,798,112	15,348,420	18,678,400	19,190,065	18,381,042	14,333,836	14,055,000	13,173,370	9,249,036	-

Process Plant
Total Processing
Oxide (tons)	156,060,813	2,067,560	9,994,825	10,383,488	10,578,275	10,740,415	8,595,919	10,933,108	10,109,741	9,674,758	7,953,681	5,868,885	10,409,679	8,989,957	8,209,798	9,397,334	9,260,482	8,393,537	4,499,370	-
Oxide (tonnes)	141,577,440	1,875,678	9,067,246	9,419,838	9,596,548	9,743,641	7,798,167	9,918,451	9,171,497	8,776,883	7,215,532	5,324,217	9,443,599	8,155,635	7,447,880	8,525,206	8,401,054	7,614,567	4,081,802	-
Gold (oz/t)	0.016	0.023	0.016	0.015	0.015	0.015	0.012	0.014	0.014	0.013	0.016	0.015	0.015	0.015	0.018	0.023	0.024	0.022	0.016	-
Gold (gpt)	0.564	0.789	0.559	0.529	0.526	0.516	0.417	0.472	0.466	0.450	0.552	0.498	0.509	0.528	0.630	0.791	0.821	0.753	0.562	-
Silver (oz/t)	0.172	0.828	0.381	0.267	0.179	0.174	0.165	0.107	0.100	0.133	0.212	0.210	0.069	0.075	0.102	0.126	0.151	0.170	0.158	-
Silver (gpt)	5.891	28.388	13.055	9.170	6.151	5.976	5.663	3.672	3.422	4.547	7.266	7.202	2.361	2.569	3.480	4.336	5.185	5.822	5.406	-
Contained Gold (kozs)	2,568	48	163	160	162	162	104	151	137	127	128	85	155	138	151	217	222	184	74	-
Contained Silver (kozs)	26,814	1,712	3,806	2,777	1,898	1,872	1,420	1,171	1,009	1,283	1,686	1,233	717	674	833	1,189	1,400	1,425	709	-
Gold Recovery %	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	0.0%
Silver Recovery %	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.1%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	0.0%
Recoverable Gold (kozs)	2,286	42	145	142	145	144	93	134	122	113	114	76	138	123	134	193	197	164	66	-
Recoverable Silver (kozs)	8,050	514	1,142	833	570	562	426	352	303	385	506	370	215	202	250	357	420	428	213	-
Recovered Gold (kozs)	2,285	-	162	140	141	145	104	123	132	108	120	77	126	126	130	187	191	171	97	6
Recovered Silver (kozs)	8,045	-	1,476	860	583	585	468	343	332	336	511	402	229	204	231	349	397	424	292	20

Transition (tons)	29,429,748	0	955,175	566,512	401,725	209,585	2,354,081	16,892	870,259	1,275,242	2,996,319	5,081,115	570,321	1,960,043	2,740,202	1,552,666	1,719,518	2,556,463	3,603,630	-
Transition (tonnes)	26,698,492	0	866,529	513,936	364,443	190,134	2,135,608	15,324	789,494	1,156,892	2,718,243	4,609,557	517,392	1,778,140	2,485,895	1,408,569	1,559,936	2,319,208	3,269,192	-
Gold (oz/t)	0.017	0.012	0.016	0.016	0.014	0.015	0.017	0.008	0.020	0.018	0.019	0.020	0.016	0.017	0.012	0.013	0.020	0.016	0.015	-
Gold (gpt)	0.577	-	0.562	0.547	0.493	0.513	0.596	0.278	0.683	0.624	0.656	0.677	0.542	0.592	0.412	0.446	0.675	0.532	0.501	-
Silver (oz/t)	0.146	0.150	0.198	0.217	0.172	0.148	0.174	0.126	0.103	0.147	0.161	0.172	0.138	0.055	0.073	0.105	0.083	0.079	0.153	-
Silver (gpt)	5.011	5.139	6.774	7.439	5.900	5.059	5.980	4.325	3.525	5.025	5.525	5.892	4.735	1.894	2.505	3.595	2.844	2.712	5.238	-
Contained Gold (kozs)	495	-	16	9	6	3	41	0	17	23	57	100	9	34	33	20	34	40	53	-
Contained Silver (kozs)	4,301	0	208	135	76	34	453	2	99	206	532	963	87	119	221	179	157	223	607	-
Gold Recovery %	65.0%		65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	0.0%
Silver Recovery %	18.1%		18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.2%	18.2%	18.2%	18.1%	0.0%
Recoverable Gold (kozs)	322	-	10	6	4	2	27	0	11	15	37	65	6	22	21	13	22	26	34	-
Recoverable Silver (kozs)	780	-	38	25	14	6	82	0	18	37	97	175	16	22	40	33	29	40	110	-
Recovered Gold (kozs)	322	-	9	5	5	3	24	3	6	18	30	65	14	20	21	13	21	26	35	4
Recovered Silver (kozs)	781	-	30	23	18	9	72	12	10	38	76	172	44	19	37	32	29	39	107	12

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Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)
M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18-22
Total Crushed (tons)	185,490,560	2,067,560	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	8,103,000	-
Total Crushed (tonnes)	168,275,932	1,875,678	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	7,350,994	-
Gold (oz/t)	0.017	0.021	0.015	0.014	0.014	0.014	0.012	0.012	0.013	0.012	0.015	0.015	0.014	0.014	0.015	0.020	0.021	0.019	0.014	-
Gold (gpt)	0.566	0.716	0.508	0.480	0.477	0.468	0.413	0.428	0.438	0.426	0.527	0.527	0.463	0.489	0.522	0.673	0.724	0.636	0.485	-
Silver (oz/t)	0.168	0.751	0.333	0.241	0.163	0.158	0.155	0.097	0.092	0.123	0.184	0.182	0.066	0.066	0.087	0.113	0.129	0.137	0.147	-
Silver (gpt)	5.751	25.755	11.401	8.273	5.592	5.414	5.319	3.333	3.137	4.230	6.300	6.236	2.277	2.253	2.994	3.886	4.412	4.682	5.052	-
Contained Gold (kozs)	3,063	48	179	169	168	165	145	151	155	150	185	186	164	172	184	237	256	224	126	-
Contained Silver (kozs)	31,115	1,712	4,014	2,913	1,974	1,906	1,872	1,173	1,108	1,489	2,218	2,195	804	793	1,054	1,368	1,558	1,648	1,316	-
Gold Recovery %	85.1%
Silver Recovery %	28.4%
Recoverable Gold (kozs)	2,607	42	155	148	148	146	120	134	134	128	151	141	143	145	156	206	219	190	100	-
Recoverable Silver (kozs)	8,830	514	1,180	858	584	568	508	352	321	423	602	545	231	224	290	389	449	468	323	-
Recovered Gold (kozs)	2,607	-	171	146	146	147	128	126	138	126	150	142	140	146	151	200	212	197	132	9
Recovered Silver (kozs)	8,825	-	1,507	884	602	594	540	355	342	374	587	574	274	223	267	381	427	463	399	32

Total Processing
Total Ore (tons)	185,490,560	2,067,560	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	8,103,000	-
Total Ore (tonnes)	168,275,932	1,875,678	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	7,350,994	-
Gold (oz/t)	0.017	0.021	0.015	0.014	0.014	0.014	0.012	0.012	0.013	0.012	0.015	0.015	0.014	0.014	0.015	0.020	0.021	0.019	0.014	-
Gold (gpt)	0.566	0.716	0.508	0.480	0.477	0.468	0.413	0.428	0.438	0.426	0.527	0.527	0.463	0.489	0.522	0.673	0.724	0.636	0.485	-
Silver (oz/t)	0.168	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Silver (gpt)	5.751	0.001	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	-
Contained Gold (kozs)	3,063	48	179	169	168	165	145	151	155	150	185	186	164	172	184	237	256	224	126	-
Contained Silver (kozs)	31,115	1,712	4,014	2,913	1,974	1,906	1,872	1,173	1,108	1,489	2,218	2,195	804	793	1,054	1,368	1,558	1,648	1,316	-
Gold Recovery %	85.1%	89.0%	86.9%	87.7%	88.2%	88.5%	82.2%	89.0%	86.3%	85.3%	81.6%	76.0%	87.7%	84.3%	84.7%	87.0%	85.8%	84.7%	79.0%
Silver Recovery %	28.4%	30.0%	29.4%	29.5%	29.6%	29.8%	27.2%	30.0%	29.0%	28.4%	27.2%	24.8%	28.8%	28.3%	27.5%	28.5%	28.8%	28.4%	24.5%
Recoverable Gold (kozs)	2,607	42	155	148	148	146	120	134	134	128	151	141	143	145	156	206	219	190	100	-
Recoverable Silver (kozs)	8,830	514	1,180	858	584	568	508	352	321	423	602	545	231	224	290	389	449	468	323	-
Recovered Gold (kozs)	2,607	-	171	146	146	147	128	126	138	126	150	142	140	146	151	200	212	197	132	9
Recovered Silver (kozs)	8,825	-	1,507	884	602	594	540	355	342	374	587	574	274	223	267	381	427	463	399	32

Payable Metals
Gold (kozs)	2,604		171	146	146	147	127	126	138	126	150	142	140	146	151	200	212	197	132	9
Silver (kozs)	8,737		1,492	875	596	588	534	352	339	371	582	568	271	221	264	377	422	459	395	32
Silver as Gold Equivalent (kozs)	108		18	11	7	7	7	4	4	5	7	7	3	3	3	5	5	6	5	0
Total Metal as Gold Equivalent (kozs)	2,712		189	156	153	154	134	130	142	130	157	149	144	149	154	205	217	202	137	10

Metal Prices
Gold ($/oz)	$2,350.00		$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00
Silver ($/oz)	$29.00		$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00

Revenues ($000)
Gold	$6,119,882		$400,760	$342,189	$342,154	$345,882	$299,518	$295,815	$323,447	$295,339	$351,436	$334,290	$329,715	$342,734	$354,709	$469,925	$497,687	$461,974	$310,192	$22,113
Silver	$253,368		$43,262	$25,373	$17,282	$17,045	$15,494	$10,199	$9,825	$10,751	$16,864	$16,485	$7,853	$6,404	$7,669	$10,932	$12,249	$13,298	$11,461	$922
Total Revenues	$6,373,249		$444,023	$367,562	$359,436	$362,928	$315,013	$306,013	$333,272	$306,090	$368,301	$350,774	$337,568	$349,139	$362,377	$480,857	$509,937	$475,272	$321,653	$23,035

Operating Cost ($000)
Mining	$887,322		$52,278	$50,653	$49,436	$47,749	$48,825	$52,476	$52,907	$51,142	$43,989	$50,798	$59,998	$60,418	$57,929	$50,454	$53,677	$57,598	$46,996	$0
Process Plant	$874,490		$57,941	$51,560	$51,652	$51,560	$51,560	$51,560	$51,652	$51,560	$51,560	$51,560	$51,652	$51,560	$51,560	$51,560	$51,652	$51,560	$42,783	$0
G&A	$201,722		$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$0
Refining	$26,068		$1,707	$1,458	$1,457	$1,473	$1,276	$1,260	$1,378	$1,258	$1,497	$1,424	$1,404	$1,460	$1,511	$2,002	$2,120	$1,968	$1,321	$94
Total Operating Cost	$1,989,602		$123,792	$115,536	$114,412	$112,648	$113,526	$117,162	$117,803	$115,826	$108,912	$115,647	$124,921	$125,303	$122,866	$115,882	$119,316	$122,992	$102,966	$94

Royalty	$241,193		$16,808	$13,912	$13,603	$13,735	$11,922	$11,581	$12,612	$11,584	$13,939	$13,275	$12,774	$13,212	$13,713	$18,196	$19,297	$17,986	$12,173	$872
Salvage Value	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Reclamation/Closure	$129,221		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$129,221
Total Production Cost	$2,360,016		$140,600	$129,448	$128,015	$126,383	$125,448	$128,742	$130,415	$127,409	$122,850	$128,923	$137,695	$138,515	$136,578	$134,078	$138,613	$140,977	$115,138	$130,186

Operating Income	$4,013,234		$303,423	$238,114	$231,421	$236,544	$189,564	$177,271	$202,857	$178,681	$245,451	$221,852	$199,873	$210,624	$225,799	$346,778	$371,324	$334,295	$206,514	$-107,152

M3-PN240322 7 July 2025 Revision 0	251

Richmond Hill Project

S-K 1300 Technical Report Summary

Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)
M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18-22
Depreciation ($000)
Total Capital	$603,708		$76,818	$84,975	$87,066	$89,321	$96,940	$22,336	$17,930	$16,020	$18,890	$16,623	$15,253	$11,503	$11,321	$12,506	$7,154	$6,335	$6,335	$6,385

Total Depreciation	$603,708		$76,818	$84,975	$87,066	$89,321	$96,940	$22,336	$17,930	$16,020	$18,890	$16,623	$15,253	$11,503	$11,321	$12,506	$7,154	$6,335	$6,335	$6,385

Net Income after Depreciation	$3,409,526		$226,605	$153,140	$144,356	$147,223	$92,625	$154,935	$184,928	$162,661	$226,561	$205,229	$184,620	$199,121	$214,478	$334,273	$364,170	$327,960	$200,179	$-113,536

Taxes ($000)
US State Severance Tax	$399,608		$25,848	$17,952	$17,015	$17,327	$11,522	$17,688	$20,884	$18,462	$25,299	$23,040	$20,884	$22,417	$24,048	$36,879	$40,078	$36,208	$22,325	$1,734
US State Corporate Income Tax	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Federal Corporate Tax	$404,360		$5,274	$15,963	$14,703	$15,092	$7,348	$17,900	$22,214	$19,196	$28,278	$25,160	$22,048	$24,177	$26,405	$43,382	$47,632	$42,470	$25,085	$2,033
Total Taxes	$803,968		$31,122	$33,915	$31,718	$32,418	$18,870	$35,588	$43,098	$37,657	$53,577	$48,199	$42,932	$46,594	$50,453	$80,261	$87,710	$78,678	$47,411	$3,767

Net Income after Taxes ($000)	$2,605,557		$195,483	$119,225	$112,638	$114,805	$73,755	$119,347	$141,830	$125,003	$172,984	$157,029	$141,688	$152,527	$164,025	$254,011	$276,460	$249,282	$152,769	$-117,304

Cash Flow ($000)
Net Income before Taxes	$3,409,526	$0	$226,605	$153,140	$144,356	$147,223	$92,625	$154,935	$184,928	$162,661	$226,561	$205,229	$184,620	$199,121	$214,478	$334,273	$364,170	$327,960	$200,179	$-113,536
Add back Depreciation	$603,708	$0	$76,818	$84,975	$87,066	$89,321	$96,940	$22,336	$17,930	$16,020	$18,890	$16,623	$15,253	$11,503	$11,321	$12,506	$7,154	$6,335	$6,335	$6,385
Operating Cash Flow	$4,013,234	$0	$303,423	$238,114	$231,421	$236,544	$189,564	$177,271	$202,857	$178,681	$245,451	$221,852	$199,873	$210,624	$225,799	$346,778	$371,324	$334,295	$206,514	$-107,152

Working Capital ($000)
Accounts Receivable	$0	$0	$-12,165	$2,095	$223	$-96	$1,313	$247	$-747	$745	$-1,704	$480	$362	$-317	$-363	$-3,246	$-797	$950	$4,209	$8,182
Accounts Payable	$0	$47,353	$-24,855	$-6,965	$-37	$6,258	$-6,392	$-813	$87	$5,842	$-6,920	$1,221	$623	$47	$551	$-1,712	$439	$438	$-2,469	$-12,694
Inventory (parts)	$0	$0
Total Working Capital	$0	$47,353	$-37,020	$-4,871	$185	$6,162	$-5,080	$-566	$-660	$6,586	$-8,624	$1,701	$985	$-270	$188	$-4,958	$-358	$1,388	$1,740	$-3,882

Initial Capital Expenditures ($000)
Pre-stripping	$20,500	$20,500	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Mining	$28,928	$28,928	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$318,415	$318,415	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$16,246	$16,246	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Expansion Capital Expenditures ($000)
Mining	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Sustaining Capital Expenditures ($000)
Mining	$71,163		$10,933	$10,455	$11,276	$12,391	$11,070	$842	$909	$980	$1,057	$4,221	$0	$0	$6,905	$0	$125	$0	$0	$0
Process	$148,457		$47,764	$0	$0	$51,406	$0	$0	$0	$49,288	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Capital	$603,708	$384,088	$58,696	$10,455	$11,276	$63,797	$11,070	$842	$909	$50,268	$1,057	$4,221	$0	$0	$6,905	$0	$125	$0	$0	$0

Cash Flow before Taxes ($000)	$3,409,526	$-336,735	$207,707	$222,789	$220,331	$178,909	$173,415	$175,862	$201,289	$135,000	$235,770	$219,331	$200,858	$210,354	$219,082	$341,820	$370,841	$335,682	$208,254	$-111,034
Cumulative Cash Flow before Taxes ($000)		$-336,735	$-129,028	$93,761	$314,091	$493,001	$666,416	$842,278	$1,043,567	$1,178,567	$1,414,337	$1,633,668	$1,834,526	$2,044,880	$2,263,962	$2,605,782	$2,976,623	$3,312,305	$3,520,559	$3,409,526

Cash Taxes Payable	$803,968	$0	$0	$31,122	$33,915	$31,718	$32,418	$18,870	$35,588	$43,098	$37,657	$53,577	$48,199	$42,932	$46,594	$50,453	$80,261	$87,710	$78,678	$51,178
Cash Flow after Taxes ($000)	$2,605,557	$-336,735	$207,707	$191,667	$186,416	$147,192	$140,996	$156,992	$165,701	$91,902	$198,113	$165,755	$152,658	$167,422	$172,489	$291,367	$290,580	$247,972	$129,576	$-162,212
Cumulative Cash Flow after Taxes ($000)		$-336,735	$-129,028	$62,639	$249,055	$396,247	$537,243	$694,235	$859,936	$951,838	$1,149,951	$1,315,706	$1,468,364	$1,635,786	$1,808,274	$2,099,642	$2,390,221	$2,638,193	$2,767,769	$2,605,557

Discounted Cash Flow Parameters
Year (Year-End Discounting)		0	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18-22
Factor @ 0%	0.0%	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
Factor @ 5%	5.0%	1.000	0.952	0.907	0.864	0.823	0.784	0.746	0.711	0.677	0.645	0.614	0.585	0.557	0.530	0.505	0.481	0.458	0.436	0.416-0.342
Factor @ 10%	10.0%	1.000	0.909	0.826	0.751	0.683	0.621	0.564	0.513	0.467	0.424	0.386	0.350	0.319	0.290	0.263	0.239	0.218	0.198	0.180-0.123

M3-PN240322 7 July 2025 Revision 0	252

Richmond Hill Project

S-K 1300 Technical Report Summary

Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)
M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18-22
Discounted Cash Flow before Taxes ($000)
DCF @ 0%	$3,409,526	$-336,735	$-129,028	$93,761	$314,091	$493,001	$666,416	$842,278	$1,043,567	$1,178,567	$1,414,337	$1,633,668	$1,834,526	$2,044,880	$2,263,962	$2,605,782	$2,976,623	$3,312,305	$3,520,559	$3,409,526
DCF @ 5%	$2,093,385	$-336,735	$-138,919	$63,157	$253,487	$400,676	$536,551	$667,782	$810,835	$902,208	$1,054,187	$1,188,838	$1,306,275	$1,423,408	$1,539,592	$1,712,235	$1,890,615	$2,044,395	$2,135,256	$2,093,385
DCF @ 10%	$1,359,054	$-336,735	$-147,911	$36,212	$201,750	$323,948	$431,625	$530,894	$634,187	$697,166	$797,155	$881,717	$952,116	$1,019,142	$1,082,602	$1,172,614	$1,261,390	$1,334,445	$1,375,647	$1,359,054

Discounted Cash Flow after Taxes ($000)
DCF @ 0%	$2,605,557	$-336,735	$-129,028	$62,639	$249,055	$396,247	$537,243	$694,235	$859,936	$951,838	$1,149,951	$1,315,706	$1,468,364	$1,635,786	$1,808,274	$2,099,642	$2,390,221	$2,638,193	$2,767,769	$2,605,557
DCF @ 5%	$1,622,071	$-336,735	$-138,919	$34,929	$195,962	$317,057	$427,531	$544,681	$662,442	$724,645	$852,350	$954,109	$1,043,365	$1,136,592	$1,228,066	$1,375,227	$1,515,000	$1,628,599	$1,685,133	$1,622,071
DCF @ 10%	$1,060,048	$-336,735	$-147,911	$10,492	$150,549	$251,083	$338,631	$427,249	$512,280	$555,152	$639,172	$703,077	$756,583	$809,929	$859,893	$936,619	$1,006,181	$1,060,147	$1,085,783	$1,060,048

Financial Indicators before Taxes ($000)
NPV @ 0%	$3,409,526
NPV @ 5%	$2,093,385
NPV @ 10%	$1,359,054
IRR	61.4%
Payback (years)	1.6		1.0	0.6	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Financial Indicators after Taxes ($000)
NPV @ 0%	$2,605,557
NPV @ 5%	$1,622,071
NPV @ 10%	$1,060,048
IRR	55.0%
Payback (years)	1.7		1.0	0.7	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Payable Au (kozs)	2,604	-	171	146	146	147	127	126	138	126	150	142	140	146	151	200	212	197	132	9
Silver as Gold Equivalent (kozs)	108		18	11	7	7	7	4	4	5	7	7	3	3	3	5	5	6	5	0
Total Metal as Gold Equivalent (kozs)	2,712		189	156	153	154	134	130	142	130	157	149	144	149	154	205	217	202	137	10

Mining	$887,322	$0	$52,278	$50,653	$49,436	$47,749	$48,825	$52,476	$52,907	$51,142	$43,989	$50,798	$59,998	$60,418	$57,929	$50,454	$53,677	$57,598	$46,996	$0
Process Plant	$874,490	$0	$57,941	$51,560	$51,652	$51,560	$51,560	$51,560	$51,652	$51,560	$51,560	$51,560	$51,652	$51,560	$51,560	$51,560	$51,652	$51,560	$42,783	$0
G&A	$201,722	$0	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$0
Refining	$26,068	$0	$1,707	$1,458	$1,457	$1,473	$1,276	$1,260	$1,378	$1,258	$1,497	$1,424	$1,404	$1,460	$1,511	$2,002	$2,120	$1,968	$1,321	$94
Royalty	$241,193	$0	$16,808	$13,912	$13,603	$13,735	$11,922	$11,581	$12,612	$11,584	$13,939	$13,275	$12,774	$13,212	$13,713	$18,196	$19,297	$17,986	$12,173	$872
Cash Cost before By-Product Credit	$2,230,795	$0	$140,600	$129,448	$128,015	$126,383	$125,448	$128,742	$130,415	$127,409	$122,850	$128,923	$137,695	$138,515	$136,578	$134,078	$138,613	$140,977	$115,138	$966
$/Au oz	$857	$0	$824	$889	$879	$859	$984	$1,023	$948	$1,014	$821	$906	$981	$950	$905	$670	$655	$717	$872	$103

Silver Credit	$253,368	$0	$43,262	$25,373	$17,282	$17,045	$15,494	$10,199	$9,825	$10,751	$16,864	$16,485	$7,853	$6,404	$7,669	$10,932	$12,249	$13,298	$11,461	$922
Cash Cost after By-Product Credit	$1,977,427	$0	$97,338	$104,075	$110,733	$109,338	$109,954	$118,544	$120,590	$116,659	$105,986	$112,438	$129,842	$132,111	$128,910	$123,146	$126,363	$127,679	$103,678	$44
$/Au oz	$759	$0	$571	$715	$761	$743	$863	$942	$876	$928	$709	$790	$925	$906	$854	$616	$597	$649	$785	$5

Sustaining Capital Expenditures
Mining	$71,163	$0	$10,933	$10,455	$11,276	$12,391	$11,070	$842	$909	$980	$1,057	$4,221	$0	$0	$6,905	$0	$125	$0	$0	$0
Process	$148,457	$0	$47,764	$0	$0	$51,406	$0	$0	$0	$49,288	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Salvage Value	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Reclamation/Closure	$129,221	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$129,221
US State Severance Tax	$399,608	$0	$25,848	$17,952	$17,015	$17,327	$11,522	$17,688	$20,884	$18,462	$25,299	$23,040	$20,884	$22,417	$24,048	$36,879	$40,078	$36,208	$22,325	$1,734
AISC	$2,725,875	$0	$181,882	$132,481	$139,023	$190,462	$132,546	$137,075	$142,382	$185,388	$132,341	$139,699	$150,726	$154,528	$159,862	$160,025	$166,566	$163,887	$126,003	$130,999
$/Au oz	$1,047	$0	$1,067	$910	$955	$1,294	$1,040	$1,089	$1,034	$1,475	$885	$982	$1,074	$1,060	$1,059	$800	$786	$834	$955	$13,922
$/AuEq oz	$1,005	$0	$963	$847	$909	$1,233	$989	$1,053	$1,004	$1,423	$844	$936	$1,049	$1,040	$1,037	$782	$768	$810	$921	$13,364

Total Capital Expenditures ($000)
Pre-stripping	$20,500
Mining	$100,091
Process	$466,872
Owner's Cost	$16,246
Total	$603,708

Pre-Strip & Mining	$120,591
Process & Owner's Cost	$483,118

M3-PN240322 7 July 2025 Revision 0	253

Richmond Hill Project

S-K 1300 Technical Report Summary

Table 19-12: Detailed Financial Model for MI&I Case

Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)
M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15
Mine
Ore (tons)	301,716,547	2,069,978	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000
Ore (tonnes)	273,715,456	1,877,871	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991
Gold (oz/t)	0.015	0.020	0.017	0.014	0.013	0.014	0.014	0.015	0.010	0.011	0.012	0.012	0.013	0.013	0.013	0.013	0.012
Gold (gpt)	0.530	0.697	0.571	0.469	0.458	0.466	0.467	0.512	0.347	0.390	0.412	0.408	0.431	0.454	0.443	0.434	0.406
Silver (oz/t)	0.152	0.729	0.400	0.275	0.271	0.160	0.169	0.157	0.108	0.114	0.145	0.131	0.072	0.134	0.070	0.072	0.082
Silver (gpt)	5.207	24.978	13.703	9.441	9.279	5.482	5.799	5.380	3.716	3.906	4.961	4.506	2.474	4.601	2.399	2.457	2.820
Contained Gold (kozs)	4,667	46	201	165	162	164	165	180	123	137	145	144	152	160	156	153	143
Contained Silver (kozs)	45,822	1,662	4,824	3,324	3,276	1,930	2,042	1,894	1,312	1,375	1,747	1,586	873	1,620	844	865	995
Waste (tons)	133,233,806	1,919,720	8,120,275	6,302,120	5,956,252	7,836,029	6,677,193	2,647,153	6,687,629	7,072,906	5,003,000	4,860,147	5,189,803	3,977,316	2,997,807	3,470,232	3,964,851
Waste (tonnes)	120,868,916	1,741,559	7,366,665	5,717,246	5,403,476	7,108,799	6,057,510	2,401,482	6,066,977	6,416,498	4,538,691	4,409,096	4,708,158	3,608,198	2,719,593	3,148,174	3,596,890
Total Material Mined (tons)	434,950,353	3,989,698	19,070,275	17,252,120	16,936,252	18,786,029	17,627,193	13,597,153	17,667,629	18,022,906	15,953,000	15,810,147	16,169,803	14,927,316	13,947,807	14,420,232	14,944,851
Total Material Mined (tonnes)	394,584,372	3,619,430	17,300,440	15,651,021	15,364,467	17,042,574	15,991,285	12,335,257	16,027,968	16,350,273	14,472,466	14,342,871	14,669,149	13,541,972	12,653,368	13,081,949	13,557,880

Process Plant
Total Processing
Oxide (tons)	262,213,465	2,069,978	9,969,120	10,530,645	10,590,862	10,106,178	10,686,645	9,247,883	9,535,953	10,660,212	10,581,098	10,734,821	8,561,533	9,205,597	10,723,692	9,413,987	9,175,537
Oxide (tonnes)	237,878,495	1,877,871	9,043,926	9,553,339	9,607,967	9,168,265	9,694,860	8,389,624	8,650,960	9,670,881	9,599,110	9,738,565	7,766,972	8,351,263	9,728,469	8,540,313	8,323,992
Gold (oz/t)	0.015	0.022	0.018	0.015	0.014	0.015	0.015	0.016	0.010	0.012	0.013	0.013	0.013	0.014	0.014	0.013	0.013
Gold (gpt)	0.519	0.768	0.624	0.523	0.490	0.499	0.514	0.541	0.355	0.424	0.449	0.451	0.444	0.492	0.479	0.447	0.441
Silver (oz/t)	0.152	0.803	0.456	0.308	0.294	0.171	0.185	0.178	0.106	0.123	0.157	0.144	0.064	0.129	0.076	0.081	0.090
Silver (gpt)	5.203	27.533	15.648	10.547	10.090	5.855	6.355	6.090	3.626	4.226	5.376	4.937	2.201	4.431	2.619	2.789	3.101
Contained Gold (kozs)	3,970	46	181	161	151	147	160	146	99	132	138	141	111	132	150	123	118
Contained Silver (kozs)	39,789	1,662	4,550	3,240	3,117	1,726	1,981	1,643	1,008	1,314	1,659	1,546	550	1,190	819	766	830
Gold Recovery %	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%
Silver Recovery %	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%
Recoverable Gold (kozs)	3,533	41	161	143	135	131	143	130	88	117	123	126	99	118	133	109	105
Recoverable Silver (kozs)	11,946	499	1,365	972	935	518	595	493	303	395	498	464	165	357	246	230	249
Recovered Gold (kozs)	3,533	-	171	141	144	126	142	138	89	113	120	127	107	110	131	117	105
Recovered Silver (kozs)	11,941	-	1,612	970	1,043	554	580	516	343	354	491	493	216	319	258	236	244

Transition (tons)	39,503,082	0	980,880	419,355	389,138	843,822	263,355	1,702,117	1,444,047	289,788	368,902	215,179	2,418,467	1,744,403	226,308	1,536,013	1,804,463
Transition (tonnes)	35,836,961	0	889,849	380,436	353,024	765,510	238,914	1,544,151	1,310,031	262,894	334,665	195,209	2,194,018	1,582,512	205,306	1,393,461	1,636,998
Gold (oz/t)	0.018	0.029	0.020	0.010	0.027	0.020	0.016	0.020	0.017	0.019	0.018	0.012	0.017	0.016	0.027	0.020	0.014
Gold (gpt)	0.605	-	0.681	0.354	0.922	0.698	0.557	0.688	0.569	0.651	0.606	0.404	0.584	0.545	0.920	0.670	0.480
Silver (oz/t)	0.153	0.091	0.254	0.182	0.370	0.219	0.209	0.134	0.191	0.192	0.215	0.170	0.121	0.224	0.101	0.059	0.083
Silver (gpt)	5.236	3.125	8.695	6.239	12.682	7.524	7.179	4.594	6.532	6.566	7.371	5.823	4.161	7.664	3.470	2.011	2.851
Contained Gold (kozs)	697	-	19	4	10	17	4	34	24	5	7	3	41	28	6	30	25
Contained Silver (kozs)	6,033	0	274	84	159	204	61	251	303	61	87	40	324	430	25	99	165
Gold Recovery %	65.0%		65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%
Silver Recovery %	18.1%		18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.2%	18.2%	18.1%	18.2%	18.2%	18.1%
Recoverable Gold (kozs)	453	-	13	3	7	11	3	22	16	4	4	2	27	18	4	20	16
Recoverable Silver (kozs)	1,095	-	50	15	29	37	11	46	55	11	16	7	59	78	5	18	30
Recovered Gold (kozs)	453	-	9	6	3	14	3	13	24	3	5	2	18	25	5	15	19
Recovered Silver (kozs)	1,095	-	28	35	13	52	11	31	69	10	19	8	35	92	14	13	29

Total Crushed (tons)	301,716,547	2,069,978	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000
Total Crushed (tonnes)	273,715,456	1,877,871	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991
Gold (oz/t)	0.015	0.020	0.017	0.014	0.013	0.014	0.014	0.015	0.010	0.011	0.012	0.012	0.013	0.013	0.013	0.013	0.012
Gold (gpt)	0.530	0.697	0.571	0.469	0.458	0.466	0.467	0.512	0.347	0.390	0.412	0.408	0.431	0.454	0.443	0.434	0.406
Silver (oz/t)	0.152	0.729	0.400	0.275	0.271	0.160	0.169	0.157	0.108	0.114	0.145	0.131	0.072	0.134	0.070	0.072	0.082
Silver (gpt)	5.207	24.978	13.703	9.441	9.279	5.482	5.799	5.380	3.716	3.906	4.961	4.506	2.474	4.601	2.399	2.457	2.820
Contained Gold (kozs)	4,667	46	201	165	162	164	165	180	123	137	145	144	152	160	156	153	143
Contained Silver (kozs)	45,822	1,662	4,824	3,324	3,276	1,930	2,042	1,894	1,312	1,375	1,747	1,586	873	1,620	844	865	995
Gold Recovery %	85.4%
Silver Recovery %	28.5%
Recoverable Gold (kozs)	3,986	41	174	146	141	142	145	152	103	121	127	127	126	136	137	129	121
Recoverable Silver (kozs)	13,040	499	1,415	987	964	555	606	539	358	406	514	471	224	435	251	248	279
Recovered Gold (kozs)	3,986	-	180	147	147	141	145	151	113	116	125	129	125	135	135	132	123
Recovered Silver (kozs)	13,035	-	1,639	1,005	1,056	606	591	547	412	364	510	501	252	411	271	249	273

M3-PN240322 7 July 2025 Revision 0	254

Richmond Hill Project

S-K 1300 Technical Report Summary

Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)
M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15
Total Processing
Total Ore (tons)	301,716,547	2,069,978	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000
Total Ore (tonnes)	273,715,456	1,877,871	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991
Gold (oz/t)	0.015	0.020	0.017	0.014	0.013	0.014	0.014	0.015	0.010	0.011	0.012	0.012	0.013	0.013	0.013	0.013	0.012
Gold (gpt)	0.530	0.697	0.571	0.469	0.458	0.466	0.467	0.512	0.347	0.390	0.412	0.408	0.431	0.454	0.443	0.434	0.406
Silver (oz/t)	0.152	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Silver (gpt)	5.207	0.001	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Contained Gold (kozs)	4,667	46	201	165	162	164	165	180	123	137	145	144	152	160	156	153	143
Contained Silver (kozs)	45,822	1,662	4,824	3,324	3,276	1,930	2,042	1,894	1,312	1,375	1,747	1,586	873	1,620	844	865	995
Gold Recovery %	85.4%	89.0%	86.7%	88.4%	87.4%	86.5%	88.4%	84.4%	84.3%	88.0%	87.9%	88.6%	82.5%	84.8%	88.1%	84.3%	84.8%
Silver Recovery %	28.5%	30.0%	29.3%	29.7%	29.4%	28.8%	29.7%	28.4%	27.3%	29.5%	29.4%	29.7%	25.6%	26.9%	29.7%	28.7%	28.1%
Recoverable Gold (kozs)	3,986	41	174	146	141	142	145	152	103	121	127	127	126	136	137	129	121
Recoverable Silver (kozs)	13,040	499	1,415	987	964	555	606	539	358	406	514	471	224	435	251	248	279
Recovered Gold (kozs)	3,986	-	180	147	147	141	145	151	113	116	125	129	125	135	135	132	123
Recovered Silver (kozs)	13,035	-	1,639	1,005	1,056	606	591	547	412	364	510	501	252	411	271	249	273

Payable Metals
Gold (kozs)	3,982		180	147	146	141	145	151	113	116	125	129	125	135	135	131	123
Silver (kozs)	12,905		1,623	995	1,045	600	585	541	408	360	505	496	249	407	269	247	270
Silver as Gold Equivalent (kozs)	159		20	12	13	7	7	7	5	4	6	6	3	5	3	3	3
Total Metal as Gold Equivalent (kozs)	4,141		200	159	159	148	153	158	118	120	131	135	128	140	138	134	127
Metal Prices
Gold ($/oz)	$2,350.00		$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00
Silver ($/oz)	$29.00		$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00
Revenues ($000)
Gold	$9,356,895		$421,888	$345,934	$344,079	$330,457	$341,540	$354,581	$265,915	$271,633	$293,616	$302,804	$294,419	$317,369	$317,556	$308,840	$289,807
Silver	$374,248		$47,062	$28,862	$30,311	$17,390	$16,964	$15,692	$11,829	$10,452	$14,650	$14,395	$7,230	$11,813	$7,789	$7,150	$7,829
Total Revenues	$9,731,143		$468,949	$374,796	$374,390	$347,846	$358,504	$370,273	$277,744	$282,085	$308,266	$317,199	$301,649	$329,182	$325,345	$315,991	$297,637
Operating Cost ($000)
Mining	$1,464,004		$52,439	$48,296	$46,595	$45,402	$43,572	$40,089	$47,309	$46,727	$43,269	$43,284	$48,391	$57,664	$52,888	$52,561	$54,609
Process Plant	$1,427,042		$57,873	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595
G&A	$332,248		$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866
Refining	$39,856		$1,797	$1,474	$1,466	$1,408	$1,455	$1,510	$1,133	$1,157	$1,251	$1,290	$1,254	$1,352	$1,353	$1,316	$1,234
Total Operating Cost	$3,263,151		$123,976	$113,138	$111,521	$110,178	$108,395	$104,968	$111,902	$111,252	$107,888	$107,942	$113,106	$122,384	$117,609	$117,245	$119,304

Royalty	$368,269		$17,752	$14,186	$14,171	$13,165	$13,568	$14,013	$10,511	$10,675	$11,667	$12,005	$11,415	$12,458	$12,312	$11,958	$11,263
Salvage Value	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Reclamation/Closure	$73,041		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Production Cost	$3,704,461		$141,727	$127,325	$125,692	$123,343	$121,963	$118,981	$122,414	$121,928	$119,555	$119,946	$124,521	$134,842	$129,921	$129,202	$130,567

Operating Income	$6,026,682		$327,222	$247,472	$248,698	$224,504	$236,541	$251,293	$155,330	$160,157	$188,711	$197,252	$177,127	$194,340	$195,424	$186,788	$167,070

Depreciation ($000)
Total Capital	$615,942		$76,676	$84,748	$86,749	$88,906	$96,419	$21,596	$17,106	$15,722	$18,493	$16,121	$14,268	$12,559	$11,943	$13,324	$8,184

Total Depreciation	$615,942		$76,676	$84,748	$86,749	$88,906	$96,419	$21,596	$17,106	$15,722	$18,493	$16,121	$14,268	$12,559	$11,943	$13,324	$8,184

Net Income after Depreciation	$5,410,740		$250,546	$162,723	$161,949	$135,598	$140,122	$229,697	$138,225	$144,436	$170,218	$181,131	$162,860	$181,781	$183,481	$173,464	$158,886

Taxes ($000)
US State Severance Tax	$618,191		$28,421	$18,962	$18,882	$16,056	$16,585	$25,627	$15,814	$16,467	$19,233	$20,389	$18,449	$20,540	$20,682	$19,613	$18,023
US State Corporate Income Tax	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Federal Corporate Tax	$641,759		$8,634	$17,381	$17,262	$13,540	$14,016	$28,752	$15,844	$16,772	$20,407	$22,004	$19,347	$21,794	$22,182	$20,747	$18,786
Total Taxes	$1,259,951		$37,055	$36,343	$36,143	$29,595	$30,601	$54,379	$31,658	$33,238	$39,640	$42,392	$37,796	$42,334	$42,864	$40,360	$36,809

M3-PN240322 7 July 2025 Revision 0	255

Richmond Hill Project

S-K 1300 Technical Report Summary

Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)
M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15
Net Income after Taxes ($000)	$4,150,790		$213,491	$126,380	$125,806	$106,003	$109,521	$175,318	$106,567	$111,197	$130,577	$138,739	$125,063	$139,447	$140,617	$133,104	$122,077

Cash Flow ($000)
Net Income before Taxes	$5,410,740	$0	$250,546	$162,723	$161,949	$135,598	$140,122	$229,697	$138,225	$144,436	$170,218	$181,131	$162,860	$181,781	$183,481	$173,464	$158,886
Add back Depreciation	$615,942	$0	$76,676	$84,748	$86,749	$88,906	$96,419	$21,596	$17,106	$15,722	$18,493	$16,121	$14,268	$12,559	$11,943	$13,324	$8,184
Operating Cash Flow	$6,026,682	$0	$327,222	$247,472	$248,698	$224,504	$236,541	$251,293	$155,330	$160,157	$188,711	$197,252	$177,127	$194,340	$195,424	$186,788	$167,070

Working Capital ($000)
Accounts Receivable	$0	$0	$-12,848	$2,580	$11	$727	$-292	$-322	$2,535	$-119	$-717	$-245	$426	$-754	$105	$256	$503
Accounts Payable	$0	$47,266	$-24,797	$-7,288	$-103	$6,305	$-6,878	$-1,565	$1,235	$5,617	$-6,491	$7	$1,792	$-11	$263	$-896	$254
Inventory (parts)	$0	$0
Total Working Capital	$0	$47,266	$-37,645	$-4,708	$-91	$7,032	$-7,170	$-1,887	$3,770	$5,498	$-7,209	$-238	$2,218	$-766	$368	$-640	$757

Initial Capital Expenditures ($000)
Pre-stripping	$20,408	$20,408	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Mining	$28,310	$28,310	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$318,415	$318,415	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$16,246	$16,246	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Expansion Capital Expenditures ($000)
Mining	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Sustaining Capital Expenditures ($000)
Mining	$84,106		$10,511	$10,001	$10,786	$11,863	$9,265	$0	$3,081	$0	$0	$0	$9,369	$0	$6,905	$0	$0
Process	$148,457		$47,764	$0	$0	$51,406	$0	$0	$0	$49,288	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Capital	$615,942	$383,379	$58,275	$10,001	$10,786	$63,268	$9,265	$0	$3,081	$49,288	$0	$0	$9,369	$0	$6,905	$0	$0

Cash Flow before Taxes ($000)	$5,410,740	$-336,113	$231,303	$232,763	$237,820	$168,267	$220,106	$249,405	$156,019	$116,367	$181,503	$197,014	$169,976	$193,575	$188,887	$186,148	$167,826
Cumulative Cash Flow before Taxes ($000)		$-336,113	$-104,810	$127,953	$365,773	$534,040	$754,146	$1,003,552	$1,159,571	$1,275,938	$1,457,441	$1,654,455	$1,824,431	$2,018,006	$2,206,893	$2,393,041	$2,560,867

Cash Taxes Payable	$1,259,951	$0	$0	$37,055	$36,343	$36,143	$29,595	$30,601	$54,379	$31,658	$33,238	$39,640	$42,392	$37,796	$42,334	$42,864	$40,360
Cash Flow after Taxes ($000)	$4,150,790	$-336,113	$231,303	$195,708	$201,477	$132,124	$190,511	$218,804	$101,640	$84,709	$148,264	$157,374	$127,584	$155,778	$146,553	$143,285	$127,466
Cumulative Cash Flow after Taxes ($000)		$-336,113	$-104,810	$90,898	$292,375	$424,499	$615,010	$833,814	$935,454	$1,020,164	$1,168,428	$1,325,802	$1,453,386	$1,609,164	$1,755,718	$1,899,002	$2,026,468

Discounted Cash Flow Parameters
Year (Year-End Discounting)		0	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
Factor @ 0%	0.0%	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
Factor @ 5%	5.0%	1.000	0.952	0.907	0.864	0.823	0.784	0.746	0.711	0.677	0.645	0.614	0.585	0.557	0.530	0.505	0.481
Factor @ 10%	10.0%	1.000	0.909	0.826	0.751	0.683	0.621	0.564	0.513	0.467	0.424	0.386	0.350	0.319	0.290	0.263	0.239

Discounted Cash Flow before Taxes ($000)
DCF @ 0%	$5,387,903	$-336,113	$-104,810	$127,953	$365,773	$534,040	$754,146	$1,003,552	$1,159,571	$1,275,938	$1,457,441	$1,654,455	$1,824,431	$2,018,006	$2,206,893	$2,393,041	$2,560,867
DCF @ 5%	$2,691,729	$-336,113	$-115,825	$95,298	$300,736	$439,170	$611,629	$797,739	$908,619	$987,381	$1,104,379	$1,225,329	$1,324,710	$1,432,500	$1,532,671	$1,626,688	$1,707,416
DCF @ 10%	$1,558,857	$-336,113	$-125,838	$66,528	$245,206	$360,135	$496,804	$637,587	$717,649	$771,935	$848,910	$924,867	$984,443	$1,046,122	$1,100,836	$1,149,854	$1,190,031

Discounted Cash Flow after Taxes ($000)
DCF @ 0%	$4,205,852	$-336,113	$-104,810	$90,898	$292,375	$424,499	$615,010	$833,814	$935,454	$1,020,164	$1,168,428	$1,325,802	$1,453,386	$1,609,164	$1,755,718	$1,899,002	$2,026,468
DCF @ 5%	$2,112,725	$-336,113	$-115,825	$61,688	$235,732	$344,431	$493,701	$656,976	$729,210	$786,545	$882,117	$978,731	$1,053,327	$1,140,070	$1,217,790	$1,290,159	$1,351,472
DCF @ 10%	$1,225,667	$-336,113	$-125,838	$35,904	$187,277	$277,520	$395,812	$519,321	$571,479	$610,996	$673,875	$734,549	$779,267	$828,902	$871,354	$909,085	$939,599

Financial Indicators before Taxes ($000)
NPV @ 0%	$5,387,903
NPV @ 5%	$2,691,729
NPV @ 10%	$1,558,857
IRR	66.5%
Payback (years)	1.5		1.0	0.5	-	-	-	-	-	-	-	-	-	-	-	-	-

M3-PN240322 7 July 2025 Revision 0	256

Richmond Hill Project

S-K 1300 Technical Report Summary

Dakota Gold - Richmond Hill Project - Financial Model (IAwCF)

M3-PN240322	LOM	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15
Financial Indicators after Taxes ($000)
NPV @ 0%	$4,205,852
NPV @ 5%	$2,112,725
NPV @ 10%	$1,225,667
IRR	59.4%
Payback (years)	1.5		1.0	0.5	-	-	-	-	-	-	-	-	-	-	-	-	-
Payable Au (kozs)	3,982	-	180	147	146	141	145	151	113	116	125	129	125	135	135	131	123
Silver as Gold Equivalent (kozs)	159		20	12	13	7	7	7	5	4	6	6	3	5	3	3	3
Total Metal as Gold Equivalent (kozs)	4,141		200	159	159	148	153	158	118	120	131	135	128	140	138	134	127
Mining	$1,464,004	$0	$52,439	$48,296	$46,595	$45,402	$43,572	$40,089	$47,309	$46,727	$43,269	$43,284	$48,391	$57,664	$52,888	$52,561	$54,609
Process Plant	$1,427,042	$0	$57,873	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595
G&A	$332,248	$0	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866
Refining	$39,856	$0	$1,797	$1,474	$1,466	$1,408	$1,455	$1,510	$1,133	$1,157	$1,251	$1,290	$1,254	$1,352	$1,353	$1,316	$1,234
Royalty	$368,269	$0	$17,752	$14,186	$14,171	$13,165	$13,568	$14,013	$10,511	$10,675	$11,667	$12,005	$11,415	$12,458	$12,312	$11,958	$11,263
Cash Cost before By-Product Credit	$3,631,420	$0	$141,727	$127,325	$125,692	$123,343	$121,963	$118,981	$122,414	$121,928	$119,555	$119,946	$124,521	$134,842	$129,921	$129,202	$130,567
$/Au oz	$912	$0	$789	$865	$858	$877	$839	$789	$1,082	$1,055	$957	$931	$994	$998	$961	$983	$1,059
Silver Credit	$374,248	$0	$47,062	$28,862	$30,311	$17,390	$16,964	$15,692	$11,829	$10,452	$14,650	$14,395	$7,230	$11,813	$7,789	$7,150	$7,829
Cash Cost after By-Product Credit	$3,257,172	$0	$94,666	$98,462	$95,381	$105,953	$104,999	$103,289	$110,585	$111,475	$104,905	$105,551	$117,292	$123,029	$122,131	$122,052	$122,738
$/Au oz	$818	$0	$527	$669	$651	$753	$722	$685	$977	$964	$840	$819	$936	$911	$904	$929	$995

Sustaining Capital Expenditures
Mining	$84,106	$0	$10,511	$10,001	$10,786	$11,863	$9,265	$0	$3,081	$0	$0	$0	$9,369	$0	$6,905	$0	$0
Process	$148,457	$0	$47,764	$0	$0	$51,406	$0	$0	$0	$49,288	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Salvage Value	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Reclamation/Closure	$73,041	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
US State Severance Tax	$618,191	$0	$28,421	$18,962	$18,882	$16,056	$16,585	$25,627	$15,814	$16,467	$19,233	$20,389	$18,449	$20,540	$20,682	$19,613	$18,023
AISC	$4,180,968	$0	$181,362	$127,425	$125,049	$185,277	$130,849	$128,915	$129,480	$177,230	$124,138	$125,940	$145,110	$143,569	$149,718	$141,665	$140,761
$/Au oz	$1,050	$0	$1,010	$866	$854	$1,318	$900	$854	$1,144	$1,533	$994	$977	$1,158	$1,063	$1,108	$1,078	$1,141
$/AuEq oz	$1,010	$0	$909	$799	$785	$1,252	$858	$818	$1,096	$1,476	$946	$933	$1,130	$1,025	$1,081	$1,054	$1,111

M3-PN240322	LOM	Year 16	Year 17	Year 18	Year 19	Year 20	Year 21	Year 22	Year 23	Year 24	Year 25	Year 26	Year 27	Year 28	Year 29-32
Mine
Ore (tons)	301,716,547	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,862,883	10,950,000	10,979,125	3,874,562	-
Ore (tonnes)	273,715,456	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,854,743	9,933,775	9,960,197	3,514,979	-
Gold (oz/t)	0.015	0.012	0.015	0.015	0.013	0.015	0.017	0.017	0.017	0.016	0.016	0.016	0.015	0.014	-
Gold (gpt)	0.530	0.428	0.510	0.511	0.444	0.506	0.574	0.566	0.577	0.561	0.555	0.548	0.504	0.474	-
Silver (oz/t)	0.152	0.115	0.153	0.094	0.062	0.076	0.085	0.087	0.098	0.105	0.111	0.124	0.139	0.138	-
Silver (gpt)	5.207	3.949	5.242	3.225	2.110	2.590	2.925	2.988	3.365	3.589	3.799	4.246	4.758	4.743	-
Contained Gold (kozs)	4,667	151	179	180	157	178	202	199	204	198	194	193	178	59	-
Contained Silver (kozs)	45,822	1,390	1,845	1,135	745	912	1,030	1,052	1,188	1,263	1,327	1,495	1,680	591	-
Waste (tons)	133,233,806	2,579,950	1,601,583	6,763,249	8,927,141	8,870,327	4,516,016	3,736,454	3,640,135	3,171,705	2,654,338	1,997,312	1,395,155	698,006	-
Waste (tonnes)	120,868,916	2,340,515	1,452,947	6,135,580	8,098,649	8,047,108	4,096,903	3,389,689	3,302,309	2,877,352	2,408,000	1,811,950	1,265,677	633,227	-
Total Material Mined (tons)	434,950,353	13,529,950	12,551,583	17,713,249	19,907,141	19,820,327	15,466,016	14,686,454	14,620,135	14,121,705	13,517,221	12,947,312	12,374,280	4,572,568	-
Total Material Mined (tonnes)	394,584,372	12,274,290	11,386,722	16,069,354	18,059,640	17,980,883	14,030,678	13,323,464	13,263,300	12,811,127	12,262,742	11,745,725	11,225,873	4,148,206	-
Process Plant
Total Processing
Oxide (tons)	262,213,465	9,249,304	6,425,202	7,316,616	10,815,493	10,504,705	10,918,944	10,451,330	9,876,155	9,295,046	8,759,555	8,615,616	6,097,182	2,094,577	-
Oxide (tonnes)	237,878,495	8,390,913	5,828,905	6,637,591	9,811,751	9,529,806	9,905,601	9,481,384	8,959,589	8,432,411	7,946,616	7,816,036	5,531,327	1,900,188	-
Gold (oz/t)	0.015	0.013	0.014	0.015	0.014	0.016	0.018	0.018	0.018	0.018	0.018	0.018	0.017	0.015	-
Gold (gpt)	0.519	0.460	0.477	0.506	0.492	0.540	0.634	0.620	0.630	0.622	0.625	0.622	0.576	0.510	-
Silver (oz/t)	0.152	0.128	0.160	0.070	0.066	0.079	0.094	0.097	0.111	0.122	0.133	0.147	0.147	0.151	-
Silver (gpt)	5.203	4.386	5.500	2.383	2.274	2.715	3.226	3.319	3.814	4.194	4.558	5.039	5.033	5.164	-
Contained Gold (kozs)	3,970	124	89	108	155	165	202	189	181	169	160	156	102	31	-
Contained Silver (kozs)	39,789	1,183	1,031	509	717	832	1,027	1,012	1,099	1,137	1,164	1,266	895	316	-
Gold Recovery %	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%	0.0%
Silver Recovery %	30.0%	30.0%	30.0%	30.1%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%	0.0%
Recoverable Gold (kozs)	3,533	110	80	96	138	147	180	168	161	150	142	139	91	28	-
Recoverable Silver (kozs)	11,946	355	309	153	216	250	309	304	330	341	350	380	269	95	-
Recovered Gold (kozs)	3,533	111	84	85	134	145	172	175	166	150	143	135	107	43	2
Recovered Silver (kozs)	11,941	325	342	164	208	236	297	315	331	332	345	362	307	141	6

M3-PN240322 7 July 2025 Revision 0	257

Richmond Hill Project

S-K 1300 Technical Report Summary

M3-PN240322	LOM	Year 16	Year 17	Year 18	Year 19	Year 20	Year 21	Year 22	Year 23	Year 24	Year 25	Year 26	Year 27	Year 28	Year 29-32
Transition (tons)	39,503,082	1,700,696	4,524,798	3,633,384	164,507	445,295	31,056	498,670	1,103,845	1,654,954	2,103,328	2,334,384	4,881,943	1,779,985	-
Transition (tonnes)	35,836,961	1,542,862	4,104,870	3,296,184	149,239	403,969	28,174	452,390	1,001,402	1,501,364	1,908,126	2,117,739	4,428,870	1,614,791	-
Gold (oz/t)	0.018	0.016	0.020	0.020	0.009	0.028	0.012	0.021	0.020	0.018	0.016	0.016	0.015	0.016	-
Gold (gpt)	0.605	0.537	0.682	0.680	0.319	0.975	0.425	0.709	0.690	0.600	0.553	0.534	0.529	0.537	-
Silver (oz/t)	0.153	0.110	0.163	0.157	0.151	0.163	0.070	0.073	0.073	0.069	0.070	0.089	0.146	0.140	-
Silver (gpt)	5.236	3.788	5.599	5.366	5.176	5.583	2.402	2.496	2.511	2.374	2.403	3.047	4.998	4.812	-
Contained Gold (kozs)	697	27	90	72	2	13	0	10	22	29	34	36	75	28	-
Contained Silver (kozs)	6,033	207	815	627	27	80	2	40	89	126	162	229	785	275	-
Gold Recovery %	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	65.0%	0.0%
Silver Recovery %	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	18.2%	18.2%	18.1%	18.1%	18.1%	18.1%	18.1%	18.1%	0.0%
Recoverable Gold (kozs)	453	17	58	47	1	8	0	7	14	19	22	24	49	18	-
Recoverable Silver (kozs)	1,095	38	148	114	5	15	0	7	16	23	29	42	142	50	-
Recovered Gold (kozs)	453	16	48	59	5	7	1	4	12	20	21	24	42	28	1
Recovered Silver (kozs)	1,095	33	121	143	15	13	2	4	13	23	28	39	119	80	3

Total Crushed (tons)	301,716,547	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,862,883	10,950,000	10,979,125	3,874,562	-
Total Crushed (tonnes)	273,715,456	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,854,743	9,933,775	9,960,197	3,514,979	-
Gold (oz/t)	0.015	0.012	0.015	0.015	0.013	0.015	0.017	0.017	0.017	0.016	0.016	0.016	0.015	0.014	-
Gold (gpt)	0.530	0.428	0.510	0.511	0.444	0.506	0.574	0.566	0.577	0.561	0.555	0.548	0.504	0.474	-
Silver (oz/t)	0.152	0.115	0.153	0.094	0.062	0.076	0.085	0.087	0.098	0.105	0.111	0.124	0.139	0.138	-
Silver (gpt)	5.207	3.949	5.242	3.225	2.110	2.590	2.925	2.988	3.365	3.589	3.799	4.246	4.758	4.743	-
Contained Gold (kozs)	4,667	151	179	180	157	178	202	199	204	198	194	193	178	59	-
Contained Silver (kozs)	45,822	1,390	1,845	1,135	745	912	1,030	1,052	1,188	1,263	1,327	1,495	1,680	591	-
Gold Recovery %	85.4%
Silver Recovery %	28.5%
Recoverable Gold (kozs)	3,986	128	138	143	139	155	180	175	176	169	164	163	140	46	-
Recoverable Silver (kozs)	13,040	393	457	267	220	264	309	311	346	364	379	422	411	145	-
Recovered Gold (kozs)	3,986	127	133	144	138	153	173	178	178	170	164	160	149	71	3
Recovered Silver (kozs)	13,035	357	463	307	223	250	299	320	344	356	374	400	425	220	10

Total Processing
Total Ore (tons)	301,716,547	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,950,000	10,950,000	10,980,000	10,950,000	10,862,883	10,950,000	10,979,125	3,874,562	-
Total Ore (tonnes)	273,715,456	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,933,775	9,933,775	9,960,991	9,933,775	9,854,743	9,933,775	9,960,197	3,514,979	-
Gold (oz/t)	0.015	0.012	0.015	0.015	0.013	0.015	0.017	0.017	0.017	0.016	0.016	0.016	0.015	0.014	-
Gold (gpt)	0.530	0.428	0.510	0.511	0.444	0.506	0.574	0.566	0.577	0.561	0.555	0.548	0.504	0.474	-
Silver (oz/t)	0.152	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Silver (gpt)	5.207	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	-
Contained Gold (kozs)	4,667	151	179	180	157	178	202	199	204	198	194	193	178	59	-
Contained Silver (kozs)	45,822	1,390	1,845	1,135	745	912	1,030	1,052	1,188	1,263	1,327	1,495	1,680	591	-
Gold Recovery %	85.4%	84.8%	77.0%	79.4%	88.8%	87.3%	89.0%	87.8%	86.4%	85.5%	84.8%	84.5%	78.8%	77.7%
Silver Recovery %	28.5%	28.3%	24.8%	23.5%	29.6%	29.0%	30.0%	29.6%	29.1%	28.8%	28.6%	28.2%	24.5%	24.5%
Recoverable Gold (kozs)	3,986	128	138	143	139	155	180	175	176	169	164	163	140	46	-
Recoverable Silver (kozs)	13,040	393	457	267	220	264	309	311	346	364	379	422	411	145	-
Recovered Gold (kozs)	3,986	127	133	144	138	153	173	178	178	170	164	160	149	71	3
Recovered Silver (kozs)	13,035	357	463	307	223	250	299	320	344	356	374	400	425	220	10

Payable Metals
Gold (kozs)	3,982	127	133	144	138	153	173	178	178	170	164	159	148	71	3
Silver (kozs)	12,905	354	459	304	220	247	296	316	341	352	370	396	421	218	10
Silver as Gold Equivalent (kozs)	159	4	6	4	3	3	4	4	4	4	5	5	5	3	0
Total Metal as Gold Equivalent (kozs)	4,141	132	138	147	141	156	177	182	182	174	168	164	154	74	3

Metal Prices
Gold ($/oz)	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00	$2,350.00
Silver ($/oz)	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00	$29.00

Revenues ($000)
Gold	$9,356,895	$298,822	$311,837	$337,364	$324,925	$358,401	$406,726	$418,040	$418,736	$398,919	$384,877	$374,764	$348,888	$166,834	$7,324
Silver	$374,248	$10,261	$13,299	$8,816	$6,393	$7,166	$8,582	$9,177	$9,879	$10,217	$10,726	$11,497	$12,215	$6,320	$283
Total Revenues	$9,731,143	$309,083	$325,136	$346,180	$331,317	$365,567	$415,308	$427,217	$428,615	$409,136	$395,603	$386,261	$361,103	$173,154	$7,608

M3-PN240322 7 July 2025 Revision 0	258

Richmond Hill Project

S-K 1300 Technical Report Summary

M3-PN240322	LOM	Year 16	Year 17	Year 18	Year 19	Year 20	Year 21	Year 22	Year 23	Year 24	Year 25	Year 26	Year 27	Year 28	Year 29-32
Operating Cost ($000)
Mining	$1,464,004	$53,025	$51,553	$66,339	$70,936	$69,222	$61,233	$57,320	$58,070	$56,905	$56,859	$55,259	$53,148	$31,042	$0
Process Plant	$1,427,042	$51,503	$51,503	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595	$51,503	$51,234	$51,503	$51,592	$29,726	$0
G&A	$332,248	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$0
Refining	$39,856	$1,273	$1,328	$1,437	$1,384	$1,527	$1,732	$1,781	$1,784	$1,699	$1,639	$1,596	$1,486	$711	$31
Total Operating Cost	$3,263,151	$117,667	$116,250	$131,145	$135,781	$134,117	$126,334	$122,469	$123,314	$121,973	$121,599	$120,224	$118,092	$73,345	$31
Royalty	$368,269	$11,697	$12,305	$13,100	$12,537	$13,834	$15,716	$16,167	$16,220	$15,483	$14,971	$14,617	$13,665	$6,553	$288
Salvage Value	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Reclamation/Closure	$73,041	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$73,041
Total Production Cost	$3,704,461	$129,363	$128,554	$144,245	$148,319	$147,951	$142,050	$138,635	$139,534	$137,455	$136,570	$134,841	$131,757	$79,898	$73,361

Operating Income	$6,026,682	$179,720	$196,581	$201,935	$182,999	$217,616	$273,258	$288,582	$289,081	$271,681	$259,034	$251,419	$229,345	$93,256	$-65,753

Depreciation ($000)
Total Capital	$615,942	$8,184	$6,310	$6,310	$2,465	$2,465	$2,465	$2,465	$2,465	$0	$0	$0	$0	$0	$0

Total Depreciation	$615,942	$8,184	$6,310	$6,310	$2,465	$2,465	$2,465	$2,465	$2,465	$0	$0	$0	$0	$0	$0

Net Income after Depreciation	$5,410,740	$171,536	$190,272	$195,625	$180,534	$215,151	$270,792	$286,117	$286,616	$271,681	$259,034	$251,419	$229,345	$93,256	$-65,753

Taxes ($000)
US State Severance Tax	$618,191	$19,371	$21,360	$22,046	$20,430	$24,138	$30,060	$31,678	$31,738	$30,104	$28,742	$27,914	$25,526	$10,565	$779
US State Corporate Income Tax	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Federal Corporate Tax	$641,759	$20,607	$23,328	$23,668	$21,528	$26,433	$34,459	$36,717	$36,764	$34,773	$33,008	$31,977	$28,937	$11,068	$1,024
Total Taxes	$1,259,951	$39,978	$44,688	$45,714	$41,958	$50,571	$64,519	$68,395	$68,502	$64,877	$61,750	$59,890	$54,462	$21,633	$1,803

Net Income after Taxes ($000)	$4,150,790	$131,558	$145,584	$149,911	$138,576	$164,579	$206,273	$217,721	$218,114	$206,804	$197,284	$191,529	$174,883	$71,622	$-67,556

Cash Flow ($000)
Net Income before Taxes	$5,410,740	$171,536	$190,272	$195,625	$180,534	$215,151	$270,792	$286,117	$286,616	$271,681	$259,034	$251,419	$229,345	$93,256	$-65,753
Add back Depreciation	$615,942	$8,184	$6,310	$6,310	$2,465	$2,465	$2,465	$2,465	$2,465	$0	$0	$0	$0	$0	$0
Operating Cash Flow	$6,026,682	$179,720	$196,581	$201,935	$182,999	$217,616	$273,258	$288,582	$289,081	$271,681	$259,034	$251,419	$229,345	$93,256	$-65,753

Working Capital ($000)
Accounts Receivable	$0	$-314	$-440	$-577	$407	$-938	$-1,363	$-326	$-38	$534	$371	$256	$689	$5,149	$4,744
Accounts Payable	$0	$-202	$-175	$3,356	$-948	$-205	$-960	$-477	$104	$-165	$-46	$-169	$-263	$-5,517	$-9,043
Inventory (parts)	$0
Total Working Capital	$0	$-515	$-614	$2,779	$-541	$-1,143	$-2,322	$-803	$66	$368	$325	$86	$426	$-367	$-4,299

Initial Capital Expenditures ($000)
Pre-stripping	$20,408	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Mining	$28,310	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$318,415	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$16,246	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Expansion Capital Expenditures ($000)
Mining	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Sustaining Capital Expenditures ($000)
Mining	$84,106	$0	$0	$12,326	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$148,457	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Capital	$615,942	$0	$0	$12,326	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Cash Flow before Taxes ($000)	$5,410,740	$179,204	$195,967	$192,389	$182,458	$216,472	$270,935	$287,779	$289,147	$272,049	$259,358	$251,506	$229,772	$92,888	$-70,052
Cumulative Cash Flow before Taxes ($000)		$2,740,072	$2,936,039	$3,128,427	$3,310,885	$3,527,358	$3,798,293	$4,086,072	$4,375,219	$4,647,268	$4,906,626	$5,158,132	$5,387,903	$5,480,792	$5,410,740

Cash Taxes Payable	$1,259,951	$36,809	$39,978	$44,688	$45,714	$41,958	$50,571	$64,519	$68,395	$68,502	$64,877	$61,750	$59,890	$54,462	$23,437
Cash Flow after Taxes ($000)	$4,150,790	$142,395	$155,989	$147,701	$136,744	$174,514	$220,364	$223,260	$220,752	$203,547	$194,481	$189,756	$169,881	$38,426	$-93,488
Cumulative Cash Flow after Taxes ($000)		$2,168,863	$2,324,852	$2,472,553	$2,609,297	$2,783,811	$3,004,175	$3,227,434	$3,448,186	$3,651,733	$3,846,214	$4,035,970	$4,205,852	$4,244,278	$4,150,790

M3-PN240322 7 July 2025 Revision 0	259

Richmond Hill Project

S-K 1300 Technical Report Summary

M3-PN240322	LOM	Year 16	Year 17	Year 18	Year 19	Year 20	Year 21	Year 22	Year 23	Year 24	Year 25	Year 26	Year 27	Year 28	Year 29-32
Discounted Cash Flow Parameters
Year (Year-End Discounting)		16	17	18	19	20	21	22	23	24	25	26	27	28	29-32
Factor @ 0%	0.0%	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000	1.000
Factor @ 5%	5.0%	0.458	0.436	0.416	0.396	0.377	0.359	0.342	0.326	0.310	0.295	0.281	0.268	0.255	0.243-0.210
Factor @ 10%	10.0%	0.218	0.198	0.180	0.164	0.149	0.135	0.123	0.112	0.102	0.092	0.084	0.076	0.069	0.063-0.047
Discounted Cash Flow before Taxes ($000)
DCF @ 0%	$5,387,903	$2,740,072	$2,936,039	$3,128,427	$3,310,885	$3,527,358	$3,798,293	$4,086,072	$4,375,219	$4,647,268	$4,906,626	$5,158,132	$5,387,903	$5,480,792	$5,410,740
DCF @ 5%	$2,691,729	$1,789,511	$1,875,011	$1,954,952	$2,027,157	$2,108,743	$2,205,994	$2,304,371	$2,398,509	$2,482,862	$2,559,452	$2,630,185	$2,691,729	$2,715,424	$2,698,934
DCF @ 10%	$1,558,857	$1,229,031	$1,267,802	$1,302,405	$1,332,238	$1,364,415	$1,401,027	$1,436,379	$1,468,671	$1,496,291	$1,520,228	$1,541,331	$1,558,857	$1,565,299	$1,561,141
Discounted Cash Flow after Taxes ($000)
DCF @ 0%	$4,205,852	$2,168,863	$2,324,852	$2,472,553	$2,609,297	$2,783,811	$3,004,175	$3,227,434	$3,448,186	$3,651,733	$3,846,214	$4,035,970	$4,205,852	$4,244,278	$4,150,790
DCF @ 5%	$2,112,725	$1,416,705	$1,484,762	$1,546,135	$1,600,249	$1,666,022	$1,745,120	$1,821,441	$1,893,311	$1,956,425	$2,013,856	$2,067,223	$2,112,725	$2,122,527	$2,100,363
DCF @ 10%	$1,225,667	$970,589	$1,001,450	$1,028,016	$1,050,374	$1,076,315	$1,106,093	$1,133,519	$1,158,172	$1,178,838	$1,196,787	$1,212,709	$1,225,667	$1,228,332	$1,222,707
Financial Indicators before Taxes ($000)
NPV @ 0%	$5,387,903
NPV @ 5%	$2,691,729
NPV @ 10%	$1,558,857
IRR	66.5%
Payback (years)	1.5	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Financial Indicators after Taxes ($000)
NPV @ 0%	$4,205,852
NPV @ 5%	$2,112,725
NPV @ 10%	$1,225,667
IRR	59.4%
Payback (years)	1.5	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Payable Au (kozs)	3,982	127	133	144	138	153	173	178	178	170	164	159	148	71	3
Silver as Gold Equivalent (kozs)	159	4	6	4	3	3	4	4	4	4	5	5	5	3	0
Total Metal as Gold Equivalent (kozs)	4,141	132	138	147	141	156	177	182	182	174	168	164	154	74	3
Mining	$1,464,004	$53,025	$51,553	$66,339	$70,936	$69,222	$61,233	$57,320	$58,070	$56,905	$56,859	$55,259	$53,148	$31,042	$0
Process Plant	$1,427,042	$51,503	$51,503	$51,503	$51,595	$51,503	$51,503	$51,503	$51,595	$51,503	$51,234	$51,503	$51,592	$29,726	$0
G&A	$332,248	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$11,866	$0
Refining	$39,856	$1,273	$1,328	$1,437	$1,384	$1,527	$1,732	$1,781	$1,784	$1,699	$1,639	$1,596	$1,486	$711	$31
Royalty	$368,269	$11,697	$12,305	$13,100	$12,537	$13,834	$15,716	$16,167	$16,220	$15,483	$14,971	$14,617	$13,665	$6,553	$288
Cash Cost before By-Product Credit	$3,631,420	$129,363	$128,554	$144,245	$148,319	$147,951	$142,050	$138,635	$139,534	$137,455	$136,570	$134,841	$131,757	$79,898	$319
$/Au oz	$912	$1,017	$969	$1,005	$1,073	$970	$821	$779	$783	$810	$834	$846	$887	$1,125	$102
Silver Credit	$374,248	$10,261	$13,299	$8,816	$6,393	$7,166	$8,582	$9,177	$9,879	$10,217	$10,726	$11,497	$12,215	$6,320	$283
Cash Cost after By-Product Credit	$3,257,172	$119,102	$115,256	$135,430	$141,926	$140,785	$133,468	$129,458	$129,655	$127,238	$125,844	$123,345	$119,543	$73,578	$36
$/Au oz	$818	$937	$869	$943	$1,026	$923	$771	$728	$728	$750	$768	$773	$805	$1,036	$12
Sustaining Capital Expenditures
Mining	$84,106	$0	$0	$12,326	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Process	$148,457	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Owner's Cost	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Salvage Value	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Reclamation/Closure	$73,041	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$73,041
US State Severance Tax	$618,191	$19,371	$21,360	$22,046	$20,430	$24,138	$30,060	$31,678	$31,738	$30,104	$28,742	$27,914	$25,526	$10,565	$779
AISC	$4,180,968	$138,473	$136,615	$169,801	$162,356	$164,923	$163,528	$161,136	$161,393	$157,342	$154,586	$151,258	$145,068	$84,143	$73,856
$/Au oz	$1,050	$1,089	$1,030	$1,183	$1,174	$1,081	$945	$906	$906	$927	$944	$948	$977	$1,185	$23,696
$/AuEq oz	$1,010	$1,053	$987	$1,153	$1,152	$1,060	$925	$886	$885	$904	$918	$920	$944	$1,142	$22,814

Total Capital Expenditures ($000)
Pre-stripping	$20,408
Mining	$112,417
Process	$466,872
Owner's Cost	$16,246
Total	$615,942

Pre-Strip & Mining	$132,824
Process & Owner's Cost	$483,118

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20	Adjacent Properties

20.1	The Homestake Mine

The Homestake Mine was discovered in 1876 and operated until December 2001 (Mitchell, 2009). The mine produced over 40 million ounces of gold and 9 million ounces of silver from 11 ore ledges, or mineralized plunging fold structures. Recovered gold grades averaged 8.16 grams/tonne over the mine life. Mining occurred from the surface to a depth of 2,440 meters. The deposit is over 5.7 km long and 1.6 km wide. The mine is divided into two general areas: eastern ore ledges and western ore ledges. The eastern ore ledges trend N35°W and have an average plunge of 40° SE. The western ore ledges have an average trend of N80°E with plunges ranging from 40° SE to 60° NE (Caddey et. al, 1991).

The gold mineralization is hosted within quartz veined, sulfide rich portions of an Early Proterozoic, carbonate-facies iron formation within a sequence of calcareous, pelitic, and quartz rich sediments. These units were complexly deformed and metamorphosed to upper greenschist to lower amphibolite facies metamorphism at 1757+30 Ma (Chasten, 2009). Grunerite and garnet are found in the eastern ledges. Rhenium-osmium geochronology of arsenopyrite yields a mineralization age of 1,736+8 Ma (Morelli et. al, 2010). Gold mineralization occurs almost entirely within the Homestake Formation. The ore bodies consist of tabular to pipe-like segregations of quartz, siderite, ankerite, chlorite, pyrrhotite, arsenopyrite, pyrite, and native gold. Historically, the ore bodies constitute less than 3% of the Homestake iron Formation within the mine area.

20.2	Wharf Mine

The Wharf mine is a wholly owned subsidiary of Coeur Mining Inc. and is an active producing gold/silver heap leach operation located approximately 2 miles south of the Richmond Hill Project (the centroid for the Wharf Project is 44°20’03”N Latitude, 103°50’06”W Longitude and the centroid for the Richmond Hill Project is 44°52’28”N Latitude, 103°23’35”W Longitude).

The Wharf mine property consists of 771 patented lode claims, government lots, etc. and 93 unpatented Federal mining claims for a total of 5,149 surface acres and 9,308 mineral acres. The mineral acres are a complex mix of rights to extract minerals in all rock types and severed minerals where mineralization in the Precambrian basement rocks is excluded. Royalties, NSR's and advanced royalty payments encumber most of the mineral estate on both reserves in and outside the current life of mine plans (Coeur Mining Inc., 2021).

Gold mineralization was discovered in the Wharf area in 1877 with underground production commencing in 1901. Modern exploration in the area was initiated in the 1970's with commercial production starting at what is considered the Wharf mine in late 1983. Coeur acquired the Wharf mine from GoldCorp in 2015. As of the end of 2023, Wharf is estimated to have produced 3,114,375 million ounces of gold at a recovered grade of 0.0298 oz/ton and a strip ratio of 2.177 (Dakota Gold Corp, 2025).

In July of 2023, Wharf was granted approval for the Boston Expansion, a continuation of the open pit, truck and front-end loader operations existing at the mine. The total production from this expansion is estimated to be an additional 6,694,000 tons of ore and an estimated 7-year mine life with operations ending in 2030 (Wharf Resources Inc., 2023).

On December 31, 2024, Coeur Mining Inc. reported the following mineral reserve and mineral resource numbers for the Wharf mine Property (Coeur, 2025):

Total Proven/Probably reserves = 29,556,000 tons @ 0.026 oz/ton containing 757,000 oz

Total Measured and Indicated resources = 59,335,000 tons @ 0.017 oz/ton containing 1,019,000 oz

Total Inferred resources = 26,735,000 tons @ 0.018 oz/ton containing 470,000 oz

Total 2024 production = 98,042 ounces of gold.

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The QP for this report section has been unable to verify the mineral reserves and mineral resources and they are not necessarily indicative of the mineralization on the property that is the subject of this technical report summary.

Wharf is described as a Tertiary age, epithermal gold deposit with structurally controlled and disseminated gold mineralization hosted in Tertiary age sills and dikes, overlying Paleozoic sedimentary rock units, and rarely metamorphosed pre-Cambrian basement rocks. There are many geologic and mineralogic similarities between parts of Richmond Hill and the Wharf mine, particular in minerology, structural controls and host rocks. The biggest difference is that the historical Richmond Hill deposit and the southern portions of the Dakota Golds resources are dominantly hosted and controlled by breccia pipes and structural bodies within the pre-Cambrian basement rocks. This may be partly due to level of exposure into the basement between the two deposits.

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21	OTHER RELEVANT DATA AND INFORMATION

Information provided in this chapter does not pertain directly to the Richmond Hill Gold Project; rather, the items discussed may add benefit to the Project should positive exploration results lead to a potential mining scenario.

21.1	Homestake Mine Facilities

In addition to the Option for Richmond Hill, Dakota Gold also holds a separate option with Barrick that includes exclusive access to 145 years of Homestake exploration records throughout South Dakota, Homestake mine data, and surface rights to 4,261 acres and contained facilities from the historical Homestake mine site.

As the Homestake property was previously disturbed by mining, Dakota Gold believes that a potential exists for Dakota Gold to repurpose this remaining infrastructure for future operations, potentially including the Richmond Hill Project.

21.2	Sanford Underground Research Facility

At the 4850 level of the former Homestake mine, the Sanford Underground Research Facility (SURF) houses world-leading physics experiments with an aim of achieving a better understanding of the universe. SURF provides sufficient depth and rock stability for experiments that need to escape the constant bombardment of cosmic radiation, which can interfere with the detection of rare physics events. The facility also hosts experiments in biology, geology, and engineering.

SURF maintains underground dewatering to the 4850 level of the mine. Should future underground gold mining be contemplated proximal to SURF Project, certain synergies exist that may provide benefit to both Dakota Gold and SURF with regard to water treatment and the reuse of water pumped from the SURF underground facilities.

21.3	Mining Methods – M+I Scenario

Sections 13 provided details as to the methods used to create the Initial Assessment Measured, Indicated and Inferred (MI+I ) mining case. This section discusses the Measured and Indicated (M+I) mining case, using the same planning methodologies, economic and design parameters, general site layout, and other general assumptions as the MI&I mining case, with the exception of the following:

•	Only Measured and Indicated resources were considered for pit optimization, mine design, and material routing.
•	Updated pit designs were created based on Measured and Indicated resource pit optimizations
•	An updated schedule was run which utilized the same equipment types, but with different equipment and personnel requirements
•	Operational and Closure rehandle requirements were modified accordingly
•	As a result of only mining M+I resources, the strip ratio increases from 0.44 to 0.66

21.4	Production Schedule

As was the case for the MI+I case, the production scheduling was completed using MineSched software (Version 2024). The production was primarily driven by targeting 10,950 k tons per day to the leach pad.

The resulting production schedule delivers 2,070 ktons of material to the pad in the first year and 10,950 ktons/year thereafter. Processing is assumed to start in Q4 of Year -1.

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Table 21-1: Production Schedule

	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Total
Pit to Crush StkPl	K Tons	1,448	2,784	4,127	3,932	3,167	3,999	18,713	15,844	4,719	-	58,736
	Oz Au/ton	0.017	0.007	0.007	0.007	0.007	0.007	0.007	0.008	0.008	-	0.008
	K Ozs Au	24	20	29	27	22	29	137	122	37	-	445
	Oz Ag/ton	0.571	0.104	0.108	0.095	0.099	0.093	0.084	0.059	0.093	-	0.095
	K Ozs Ag	826	290	444	373	315	373	1,574	930	439	-	5,565
Pit to Crush	K Tons	1,998	7,518	7,320	7,048	7,744	6,231	36,670	39,400	12,827	-	126,757
	Oz Au/ton	0.023	0.019	0.020	0.020	0.018	0.018	0.019	0.023	0.024	-	0.021
	K Ozs Au	46	142	144	141	143	112	695	894	302	-	2,618
	Oz Ag/ton	0.827	0.400	0.343	0.225	0.204	0.221	0.178	0.116	0.183	-	0.198
	K Ozs Ag	1,653	3,009	2,509	1,589	1,582	1,379	6,531	4,554	2,346	-	25,151
Total Mined	K Tons	3,446	10,303	11,447	10,980	10,912	10,231	55,383	55,245	17,547	-	185,493
Above COG	Oz Au/ton	0.020	0.016	0.015	0.015	0.015	0.014	0.015	0.018	0.019	-	0.017
	K Ozs Au	70	161	172	168	165	140	832	1,015	339	-	3,063
	Oz Ag/ton	0.720	0.320	0.258	0.179	0.174	0.171	0.146	0.099	0.159	-	0.166
	K Ozs Ag	2,479	3,299	2,953	1,962	1,896	1,752	8,105	5,485	2,785	-	30,716
Waste Mined	K Tons	2,157	8,103	7,613	10,391	7,585	6,764	36,569	38,487	5,663	-	123,332
Total Mined	K Tons	5,603	18,406	19,061	21,371	18,496	16,995	91,953	93,732	23,210	-	308,825
Strip Ratio	K Tons	0.63	0.79	0.67	0.95	0.70	0.66	0.66	0.70	0.32		0.66
Operation Rehandle	K Tons	-	-	-	-	-	-	-	3,893	50,887	-	54,780
Closure Rehandle	K Tons	-	-	-	-	-	-	-	-	3,863	20,100	23,963

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21.5	Equipment Requirements

As in the M+I case, Mining is planned to be done using 150-ton capacity haul trucks and a 29-yard hydraulic shovel capable of loading haul trucks in three passes, with support from a 30-yard front-end-loader. Additional primary mining equipment is required for drilling and blasting, and supplemental equipment will be needed to support primary mining equipment. This equipment will be leased by the operator. It is anticipated that the project will require the following equipment during peak operations:

•	Two blasthole drills for waste and processed material;
•	One 29 cubic yard hydraulic shovel run concurrently with one 30-cubic yard wheel loader during production mining;
•	Up to 12 150-ton haul trucks are required at peak production for hauling of material;
•	Two 20,000-gallon water trucks are required throughout the mine life for dust suppression;
•	Two 600-HP dozers are required as support equipment for general road, pit, and stockpile maintenance;
•	Two 18ft motor graders are required during peak mining to provide road maintenance;
•	A single truck and lowboy are required for movement of various support equipment throughout the project;
•	One 130-ton crane, to aid in maintenance of equipment fleet and infrastructure;
•	One 4-7 cubic yard backhoe will be required for various utility work throughout the mine life;
•	Three 1,450 gallon per minute portable pit pumps for surface water dewatering: and
•	Four light plants.

Table 21-2 presents the annual equipment requirements by equipment type.

Table 21-2: Yearly Equipment Requirements

Equipment	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Max
Production Drill	#	2	2	2	2	2	2	2	2	2	0	2
30-yrd Loader	#	1	1	1	1	1	1	1	1	1	1	1
29-yrd Hyd. Shovel	#	1	1	1	1	1	1	1	1	1	0	1
150-ton Haul Trucks	#	9	9	9	9	9	11	12	12	12	4	12
600 HP Dozer (D10)	#	2	2	2	2	2	2	2	2	2	2	2
680 HP RTD (844)	#	1	1	1	1	1	1	1	1	1	1	1
18' Motor Grader (D18)	#	2	2	2	2	2	2	2	2	2	1	2
Water Truck - 20,000 Gallon	#	2	2	2	2	2	2	2	2	2	2	2
Truck and Lowboy	#	1	1	1	1	1	1	1	1	1	1	1
4.7-7.3 cu yd backhoe	#	1	1	1	1	1	1	1	1	1	0	1
Pit Pumps (1,450 gpm)	#	3	3	3	3	3	3	3	3	3	3	3
132-ton Crane	#	1	1	1	1	1	1	1	1	1	1	1
Explosives Truck	#	1	1	1	1	1	1	1	1	1	0	1
Skid Loader	#	1	1	1	1	1	1	1	1	1	1	1
Lube/Fuel Truck	#	1	1	1	1	1	1	1	1	1	1	1
Mechanics Truck	#	2	2	2	2	2	2	2	2	2	2	2
Tire Truck	#	1	1	1	1	1	1	1	1	1	1	1
Flatbed	#	2	2	2	2	2	2	2	2	2	2	2
Light Plant	#	4	4	4	4	4	4	4	4	4	4	4

21.6	Mine Personnel

Mining personnel will be hired by the company, starting in preproduction. After the initial ramp-up, up to 158 employees will be required during peak production years.

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The peak personnel requirements per department during production years is as follows:

•	A maximum of 19 Mining General Personnel will be required, including a Mine Manager, Mine Superintendent, Mine Foremen, and assorted technical services.
•	Up to 89 operators will be required, including Blasting Crews and Equipment Operators.
•	Up to 35 mechanics will be required.
•	Up to 15 assorted maintenance personnel have been estimated, including a Maintenance Planner, Maintenance.
•	The project is expected to operate for 24 hours per day and 7 days per week. Two crews are expected to work each day, with a total of four crews required.

Mine personnel by year is shown in Table 21-3.

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Table 21-3: Mining Personnel by Time Period

Mining General Personnel	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Max
Mine Manager	#	-	-	-	-	-	-	-	-	-	-	1
Mine Superintendent	#	1	1	1	1	1	1	1	1	1	-	1
Mine Foreman	#	5	5	5	5	5	5	5	5	5	1	5
Mine Trainer	#	1	1	1	1	1	1	1	1	1	-	1
Chief Mine Engineer	#	1	1	1	1	1	1	1	-	-	-	1
Mine Engineer	#	1	1	1	2	2	2	2	1	1	-	2
Geotech Engineer	#	1	1	1	1	1	1	1	-	-	-	1
Surveyor	#	1	1	1	2	2	2	2	1	1	1	2
Ore Control Geologist	#	1	1	1	1	1	1	1	1	1	-	1
Dispatchers	#	4	4	4	4	4	4	4	4	4	-	4
Mine Business Assistant	#	1	1	1	1	1	1	1	1	1	-	1
Total Mine General	#	17	17	17	19	19	19	19	15	15	2	19

Mine Operations Hourly Personnel Operators
Blasters	#	2	2	2	2	2	2	2	2	2	-	2
Blaster's Helpers	#	2	2	2	2	2	2	2	2	2	-	2
Drill Operators	#	8	8	8	8	8	8	8	8	8	-	8
Loader Operators	#	8	8	8	10	10	10	10	10	10	5	10
Haul Truck Operators	#	36	36	36	36	36	44	48	48	48	16	64
Support Equipment Operators	#	19	19	19	19	19	19	19	19	19	17	19
General Mine Labors	#	-	-	-	-	-	-	-	-	-	-	-
Total Operators	#	75	75	75	77	77	85	89	89	89	38	89

Mechanics
Mechanics - Drilling	#	4	4	4	4	4	4	4	4	4	-	4
Mechanics - Loading	#	3	3	3	4	4	4	4	4	4	2	4
Mechanics - Haulage	#	14	14	14	14	14	18	19	19	19	6	26
Mechanics - Support	#	8	8	8	8	8	8	8	8	8	7	8
Total Mechanics	#	29	29	29	30	30	34	35	35	35	15	35

Maintenance
Maintenance Superintendent	#	-	-	-	-	-	-	-	-	-	-	1
Maintenance Foreman	#	3	3	3	3	3	3	3	3	3	-	4
Maintenance Planners	#	1	1	1	1	1	2	2	2	2	1	2
Light Vehicle Mechanic	#	1	1	1	1	1	2	2	2	2	1	2
Welder	#	2	2	2	2	2	2	2	2	2	2	4
Servicemen	#	2	2	2	2	2	2	2	2	2	2	4
Tireman	#	1	1	1	1	1	2	2	2	2	1	2
Maintenance Labor	#	2	2	2	2	2	2	2	2	2	-	4
Total Maintenance	#	12	12	12	12	12	15	15	15	15	7	15
Total Personnel - Mining Personnel	#	133	133	133	138	138	153	158	154	154	62	158

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21.7	Operating Costs

Assumptions and methodologies for determining operating costs are the same as those used for the MI+I plan. For further detail refer to Section 18.

Mining costs per year are shown in Table 21-4. Total costs and unit costs are lower than those in the MI&I case, mostly due to the reduced Operational and Closure Rehandle requirements.

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Table 21-4: Mine Operations Cost Summary

Mine Op Cost Summary	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Total
Mine General Service	K USD	$1,076	$2,011	$2,011	$2,011	$2,011	$2,011	$10,055	$10,055	$4,140	$347	$35,728
Mine Maintenance	K USD	$2,204	$3,568	$3,568	$3,573	$3,568	$3,665	$19,427	$19,787	$16,270	$5,492	$81,122
Engineering	K USD	$572	$793	$793	$849	$821	$849	$2,472	$1,853	$1,203	$317	$10,522
Geology	K USD	$107	$184	$184	$184	$184	$184	$919	$919	$337	$-	$3,203
Drilling	K USD	$1,018	$3,066	$3,132	$3,365	$3,075	$2,923	$15,320	$15,499	$3,802	$-	$51,199
Blasting	K USD	$2,282	$5,793	$5,933	$6,427	$5,813	$5,492	$28,951	$29,331	$8,369	$-	$98,393
Loading	K USD	$1,945	$6,330	$5,625	$6,531	$5,974	$5,887	$29,154	$31,671	$26,634	$6,991	$126,741
Hauling	K USD	$6,093	$18,434	$18,069	$15,967	$16,672	$19,109	$102,682	$131,856	$76,917	$17,471	$423,271
Mine Support	K USD	$4,196	$8,296	$8,296	$8,308	$8,296	$8,296	$41,284	$41,504	$37,214	$14,354	$180,045
Total Mining Cost	K USD	$19,494	$48,475	$47,611	$47,215	$46,413	$48,417	$250,265	$282,477	$174,886	$44,971	$1,010,224
Leased Equipment Interest	K USD	$1,006	$3,803	$3,042	$2,221	$1,336	$408	$1,046	$-	$-	$-	$12,861
Net Total Mining Cost	K USD	$20,500	$52,278	$50,653	$49,436	$47,749	$48,825	$251,311	$282,477	$174,886	$44,971	$1,023,085

Cost per Ton
Mine General Service	$/ton	$0.20	$0.11	$0.12	$0.12	$0.11	$0.11	$0.13	$0.13	$0.05	$0.00	$0.12
Mine Maintenance	$/ton	$0.40	$0.19	$0.22	$0.20	$0.19	$0.21	$0.24	$0.26	$0.20	$0.08	$0.26
Engineering	$/ton	$0.10	$0.04	$0.05	$0.05	$0.04	$0.05	$0.03	$0.02	$0.01	$0.00	$0.03
Geology	$/ton	$0.02	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.00	$-	$0.01
Drilling	$/ton	$0.19	$0.16	$0.19	$0.19	$0.16	$0.17	$0.19	$0.21	$0.05	$-	$0.17
Blasting	$/ton	$0.42	$0.31	$0.36	$0.37	$0.31	$0.31	$0.36	$0.39	$0.10	$-	$0.32
Loading	$/ton	$0.36	$0.34	$0.34	$0.37	$0.32	$0.33	$0.36	$0.42	$0.32	$0.10	$0.41
Hauling	$/ton	$1.12	$0.99	$1.09	$0.92	$0.89	$1.08	$1.28	$1.75	$0.93	$0.24	$1.37
Mine Support	$/ton	$0.77	$0.44	$0.50	$0.48	$0.44	$0.47	$0.51	$0.55	$0.45	$0.20	$0.58
Total Mining Cost	$/ton	$3.58	$2.60	$2.88	$2.71	$2.47	$2.75	$3.12	$3.75	$2.10	$0.63	$3.27
Leased Equipment Interest	$/ton	$0.18	$0.20	$0.18	$0.13	$0.07	$0.02	$0.01	$-	$-	$-	$0.04
Net Total Mining Cost	$/ton	$3.76	$2.80	$3.06	$2.83	$2.54	$2.77	$3.13	$3.75	$2.10	$0.63	$3.31

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21.8	Capital Costs

Capital cost assumptions match those discussed in Section 18.19. Updates in Table 21-5 reflect changes in equipment requirements based on the M+I production schedule.

Table 21-5: Capital Purchases by Year

Primary Mining Equipment	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Yr 26-30	Total
Production Drill - CAT MD6250	#	2	-	-	-	-	-	-	-	-	-	-	2
CAT 995 30-yrd Loader	#	1	-	-	-	-	-	-	-	-	-	-	1
Cat6040 - 22 cu m Hyd. Shovel	#	1	-	-	-	-	-	-	1	-	-	-	2
Cat 785 150-ton Haul Trucks	#	9	-	-	-	-	2	1	-	-	-	-	12

Support Equipment
600 HP Dozer (D10)	#	2	-	-	-	-	-	-	-	-	-	-	2
680 HP RTD (844)	#	1	-	-	-	-	-	-	-	-	-	-	1
18' Motor Grader (D18)	#	2	-	-	-	-	-	-	-	-	-	-	2
Water Truck - 20,000 Gallon	#	2	-	-	-	-	-	-	-	-	-	-	2
Truck and Lowboy	#	1	-	-	-	-	-	-	-	-	-	-	1
4.7-7.3 cu yd backhoe	#	1	-	-	-	-	-	-	-	-	-	-	1
Pit Pumps (1450 gpm)	#	3	-	-	-	-	-	-	-	-	-	-	3
132-ton Crane	#	1	-	-	-	-	-	-	-	-	-	-	1
Flatbed	#	2	-	-	-	-	-	-	-	-	-	-	2

Blasting
Explosives Truck	#	1	-	-	-	-	-	-	-	-	-	-	1
Skid Loader	#	1	-	-	-	-	-	-	-	-	-	-	1

Mine Maintenance
Lube/Fuel Truck	#	1	-	-	-	-	-	-	-	-	-	-	1
Mechanics Truck	#	2	-	-	-	-	-	-	-	-	-	-	2
Tire Truck	#	1	-	-	-	-	-	-	-	-	-	-	1

Other Mine Capital
Light Plant	#	4	-	-	-	-	-	-	-	-	-	-	4
Explosives Storage Site Prep	#	1	-	-	-	-	-	-	-	-	-	-	1
ANFO Storage Bins	#	1	-	-	-	-	-	-	-	-	-	-	1
Powder Magazines	#	1	-	-	-	-	-	-	-	-	-	-	1
Cap Magazine	#	1	-	-	-	-	-	-	-	-	-	-	1
Mobile Radios	#	34	-	-	-	-	2	1	1	-	-	-	38
Shop Equipment	#	1	-	-	-	-	-	-	-	-	-	-	1
Engineering & Office Equipment	#	1	-	-	-	-	-	-	-	-	-	-	1
Water Storage (Dust Suppression)	#	1	-	-	-	-	-	-	-	-	-	-	1
Base Radio & GPS Stations	#	1	-	-	-	-	-	-	-	-	-	-	1
Unspecified Miscellaneous Equip.	#	1	-	-	-	-	-	-	-	-	-	-	1
Dispatch	#	-	1	-	-	-	-	-	-	-	-	-	1
Shop Building	#	1	-	-	-	-	-	-	-	-	-	-	1
Ambulance & Fire Equipment	#	1	-	-	-	-	-	-	-	-	-	-	1
Critical Spares	#	631	405	-	-	230	-	-	-	-	-	-	1,266

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Table 21-6 represents total capital costs by year. As in the M+I case, pre-production is shown as an operating cost.

Table 21-6: Capital Costs by Year

Mine Op Capital Summary	Units	Yr -1	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6-10	Yr 11-15	Yr 16-20	Yr 21-25	Total
Primary Equipment	K USD	$10,469	$6,473	$6,981	$7,529	$8,120	$8,335	$8,007	$6,903	$-	$-	$62,817
Support Equipment	K USD	$7,495	$3,221	$3,474	$3,747	$4,041	$2,731	$-	$-	$-	$-	$24,710
Blasting Equipment	K USD	$107	$-	$-	$-	$-	$-	$-	$-	$-	$-	$107
Mine Maintenance Equip.	K USD	$2,166	$-	$-	$-	$-	$-	$-	$-	$-	$-	$2,166
Other Mine Capital	K USD	$8,691	$1,239	$-	$-	$230	$3	$2	$127	$-	$-	$10,291
Total Mine Capital	K USD	$28,928	$10,933	$10,455	$11,276	$12,391	$11,070	$8,009	$7,030	$-	$-	$100,091

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22	Interpretation and Conclusions

This Initial Assessment with cash flow builds upon the Initial Assessment published in February of 2025. Based on additional drilling, validation of geological interpretations, metallurgical reviews, and inclusion of heap leach methodology for the oxide and transition materials, the resource is a substantial upgrade from the maiden resource, however, unchanged from the Initial Assessment resource published in February of 2025. This heap leachable resource has the potential to be put into production quickly and at relatively low cost. There is also opportunity for expansion of the leachable resource and development of the sulfide resource.

Major factors contributing to the change in the maiden resource, which were identified in the February 2025 update, but referenced herewith include:

•	Additional drilling and analysis have eliminated the need for the conservative assumptions in the October 2023 model regarding hard geologic boundaries and the requirement for two holes for a block grade estimation. Based on this additional data and analysis, the QP has added blocks to the resource model that were not evaluated in the October 2023 model;
•	Infill drilling added significant ounces to the interior portion of the resource where adequate drill hole density was previously lacking and large gaps were found in the previous resource;
•	Step-out drilling extended the resource and added significant ounces – in particular to the northeastern portion of the Project;
•	Additional metallurgical testwork was completed resulting in refinement of geometallurgical domains;
•	This additional metallurgical work allowed for evaluation of alternative process methods - notably, heap leach of oxide and appropriate transition zones resulted in significant increases in recovery and reduction in cutoff grades for these materials; and
•	Silver was included in the updated resource.

22.1	Mineral Resources

This study has defined a measured and indicated mineral resource of 269.8 million tons at 0.0135 oz/t gold and 0.141 oz/t silver that is oxide and transition material amenable to crushing and heap leaching. This amounts to 3.65 million ounces of contained gold and 38.1 million ounces of contained silver. Inferred mineral resources amenable to heap leaching are an additional 254.2 million tons at 0.0103 oz/t gold and 0.090 oz/t silver for 2.61 million ounces of contained gold and 22.8 million ounces of contained silver.

In addition, a measured and indicated mineral resource of 69.6 million tons at 0.0141 oz/t gold and 0.139 oz/t silver that is sulfide material amenable to milling has been identified. This amounts to 982,100 ounces of contained gold and 9.68 million ounces of contained silver. Inferred mineral resources amenable to milling are an additional 202.2 million tons at 0.0121 oz/t gold and 0.145 oz/t silver amounting to 2.45 million ounces of contained gold and 29.3 million ounces of contained silver.

Table 22-1: Mineral Resource

Resource Category	AuEq COG (oz/t)	Ktons	AuEq (oz/t)	Gold (oz/t)	Silver (oz/t)	Gold (koz)	Silver (koz)
Leach Resource:
Measured Mineral Resource		113,748	0.0164	0.0158	0.160	1,793.4	18,208
Oxide	0.0026	94,537	0.0165	0.0158	0.167	1,493.7	15,788
Transition	0.0041	19,211	0.0161	0.0156	0.126	299.7	2,421
Indicated Mineral Resource		156,019	0.0125	0.0119	0.128	1,860.0	19,884
Oxide	0.0026	127,237	0.0122	0.0117	0.128	1,488.7	16,286
Transition	0.0041	28,783	0.0134	0.0129	0.125	371.3	3,598
Meas/Indic Mineral Resource		269,768	0.0141	0.0135	0.141	3,653.3	38,092
Oxide	0.0026	221,774	0.0140	0.0134	0.145	2,982.4	32,074
Transition	0.0041	47,994	0.0145	0.0140	0.125	671.0	6,018
Inferred Mineral Resource		254,186	0.0106	0.0103	0.090	2,613.4	22,787
Oxide	0.0026	211,994	0.0101	0.0098	0.085	2,077.5	18,019
Transition	0.0041	42,192	0.0131	0.0127	0.113	535.8	4,768
Mill Resource (Sulfides):
Measured Mineral Resource	0.0050	20,703	0.0184	0.0165	0.151	341.6	3,126
Indicated Mineral Resource	0.0050	48,893	0.0147	0.0131	0.134	640.5	6,552
Meas/Indic Mineral Resource	0.0050	69,596	0.0158	0.0141	0.139	982.1	9,678
Inferred Mineral Resource	0.0050	202,221	0.0139	0.0121	0.145	2,446.9	29,322
Leach and Mill Mineral Resource:
Measured Mineral Resource		134,452	0.0167	0.0159	0.159	2,135.0	21,334
Indicated Mineral Resource		204,912	0.0130	0.0122	0.129	2,500.5	26,436
Meas/Indic Mineral Resource		339,364	0.0145	0.0137	0.141	4,635.4	47,770
Inferred Mineral Resource		456,407	0.0121	0.0111	0.114	5,060.3	52,109

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There is a significant upside to the current mineral resource estimate. Several targets for additional drilling have been identified.

The main risks to the mineral resource estimate are the normal risks that all mining projects face including changes to metal prices, changes to government regulations, social risks, uncertainty in mineral resource and recovery estimates, permitting risks, financing risks, and costs higher than forecast. There is no guarantee that any of the mineral resources will be converted to mineral reserve. There is also no guarantee that any of the inferred mineral resources will be upgraded to measured or indicated mineral resources or to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

22.2	Processing

Metallurgical test work has shown that the Richmond Hill oxide material is amenable to cyanidation heap leach processing. Owing to the relatively high silver to gold ratio of the deposit, Merrill-Crowe processing of the precious metal process solution is recommended for evaluation.

Low sulfide transition material is likely amenable to heap leach processing, but at lower recoveries and higher reagent consumptions. Additional testing of the transition material is required to determine the cut-over grade between heap leach and flotation processing and develop an ore control method to use during production. There may also be environmental concerns that should be taken into consideration.

Metallurgical testing of the sulfide material at Richmond Hill shows that it is amenable to froth flotation using bulk sulfide flotation methods resulting in a precious metal rich sulfide concentrate suitable for sale or off-site processing. It is recommended that additional test work be conducted on the flotation products. Cyanide leach testing of the flotation tailings would improve overall recovery for the sulfide material and may be an option for high sulfide content transition material. Also, bio-oxidation of the flotation concentrates may be beneficial as all processing would be on-site and result in producing a doré product for direct sale.

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22.3	MINERAL TENURE

Dakota Gold’s property tenure is based on the Option agreement to acquire the Homestake/LAC interests in the Richmond Hill Project area, with the mineral tenure primarily held in the names of LAC and Homestake (see discussion in 3.3 and 3.4). Unless further extended, Dakota Gold has until December 31, 2028 to exercise the Option. By assuming all property liabilities and bonds upon exercise of the Option, Dakota Gold will acquire the responsibility and liability to maintain the Richmond Hill mine post-closure requirements.

22.4	Summary Conclusion

In summary, the resource has been substantially upgraded from the maiden resource described in the 2024 Initial Assessment. The additional drilling and analysis during the ensuing period has resulted in a more robust resource and provides Dakota Gold with the conviction that the heap leachable resource can be advanced into production.

The next step is to complete a feasibility study, which the authors of this technical report expect will illustrate that the Project is economically sound and that the Project can be advanced to a construction decision and ultimately production.

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23	Recommendations

The following are recommendations for the next stages of work to advance the Project:

•	Advance the Project to a Feasibility Study that includes an economic analysis.
•	Additional metallurgical testwork and process design.
•	Additional drilling to infill the current mineral resource and test additional prospective areas. This will also improve definition of geological domains and provide material for metallurgical testing.

Continue advancement of baseline environmental data collection and planned permit engineering analyses to support initiation of Project permitting. Table 23-1 summarizes the budget cost for these items. More details for each item are provided below.

Table 23-1: Budget for Recommended Work

Item	2025	2026	2027	Total
1. Program to Feasibility Study	$1,000,000	$2,000,000	$1,000,000	$4,000,000
2. Program For Feasibility Study Metallurgy and Environmental
- Metallurgy Program Phase I, Flowsheet Confirmation	$1,200,000	$1,200,000	-	$2,400,000
- Metallurgy Program Phase II, Spatial Variability Testing	-	$450,000	$450,000	$900,000
- Metallurgy Program Phase III, Payback Period Annual Composites	-	$270,000	$270,000	$540,000
- Metallurgy Program: ROM Heap Leach	-	$250,000	-	$250,000
- Monitoring Wells	$1,650,000	-		$1,650,000
- Environmental Geochemistry	$150,000	$150,000	$150,000	$450,000
- Environmental Samples/Analytics	$930,000	$730,000		$1,660,000
- Environmental Studies/Modeling/Other	$513,240	$973,225	$190,000	$1,676,465
3. Drilling Program
- Metallurgical	$864,500	$532,000	-	$1,396,500
- Condemnation	$2,660,000	$3,391,500	-	$6,051,500
- Infill	$4,721,500	$7,049,000	-	$11,770,500
- Geotech	-	$2,660,000	-	$2,660,000
- Exploration	-	$1,330,000	-	$1,330,000
Total	$13,689,240	$20,985,725	$2,060,000	$36,734,965

23.1	Initial Assessment with Economic Analysis

Based on the current oxide resource and potential for heap leach processing of a portion of the transition material, it is recommended the company engage appropriate contractors to undertake the necessary engineering, drilling, and metallurgical studies to complete a Feasibility Study.

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23.2	Metallurgical Testing and Process Design

Oxide heap leaching is recommended for the Oxide and the Heap Leach amenable Transition material. Additional metallurgical test work is required to update the Oxide and Transition material metallurgical performance and design criteria to advance the Project to feasibility.

Four metallurgical test work programs are recommended to improve understanding of the geometallurgical domains, associated metallurgical performance, identify and mitigate any metallurgical or process related risks and to better define the process flowsheet. Recommended metallurgical testing is laid out in three phases as follows:

•	Phase I: Flowsheet confirmation and geometallurgical domain response. This program will begin Q3 of 2025.
•	Phase II: Spatial Variability: Determine metallurgical response using baseline testing methods to further define the geometallurgical model.
•	Phase III: Annual Production Composites: These generally reflect the capital payback period minimizing risk and improving production forecasting.
•	Additional Testing; ROM heap leach testing: Determine ROM production and possible cutover grade for processing low grade oxide via heap leaching rather than reporting to waste.

23.3	Additional Drilling

Drilling to date has not defined the limits of mineralization and is required to improve the geology model and improve understanding of the sites geochemistry. Additional metallurgical drilling is recommended to continue to improve the geologic model and heap leach recoveries through metallurgical variability testwork. Condemnation drilling is recommended to further define limits of the resource and confirm facility locations. Additional infill drilling as well as step out drilling to test prospective areas for potential mineralization is recommended. A geotechnical drilling program is recommended to improve the structural geology model and optimize the pit highwall designs as well as facility and construction requirements. Additional exploration drilling should be considered in areas that have been deemed as high potential for mineralization with minimal drilling. The generalized areas for this drilling are shown in Figure 23-1. If successful, this drilling program will expand the extent of known mineralization and identify areas that warrant additional exploration, including additional breccia bodies and Tertiary replacement mineralization that remain undiscovered beneath the Paleozoic and Tertiary cover in the Carbonate Camp and Chism Gulch area of the Property.

Metallurgical Drilling: Intent to gather samples for metallurgical test work (primarily column test) to improve understanding of heap leach recovery. There are five initial target areas for metallurgical drilling in 2025 and 2026, these include: MW3 East, MW3 Main, Cole Creek, Chism Gulch, and Twin Tunnels. Metallurgical drilling in Q3 and Q4 of 2025 is projected at approximately 6,500 ft at a direct drill cost of $0.86M and in 2026 proposed drilling is at 4,000 ft and a direct drill cost of $0.53M.

Condemnation Drilling: Intent to target the boundaries of the resource shell and areas designated as potential sites for infrastructure and/or facilities including crushing and heap leach pad sites. Drilling in Q3 and Q4 of 2025 is projected at approximately 20,000 ft at a direct drill cost of $2.66M and in 2026 proposed drilling is at 25,500 ft and a direct drill cost of $3.39M.

Infill Drilling: Intent is to target the inferred portion of the resource where additional drilling is likely to convert the resource to measured or indicated. Infill drilling will also help to refine the geology model as well as the metallurgical model. Drilling in Q3 and Q4 of 2025 is projected at approximately 35,500 ft at a direct drill cost of $4.72M and in 2026 proposed drilling is at 53,000 ft and a direct drill cost of $7.05M.

Geotechnical program: It is estimated that up to 20,000 ft of geotechnical drilling targeting future highwall locations as well as targeted infrastructure locations will be required in 2026 at a direct drill cost of $2.66M.

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Exploration program: Intent is to target the northern end of the property as well as the southeastern region of the property in areas that have not yet been adequately drilled and are currently considered to be good targets for additional resource. Drilling in 2026 is projected at approximately 10,000 ft at a direct drill cost of $1.33M. Potential additional drilling in 2027 will be evaluated in 2026.

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10 T5N R2E
11 T5N R2E
14 T5N R2E
15 T5N R2E
22 T5N R2E
23 T5N R2E
27 T5N R2E
26 T5N R2E
44.4
-103.87
-103.83
44.37
Carbonate / North Richmond Hill
Chism Gulch
Richmond Hill Main
SE Richmond Hill

Dakota Gold Corp. Richmond Hill Project - 2025 Drill Program Areas

N

0 0.5

miles

Scale 1:20,000

Richmond Hill Project Area

Existing Drill Program Collars

Existing Downhole Drill Traces

Step-Out Drilling Program

Infill Drilling Program

Confidential

Date: 1/23/2025

Time: 12:45pm

Author: Taylor Ballert

DAKOTA GOLD

Projection: UTM NAD 83: Zone 13

Lat/Long WGS Reference

Figure 23-1: Recommended Richmond Hill 2024 Diamond Drill-Hole Locations

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23.4	Permitting and Environmental Data Collection

It is recommended that baseline data assessments that have begun for site meteorological conditions, potential cultural resources, and wildlife surveys continue, as well as the planned implantation of a background total particulate monitoring station, new ground water well installation program and baseline water quality monitoring program be initiated as planned and scheduled. It is also recommended that the additional permit engineering studies that have been identified for permit engineering that have been planned for vegetation, soils and wetlands surveys, as well as analyses for site-wide water management, potential production blasting, visual, noise and socioeconomics impacts of the project to support permit engineering move forward in support of planned permitting pf the project. The preliminary cost estimates for closure and post-closure management of Richmond Hill should also be developed as planned for inclusion in an economic cash flow analysis for the Project.

23.5	Geotechnical Surveys and Evaluation

In order to sufficiently characterize the rock mass conditions, additional data regarding intact rock strength, discontinuity spacing, and discontinuity condition must be collected. The additional data collected through core logging will be used to determine the Rock Mass Rating (RMR) of each lithology and is expected to be used in any subsequent slope stability modeling. Select samples of each lithology will need to be subjected to laboratory strength testing to determine the material’s compressive strengths and discontinuity shear strength. Laboratory testing will also help define the unit weights, moisture content, and elastic properties of each lithology. In addition, A thorough subsurface investigation will be completed in the area of surface facilities including process facilities and leach pads.

23.6	Engineering Studies to Feasibility Level

Based on the findings of the initial assessment study, the authors are of the opinion that the Richmond Hill property represents a project of significant merit. The results indicate sufficient potential to justify proceeding with the proposed exploration and development program, along with the associated level of expenditures previously outlined. This program should specifically target the gold-bearing zones within the Richmond Hill portion of the property, which have shown favorable indications of economic viability.

To progress the project toward a feasibility-level study, the authors recommend the implementation of a comprehensive and strategically phased program. The recommended scope of work includes, but is not limited to, advanced exploration activities, environmental and regulatory permitting processes, metallurgical testing and analysis, engineering design, and preliminary development planning. The objective of this multi-disciplinary approach is to further delineate the resource, assess technical and economic parameters, and address the critical components required to support a future decision on project development and potential production.

The authors believe that this next phase of work is both justified and necessary, given the encouraging results of the initial assessment and the prospective nature of the Richmond Hill property.

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24	References

AKF Mining Services, April 30, 2024. S-K 1300 Initial Assessment and Technical Report Summary – Richmond Hill Gold Project, South Dakota, U.S.A.

Ballert, T. 2024. Methodology used to create custom projections for Homestake and Richmond Hill Grids (E.S.R.I. format). Memorandum from Ponderosa Land Surveys, LLC.

Berry, J. 2023a. Section 7 Dakota Gold Corp. Exploration and Drilling at Richmond Hill. Dakota Gold employee email correspondence November 20, 2023.

Berry, J. 2023b. Section 7 Dakota Gold Corp Exploration and Drilling at Richmond Hill. Dakota Gold employee email correspondence, December 19, 2023.

Caddey, S.W., Bachman, R.L., Campbell, T.J., Reid, R.R., and Otto, R.P., 1991. The Homestake Gold Mine, An Early Proterozoic Iron-Formation-Hosted Gold Deposit, Lawrence County, South Dakota. In Geology and Resources of Gold in the United States, edited by Daniel R. Shawe, Roger P. Ash-ley, and Lorna M.H. Carter, J1–J67. Geological Survey Bulletin 1857. Denver, CO: United States Geological Survey. Available at https://doi.org/10.3133/b1857.

Carter, J.M., Daniel G. Driscoll, and Joyce E. Williamson. 2002. The Black Hills Hydrology Study. USGS Fact Sheet FS-046-02. Reston, VA: U.S. Geological Survey. Available at https://pubs.usgs.gov/fs/fs04602/pdf/fs04602.pdf.

Chasten, L. E., 2009, Electron microprobe (ultrachron) geochronology of monazite from the Homestake Iron Formation, Lead, the Black Hills, South Dakota, U.S.A, South Dakota School of Mines and Technology, M. S. thesis.

Coeur Mining Inc., 2021. Wharf Operations, South Dakota, Technical Report Summary. December 31, 2021.

Coeur Mining Inc. 2022, February 16. Wharf Operations, South Dakota, Technical Report Summary. Form 10-K Mineral Property Disclosure Exhibit Current to December 31, 2021.

Coeur Mining Inc., 2024, Annual Report: Form 10-K Annual Report. December 31, 2024.

Coeur Mining Inc., 2025, Annual Report 2024, Form 10-K, February 19, 2025.

Connolly, J.P., 1927, The Tertiary mineralization of the northern Black Hills: South Dakota School of Mines Bull. 15, 130 p.

Dahl, P.S., Terry, M.P., Jercinovic, M.J., Williams, M.L., Hamilton, M.A., Foland, K.A., Clement, S.M., and Friberg, L.M., 2005b, Electron probe (Ultrachron) microchronometry of metamorphic monazite: Unraveling the timing of polyphase deformation in the eastern Wyoming craton (Black Hills, South Dakota): American Mineralogist, v. 90, p.1712–1728.

Dahl, P.S., Hamilton, M.A., Jercinovic, M.J., Terry, M.P., Williams, M.L., and Frei, R., 2005a, Comparative isotopic and chemical geochronometry of monazite, with implications for U-Th-Pb dating by electron microprobe: An example from metamorphic rocks of the eastern Wyoming craton (U.S.A.): American Mineralogist, v. 90, p. 619–638

Dakota Gold Corp, 2023a. Core Logging Manual, Internal company document, November 29, 2023.

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Dakota Gold Corp, 2023b. Blind Gold Project. Available at https://dakotagoldcorp.com/portfolio/explore-our-gold-properties/blind-gold-property/. Accessed December 13, 2023.

Dakota Gold Corp, 2023c. Maitland Gold Project. Available at https://dakotagoldcorp.com/portfolio/explore-our-gold-properties/maitland-property/. Accessed December 13, 2023.

Dakota Gold Corp, 2023d. Richmond Hill Gold Project. Available at https://dakotagoldcorp.com/portfolio/explore-our-gold-properties/richmond-hill/. Accessed November 18, 2023.

Dakota Gold Corp, 2023e. West Corridor Gold Project. Available at https://dakotagoldcorp.com/portfolio/explore-our-gold-properties/west-corridor-property/. Ac-cessed December 13, 2023.

Dakota Gold Corp, 2025. Wharf Production Records, Internal Dakota Gold Corp Compilation from Public Records, February 18, 2025.

Dakota Territory Resource Corp, 2022a. Notice of Intent to Conduct Mineral Exploration Operation (EXNI 440), notice received by South Dakota Department of Environment & Natural Resources from DTRC on January 13, 2022.

Dakota Territory Resource Corp, 2022b. Notice of Intent to Conduct Mineral Exploration Operation (EXNI 444), notice received by South Dakota Department of Environment & Natural Resources from DTRC on December 5, 2022.

Dakota Territory Resource Corp, 2023. Notice of Intent to Conduct Mineral Exploration Operation (EXNI 446), notice received by South Dakota Department of Environment & Natural Resources from DTRC on January 27, 2023.

Additional DTRC notices for 2024 (see below) are available but they are not listed here at this time.

Driscoll, D.G., Carter, J.M., Williamson, J.E., and Putnam, L.D., 2002. Hydrology of the Black Hills area, South Dakota: U.S. Geological Survey Water-Resources Investigations Report 02-4094, 150 p.

Duex, T., 1989. November 16. St. Joe Minerals Corporation Internal Memo. Unpublished internal memorandum.

Duex, T., 1990. 1990 Exploration Update. Unpublished Bond Gold Internal Memo to Mike Schwabe.

Duex, T. A., and M. R. Andersen, 1994. Reclamation at the Richmond Hill Mine Lawrence County, South Dakota, LAC Minerals (USA), Inc. Internal report.

Environmental Resources Management, 2015a. Postclosure Plan and Financial Assurance. Environmental Resources Management report presented to LAC Minerals (USA), LLC, on May 28, 2015.

Environmental Resources Management, 2015b. Updated Reclamation Plan and Financial Assurance. Environmental Resources Management report presented to LAC Minerals (USA), LLC, on May 28, 2015.

Environmental Resources Management, 2015c. Petition for Release of Reclamation Obligations. Environ-mental Resources Management report presented to LAC Minerals (USA), LLC, on May 28, 2015.

Frei, R., Dahl, P. S., Frandsson, M. M., Jensen, L. A., Hansen, T. R., Terry, M. P., & Frei, K. M., (2009). Lead-isotope and trace-element geochemistry of Paleoproterozoic metasedimentary rocks in the Lead and Rochford basins (Black Hills, South Dakota, USA): implications for genetic models, mineralization ages, and sources of ore leads for the Homestake gold deposit. Precambrian Research, 172(1-2), 1-24.

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Geology of Wyoming, n.d. Devils Tower and Black Hills Regional Geology, Devils Tower & Northern Black Hills Eocene Alkaline Magmatic Province. Available at https://www.geowyo.com/devils-tower--black-hills.html. Accessed February 28, 2024.

Horton, J., 1989. Status Report on the Cleveland Project Area, Bond Gold internal memorandum from Jack Horton to Todd Duex, November 16, 1989.

Imam, Mozaffer, 1991. Factors affecting the yield of Madison wells in the Black Hills: Rapid City, South Dakota School of Mines and Technology, unpublished M.S. thesis, 96 p.

Irving, J.D., 1904, Economic resources of the Northern Black Hills: with contributions by Emmons, S.F., and Jagger, T.A., Jr.: U. S. Geological Survey Paper 26, 222p.

Klohn Leonoff Consulting Engineers, 1986. Hydrogeology of Ross Valley, prepared by Klohn Leonoff Consulting Engineers, Vancouver, Canada, for Wharf Resources, Lead, SD, United States.

LAC Minerals Limited, 1991. Summary Report—MW-3 Target Area—Lawrence County, South Dakota. Internal report.

LAC Minerals Limited, 1993. Cole Creek Target Area Summary Report. Internal report.

LAC Minerals Limited, 2023, August 22. Richmond Hill Mine Annual Report to the Lawrence County Com-mission Conditional Use Permit Nos. 116, 125, and 202.

Lisenbee, A.L., 1981, Studies of the Tertiary intrusions of the northern Black Hills Uplift, South Dakota and Wyoming, a historical review: Geol. Soc. America, Rocky Mountain Section, 1981, Ann. Mtg, Rapid City, Geology of the Black Hills, South Dakota and Wyoming, Guidebook, American Geol. Inst., p. 106-125.

Lisenbee, A., Redden J.A., and Fahrenbach, M., 2020. Geologic Map of the Spearfish Quadrangle, South Dakota, 1:24,000 scale, South Dakota Department of Environment and Natural Resources Geologic Survey.

Lufkin, J.L., Redden, J.A., Lisenbee, A.L., and Loomis, T.A., 2009. Guidebook to Geology of the Black Hills, South Dakota, Golden Publishers, Golden, CO.

National Weather Service, 2023. Black Hills Climate Overview. National Oceanic and Atmospheric Administration, United States Department of Commerce. Available at https://www.weather.gov/unr/bhco. Accessed November 18, 2023.

Nations Online Project, 2023. South Dakota Map. Available at https://www.nationsonline.org/maps/USA/South_Dakota_map.jpg. Accessed January 23, 2024.

Marinelli, F., and W.L. Niccoli, 2000. Simple Analytical Equations for Estimating Ground Water Inflow to a Mine Pit. Ground Water. Vol, 38, No.2. pp 311-314.

Mitchell, S. T., 2009, Nuggets To Neutrinos: The Homestake Story, Xlibris Corporation, p. 558.

Montgomery Consulting Engineers Inc., 1996. Groundwater Characterization Study of the Clinton Extension Project Area, prepared by J. M. Montgomery Consulting Engineers, Inc., Boise, ID, for Wharf Resources, Lead, SD.

Morelli, R.M., Bell, C.C., Creaser, R.A., and Simonetti, A., 2010, Constraints on the genesis of gold mineralization at the Homestake Gold Deposit, Black Hills, South Dakota from rhenium-osmium sulfide geochronology, Mineralium Deposita, June, 2010, vol 45 p.461-480.

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Paterson, C. J. 1988. WGA Field Guide Notes for Wyoming Geological Association 1988 Field Conference. Department of Geology and Geological Engineering. Rapid City, SD: South Dakota School of Mines and Technology.

Paterson, C.J., Lisenbee, A.L., and Redden, J.A., 1988. Gold deposits in the Black Hills, South Dakota, in 39th Field Conference Guidebook, Eastern Powder River Basin—Black Hills, edited by Robin P. Dietrich, Mary Ann K. Dyka, and W. Roger Miller, p. 295-304, Wyoming Geological Association, Casper, WY.

Paterson, C.J., and Lisenbee, A.L., 1990, Metallogeny of Gold in the Black Hills, South Dakota, Society of Economic Geologists Field Conference, Sept. 5-9, Guidebook Series Volume 7.

Nabelek, P.I., Labotka, T.C., Helms, T., and Wilke, M., 2006. Fluid mediated polymetamorphism related to Proterozoic collision of Archean Wyoming and Superior provinces in the Black Hills, South Dakota, American Mineralogist, v. 91, p. 1473-1487.

Redden, J.A., and DeWitt, E., 2008. Maps showing geology, structure, and geophysics of the Central Black Hills, South Dakota, United States Geological Survey Scientific Investigations Map 2777, scale 1:100,000.

Redden, J.A., Peterman, Z.E., Zartman, R.E., and DeWitt, E.R., 1990. U-Th-Pb geochronology and preliminary interpretation of Precambrian events in the Black Hills, South Dakota, in Lewry, J.F. and Stauffer, M.R., eds., The Early Proterozoic Trans-Hudson Orogen of North America, Geological Association of Canada Special Paper 37, Ottawa, p. 229-251.

RESPEC, 2022. Groundwater Characterization Study of the Wharf Boston Expansion Project, revision 3 topical report rsi-3137.

RESPEC, 2025a. Excel Files sent by Aiden Schmitt titled, 20250618_Richmond Hill Hydrology Results.xlsx. June 20.

RESPEC, 2025b. AutoCAD File sent by Tom Dyer titled, Richmond_Hill_2025_05_14.dxf. Sent May 29.

Sanford Underground Research Facility, 2020. Our History. Available at https://sanfordlab.org/feature/our-history.

SANtosito, 2021. Relief Location Map of South Dakota, USA, Wikimedia Commons. Available at https://upload.wikimedia.org/wikipedia/commons/thumb/7/73/USA_South_Dakota_relief_location_map.svg/1200px-USA_South_Dakota_relief_location_map.svg.png. Accessed February 23, 2021.

Shapiro, L.H., and Gries, J.P., 1970. Ore deposits in rocks of Paleozoic and Tertiary age of the northern Black Hills, South Dakota, United States Geological Survey Open-File Report 70-300, Reston, VA. Available at https://doi.org/10.3133/ofr70300.

St. Joe Gold Corporation. 1986. Feasibility Report, Volume II. St. Joe American. Unpublished In-House Re-port by St. Joe Gold Corporation 1986.

South Dakota Board of Minerals & Environment, 2016. Partial Release of Reclamation Liability & Release of Surety, South Dakota Department of Environment & Natural Resources Board of Minerals & Environment Notice to Todd Duex of LAC Minerals (USA), LLC on January 22, 2016.

South Dakota Board of Minerals & Environment, 2023. Minutes of the Board of Minerals and Environment, South Dakota Board of Minerals and Environment, notes for meeting on January 29, 2023.

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South Dakota Department of Agriculture & Natural Resources, 2022a. EXNI 444 Restriction Letter to DTRC, notice from South Dakota Department of Agriculture & Natural Resources’ Roberta Hudson to Timm Comer of DTRC, dated January 18, 2022.

South Dakota Department of Agriculture & Natural Resources, 2022b. EXNI 440 Restriction Letter to DTRC, notice from South Dakota Department of Agriculture & Natural Resources’ Roberta Hudson to Gerald Aberle of DTRC, dated February 14, 2022.

South Dakota Department of Agriculture & Natural Resources, 2022c. LAC Minerals 2022 Annual Environ-mental Audit Report, South Dakota Department of Agriculture & Natural Resources report dated June 21 and 22, 2022.

South Dakota Department of Agriculture & Natural Resources, 2022–2023. EXNI 440 Inspections, field inspection reports from South Dakota Department of Agriculture & Natural Resources, September 26, 2022–January 11, 2023.

South Dakota Department of Agriculture & Natural Resources, 2023a. Richmond Hill Gold Mine Compliance Update, Letter from South Dakota Department of Environment & Natural Resources’ Roberta Hudson to Michelle Ozarowski (consultant), dated November 20, 2023.

South Dakota Department of Agriculture & Natural Resources, 2023b. EXNI 446 Restriction Letter to DTRC, Notice from South Dakota Department of Agriculture & Natural Resources’ Roberta Hudson to Timm Comer of DTRC, dated February 28, 2023.

South Dakota Department of Agriculture & Natural Resources, 2023c. EXNI 444 Inspections, field inspection reports from South Dakota Department of Agriculture & Natural Resources, February 10, 2023–March 3, 2023.

South Dakota Department of Agriculture & Natural Resources, 2024. EXNI 456 Restriction Letter to DTRC, notice from South Dakota Department of Agriculture & Natural Resources’ Roberta Hudson to Timm Comer of DTRC, dated July 31, 2024.

South Dakota Department of Agriculture & Natural Resources, 2024a. EXNI 457 Restriction Letter to DTRC, notice from South Dakota Department of Agriculture & Natural Resources’ Roberta Hudson to Timm Comer of DTRC, dated August 7, 2024.

South Dakota Department of Agriculture & Natural Resources, 2024b. EXNI 460 Restriction Letter to DTRC, notice from South Dakota Department of Agriculture & Natural Resources’ Roberta Hudson to Timm Comer of DTRC, dated November 21, 2024.

Terry, M.P. and Friberg, L.M., 1990. Pressure-temperature-time path related to the thermotectonic evolution of an Early Proterozoic metamorphic terrane, Black Hills, South Dakota: Geology, v. 18, p. 786–789.

Terry, M. P., 2010. Geological Field Trips in the Black Hills Region, South Dakota. Field Trip Guide Book 2010. South Dakota School of Mines Technical Bulletin No. 21. Rapid City, SD: South Dakota Mines De-partment of Geology and Geological Engineering.

United States Department of Agriculture Forest Service, 2023. Wildlife, Fish, & Rare Plants. Available at https://www.fs.usda.gov/detailfull/blackhills/landmanagement/?cid=STELPRDB5114233&width=full.

Watson, J., 1990. Twin Tunnels Area. Internal Memo from Jim Watson to Pat Downey. Bond Gold, February 19, 1990.

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Wharf Resources Inc., 2023. Summary Document: Large Scale Mine Permit Application, Wharf Boston Expansion Project. March 10, 2023.

Zimmer, A, 2022. Summary of Work Completed on the Richmond Hill Project. April 29, 2022.

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25	Reliance on Information Provided by the Registrant

The QPs have relied upon the Registrant for information for which the QPs were not experts, or where the QPs were unable to independently secure documents describing the Project as noted in the following subsections.

25.1	Legal Matters

The legal staff at Dakota Gold prepared a summary of the Dakota Gold–Barrick Option Agreement. The QPs did not have access to the complete agreement and are not experts in this discipline; therefore, they have relied wholly upon the Registrant to provide an accurate document summary as described in Sections 3.4 through 3.7 and Table 3-1 and Table 3-2. A comparison with the information provided on the Dakota Gold website agreed with the summary provided.

25.2	Tenure

The QPs have relied upon the Registrant to provide a complete and accurate list of claims comprising the Property, along with the holding costs and royalties associated with certain claims as set out in Section 3.3 and Table 3-1 and Table 3-2. The QPs have not independently verified the claim listing, royalties, and holding costs, but have no reason to doubt the information Dakota Gold’s legal department provided.

25.3	Significant Encumbrances and Permitting

The QPs are relying on information provided by the Registrant for this summary of current active permits associated with the potential gold deposit at the Property as discussed in Section 3.8. The required permits seem consistent with those required in other jurisdictions; thus, the QPs have no reason to doubt that these are correct and complete.

25.4	History

The QPs have relied on the Registrant for the description of the history of the Project area.

25.5	Exploration

The QPs have relied upon the Registrant for summaries of non-drilling exploration programs carried out on the Property. The Registrant has not made public any results from exploration programs other than drilling; however, the Registrant has stated that while these other exploration results helped target drill-collar locations, they neither contributed nor detracted from the resource estimate reported in this Report.

25.6	Environment

The QPs are relying on information provided by the Registrant for this summary of all environmental information, private and public, associated with the potential gold deposit at the Property. The QPs have no reason to doubt that the required environmental information is correct and complete.

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